As filed with the Securities and Exchange Commission on February 6, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its governing instruments)
233 Wilshire Blvd, Suite 830
Santa Monica, California 90401
Telephone: (310) 395-2083
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Dallas E. Lucas
President and Chief Executive Officer
233 Wilshire Blvd, Suite 830
Santa Monica, California 90401
Telephone: (310) 395-2083
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

Eric M. Green, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
(202) 663-8000
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑
CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed
	Amount	Offering	Maximum	Amount of
Title of	to be	Price Per	Aggregate Offering	Registration
Securities to be Registered	Registered	Share(1)	Price(1)	Fee
Class B Common Stock, $0.0001 par value(2)	30,000,000	$10.00	$300,000,000	$11,790
Class B Common Stock, $0.0001 par value(3)	5,263,157	$9.50	$50,000,000	$1,965

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457.

(2)	Represents shares issuable pursuant to the registrant’s primary offering.

(3)	Represents shares issuable pursuant to the registrant’s dividend reinvestment plan.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY    , 2009
Up to $350,000,000 in Class B Common Stock

          We are offering and selling up to $300,000,000 in shares of our Class B common stock, which we refer to as our “Senior Common Stock,” to the public at a price of $10.00 per share and up to $50,000,000 in shares of our Senior Common Stock to be issued pursuant to our dividend reinvestment plan at an initial price of $9.50 per share. We are incorporated as a Maryland real estate investment trust, or REIT, and have elected to be taxed as a REIT and we intend to continue to qualify as a REIT for tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 4.9% in economic value of our aggregate outstanding shares of capital stock.
          We refer to our common stock listed on the NYSE Alternext US (“NYSE Alternext”), successor to the American Stock Exchange, under the symbol “PCE” as our “Listed Common Stock,” which, together with our Senior Common Stock, we refer to as our “common stock.” After the seventh anniversary from the date of issuance of the Senior Common Stock, such shares of Senior Common Stock, if not redeemed prior to that, will be exchangeable for shares of Listed Common Stock. There is no market for our Senior Common Stock, and we do not expect to list our shares of Senior Common Stock on any securities exchange or automated quotation system in the near future.

          Investing in our Senior Common Stock involves risks that are described in the “Risk Factors” section beginning on page 19 of this prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Selling	Dealer	Net Proceeds
	Price to Public	Commissions	Manager Fee	(before expenses)

Primary Offering
Per Share	$10.00	$0.70	$0.30	$9.00
Maximum Offering	$300,000,000	$21,000,000	$9,000,000	$270,000,000

Dividend Reinvestment Plan
Per Share	$9.50	$—	$—	$9.50
Maximum Offering	$50,000,000	$—	$—	$50,000,000

          The dealer manager of this offering,                     , is not required to sell any specific number or dollar amount of shares, but will use its best efforts to sell the shares of Senior Common Stock offered. The minimum permitted purchase is generally $5,000, but purchases of less than $5,000 may be made in the discretion of the dealer manager. We expect to sell up to $300,000,000 in shares of Senior Common Stock in the primary offering by                     . If we extend the primary offering period beyond                     , we will supplement this prospectus accordingly. We may continue to offer up to $50,000,000 in shares of Senior Common Stock under the dividend reinvestment plan beyond this date until we have sold all of these shares through the reinvestment of dividends. We may terminate this offering at any time.

                       , 2009

PACIFIC OFFICE PROPERTIES

South Coast Executive Center
Los Angeles, CA

U.S. Bank Center
Phoenix, AZ

Bank of Hawaii Waikiki Center
Honolulu, HI

Palomar Heights Corporate Center
San Diego, CA

Yorba Linda Business Park
Orange County, CA

SUITABILITY STANDARDS
          The shares we are offering are suitable only as a long-term investment. Although the Senior Common Stock will eventually be exchangeable for our Listed Common Stock, which is publicly traded currently on the NYSE Alternext under the symbol “PCE”, subject to the terms discussed herein, it may be difficult to resell the Senior Common Stock, prior to the exchange of your shares, because no public market for the Senior Common Stock currently exists, and we currently do not intend to list our Senior Common Stock on a stock exchange or on an automated quotation system. If you are able to sell your shares of Senior Common Stock, you may sell them at a substantial discount. We caution investors who need to sell their shares immediately or will need to sell them quickly in the future.
          In consideration of these factors, we have established suitability standards for all persons who may purchase shares from us in this offering. These suitability standards require that a purchaser, including subsequent purchasers, of our Senior Common Stock have either:
•	a minimum annual gross income of at least $70,000 and a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $70,000; or

•	a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $250,000.
          In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan, or pension or profit-sharing plan), these suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares if the donor or grantor is the fiduciary. These suitability standards are intended to help ensure that, given the long-term nature of an investment in our Senior Common Stock, our investment objectives and the relative illiquidity of our shares, our shares of Senior Common Stock are an appropriate investment for those investors desiring to become shareholders. Each participating broker-dealer must make every reasonable effort to determine that the purchase of Senior Common Stock is a suitable and appropriate investment for each shareholder based on information provided by the shareholder regarding the shareholder’s financial situation and investment objectives. In the case of gifts to minors, the suitability standards must be met by the custodian account or by the donor.
          We will sell our Senior Common Stock only to investors who initially invest at least $5,000, except insofar as this minimum is waived by our dealer manager. This initial minimum purchase requirement applies to all potential investors, including tax-exempt entities. A tax-exempt entity is generally any that is exempt from federal income taxation, including:
•	a pension, profit-sharing, retirement or other employee benefit plan that satisfies the requirements for qualification under Section 401(a), 414(d) or 414(e) of the Internal Revenue Code of 1986, as amended, or the “Code”;

•	a pension, profit-sharing, retirement or other employee benefit plan that meets the requirements of Section 457 of the Code;

•	trusts that are otherwise exempt under Section 501(a) of the Code;

•	a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code; or

•	an IRA that meets the requirements of Section 408 or Section 408A of the Code.
          The term “plan” includes plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, governmental or church plans that are exempt from ERISA and Section 4975 of the Code, but that may be subject to state law requirements, or other employee benefit plans.
          For purposes of satisfying the minimum purchase requirements for retirement plans, a husband and wife may jointly contribute funds from their separate IRAs. You should note that an investment in our Senior Common Stock will not, in itself, create a retirement plan and that, in order to create a retirement plan or an IRA, you must comply with all applicable provisions of the Code.
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information inconsistent with that contained in this prospectus. We are offering to sell, and seeking offers to buy, our Senior Common Stock only in jurisdictions where such offers and sales are permitted.

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QUESTIONS AND ANSWERS ABOUT THIS OFFERING
WHO ARE YOU?

Q.	What is Pacific Office Properties Trust, Inc.?

A.	Pacific Office Properties Trust, Inc. is a publicly traded real estate investment trust, or REIT, that acquires, owns and operates office properties focusing on long-term growth markets in the Western U.S. Our strategy is to acquire, primarily in partnership with institutional co-investors, “value-added” office properties, by which we mean office properties whose potential can be maximized through improvements, repositioning, and superior leasing and management. Shares of our Listed Common Stock are listed on the NYSE Alternext under the symbol “PCE”. We are externally advised and managed by our Advisor, Pacific Office Management, Inc., an entity affiliated with and owned by our founders, The Shidler Group.

Pacific Office Properties Trust, Inc. was formed in March 2008 via a merger of The Shidler Group’s western U.S. office portfolio and joint venture operations into a then existing publicly traded REIT. As of September 30, 2008, Pacific Office Properties Trust, Inc. owned or co-owned 40 office buildings containing 4,330,391 leasable square feet.

Q.	What is a REIT?

A.	In general, a REIT is a company that:
•	offers individual investors the benefits of investing in a large-scale, professionally managed, diversified real estate portfolio through the purchase of interests, typically shares, in the REIT;

•	is required to make distributions to investors of at least 90% of its taxable income for each year;

•	avoids the federal “double taxation” treatment of income that generally results from investments in a corporation, because a REIT is not generally subject to federal corporate income taxes on the portion of its net income that is distributed to the REIT’s stockholders; and

•	combines the capital of many investors to acquire or provide financing for real estate assets.
REITs can be either private entities or publicly registered companies. Publicly registered REITs can be either unlisted or listed on stock exchanges, such as the NYSE or the NYSE Alternext. The Listed Common Stock of Pacific Office Properties Trust, Inc. is listed on and traded over the NYSE Alternext.

Q.	How do you structure the ownership and operation of your assets?

A.	Substantially all of our assets are owned by, and all of our operations are conducted through, Pacific Office Properties, L.P., our Operating Partnership. Pacific Office Properties, L.P. is a Delaware limited partnership of which we are the sole general partner. This type of organization structure, conducting substantially all operations through an operating partnership, is referred to as an “UPREIT” structure.

UPREIT stands for Umbrella Partnership Real Estate Investment Trust. We use the UPREIT structure because a contribution of property directly to us is generally a taxable transaction to the contributing property owner. In an UPREIT structure, a contributor of a property who desires to defer taxable gain on the transfer of his or her property may transfer the property to the operating partnership in exchange for limited partnership units and defer taxation of gain until the contributor later exchanges his or her limited partnership units. We believe that using an UPREIT structure gives us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

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Q.	What is The Shidler Group?

A.	The Shidler Group is a private long-term investor in commercial real estate formed in 1972 by Jay H. Shidler. For over 35 years, through its private and public affiliates, it has acquired, owned and managed more than 2,000 properties across the country and in Canada containing over 150 million leasable square feet.

The Shidler Group and its partners have organized, capitalized and taken public four publicly traded REITs. These are Pacific Office Properties Trust, Inc., Corporate Office Properties Trust, First Industrial Realty Trust, Inc., and TriNet Corporate Realty Trust, Inc.

Q.	What is The Shidler Group’s experience with REITs?

A.	In addition to forming Pacific Office Properties Trust, Inc. in 2008, The Shidler Group has founded three other publicly traded REITs, all of which originated as operations of The Shidler Group. The Shidler Group believes that each of the REITs has succeeded through its ability to deliver attractive and predictable dividends to its investors.

The Shidler Group’s sponsored REITs have never missed a quarterly dividend.
•	Corporate Office Properties Trust: The Shidler Group took its Mid-Atlantic operations and office portfolio public in 1997 via a merger into a publicly traded NASDAQ-listed REIT, in the same manner in which we were formed through the merger of The Shidler Group’s western U.S. office portfolio and joint venture operations. Corporate Office subsequently listed its common shares on the NYSE. According to the research firm SNL Financial, Corporate Office’s total return (capital appreciation and dividends paid) from the date of its formation to September 30, 2008 was approximately 1,219%, and no other publicly traded office REIT has produced a total return as high as that produced by Corporate Office.

Corporate Office has paid a dividend every quarter for the 43 quarters from its formation through September 30, 2008. Corporate Office has paid its shareholders dividends totaling $10.47 per share, which equates to an average annual return of 17.5% on its initial offering price.

As of September 30, 2008, Corporate Office had assets of $3,099,728,000, which included 235 wholly owned office buildings containing approximately 18.3 million leasable square feet.

•	First Industrial Realty Trust, Inc.: The Shidler Group took its Midwest operations and industrial portfolio public, listing First Industrial’s common shares on the NYSE in 1994. According to SNL Financial, First Industrial’s total return from the date of its initial public offering, or IPO, to September 30, 2008 was approximately 279%.

First Industrial has paid a dividend every quarter for the 57 quarters from its IPO through September 30, 2008. First Industrial has paid its shareholders total dividends of $35.53 per share, which equates to an average annual return of 10.28% on its initial offering price.

As of September 30, 2008, First Industrial had assets of $3,331,773,000, which included 803 wholly owned and 111 co-owned industrial properties containing a total of 91.7 million leasable square feet.

•	TriNet Corporate Realty Trust, Inc.: The Shidler Group took its corporate net lease group and portfolio public by listing TriNet’s common shares on the NYSE, in 1993. In 1999, TriNet, then one of the largest providers of sale/leaseback financing in the U.S., was sold to Starwood Financial Trust, now iStar Financial, Inc. According to SNL Financial, TriNet’s total return from the date of its IPO to the date it was sold to Starwood Financial Trust was approximately 71%.

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TriNet paid a dividend every quarter for the 26 quarters that it was independent. TriNet paid its shareholders total dividends of $16.25 per share, which equates to an average annual return of 10.3% on its initial offering price.

Q.	Who is your Advisor and what does your Advisor do?

A.	Our Advisor is Pacific Office Management, Inc., an entity owned by the partners of our founder, The Shidler Group. Pursuant to our Advisory Agreement, our Advisor manages, operates and administers our day-to-day operations, business and affairs.

We believe that the terms of our Advisory Agreement provides us with a competitive economic advantage over other externally advised REITs. Under the Advisory Agreement:
•	We believe that the fees we pay for management and transactional services are materially lower than those fees charged to, and paid by, most other externally advised REITs.

•	We do not reimburse our Advisor for any expenses incurred by it in the course of performing its advisory services. We believe that clarity and simplicity in this financial relationship benefits all of our shareholders. See “DESCRIPTION OF MATERIAL AGREEMENTS — Advisor and Advisory Agreement”.

Q.	Who owns your Advisor?

A.	Our Advisor is owned by partners of The Shidler Group. These individuals serve as our executive officers, and include Jay H. Shidler, our Chairman of the Board of Directors. Together with our directors and employees of the Advisor, partners of The Shidler Group beneficially own approximately 95% of Pacific Office Properties Trust, Inc., on a fully diluted basis.

The interest owned by partners of The Shidler Group is comprised of shares of Listed Common Stock and Common Units and Preferred Units in our Operating Partnership. The holders of Senior Common Stock will be in a position senior to that of our Listed Common Stock and to Common Units and Preferred Units in our Operating Partnership, including those owned by partners of The Shidler Group, who are also owners of the Advisor and our executive officers.

Q.	Who owns Pacific Office Properties Trust, Inc. and its assets?

A.	The following diagram depicts our ownership structure upon completion of this offering assuming that all Senior Common Stock is sold, including that offered under the dividend reinvestment plan, and all proceeds are contributed to our Operating Partnership in exchange for an increased general partnership interest in the form of Senior Units.

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Q.	Where does the Senior Common Stock rank in your capital structure?

A.	Our capital structure following this offering is depicted in the following diagram. The Senior Common Stock will rank senior to our Listed Common Stock and to Common Units and Preferred Units in our Operating Partnership with respect to both payment of dividends and distributions and distribution of amounts upon liquidation. This means that the dividend on the Senior Common Stock will be paid before any distributions or dividends are paid on the Preferred and Common Units and the Listed Common Stock.

Q.	What is the experience of your Executive Officers and Directors?

A.	Our executive officers, who are also the owners and officers of our Advisor, offer shareholders substantial depth of skill and expertise in acquiring, owning and operating office properties in our markets and in executing our investment strategy. We believe that our senior management team’s extensive acquisition and operating expertise provides us with access to superior acquisition sourcing, focused leasing programs, and proactive asset and property management initiatives.

Our Board of Directors is led by our Chairman of the Board, Jay H. Shidler, founder of The Shidler Group, and includes our CEO, two former REIT CEOs and other experienced professionals in the fields of real estate, finance and investment. See “MANAGEMENT.”

Significantly, our executive officers and directors have, what we believe to be, an unusually high ownership in us as compared to the interests of officers and directors in other REITs, and we believe that this aligns the interests of our officers and directors with those of our shareholders. Our officers’ and directors’ ownership is in the form of Listed Common Stock, Common Units and Preferred Units, which are junior to the Senior Common Stock in payment of dividends and distribution of amounts upon liquidation.

Q.	What is the role of your Board of Directors?

A.	Our Board of Directors is dedicated to serving the best interests of our shareholders. The Board reviews management’s strategy, approves and implements governance policies, monitors its own performance and the performance of top management, and provides oversight of financial reporting and legal compliance. A majority of our Directors are “independent” under the listing standards of the NYSE Alternext.

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WHAT DO YOU DO?

Q.	What are your investment objectives?

A.	Our primary investment objectives are to acquire, own, and operate office properties in long-term growth markets in the Western U.S. We believe this focus potentially allows us to achieve sustainable long-term growth in funds from operations per share and dividends per share and to maximize long-term shareholder value. We believe that these investment objectives, along with the senior position of the Senior Common Stock, will allow us to provide the holders of our Senior Common Stock with:
•	highly secure and stable cash dividends;

•	the preservation of and return of invested capital; and

•	date-certain liquidity through the shareholder’s ability to exchange the Senior Common Stock for the Listed Common Stock of Pacific Office Properties Trust, Inc.

Q.	Why does Pacific Office Properties Trust, Inc. focus on only a few Western markets?

A.	We believe that we will obtain superior investment returns by focusing our resources on a few select markets that we believe will experience high rates of growth. We focus on long-term growth markets, which initially include selected submarkets of Honolulu, San Diego, Los Angeles/Orange County and Phoenix.

In addition, the majority of our properties are located in submarkets that we believe are supply-constrained with high barriers to entry and that retain strong real estate fundamentals. Honolulu in particular, has been ranked by Merrill Lynch in a recent publication as the second healthiest office market in the nation and CB Richard Ellis recently cited Honolulu as the second tightest office market in the country. We believe we are currently the largest office building owner in Honolulu.

We expect to expand beyond these four markets as conditions develop and opportunities present themselves.

Q.	Why do you focus on value-added office buildings?

A.	As highly experienced owner/operators of office buildings, we believe we will create the most value through these types of opportunistic office properties. We will seek to accomplish this through enhanced repositioning, strategic capital improvements and aggressive marketing and management.

Q.	What office buildings do you currently own?

A.	Our portfolio currently consists of 23 institutional quality office properties. These comprise approximately 4.3 million leasable square feet in 40 separate office buildings located in selected submarkets of Honolulu, San Diego, Los Angeles/Orange County and Phoenix. The majority of our properties are Class “A” assets, located in submarkets that we believe are supply-constrained with high barriers to entry and strong real estate fundamentals. See “BUSINESS AND PROPERTIES.”

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Q.	Do you manage your own properties?

A.	We focus on buildings in which value can be created through enhanced repositioning, strategic capital improvements and aggressive marketing and management. Therefore, our Advisor does not outsource the management of our properties to any third parties, which we believe to be particularly important in the ownership and operation of value-added office buildings. Our senior management team is highly skilled in this area, and therefore, retains a very hands-on approach to the operations of our office properties.

Q.	What is your leverage policy?

A.	We believe the conservative use of debt can be relatively advantageous to us in increasing our returns on real estate investments. Although our charter does not specifically limit our use of debt, we expect that once we have fully invested the proceeds of this offering, our debt financing will be no more than 65% of the cost of our real estate investments.

WHAT ARE YOU OFFERING?

Q.	What kind of offering is this?

A.	We are offering the public up to 30,000,000 shares of Senior Common Stock on a “best efforts” basis. In addition, we are offering up to 5,263,157 shares of Senior Common Stock to investors who want to participate in our dividend reinvestment plan.

When securities are offered to the public on a “best efforts” basis, the broker-dealers participating in the offering are only required to use their best efforts to sell such shares. Broker-dealers do not have a firm commitment or obligation to purchase any of the Senior Common Stock.

Unlike most new non-traded REITs, we are an established public company with existing assets. Therefore, this offering will not be subject to any minimum sale or escrow requirements. This will allow you to begin earning dividends immediately following your investment.

Q.	Why are the shares called “Senior Common Stock”?

A.	The securities presented in this offering are referred to as “Senior Common Stock” as they are senior in rank to our Listed Common Stock and to Common Units and Preferred Units in our Operating Partnership with respect to both payment of dividends and distribution of amounts upon liquidation. When issued, the Senior Common Stock will be our most “senior” equity security and holders of the Senior Common Stock will be provided priority ranking for the payment of monthly dividends as well as the payment of distributions upon any liquidation. We believe this seniority provides a higher level of certainty and stability to investors in our Senior Common Stock.

Q.	What are the terms of the Senior Common Stock?

A.	The Senior Common Stock will have the following terms:
•	Will rank senior to our Listed Common Stock and to the Common Units and Preferred Units in our Operating Partnership with respect to distributions and liquidation;

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•	Dividends will be:
-	a minimum of $0.70 per annum; should the dividends payable on the Listed Common Stock exceed $0.70 per annum, the Senior Common Stock dividend will increase by 10% of the amount by which the Listed Common Stock dividend exceeds $0.70; for example, if the Listed Common Stock dividend increased to $1.00, the Senior Common Stock dividend would increase to $0.73; we refer to this increase in dividend as the “Participation Dividend”;

-	payable monthly in advance of any dividends paid on our Listed Common Stock or distributions paid on Common Units or Preferred Units in our Operating Partnership; and

-	cumulative from the date of original issue.
•	Exchangeable, at your sole option, for our Listed Common Stock (which is currently publicly traded on the NYSE Alternext) following the seventh anniversary of the date of issuance (or, if we choose to accelerate this time period, following the sixth anniversary of the date of issuance). For exchange ratio purposes, the Senior Common Stock will be valued at $11.00. This is 110% of the initial $10.00 share price and is 115.8% of the $9.50 initial share price of shares bought under our dividend reinvestment plan.

Shares of our Listed Common Stock will be valued at the average of its trailing 30-day closing stock price at the time shares of Senior Common Stock are submitted for exchange. For example, if the 30-day trailing average of the Listed Common Stock is $13.75 at the time of exchange, the exchange ratio would be .80 and shareholders would receive .80 share of Listed Common Stock for each share of Senior Common Stock exchanged;

•	May be redeemed on a conditional and limited basis under the Share Redemption Program beginning one year following the date of issuance. See “DESCRIPTION OF CAPITAL STOCK — Share Redemption Program.”

•	Entitled to vote on all matters presented to our shareholders as a single class with all other holders of voting stock, which include the Listed Common Stock and the Proportionate Voting Preferred Stock. In any matter on which holders of the Senior Common Stock may vote, you will be entitled to one vote per share of Senior Common Stock you own.

Q.	What is my effective annual dividend yield on my initial $10.00 per share investment?

A.	At least 7.23%. If your $0.70 dividend were paid at the end of a twelve-month period, your effective dividend yield would have been 7.0%. However, since we expect to pay your $0.70 dividend one-twelfth monthly, your effective annual dividend yield is 7.23%. Your yield may be higher, assuming receipt of any Participation Dividend.

Q.	What is my total effective annual yield on my initial $10.00 per share investment, if I choose to exchange my Senior Common Stock for $11.00 of Listed Common Stock at the end of seven years?

A.	At least 8.37%. This assumes that you choose to sell your Listed Common Stock at the time of the exchange and receive $11.00 in cash for each share of Senior Common Stock exchanged (not taking into consideration any brokerage fees that may apply). Your yield may be higher, assuming receipt of any Participation Dividend.

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Q.	What is my effective annual dividend yield on my $9.50 per share investment under the dividend reinvestment plan?

A.	At least 7.62%. If your $0.70 dividend were paid at the end of a twelve-month period, your effective dividend yield would have been 7.37%. However, since we expect to pay your $0.70 dividend one-twelfth monthly, your effective annual dividend yield is 7.62%. Your yield may be higher, assuming receipt of any Participation Dividend.

Q.	What is my total effective annual yield on my $9.50 per share investment under the dividend reinvestment plan, if I choose to exchange my Senior Common Stock for $11.00 of Listed Common Stock at the end of seven years?

A.	At least 9.37%. This assumes that you choose to sell your Listed Common Stock for $11.00 at the time of the exchange and receive $11.00 in cash for each share of Senior Common Stock exchanged (not taking into consideration any brokerage fees that may apply). Your yield may be higher, assuming receipt of any Participation Dividend.

Q.	What dividend will I receive on my Senior Common Stock?

A.	We expect to pay holders of our Senior Common Stock annual dividends in the amount of at least $0.70 per share on a monthly basis plus any applicable Participation Dividend. The Senior Common Stock dividends will be cumulative and will be payable prior to dividends paid on our Listed Common Stock and prior to distributions paid on Common Units and Preferred Units in our Operating Partnership.

As an existing publicly traded company, we have been paying, and intend to continue to pay, dividends to our shareholders. We believe that the preference of the Senior Common Stock in relation to our other securities and the cumulative nature of the Senior Common Stock dividends will provide holders of our Senior Common Stock with a stable form of investment and predictable cash flow.

Q.	When will I begin receiving my dividends and how often will I receive them?

A.	Your dividends will begin accruing immediately and daily upon our acceptance of your subscription. We expect to pay dividends monthly on or about the 15th of every month. Your first dividend payment may include a partial accrued dividend payment.

Q.	Will the Senior Common Stock be listed on a stock exchange or quoted on an automated quotation system?

A.	No. We have no plans to list the Senior Common Stock on a stock exchange or seek quotation on an automated quotation system. Our Listed Common Stock, into which the Senior Common Stock will be exchangeable beginning on the seventh anniversary of the date of issuance, is currently listed on the NYSE Alternext under the symbol “PCE”.

Q.	How does my option to exchange into Listed Common Stock work?

A.	At any time following the seventh anniversary of the issuance of your Senior Common Stock you will have the option to exchange your Senior Common Stock for our Listed Common Stock. When you inform your

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financial advisor of your desire to exercise this option, each share of your Senior Common Stock will be exchanged for shares of Listed Common Stock. The exchange rate is calculated using a value for the Listed Common Stock shares based on the average of the trailing 30-day closing stock price on the date the shares are submitted for exchange and a value for Senior Common Stock of $11.00. For example, if the 30-day trailing average stock price for Listed Common Stock is $13.75 on the date the shares are submitted for exchange, the shareholder will receive 0.80 shares of Listed Common Stock for each share of Senior Common Stock exchanged. Therefore, regardless of the stock price of the Listed Common Stock at that time, you will have the option to receive Listed Common Stock worth 110% of your original investment.

Q.	What happens when I get my Listed Common Stock?

A.	Once you have exchanged your Senior Common Stock for shares of our Listed Common Stock, you may choose to either hold the shares of Listed Common Stock, which will receive dividends as declared by the board of directors and which may provide further opportunities for growth, or you may sell your shares of Listed Common Stock on the NYSE Alternext, the successor to the American Stock Exchange or AMEX.

Q.	Do I have to exchange into Listed Common Stock and what happens if I don’t?

A.	No. If you do not exchange your Senior Common Stock for Listed Common Stock, you will continue to receive monthly dividends as before in the amount of at least $0.70 per annum, plus any applicable Participation Dividend.

You may exchange a portion or all of your Senior Common Stock at anytime following the seventh anniversary of the date of issuance of your shares.

Q.	Will my Senior Common Stock dividends be taxable?

A.	Distributions that you receive, including the market value of Senior Common Stock received pursuant to our dividend reinvestment plan, will generally be taxed as ordinary income to the extent they are paid out of our current or accumulated earnings and profits. However, if we recognize a long-term capital gain resulting from the sale of one of our assets, a portion of our dividends may be designated and treated as a long-term capital gain. Participants in our dividend reinvestment plan may have tax liability with respect to their share of our taxable income, but they will not receive cash distributions to pay such liability. In addition, we expect that some portion of your dividends may not be subject to tax in the year received due to the fact that depreciation expenses reduce earnings and profits but do not reduce cash available for distribution. The portion of your distribution that is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of your investment. Distributions that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates if your shares are held as a capital asset. To the extent any distribution that is not from current or accumulated earnings and profits exceeds the tax basis of your investment, such excess is taxed currently at capital gains rates if your shares are held as capital assets. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor.

Q.	Who can buy Senior Common Stock?

A.	We have chosen to establish suitability standards for investors in this offering. These suitability standards require that a purchaser of shares of our Senior Common Stock have (excluding the value of the purchaser’s home, home furnishings and automobiles), either:

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•	a minimum annual gross income of at least $70,000 and a minimum net worth of at least $70,000; or

•	a minimum net worth of at least $250,000.

Q.	How do I subscribe for Senior Common Stock?

A.	Investors seeking to purchase our Senior Common Stock must proceed as follows:
•	read this entire prospectus and any appendices and supplements accompanying this prospectus;

•	complete the execution copy of the subscription agreement, which is available from the dealer manager or a participating broker dealer; and

•	deliver a check for the full purchase price of the Senior Common Stock being subscribed for along with the completed subscription agreement to the registered broker-dealer or investment advisor. Your check should be made payable to Pacific Office Properties Trust, Inc.
By executing the subscription agreement and paying the total purchase price for the Senior Common Stock subscribed for, each investor represents that he meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms.
Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or part. Subscriptions will be accepted or rejected within 30 days of receipt by us and, if rejected, all funds shall be returned to subscribers without deduction for any expenses within 10 business days from the date the subscription is rejected. We are not permitted to accept a subscription for shares of our Senior Common Stock until at least five business days after the date you receive this prospectus.
An approved trustee must process and forward to us subscriptions made through individual IRAs, Keough plans and 401(k) plans. In the case of investments through IRAs, Keough plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Q.	Is there any minimum initial investment required?

A.	Yes. To purchase shares in this offering, you must make an initial purchase of at least $5,000 in shares, unless our dealer manager, in its sole discretion, accepts a smaller initial purchase. Once you have satisfied the minimum initial purchase requirement, any additional purchases of our shares in this offering must be in amounts of at least $500, except for additional purchases pursuant to our dividend reinvestment plan, which are not subject to any minimum investment requirement. See “PLAN OF DISTRIBUTION — Minimum Purchase Requirements.”

Q.	Are there any special restrictions on the ownership of shares?

A.	Yes. Our charter prohibits the ownership of more than 4.9% in value of our capital stock (which includes common stock and any preferred stock we may issue in the future) and more than 4.9% in value or number of shares, whichever is more restrictive, of our then outstanding common stock, unless exempted by our board of directors. To comply with tax rules applicable to REITs, we will require our record holders to provide us with detailed information regarding the beneficial ownership of our shares on an annual basis. These restrictions are designed to enable us to comply with the ownership restrictions imposed on REITs by the Internal Revenue Code. See “DESCRIPTION OF CAPITAL STOCK — Restriction on Size of Holdings of Shares.”

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Q.	Do you have a dividend reinvestment plan?

A.	Yes. Holders of Senior Common Stock will have the option of participating in our dividend reinvestment plan by checking the appropriate box on the subscription agreement or by filling out an enrollment form we will provide to you at your request.

You may purchase shares of Senior Common Stock under our dividend reinvestment plan for $9.50 per share, subject to certain limitations. Please see “DESCRIPTION OF CAPITAL STOCK — Dividend Reinvestment Plan” for more information.

Q.	May I make an investment through my IRA, SEP or other tax-deferred account?

A.	Yes. You may make an investment through your individual retirement account (IRA), a simplified employee pension (SEP) plan or other tax-deferred account, such as a profit sharing, section 401(k) or pension plan. In making these investment decisions, you should consider, at a minimum, (1) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, including any investment policy; (2) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account; (3) whether the investor satisfies the prudence and diversification requirements of ERISA and other provisions of ERISA and the Code applicable to your IRA, plan or other account; (4) whether the investment will generate Unrelated Business Income Tax (UBIT) to your IRA, plan or other account; (5) whether there is sufficient liquidity for such investment under your IRA, plan or other account; (6) the need to value the assets of your IRA, plan or other account annually or more frequently; and (7) whether the investment would constitute a prohibited transaction under applicable law. We do not anticipate generating UBIT.

Q.	Will I receive a stock certificate?

A. No. You will not receive a stock certificate unless expressly authorized by our board of directors. We anticipate that all shares of our Senior Common Stock will be issued in book-entry form only. The use of book-entry registration protects against loss, theft or destruction of stock certificates and reduces the offering costs. The same will apply to the Listed Common Stock for which your Senior Common Stock is exchangeable.

Q.	Are fractional shares issued?

A.	We issue fractional shares only in connection with purchases of Senior Common Stock made through our dividend reinvestment plan. Otherwise, only whole shares of Senior Common Stock will be sold in this offering.

Q.	When will I get my detailed tax information?

A.	We intend to mail your form 1099 tax information, if required, by January 31 of each year.

Q.	How long with this offering last?

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A.	This offering will not last beyond , 2011 (two years from the date of this prospectus), unless extended by our board of directors.

WHAT WILL YOU DO WITH THE PROCEEDS?

Q.	Of the $10.00 Senior Common Stock price, how much goes to Pacific Office Properties Trust, Inc.?

A.	$9.00, after deduction of the following selling commissions and Dealer Manager Fee:

Share Price	$10.00	100.00%
Selling Commissions	$0.70	7.00%
Dealer Manager Fee	$0.30	3.00%

Net to Pacific Office Properties Trust, Inc.	$9.00	90.00%

We will also pay the usual expenses that a company typically incurs in the issuance of equity securities.

Q.	What will you do with the money raised in the offering?

A.	We intend to invest the majority of the proceeds from this offering to acquire office properties either directly or through joint ventures with institutional investors, to pay down debt and for general working capital purposes. Until we invest the proceeds of this offering, we may invest in short-term, highly liquid or other authorized investments such as money market funds or commercial paper. For more information, see “ESTIMATED USE OF PROCEEDS.”

Q.	Is there an alignment of interests between the owners of your Advisor and the Senior Common Stock holders?

A.	Yes. The owners and executive officers of our Advisor own over $300 million in Listed Common Stock and in our Operating Partnership’s Common Units and Preferred Units (based on the September 30, 2008 closing share price of the Listed Common Stock).

This $300 million of securities owned by our Advisor’s owners and officers rank junior to the Senior Common Stock. In short, the Senior Common Stock is paid their dividends first, prior to the holders of our Listed Common Stock and prior to the holders of the Common Units and Preferred Units receiving any dividends or distributions. We therefore believe that the interests of our Advisor are well aligned with that of the Senior Common Stock holders and with all of our shareholders. However, we are subject to various potential conflicts of interest arising out of our relationship with our Advisor (see “CONFLICTS OF INTEREST”).

WHAT ARE THE BENEFITS TO ME?

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Q.	What are the main benefits of my investing in the Senior Common Stock of Pacific Office Properties Trust, Inc.?

A.	We believe that the following are some of the significant benefits to you:
•	A focused investment strategy;

•	Experienced management;

•	Established operations and portfolio, which avoids the start-up cost of a new REIT;

•	Immediate acceptance of subscription and commencement of dividend accrued at the rate of at least $0.70 per year, plus any applicable Participation Dividend;

•	Senior position in the capital structure, which provides $332 million of first-loss equity protection (based on the September 30, 2008 closing share price of the Listed Common Stock);

•	Senior position in the capital structure’s cash flow, which enhances the security and stability of the Senior Common Stock dividend;

•	Senior Common Stock dividend which we believe will be sufficiently covered by the operating cash flow from the portfolio;

•	Date-certain liquidity at a pre-specified dollar value; and

•	Date-certain option to exchange for the Listed Common Stock, which may provide a further source of capital appreciation.

Q.	What are the specific benefits of investing in a non-traded security issued by an existing publicly traded REIT?
A.	Unlike most non-traded REITs, Pacific Office Properties Trust, Inc. is an established publicly traded company with a history of public reporting. We are subject not only to SEC reporting requirements, but also to the operating qualifications and guidelines of the NYSE Alternext. Our corporate, investment and operating platforms are well in place and our operating platform is capable of attaining economies of scale.

Because Pacific Office Properties Trust, Inc. is an existing company with a portfolio of interests in 40 office buildings, proceeds from the sale of the Senior Common Stock are not being used to found the REIT or pay startup costs or fees associated with the assembly of an initial portfolio of properties. This means more money gets invested into income producing real estate.

In addition, we can accept subscriptions for shares without waiting for subscriptions to reach a required minimum. You will begin earning dividends immediately upon our acceptance of your investment.

Q.	What are the fees that you pay to your Advisor in connection with the management of your assets?

A.	Our Advisor manages, operates and administers our day-to-day operations, business and affairs. We believe that we have a competitive advantage in that the fees we are obligated to pay for management and transactional services are materially lower than those fees charged to, and paid by, most other externally

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advised REITs. For more information, see “DESCRIPTION OF MATERIAL AGREEMENTS — ADVISOR AND THE ADVISORY AGREEMENT.”

• Asset Management	In our Advisory Agreement this is called the Corporate Management fee. It is equal to one tenth of one percent (0.10%) of the aggregate gross asset value of our real property, but in no event less than $1.5 million per annum. This fee may be reduced by direct expenses incurred by us up to a maximum reduction of $750,000 (1)

• Property Management and Leasing	2.5% — 4.5% of gross revenues for property management fees, but in no event greater than prevailing market rates in the area in which the subject property is located. Leasing fees vary and are based on prevailing market rates.

• Construction Management	Up to a maximum of 5.0% of the cost of any tenant improvements

2.5% of total project costs of any redevelopment or building improvements, plus direct costs incurred (2)

• Acquisition and Disposition	1.0% of the contract price of the acquired or disposed property

• Equity Placement	0.50% of a) gross offering proceeds of any issuance of equity securities (excluding this offering of Senior Common Stock)(3), or b) any co-investment capital procured

• Debt Placement	0.50% of indebtedness originated under a) property financings, b) credit facilities, or c) public issuance of debt instruments

• Liquidation/Participation	None. The Advisor does not receive any equity or participation upon liquidation or upon the exchange of the Senior Common Stock for the Listed Common Stock.

(1)	For this purpose, direct expenses paid by the REIT that reduce the Corporate Management fee by up to $750,000 include all audit fees, costs of monitoring internal controls, director fees and director’s and officer’s insurance premiums.

(2)	Except as noted under Construction Management, our Advisor bears the cost and is not reimbursed by us for any expenses incurred by it in the course of performing its advisory services for us, which expenses include, but are not limited to, salaries and wages, office rent, equipment costs, travel costs, insurance costs, telecommunications and supplies.

(3)	Our Advisor has agreed that no equity placement fee pursuant to the Advisory Agreement will be due or payable by us to our Advisor for services our Advisor has rendered in connection with this offering.

Q.	Why are there no minimum share sale or escrow requirements?

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A.	Most non-traded REITs initially offering securities in the market are start-up vehicles that need to sell enough securities to raise enough funds to invest before being able to “break escrow” and to begin paying dividends. Unlike non-traded REITs, Pacific Office Properties Trust, Inc. is an established public company with existing assets, and unlike most new non-traded REITs, will have no minimum sale or escrow requirements. You will be eligible to receive dividends as soon as you make your investment.

Q.	Why is senior ranking in capital structure important?
A.	A senior ranking in a capital structure is important if the objective is a safe and secure stream of cash flow and return of investment.

The Senior Common Stock will be in a position senior to all of our Listed Common Stock and Common Units and Preferred Units in our Operating Partnership and holders of the Senior Common Stock will be provided priority ranking for the payment of monthly dividends as well as the payment of distributions upon any liquidation. We believe this seniority provides a higher level of certainty and stability to investors in our Senior Common Stock.

Q.	What are the benefits of exchanging Senior Common Stock for Listed Common Stock?

A.	After holding the Senior Common Stock for seven-years, you will have the option of exchanging these shares for $11.00 worth of Pacific Office Properties Trust, Inc.’s Listed Common Stock shares. This could benefit you by:
•	shifting some or all of your income-oriented investment into a growth-oriented investment; and

•	creating liquidity by giving you the ability to sell some or all of your investment on the secondary market for cash.

Q.	Can I redeem my Senior Common Stock?
A.	Yes. After you have held your shares for at least one year, you may be able to have your shares redeemed pursuant to our Share Redemption Program. Our Share Redemption Program operates at our discretion and limits the number of shares we may redeem to those that we can purchase with the net proceeds made available under our dividend reinvestment plan, subject to meeting REIT distribution requirements. The redemption price will initially be $9.50 per share.

The terms of our Share Redemption Program are more generous with respect to redemptions sought upon a shareholder’s death or “qualifying disability”.
•	There is no one-year holding requirement; and

•	The redemption price is the amount paid to acquire the shares from us.

WHAT ARE THE RISKS?
Q.	Are there any risks involved in an investment in the Senior Common Stock?
A.	Yes. Please see “RISK FACTORS.”

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Q.	Can my Senior Common Stock dividends ever be reduced or eliminated?
A.	No. While Pacific Office Properties Trust, Inc. can defer dividend payments on the Senior Common Stock, the dividends cannot be reduced below the minimum of $0.70 per annum. If the board of directors chooses to defer dividend payments, the amount due continues to accrue until paid in full.

Q.	What conflicts of interest will your Advisor face?
A.	Our executive officers are also shareholders, directors or officers of our Advisor and may, therefore, benefit from the compensation arrangements relating to our Advisor under the Advisory Agreement, which was not the result of arm’s-length negotiations. See “CONFLICTS OF INTEREST”.

We believe, however, that the terms of the Advisory Agreement are advantageous to us. More importantly, we believe that the common ownership between us and our Advisor aligns our interests and greatly diminishes potential conflicts.

Q.	What happens to the Senior Common Stock if the value of the Listed Common Stock declines?
A.	There is no direct relationship between the share price of the Listed Common Stock and the Senior Common Stock. As a result, the dividend due and the exchange value of the Senior Common Stock is not affected. The exchange ratio of Senior Common shares to Listed Common Stock is based on a fixed value of $11.00 per share of Senior Common Stock. Should the value of the Listed Common Stock decline, the exchange ratio would rise resulting in an increased amount of Listed Common Stock on exchange of your Senior Common shares.

Q.	If I buy, can I sell later?
A.	At the time of issuance, the Senior Common Stock will not be listed for trading on any national securities exchange or quoted on an automated quotation system. As a result, you may find it difficult to find a buyer for your shares and realize a return on your investment. In general, however, you may sell your shares to any buyer that meets the applicable Suitability Standards unless such sale would cause the buyer to exceed our stated amount of ownership restrictions. For more information, see “SUITABILITY STANDARDS.”

In addition, your shares may be redeemable under our Share Redemption Program, the purpose of which is to provide limited liquidity for some holders of our Senior Common Stock. See “DESCRIPTION OF CAPITAL STOCK — Share Redemption Program.”

The Senior Common Stock is exchangeable for our Listed Common Stock at any time following the seventh anniversary of the date of issuance. Upon exchanging your Senior Common Stock for Listed Common Stock, you will be able to sell the Listed Common Stock on the open market. The Listed Common Stock is listed on the NYSE Alternext.

Q.	Will I be notified of how my investment is doing?

A.	Yes. As a publicly traded company, we are required to file current and periodic reports with the Securities and Exchange Commission regarding our business, financial condition and results of operations. As an

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investor in our Senior Common Stock you will be able to receive periodic updates on the performance of your investment, including:
•	quarterly financial reports;

•	press releases detailing dividend payments, property acquisitions, significant leases and material events;

•	an annual report;

•	an annual Internal Revenue Service Form 1099-DIV, if required; and

•	supplements to this prospectus as necessary.

You may opt to receive email alerts upon filing or issuance of SEC reports, press releases and other important information on our website at www.pacificofficeproperties.com.

Q.	Can Pacific Office Properties Trust, Inc. become internally advised?

A.	Yes. We retain the right, with the payment of the pre-agreed fee, to terminate the Advisory Agreement at any time.

Q.	Where can I learn more about Pacific Office Properties Trust, Inc. and The Shidler Group?

A.	As a publicly traded and listed company, we are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we file reports, proxy statements and other information with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” for a description of how you may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC. In addition, you may find all updated company information on our website, www.pacificofficeproperties.com.

HOW DO I GET MORE INFORMATION?

Q.	Who can help answer my questions?
A.	If you have additional questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or our dealer manager:

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ABOUT THIS PROSPECTUS
          You should rely only on the information contained in this prospectus and any ‘‘free writing prospectus’’ we may authorize to be delivered to you. We have not authorized anyone to provide you with different or additional information. We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. You should not assume that the information appearing in this prospectus or any free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
          In this prospectus, the words “we,” “our,” “ours” and “us” refer to Pacific Office Properties Trust, Inc. and its subsidiaries and joint ventures, including our operating partnership, Pacific Office Properties, L.P., and where the context requires, our predecessor corporation Arizona Land Income Corporation, unless, in any case, the context indicates otherwise. The following summary contains basic information about the offering.

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PROSPECTUS SUMMARY
          This summary may not contain all of the information that is important to you. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” the financial statements and any free writing prospectus before making an investment decision.
Pacific Office Properties Trust, Inc.
          Pacific Office Properties Trust, Inc. is a Maryland real estate investment trust, or REIT, that acquires, owns, and operates office properties in the western U.S., focusing initially on the long-term growth markets of Honolulu, San Diego, Los Angeles, and Phoenix. We focus on acquiring, primarily in partnership with institutional co-investors, “value-added” office buildings whose potential can be maximized through improvements, repositioning, and superior leasing and management. Substantially all of our operations are carried out through our operating partnership, Pacific Office Properties, L.P., which we refer to as our Operating Partnership, and its subsidiaries. We are externally advised and managed by Pacific Office Management, Inc., an entity affiliated with The Shidler Group and owned by our founders, which we refer to as our Advisor.
          Our principal executive offices are located at 233 Wilshire Blvd., Suite 830, Santa Monica, California 90401. Our telephone number at that location is (310) 395-2083. Our website is located at www.pacificofficeproperties.com.
Business Objectives and Growth Strategies
          Our primary business objectives are to achieve sustainable long-term growth in funds from operations (“FFO”) per share and dividends per share and to maximize long-term shareholder value. We intend to achieve these objectives primarily through external growth and through internal growth as we improve the operations of our properties. Our external growth will be focused upon the acquisition and operation of “value-added” office properties located in the Western United States, primarily in partnership with institutional co-investors.
Key elements of our business objectives and growth strategies include:
•	External Growth.

We believe the existing adverse conditions in the global financial markets, coupled with a slowing economy, will result in distress and operating challenges for many highly leveraged owners and operators of commercial office properties over the next 2-3 years. According to Intex Solutions, Inc., a provider of structured fixed-income cash flow models and related analytical software, approximately $71.5 billion of securitized office mortgage loans are scheduled to mature through the year 2011. Many of these loans were originated with high loan to value levels and low levels of debt service coverage that we believe will result in substantial increases in delinquency rates and foreclosures in the commercial office sector creating exceptional investing opportunities for us beginning in 2009.

We believe that these market conditions will specifically benefit us because we have the skill and experience to minimize downside operational risk and maximize upside financial potential.

Our external growth strategy is based on the following:
•	Opportunistic Acquisition and Repositioning. We intend to selectively acquire existing office properties at significant discounts to replacement cost, that are under-managed or under-leased, and which are best positioned to benefit from improving office market fundamentals;

•	Co-investment Strategy. We believe that we are one of the first REITs to have as a business plan the acquisition of commercial properties primarily in partnership with institutional co-investors providing us the opportunity to earn greater returns on invested equity through incentive participations and management fees; and

•	Recycling of Capital. We intend to seek opportunities to sell stabilized properties and reinvest proceeds into new “value-added” office acquisition opportunities.
•	Internal Growth. The majority of our existing properties are located in what we believe are some of the healthiest office markets in the United States, including Southern California and Honolulu. These markets are characterized by office employment growth, low office vacancy and low office construction starts. We expect to utilize our in-depth local market knowledge and managerial expertise to execute on our leasing and management initiatives as follows:
•	Tenant Retention and Lease-up. We expect to realize increased rental income by focusing on our strategic leasing initiatives, including focusing on near-term expiring leases and aggressively marketing available space to prospective tenants;

•	Contractual Rent Increases. We expect to realize increased rental income through scheduled increases of rental rates included in the majority of our lease agreements with tenants; and

•	Operational Leverage. We expect to realize increased operating efficiencies through greater economies of scale as a result of future property acquisitions in our existing markets, and through the reduction of operating expenses on an incremental basis.
Competitive Advantages
          For over 35 years, our founders, The Shidler Group and its affiliates, have opportunistically acquired and managed “value-added” office properties in the Western United States, for their own account and through institutional co-investment vehicles. We believe we have several competitive advantages that will further serve to enhance our ability to execute on our business and growth strategies, achieve sustainable long-term growth in funds from operations, or FFO, per share and dividends per share, and maximize long-term shareholder value, including:
Experienced and Proven Founders. The Shidler Group has founded, and has been the initial investor in, numerous public and private companies. These include, in addition to Pacific Office Properties Trust, Inc., three other publicly traded REITs, all of which originated as operations of The Shidler Group. The Shidler Group believes that each of the REITs has succeeded through its ability to deliver attractive and predictable dividends to its investors.

The Shidler Group’s sponsored REITs have never missed a quarterly dividend.
•	Corporate Office Properties Trust: The Shidler Group took its Mid-Atlantic operations and office portfolio public in 1997 via a merger into a publicly traded NASDAQ-listed REIT, in the same manner in which we were formed through the merger of The Shidler Group’s western U.S. office portfolio and joint venture operations. Corporate Office subsequently listed its common shares on the NYSE. According to the research firm SNL Financial, Corporate Office’s total return (capital appreciation and dividends paid) from the date of its formation to September 30, 2008 was approximately 1,219%, and no other publicly traded office REIT has produced a total return as high as that produced by Corporate Office.

Corporate Office has paid a dividend every quarter for the 43 quarters from its formation through September 30, 2008. Corporate Office has paid its shareholders dividends totaling $10.47 per share, which equates to an average annual return of 17.5% on its initial offering price.

•	First Industrial Realty Trust, Inc.: The Shidler Group took its Midwest operations and industrial portfolio public, listing First Industrial Realty Trust, Inc.’s, or First Industrial’s, common shares on the NYSE in 1994. According to SNL Financial, First Industrial’s total return from the date of its IPO to September 30, 2008 was approximately 279%.

First Industrial has paid a dividend every quarter for the 57 quarters from its IPO through September 30, 2008. First Industrial has paid its shareholders total dividends of $35.53 per share, which equates to an average annual return of 10.28% on its initial offering price.

•	TriNet Corporate Realty Trust, Inc.: The Shidler Group took its corporate net lease group and portfolio public, listing TriNet’s common shares on the NYSE, in 1993. In 1999, TriNet, then one of the largest providers of sale/leaseback financing in the U.S., was sold to Starwood Financial Trust, now iStar Financial, Inc. According to SNL Financial, TriNet’s total return from the date of its IPO to the date it was sold to Starwood Financial Trust was approximately 71%.

TriNet paid a dividend every quarter for the 26 quarters that it was independent. TriNet paid its shareholders total dividends of $16.25 per share, which equates to an average annual return of 10.3% on its initial offering price.
•	Aligned and Incentivized Management. Our Chairman and our senior management team have beneficial ownership, in Listed Common Stock and Operating Partnership units, of approximately 95% of the Company, on a fully diluted basis. We therefore believe that the interests of our senior management team are well aligned with the interests of all of our shareholders;

•	Seasoned and Committed Senior Management Team. The members of our senior management team have significant experience in executing our investment strategy. We believe that our senior management team’s extensive acquisition and operating expertise provides us with access to superior acquisition sourcing, focused leasing programs, and active asset and property management;

•	Strategic Co-investment Partners. The members of our senior management team have extensive experience in sourcing and fostering strategic relationships with institutional co-investment partners, including relationships with GE Capital, Invesco, The Praedium Group, LLC and Angelo, Gordon & Co. We believe that our ability to source and foster strategic relationships with institutional co-investment partners will give us the ability to attract low-cost equity than otherwise available capital in furtherance of executing on our business objective and growth strategies;

•	Preferential Allocations and Incentive Interests. As of September 30, 2008, we own managing interests in six joint ventures. These joint ventures own 15 office properties, containing 29 office buildings and approximately 2.07 million leasable square feet. Our ownership interest percentages in these joint ventures range from approximately 7.50% to 32.17%. In exchange for managing these joint ventures and our related equity investment, we are entitled to fees, preferential allocations of earnings and cash flows. These include incentive interests in excess of our ownership percentages and range from approximately 21.00% to 36.00%, subject to returns on invested capital.

•	Key Investment Markets. We believe that our principal investment markets are among the most desirable in the United States in terms of long-term demand fundamentals and supply constraints and that the Southern California and Honolulu office markets are characterized by high office employment growth, low office vacancy and low office construction starts;

•	Quality Office Portfolio. Our office property portfolio primarily consists of Class A properties located in desirable markets on the West Coast which, based on current market rents and estimated construction costs, we believe could not be replicated on a cost-competitive basis today; and

•	UPREIT Structure. Our “UPREIT” structure enables us to structure transactions for sellers that require tax deferrals. This was an integral component of our recent acquisition of a portfolio of office buildings located in San Diego County.

Structure and Formation
          On March 19, 2008, our predecessor, Arizona Land Income Corporation, or “AZL”, closed the transactions contemplated by a Master Formation and Contribution Agreement, dated October 3, 2006, as amended, which we refer to as the “Master Agreement”, between AZL and POP Venture, LLC, a Delaware limited liability company, which we refer to as “Venture”. AZL also reincorporated in Maryland and changed its name to “Pacific Office Properties Trust, Inc.”
          In connection with the transactions, AZL sold 1,000,000 shares of Listed Common Stock to Venture designees for $5.00 a share, or $5,000,000 in the aggregate, and 180,000 shares of Listed Common Stock to a Venture designee for $7.50 a share, or $1,350,000 in the aggregate, and contributed the proceeds from such sales, along with substantially all of its other assets and certain liabilities, to our Operating Partnership.
          In exchange for its contribution to the Operating Partnership of its proceeds from the sale of Listed Common Stock, along with substantially all of its other assets and certain liabilities, AZL received a general partnership interest in our Operating Partnership equal to 18.25% of all common interests. Pursuant to the Master Agreement, Venture contributed to our Operating Partnership ownership interests in eight wholly owned properties and one property in which it held a 7.5% managing ownership interest. We refer to these properties as the “Contributed Properties”.
          In exchange for its contribution to the Operating Partnership of the Contributed Properties, Venture received 13,576,165 common limited partnership units, or “Common Units”, and 4,545,300 convertible preferred limited partnership units, or “Preferred Units”, in our Operating Partnership, and $16,695,000 in promissory notes. For more information on the promissory notes, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Indebtedness – Subordinated Promissory Notes.”
          The Common Units are exchangeable on a one-for-one basis for shares of our Listed Common Stock, but no earlier than March 19, 2010. The Preferred Units have fixed rights to annual distributions and priority over Common Units in the event of a liquidation of our Operating Partnership. The Preferred Units have a liquidation preference of $25.00 per unit. Each Preferred Unit is initially convertible into 7.1717 Common Units, but such conversion may not occur before the later of March 19, 2010, or the date we consummate an underwritten public offering (of at least $75 million) of our Listed Common Stock. Upon conversion of the Preferred Units to Common Units, the Common Units will be exchangeable on a one-for-one basis for shares of our Listed Common Stock, but no earlier than one year after the date of their conversion from Preferred Units to Common Units.
          As part of our formation transactions, we issued to our Advisor one share of a proportionate voting preferred stock, which we refer to as the “Proportionate Voting Preferred Stock”, for an amount of $100 in cash. The Proportionate Voting Preferred Stock has no dividend rights and minimal rights to distributions in the event of liquidation, but it entitles our Advisor to vote on all matters on which the Listed Common Stock holders are entitled to vote. The number of votes that our Advisor is entitled to cast equals the total number of shares of Listed Common Stock issuable upon exchange of the Common Units and Preferred Units collectively, representing 46,173,693 common share equivalents issued in connection with the formation transactions, notwithstanding the prohibition on exchange until March 19, 2010, in the case of the Common Units, (representing 13,576,165 common share equivalents) and the further restrictions noted above, in the case of the Preferred Units (representing 32,597,528 common share equivalents). This number will decrease to the extent that these Operating Partnership units are exchanged for shares of Listed Common Stock in the future. The number has not and will not increase in the event of subsequent unit issuances by our Operating Partnership. Venture, as the holder of these Operating Partnership units, has the contractual right to require our Advisor to vote the Proportionate Voting Preferred Stock as directed by it.
          In connection with the transactions, Venture also granted us options to acquire managing ownership interests in five joint ventures holding 14 additional office properties. We exercised those options in multiple transactions. The acquisition price for one of the joint ventures was funded by issuing 395,526 Common Units on April 30, 2008 and 326,576 Common Units on June 19, 2008 that were valued at $6.5589 per unit and $6.8107 per unit, respectively. Collectively, these Common Units represent an additional 723,102 common share equivalents. See “CERTAIN RELATED PARTY RELATIONSHIPS AND TRANSACTIONS” below.

          The total number of shares of Listed Common Stock outstanding at September 30, 2008 plus the total number of shares of Listed Common Stock issuable upon exchange of all Common Units and Preferred Units issued as of September 30, 2008 equals 49,927,920 common shares and common share equivalents.
Ownership Structure.
          The following diagram depicts our ownership structure upon completion of this offering assuming all Senior Common Stock is sold including that offered under the dividend reinvestment plan and that all proceeds are contributed to our Operating Partnership in exchange for an increased general partnership interest in the form of Senior Units.
Recent Developments
•	On August 26, 2008, we closed on a revolving credit facility with KeyBank National Association that has a maximum borrowing amount of $40 million. This facility provides us with additional liquidity and financial flexibility to further pursue our strategic growth initiatives of acquiring opportunistic and value-added office properties primarily in partnership with institutional co-investors; and

•	On September 11, 2008, our board of directors declared a cash dividend of $0.05 per share of our Listed Common Stock for the third quarter 2008, which was paid on October 15, 2008 to shareholders of record on September 30, 2008. This dividend was the first paid by us since our formation on March 19, 2008. On December 2, 2008, our board of directors declared a cash dividend of $0.05 per share of our Listed Common Stock for the fourth quarter 2008, which was paid on January 15, 2009 to shareholders of record on December 31, 2008.

Summary Risk Factors
          An investment in our Senior Common Stock involves a number of risks. You should consider carefully the risks discussed below and under “RISK FACTORS” beginning on page 19 before purchasing our Senior Common stock.
•	There is limited liquidity for our Senior Common Stock. There is no public trading market for the Senior Common Stock, and we do not currently intend to list our Senior Common Stock on a securities exchange in the near future. If you are able to sell your shares, you may have to sell them at a significant discount. After seven years from the date of issuance, the Senior Common Stock will be exchangeable at your option for shares of our Listed Common Stock, which are publicly traded currently on the NYSE Alternext.

•	We intend to provide shareholders with some liquidity by providing a limited share redemption program, whereby we will redeem your Senior Common Stock, subject to certain restrictions discussed herein, on a monthly, first-come-first-served basis beginning on . Any share redemptions pursuant to the Share Redemption Program are at our discretion, and our board of directors may terminate, suspend or amend the share redemption program at any time upon 30 days’ written notice without any shareholder approval, including the holders of Senior Common Stock.

•	The current conditions in the U.S. economy and turmoil in the credit markets could limit demand for our office properties and affect the overall availability and cost of credit. With respect to the Company, currently these conditions have not impaired our ability to access credit markets and finance our operations, however, the impact of the current crisis on our ability to obtain financing in the future and the costs of terms of the same, is unclear. No assurances can be given that the effects of the current crisis will not have a material adverse effect on our business, financial condition and results of operations or those of our tenants or co-investment partners.

•	Our properties are office buildings, all located in Southern California, Phoenix and Honolulu, making us more vulnerable to certain adverse events than if we owned a more diverse portfolio of properties.

•	15 of our 23 properties (representing 2,065,052 square feet of our total 4,330,391 square feet) are held through joint venture investments and our business plan contemplates further acquisitions of office properties through joint ventures. Our ability to sell our interests in existing properties, acquire additional properties and operate our properties could be limited by the economic and other business interests of our co-investment partners and certain approval rights over major decisions that they may hold.

•	There are various conflicts of interest resulting from relationships among us, our management, our Advisor and other parties, including compensation arrangements with our Advisor that could benefit certain of our affiliates, registration rights granted to Venture that could benefit our directors, officers or other affiliates having a financial interest in Venture but which could be disadvantageous to us, and competition for management time from certain of our officers and directors that may also engage in the management of other business entities.

•	The Chairman of our board of directors, Jay H. Shidler, currently has the ability to effectively vote approximately 95% of our outstanding voting securities, and assuming the issuance of all Senior Common Stock in this offering, including through our dividend reinvestment plan, will have the ability to effectively vote approximately 55% of our outstanding voting securities. The interests of Mr. Shidler may conflict with the interests of our other shareholders and Mr. Shidler could cause our Operating Partnership to take actions that our other shareholders may not support.

•	In connection with our formation transactions, we agreed to certain restrictions related to the Contributed Properties that could prevent us during the next ten years from selling or refinancing such properties at all or under the best terms that otherwise might be available to us absent such restrictions.

•	As of September 30, 2008, leases representing approximately 4.0% and 12.4% of the rentable square feet of our total portfolio were scheduled to expire in the remainder of 2008 and 2009, respectively, and an additional 14.9% of the rentable square footage of the properties was available for lease. Although we expect to utilize our local market knowledge and managerial expertise to execute on our leasing and management initiatives, we may be unable to renew expiring leases, lease vacant space or obtain rental rates that are on average comparable to our asking rents across our portfolio.

•	We have a substantial amount of indebtedness outstanding on a consolidated basis, which may affect our ability to pay dividends, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations. Our joint venture properties are leveraged and we may incur significant additional debt for various purposes, including the funding of future acquisitions of property.

•	If we fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation and our liability for certain federal, state and local income taxes may significantly increase, which could result in a material decrease in cash available for distribution.

•	Our charter, the Maryland General Corporation Law and the partnership agreement of our Operating Partnership contain provisions that may delay or prevent a change of control transaction, including a 4.9% limit on ownership of our Listed Common Stock.
Properties
          Our property portfolio is comprised of quality office buildings located in the long-term growth selected submarkets of Honolulu, San Diego, Los Angeles and Phoenix. Each property is owned either through entities wholly-owned by us or through joint ventures in which we hold managing ownership interests. The table below summarizes our current portfolio.

Wholly-Owned Properties

				LEASABLE	ANNUALIZED
NAME	MARKET		BUILDINGS	SQ. FT.(1)	RENT(2)

Waterfront Plaza	Honolulu		1	534,475	$16,757,580
Davies Pacific Center	Honolulu		1	353,224	10,863,392
Pan Am Building	Honolulu		1	209,889	7,533,152
First Insurance Center	Honolulu		1	202,992	7,037,169
Pacific Business News Building	Honolulu		1	90,559	2,160,463
Clifford Center	Honolulu		1	72,415	1,742,788
Sorrento Technology Center	San Diego		2	63,363	1,501,632
City Square	Phoenix		3	738,422	11,292,096

Total – Wholly-Owned			11	2,265,339	$58,888,273

Joint Venture Properties

		MANAGING
		OWNERSHIP		LEASABLE	ANNUALIZED
NAME	MARKET	INTEREST	BUILDINGS	SQ. FT.(1)	RENT(2)

POP San Diego I
Torrey Hills Corporate Center	San Diego	32.167%	1	24,066	$956,052
Palomar Heights Plaza	San Diego	32.167%	3	45,538	883,668
Palomar Heights Corporate Center	San Diego	32.167%	1	64,812	1,619,352
Scripps Ranch Center	San Diego	32.167%	2	47,248	753,444

SoCal II
Via Frontera Business Park	San Diego	10%	2	78,819	1,410,072
Poway Flex	San Diego	10%	1	112,000	1,008,000
Carlsbad Corporate Center	San Diego	10%	1	121,037	1,176,444
Savi Tech Center	LA/Orange	10%	4	372,327	6,704,016
Yorba Linda Business Park	LA/Orange	10%	5	166,042	1,763,184
South Coast Executive Center	LA/Orange	10%	1	61,025	983,652
Gateway Corporate Center	LA/Orange	10%	1	85,216	2,185,200

Seville Plaza	San Diego	7.5%	3	138,576	2,971,476

Black Canyon Corporate Center	Phoenix	17.5%	1	221,784	2,322,696

U.S. Bank Center	Phoenix	7.5%	2	374,274	7,076,544

Bank of Hawaii Waikiki Center	Honolulu	17.5%	1	152,288	6,964,640

Total – Joint Venture			29	2,065,052	$38,778,440

TOTAL			40	4,330,391	$97,666,713

Pacific Office Properties Share of Annualized Rent					$64,145,255

(1)	The Leasable Square Feet for the joint venture properties listed above are reported with respect to each property in its entirety rather than the portion of the property represented by our managing ownership interest.

(2)	Annualized Rent represents the monthly contractual rent under existing leases as of September 30, 2008, multiplied by 12. This amount reflects total rent before abatements and includes expense reimbursements, which may be estimated as of such date. Total abatements for leases in effect as of September 30, 2008, for the 12 months ending September 30, 2009 are approximately $603,832 million for our wholly owned properties and $327,440 million for our joint venture properties. Annualized rent for the joint venture properties are reported with respect to each property in its entirety, rather than the portion of the property represented by our managing ownership interest.

Our Advisor
          We are externally advised by our Advisor, Pacific Office Management, Inc., an entity affiliated with The Shidler Group. The Shidler Group is a private long-term investor in commercial real estate with more than 35 years’ experience in acquiring, owning and operating commercial real estate across the country. The Shidler Group currently maintains offices in Honolulu, San Diego and New York. Our Advisor is owned by Jay H. Shidler, our Chairman of the Board, and by partners of The Shidler Group. Certain of our executive officers are also directors and officers of our Advisor.
          Pursuant to that certain Advisory Agreement by and among us, our Operating Partnership and our Advisor, our Advisor manages, operates and administers our day-to-day operations, business and affairs. We believe that the fees we are obligated to pay for management and transactional services are materially lower than those fees charged to, and paid by, other externally advised REITs and that this provides us with a competitive economic advantage. The Advisory Agreement stipulates the following contractual fees:

•	Asset Management	In our Advisory Agreement this is called the Corporate Management fee. It is equal to one tenth of one percent (0.10%) of the aggregate gross asset value of our real property, but in no event less than $1.5 million per annum. This fee may be reduced by direct expenses incurred by us, as defined, up to a maximum reduction of $750,000 (1)

•	Property Management and Leasing	2.5% – 4.5% of gross revenues for property management fees, but in no event greater than prevailing market rates in the area in which the subject property is located. Leasing fees vary and are based on prevailing market rates.

•	Construction Management	Up to a maximum of 5.0% of the cost of any tenant improvements

2.5% of total project costs of any redevelopment or building improvements, plus direct costs incurred (2)

•	Acquisition and Disposition	1.0% of the contract price of the acquired or disposed property

•	Equity Placement	0.50% of a) gross offering proceeds of any issuance of equity securities (excluding this offering of Senior Common Stock) (3), or b) any co-investment capital procured

•	Debt Placement	0.50% of indebtedness originated under a) property financings, b) credit facilities, or c) public issuance of debt instruments

•	Liquidation/Participation	None. The Advisor does not receive any equity or participation upon liquidation or upon the exchange of the Senior Common Stock for the Listed Common Stock

(1)	For this purpose, direct expenses paid by the REIT that reduce the Corporate Management fee by up to $750,000 include all audit fees, costs of monitoring internal controls, director fees and director’s and officer’s insurance premiums.

(2)	Except as noted here, our Advisor bears the cost and is not reimbursed by us for any expenses incurred by it in the course of performing its advisory services for us, which expenses include, but are not limited to, salaries and wages, office rent, equipment costs, travel costs, insurance costs, telecommunications and supplies.

(3)	Our Advisor has agreed that no equity placement fee pursuant to the Advisory Agreement will be due or payable by us to our Advisor for services our Advisor has rendered in connection with this offering.
          Notwithstanding any provision to the contrary in the Advisory Agreement, if our Advisor and independent directors reasonably determine that the nature of a transaction or the extent of the services provided by our Advisor necessitate an adjustment of any fees set forth in the Advisory Agreement, then they may mutually agree to adjust such fees.
          In addition, pursuant to the Advisory Agreement, our Advisor bears the cost and is not reimbursed by us for any expenses incurred by it in the course of performing its advisory services for us. Also, under the terms of the Advisory Agreement, our Advisor may subcontract advisory obligations to one or more affiliates of our Advisor. For more information on the terms of our Advisory Agreement, see “DESCRIPTION OF MATERIAL AGREEMENTS – Advisor and the Advisory Agreement.”
          The Advisory Agreement terminates on March 19, 2018. Prior to that date, however, we retain the right to terminate the Advisory Agreement upon 30 days’ written notice and, if terminated other than for cause, payment to our Advisor of a termination fee of $1.0 million, plus certain accrued and unreimbursed expenses. This pre-agreed upon cancellation fee allows us to become internally advised at our option at any time. Further, our Advisor retains the right to terminate the Advisory Agreement upon 30 days’ prior written notice in the event we default in the performance or observance of any material provision of the Advisory Agreement.
Restrictions on Ownership of Stock
          Our Amended and Restated Certificate of Incorporation, which we refer to as our “charter,” generally prohibits any single shareholder, or any group of affiliated shareholders, from beneficially owning more than 4.9% in economic value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 4.9% in economic value of the aggregate of the outstanding shares of all classes and series of our capital stock unless our board of directors waives or modifies this ownership limit. Pursuant to our charter, Jay H. Shidler and certain of our founders are exempt from these ownership limitations.
Conflicts of Interest
          We are subject to various potential conflicts of interest arising out of our relationship with our Advisor and our other affiliates. The foregoing potential conflicts of interest are discussed below.
Advisory Agreement with Pacific Office Management, Inc.
          As part of our formation transactions, we entered into the Advisory Agreement with our Advisor pursuant to which our Advisor, an entity affiliated with The Shidler Group and owned by our founders, has the authority and the obligation to manage our day-to-day operations and the operations of our Operating Partnership in accordance with guidelines established by our board of directors. We rely to a significant extent on the facilities and resources of our Advisor to conduct our operations. Jay H. Shidler, our Chairman of our board of directors, is a shareholder and a director of our Advisor. Dallas E. Lucas, our President and Chief Executive Officer and a member of our board of directors is an employee of our Advisor and its Chief Executive Officer. All four of our other executive officers are officers of our Advisor. In addition, three of our executive officers, Matthew J. Root, James R. Ingebritsen and Lawrence J. Taff are shareholders and directors of our Advisor.
          For performing services under the Advisory Agreement, our Advisor receives certain fees as approved by a majority of our directors who are not our employees or employees of our Advisor or any of their respective subsidiaries, such directors we refer to as “Independent Directors”. See “PROSPECTUS SUMMARY – Our Advisor.”

          In addition to our Advisory Agreement, we are a party to property management agreements for each of our properties with an affiliate of our Advisor designated by our Advisor under which the affiliate is entitled to receive fees for property management services. All property management fees for newly executed agreements are required to be market-rate compensation based on the prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located, and require the prior written approval of a majority of our Independent Directors.
Indemnification Agreements with Messrs. Shidler and Reynolds and Entities Wholly Owned or Controlled by Them.
          Some of the Contributed Properties that were contributed to us in connection with our formation transactions were encumbered by debt and, in the case of one Contributed Property, which we refer to as “Clifford Center,” obligations under the ground lease. These encumbrances are secured, in part, by certain guaranty and indemnity obligations of Mr. Shidler and James C. Reynolds and entities wholly-owned or controlled by them, or the “Indemnitees.” Our Operating Partnership entered into certain indemnity agreements with the Indemnitees on March 19, 2008, such agreements we refer to as the “Indemnity Agreements,” in order to indemnify the Indemnitees under these guaranties and indemnities. Our Operating Partnership’s specific indemnity obligations in each Indemnity Agreement are basically to defend, indemnify and hold harmless the Indemnitee from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including, attorneys’ fees and costs of litigation arising from or relating to any or all of the guaranty or indemnity obligations of the Indemnitee. The indemnification procedures are also substantially identical in each of the Indemnity Agreements.
Competition for Management Time
          The directors and certain of the officers of our Advisor, and certain of the individuals that serve as our officers and directors, currently are engaged, and in the future will engage, in the management of other business entities and properties in other business activities. Specifically, as disclosed elsewhere in this prospectus, Jay H. Shidler is the Chairman of our board of directors, and Matthew J. Root, James R. Ingebritsen and Lawrence J. Taff serve as officers of the Advisor. We entered into a noncompetition agreement with Mr. Shidler and agreed to and acknowledged noncompetition agreements between Messrs. Root, Ingebritsen and Taff and our Advisor, which will limit, but not eliminate, their respective rights to compete with us. The Noncompetition Agreements will prohibit, without our prior written consent, Messrs. Shidler, Root, Ingebritsen, and Taff from investing in certain office properties in our targeted geographic operating region and in any county in which we own an office property. However, there are certain exceptions to these investment restrictions. See “CONFLICTS OF INTEREST – Competition for Management Time.”
          Each of Messrs. Shidler, Root, Ingebritsen and Taff will devote only as much of his time to our business as he, in his judgment, determines is reasonably required. Mr. Shidler’s noncompetition agreement shall remain in effect until he is no longer a director of ours and the noncompetition agreements for Messrs. Root, Ingebritsen and Taff, if the Advisor continues to be engaged in its role as our Advisor. For Messrs. Root Ingebritsen and Taff, if the Advisor continues to be engaged in its role as our Advisor past March 19, 2011 and each is unwilling to extend the term of his noncompetition agreement, the Advisor shall have the right to require each to sell his ownership interest in the Advisor.
          As a result, certain of the officers, directors and affiliates of our Advisor and certain of our officers and directors may experience conflicts of interest in allocating business time, services, and functions among our business and the various other business ventures in which any of them are or may become involved.
Rights and Obligations of the Company and Venture under the Master Agreement
          Pursuant to the terms of the Master Agreement, the Contributed Properties that we received in our formation transactions are subject to certain sale restrictions until March 19, 2018, which is ten years following the consummation of the transactions. A sale of such properties that would not provide continued tax deferral to Venture requires us to notify Venture and to cooperate with it in considering strategies to defer or mitigate the recognition of gain under the Internal Revenue Code by any of the equity interest holders of the recipient of our Operating Partnership units. In the event that the sale by us of any of those properties would be beneficial to us but would negatively impact the tax treatment of Venture, it is possible that any of our directors with a direct or financial interest in Venture, including Mr. Shidler, may experience a conflict of interest.
Registration Rights Agreement with Venture and other recipients of the partnership units of our Operating Partnership
          We agreed in a master registration rights agreement dated March 19, 2008, which we refer to, including any supplements to it, as the Master Registration Rights Agreement, to file a registration statement covering the resale of the 1,180,000 shares of our Listed Common Stock that were sold to certain of our founders and a Venture designee upon consummation of the transactions described above in “PROSPECTUS SUMMARY – Structure and Formation,” and 46,173,693 shares (representing 13,576,165 Common Units and 4,545,300 Preferred Units), based on the initial conversion rate of 7.1717 common units for each Preferred Unit, which may be adjusted in accordance with the limited partnership agreement of our Operating Partnership, that are issuable upon redemption of our Operating Partnership units that we issued as part of those transactions. We agreed to file a registration statement no later than March 20, 2010, the date following the second anniversary of the date of the Master Registration Rights Agreement or, if later, the day after the date of expiration of any “lock-up” or similar agreement made by us with any underwriter in connection with an underwritten public offering of equity securities of ours, which agreement is in effect on March 20, 2010. Venture and its affiliates agreed not to sell any of the shares of our Listed Common Stock acquired upon redemption of our Operating Partnership units until at least March 20, 2010. We also granted Venture and its affiliates rights to sell their shares of our Listed Common Stock in subsequent offerings by us of our securities in an offering registered under the Securities Act.
          In the registration rights agreement, we retained certain rights to defer registration in circumstances where such registration would be detrimental to us. Because certain affiliates of Mr. Shidler received registration rights, it is possible that any of our directors, officers or other affiliates having a financial interest in Venture or its affiliates may experience a conflict of interest in circumstances where a registration would be advantageous to such persons, but detrimental to us.
Dividend Policy
          Subject to the preferential rights of any series of our preferred shares (of which there are currently none issued or planned at this time), holders of our Senior Common Stock will be entitled to receive, when and as declared by our board of directors, out of funds legally available for payment of dividends, cumulative cash dividends in an amount per Senior Common share equal to a minimum of $0.70 per annum. Should the dividends payable on the Listed Common Stock exceed $0.70 per annum, the Senior Common Stock dividend will increase by 10% of the amount by which the Listed Common Stock dividend exceeds $0.70. For example, if the Listed Common Stock dividend increased by $1.00, the Senior Common Stock dividend would increase to $0.73. We refer to this increase in dividend as the “Participation Dividend.” Dividends on our Senior Common Stock are cumulative from the date of original issuance and are payable monthly on or about the 15th day of each month, when and as declared. The first dividend payment will be in the first full month following the initial issuance of shares, and it will be pro-rated from the date of issuance.
          Federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. For more information, see “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS”. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make some distributions.

Dividend Reinvestment Plan
          We are also offering up to 5,263,157 shares to be sold to shareholders who participate in our dividend reinvestment plan. You may participate in the plan by reinvesting dividends into additional shares of our Senior Common Stock at an initial purchase price of $9.50 per share and in no event higher than 95% of the estimated value of a share of Senior Common Stock on the reinvestment date. Our board of directors may change this price from time to time, but not within the first three years after the commencement of this offering and no more frequently than quarterly thereafter. Dividends may be fully reinvested because the dividend reinvestment plan permits fractional shares to be purchased and credited to participant accounts. If you participate and are subject to federal income taxation, you may incur a tax liability for dividends allocated to you even though you have elected not to receive the dividends in cash, but rather to have the dividends withheld and reinvested in Senior Common Stock. As a result, you may have a tax liability without receiving cash dividends to pay such liability and would have to rely solely on sources of funds other than our dividends in order to pay your taxes. After three years following the commencement of this offering, our board of directors will have the right to terminate, suspend or amend the dividend reinvestment plan, including increasing the per share purchase price, in its sole discretion at any time upon notice of not less than ten days to the plan participants. For more information, see “DESCRIPTION OF CAPITAL STOCK – Dividend Reinvestment Plan.”
Share Redemption Program
          An investment in our Senior Common Stock should be made as a long-term investment. We offer a share redemption program that may allow shareholders to have their shares redeemed subject to our discretion and certain limitations and restrictions. No fees will be paid to us in connection with any redemptions. Our board of directors may terminate, suspend or amend the share redemption program at any time upon 30 days’ written notice without shareholder approval, including holders of Senior Common Stock.
          After you have held your Senior Common Stock for a minimum of one year, our share redemption program may provide you with the ability to have your shares redeemed, subject to certain restrictions and limitations. At our sole discretion, we may allow redemptions of our Senior Common Stock on a monthly, first-come-first-served basis to the extent we have sufficient funds available through our dividend reinvestment plan to do so. The redemption price will initially be $9.50 per share.
          Shareholders must present all of their outstanding Senior Common Stock upon redemption. As to each redemption date, redemptions will be limited to the amount of cash then available from the dividend reinvestment plan. As a result of these restrictions, you should not assume that you will be able to have your shares redeemed. For more information, see “DESCRIPTION OF CAPITAL STOCK – Share Redemption Program.”
          In addition, we may, but are not required to, waive the one-year holding period requirement and the redemption limitation amount in connection with redemption requests made after the death or “qualifying disability” (as defined in “DESCRIPTION OF CAPITAL STOCK – Share Redemption Program”) of a shareholder. In the case of a death or qualifying disability shares will be redeemed at the amount paid to acquire the shares from us.
Tax Status
          We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code, or Code. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our REIT taxable income to our stockholders. Also, at least 95% of gross income in any year must be derived from qualifying sources. We intend to adhere to these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income tax on taxable income that we distribute currently to our stockholders. However, we may be subject to certain state and local taxes on our income and property, and to federal income and excise taxes on our undistributed taxable income, if any. Management believes that it has distributed and will continue to distribute a sufficient majority of its taxable income in the form of dividends to its stockholders. Accordingly, no provision for income taxes has been recognized by us.

The Offering

Senior Common Stock offered	Up to 35,263,157 shares (which includes up to 5,263,157 shares to be issued pursuant to the dividend reinvestment plan)

Senior Common Stock to be outstanding after the offering	30,000,000 shares (which does not include up to 5,263,157 shares that may be issued pursuant to the dividend reinvestment plan)

Length of Offering	We will sell the Senior Common Stock through our dealer manager on a “best efforts” basis. The offering is expected to end two years after the effective date of the prospectus unless extended by the board of directors. We may continue to offer shares pursuant to the dividend reinvestment plan beyond two years until 5,263,158 shares are sold through the plan.

Ranking	The Senior Common Stock will rank senior to the Listed Common Stock and the Common Units and Preferred Units, issued by our Operating Partnership, with respect to payment of dividends and distribution of amounts upon liquidation, dissolution, or winding up.

Dividends	Dividends on the Senior Common Stock will be a minimum of $0.70 per annum. Should the dividends payable on the Listed Common Stock exceed $0.70 per annum, the Senior Common Stock dividend will increase by the amount by which the Listed Common Stock dividend exceeds $0.70.

Dividends are cumulative from the date of original issue and are payable monthly on or about the 15th day of each month, when and as declared, beginning the first full month after receiving the initial subscriptions.

Liquidation Preference	$10.00 per share of Senior Common Stock, plus an amount equal to accumulated, accrued, and unpaid dividends.

Exchange Option	Holders of the Senior Common Stock will have the right following the seventh anniversary of the issuance of such shares, to exchange any or all of their Senior Common Stock into Listed Common Stock. Our board of directors has reserved the right to accelerate the exchange time period to six years. The exchange ratio is calculated using a value for shares of Listed Common Stock based on the average of the trailing 30-day closing stock price on the date the shares are submitted for exchange and a value for Senior Common Stock of $11.00.

For example, if the 30-day trailing average stock price for the Listed Common Stock is $13.75 on the date that shares are submitted for exchange, the shareholder will receive 0.80 shares of Listed Common Stock for each share of Senior Common Stock exchanged.

Redemption Program	We will provide a limited Share Redemption Program to provide shareholders with some liquidity. Redemptions under the program will be made monthly on a first-come-first-served basis with the following restrictions and limits:

1. Shares must be held a minimum of one year before redemption

2. Shareholders must present all of their outstanding shares

3. Redemptions will be limited to the amount of cash available from the dividend reinvestment plan

4.   We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency, or if our board of directors determines that such redemption could prevent us from qualifying as a REIT for tax purposes

The redemption price will initially be $9.50. See “SHARE REDEMPTION PROGRAM.”

Dividend Reinvestment	We will provide a dividend reinvestment plan with this offering through which shareholders may reinvest their dividends into additional Senior Common Stock at an initial purchase price of $9.50. The board of directors may change this price from time to time, but not within the first three years after the commencement of the offering and no more frequently than quarterly thereafter.

Voting Rights	Holders of the Senior Common Stock will have the right to vote on all matters presented to shareholders as a single class with all other holders of common shares. In any matter in which holders of the Senior Common Stock may vote, including any action by written consent, each Senior Common Stock Share will be entitled to one vote.

Listing	The Senior Common Stock will not be listed on a national exchange or quoted on an automated quotation system. After the seventh anniversary of issuance, the Senior Common Stock may be exchanged for Listed Common Stock. The Listed Common Stock is listed and traded on the NYSE Alternext under the symbol “PCE”.

Form	The Senior Common Stock will be issued and maintained in book-entry form registered in the name of the nominee.

Use of proceeds	We intend to use the net proceeds from this offering primarily to fund real estate acquisitions and investments, for working capital purposes, to fund ongoing operations and pay expenses, to fund redemptions of shares of Senior Common Stock under our share redemption program and/or to repay indebtedness incurred under various financing instruments. See “ESTIMATED USE OF PROCEEDS” in this prospectus.

Minimum Investment	Investors must initially invest at least $5,000, except insofar as this minimum is waived by our dealer manager. This initial minimum purchase requirement applies to all potential investors, including tax-exempt entities.

Suitability Standards	Investors (including investors making subsequent purchases) in the Senior Common Stock must have either:

• a minimum annual gross income of at least $70,000 and a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $70,000; or

• a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $250,000.

Risk factors	An investment in our Senior Common Stock involves risks. Please read “Risk Factors” beginning on page 19 of this prospectus.

Summary Selected Financial Information
($ in thousands, except per share and property data)

						PACIFIC
						OFFICE
	WATERFRONT(1)					PROPERTIES
					FOR THE	TRUST, INC.
					PERIOD FROM	FOR THE	TOTAL(2)
				FOR THE	JANUARY 1,	PERIOD FROM	FOR THE
				NINE MONTHS	2008	MARCH 20,	NINE MONTHS
				ENDED	THROUGH	2008 THROUGH	ENDED
	YEAR ENDED DECEMBER 31,			SEPTEMBER	MARCH 19,	SEPTEMBER	SEPTEMBER
	2005	2006	2007	30, 2007	2008	30, 2008	30, 2008

Statement of Operations Data:
Total revenues	$16,726	$18,866	$20,109	$15,154	$5,162	$39,179	$44,341
Total operating expenses	19,168	24,102	28,286	22,027	6,133	69,584	75,717
Equity in net earnings of unconsolidated joint ventures	—	—	—	—	—	156	156
Minority interests	—	—	—	—	—	24,585	24,585
Net loss	(2,385)	(5,137)	(8,126)	(6,873)	(971)	(5,664)	(5,664)

Per Share Data:
Net loss per share – basic and diluted	$(0.68)	$(1.47)	$(2.33)	$(2.07)	$(0.31)	$(1.86)	N/A
Weighted average common shares outstanding
– basic and diluted	3,494,624	3,494,624	3,494,624	3,494,624	3,494,624	3,031,125	N/A
Dividends declared per common share	$—	$—	$—	$—	$—	$0.05	$0.05

					PACIFIC
					OFFICE
					PROPERTIES
	WATERFRONT(3)				TRUST, INC.
	As of December	As of December	As of December	As of September	As of September
	31, 2005	31, 2006	31, 2007	30, 2007	30, 2008
Balance Sheet Data (at end of period):
Total assets	$81,193	$82,255	$80,171	$81,088	$533,896
Mortgage and other collateralized loans	71,600	111,000	111,000	111,000	397,112
Unsecured notes payable to related parties	—	—	—	—	23,776

			PROPERTY	EFFECTIVE
	NUMBER OF		PORTFOLIO	PORTFOLIO
	PROPERTIES	BUILDINGS	SQ. FT.	SQ. FT.
Other Data:
Wholly-owned properties	8	11	2,265,339	2,265,339
Unconsolidated joint venture properties	15	29	2,065,052	262,099

Total	23	40	4,330,391	2,527,438

(1)	Amounts have been derived from the consolidated statements of operations of Waterfront Partners OP, LLC (Waterfront), which for accounting purposes was deemed to be the acquirer of Pacific Office Properties Trust, Inc. Waterfront consists of Waterfront Plaza, a seven-structure office complex located in Honolulu, Hawaii. The account balances and transactions of Waterfront are not indicative of the balances of Pacific Office Properties Trust, Inc. subsequent to the completion of the formation transactions on March 19, 2008.

(2)	Amounts reflected in the Total column represent the sum of the amounts included herein as the consolidated results of operations of Waterfront for the period from January 1, 2008 through March 19, 2008 and the consolidated results of operations of Pacific Office Properties Trust, Inc. for the period from March 20, 2008 through September 30, 2008.

(3)	Amounts have been derived from the consolidated balance sheets of Waterfront. The balances of Waterfront are not indicative of that for Pacific Office Properties Trust, Inc. subsequent to the completion of the formation transactions on March 19, 2008.

RISK FACTORS
          You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus before deciding to invest in shares of our Senior Common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, the value of your shares could decline and you may lose all or part of your investment.
Risks Related to This Offering
There is currently no public market for our Senior Common Stock.
          There is no public market for our Senior Common Stock, and we currently have no plans to list our shares on a securities exchange or to include our shares for quotation on any national securities market. Additionally, our charter contains restrictions on the ownership and transfer of our shares, and these restrictions may inhibit your ability to sell your shares. It may be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you may only be able to sell them at a substantial discount from the price you paid. Therefore, you should purchase the Senior Common Stock only as a long-term investment. After seven years from the date of issuance, the Senior Common Stock will be exchangeable at your option for shares of our Listed Common Stock, which are publicly traded currently on the NYSE Alternext.
Your ability to have your Senior Common Stock redeemed under our share redemption program is limited to amounts invested through our dividend reinvestment plan, and the program may be amended, suspended or terminated by our board of directors at any time without stockholder approval.
          Our share redemption program is designed to provide holders of Senior Common Stock with some liquidity by providing you a limited opportunity to have your shares redeemed after you have held them for a period of one year. However, you should understand that our share redemption program is limited to the use of funds invested through our dividend reinvestment plan and contain certain other restrictions. The first redemption is at our sole discretion, and is expected to be on or around ____________ ___, 2010 at a price of $9.50 per share. However, our board of directors may limit, suspend or terminate our share redemption program upon 30 days’ written notice without shareholder approval. In addition, we have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency, or if our board of directors determines that such redemption could prevent us from qualifying as a REIT for tax purposes. For more information, see “DESCRIPTION OF CAPITAL STOCK – Share Redemption Program.”
We established the offering price on an arbitrary basis.
          Our board of directors has arbitrarily determined the selling price of the Senior Common Stock and such price bears no relationship to any established criteria for valuing issued or outstanding shares and does not relate in any way to the current trading price of our Listed Common Stock.
Securities eligible for future sale may have adverse effects on the share price of our Listed Common Stock for which our Senior Common Stock will be exchangeable.
          Our authorized capital consists of 200,000,000 shares of common stock, 40,000,000 shares of Senior Common Stock and 100,000,000 shares of preferred stock, one share of which has been designated Proportionate Voting Preferred Stock.
          Our Operating Partnership issued Common Units representing 13,576,165 common share equivalents and Preferred Units representing 32,597,528 common share equivalents to Venture in the transactions described in “STRUCTURE AND FORMATION TRANSACTIONS.” Each Preferred Unit is convertible into 7.1717 Common Units, but such conversion may not occur before the later of March 19, 2010, or the date we engage in an underwritten public offering (of at least $75 million) of our Listed Common Stock. Upon conversion of the

Preferred Units to Common Units, those Common Units are exchangeable on a one-for-one basis for shares of our Listed Common Stock, but no earlier than one year after the date of their conversion from Preferred Units to Common Units. The Common Units (other than those into which Preferred Units can be converted) are exchangeable on a one-for-one basis for shares of our Listed Common Stock, but no earlier than March 19, 2010. Our Operating Partnership also issued Common Units representing 723,102 common share equivalents to other unit holders as described in “STRUCTURE AND FORMATION TRANSACTIONS.” We have entered into registration rights agreements with Venture and certain of our other unit holders and will be obligated to file, on or around March 20, 2010, March 30, 2010 and May 20, 2010, registration statements that would allow shares of our Listed Common Stock issued upon exchange of our Operating Partnership units to be sold following effectiveness of the registration statements. We anticipate filing one combined registration statement registering at least 48.1 million shares of our Listed Common Stock. In addition, we have granted a total of 24,240 restricted stock units under the Directors’ Stock Plan, and 150,000 shares of our Listed Common Stock have been reserved for the issuance of future awards under that plan (see “MANAGEMENT – Stock Incentive Plan”). The issuance of shares of our Listed Common Stock through the filing of a registration statement and through our Director’s Stock Plan could result in a decrease in the market price of our Listed Common Stock.
There may not be a broad market for our Listed Common Stock, which may cause our Listed Common Stock to trade at a discount and make it difficult for you to sell the Listed Common Stock for which your Senior Common Stock is exchangeable.
          Our Listed Common Stock for which the Senior Common Stock will be exchangeable trades on the NYSE Alternext under the symbol “PCE.” Listing on NYSE Alternext or another national securities exchange does not ensure an actual market for our Listed Common Stock. Accordingly, an actual market for our Listed Common Stock may not be maintained, the market for our Listed Common Stock may not be liquid, the holders of our Listed Common Stock may be unable to sell their shares of our Listed Common Stock, and the prices that may be obtained upon the sale of our Listed Common Stock upon exchange of your Senior Common Stock may not reflect the underlying value of our assets and business.

We have a limited operating history and the prior performance of publicly traded REITs founded by The Shidler Group may not be indicative of our future results.
          We were formed in March 2008 via a merger of The Shidler Group’s western U.S. office portfolio and joint venture operations into a then existing publicly traded REIT. Although we are an existing publicly traded REIT, we have a limited operating history. You should not rely upon the past performance of other publicly traded REITs formed by The Shidler Group.
If you fail to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.
          There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Code (such as an IRA) that are investing in our Senior Common Stock. If you are investing the assets of such a plan or account in our Senior Common Stock, you should satisfy yourself that:
•	your investment is consistent with your fiduciary obligations under ERISA and the Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s or account’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce UBIT for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
          Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary that authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.
If our assets are deemed to be ERISA plan assets, our Advisor and we may be exposed to liabilities under Title 1 of ERISA and the Internal Revenue Code.
          In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entire entity are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be applicable, and there may be liability under these and other provisions of ERISA and the Code. If our Advisor or we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, you should consult with your legal and other advisors concerning the impact of ERISA and the Code on your investment and our performance.

Risks Related To Our Business And Properties
The current conditions in the U.S. economy and turmoil in the credit markets could limit demand for our office properties and affect the overall availability and cost of credit.
          The current conditions in the U.S. economy and turmoil in the credit markets could limit demand for our office properties and affect the overall availability and cost of credit. At this time, it is unclear whether and to what extent the actions taken by the U.S. government, including, without limitation, the passage of the Emergency Economic Stabilization Act of 2008 and other measures currently being implemented or contemplated, will mitigate the effects of the crisis. With respect to the Company, currently these conditions have not impaired our ability to access credit markets and finance our operations, however, the impact of the current crisis on our ability to obtain financing in the future and the costs of terms of the same, is unclear. No assurances can be given that the effects of the current crisis will not have a material adverse effect on our business, financial condition and results of operations.
          In addition, given these current conditions, the Company’s business and results of operations could be adversely affected as follows:
•	Our tenants may experience a deterioration in their sales or other revenue, or experience a constraint on the availability of credit necessary to fund operations, which in turn may adversely impact those tenants’ ability to pay contractual base rents and tenant recoveries. Some tenants may terminate their occupancy due to an inability to operate profitably for an extended period of time, impacting our ability to maintain occupancy levels.

•	Constraints on the availability of credit to tenants, necessary to purchase and install improvements, fixtures and equipment, and fund start-up business expenses, could impact our ability to procure new tenants for spaces currently vacant in existing operating properties or properties under development.

•	Our co-investment partners could experience difficulty obtaining financing in the future for the same reasons discussed above. Their inability to obtain financing on acceptable terms, or at all, could negatively impact our ability to acquire additional properties or may negatively impact their ability to fund capital requirements on our existing properties that are owned in joint venture with them.
All of our properties are located in Southern California, Phoenix, and Honolulu. We are dependent on the Southern California, Phoenix and Honolulu office markets and economies, and are therefore susceptible to risks of events in those markets that could adversely affect our business, such as adverse market conditions, changes in local laws or regulations, and natural disasters.
          Because all of our properties are concentrated in Southern California, Phoenix and Honolulu, we will be exposed to greater economic risks than if we owned a more geographically dispersed portfolio. We will be susceptible to adverse developments in the Southern California, Phoenix and Honolulu economic and regulatory environments (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation and other factors) as well as natural disasters that occur in these areas (such as earthquakes, floods and other events). In addition, the State of California is also regarded as more litigious and more highly regulated and taxed than many states, which may reduce demand for office space in California. Any adverse developments in the economy or real estate markets in Southern California, Phoenix or Honolulu, or any decrease in demand for office space resulting from the Southern California, Phoenix or Honolulu regulatory or business environments, could adversely impact our financial condition, results of operations and cash flow, the per share trading price of our Listed Common Stock and our ability to satisfy our debt service obligations and to pay dividends to you.

We are prohibited from disposing of or refinancing the Contributed Properties under certain circumstances until March 2018.
          A sale of any of the Contributed Properties that would not provide continued tax deferral to Venture is prohibited under the Master Agreement and the contribution agreements for such properties for ten years after the closing of the transactions related to such properties. These prohibitions may prevent us from selling such properties when we desire or from obtaining in any disposition the best terms that would otherwise be available to us absent such prohibitions. In addition, we have agreed for such ten-year period to not prepay or defease any mortgage indebtedness of such properties, other than for concurrent refinancing with non-recourse mortgage debt of equal or greater amount, and to observe restrictions on encumbering such properties. These restrictions limit our ability to refinance indebtedness on those properties and will limit our ability to manage our debt structure. As a result, we may be unable to obtain capital resources that would otherwise be available to us. Furthermore, if any such sale or defeasance is foreseeable, we are required to notify Venture and to cooperate with it in considering strategies to defer or mitigate the recognition of gain under the Internal Revenue Code. These contractual obligations may limit our future operating flexibility and compel us to take actions or undertake transactions that we otherwise would not undertake. If we fail to comply with any of these requirements, we will be liable for a make-whole cash payment to Venture, the cost of which could be material and could adversely affect our liquidity.
Our operating performance is subject to risks associated with the real estate industry.
          Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for dividends, as well as the value of our properties. These events include, but are not limited to:
•	adverse changes in economic and demographic conditions;

•	vacancies or our inability to rent space on favorable terms;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

•	inability to collect rent from tenants;

•	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

•	reductions in the level of demand for office space, and changes in the relative popularity of properties;

•	increases in the supply of office space;

•	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

•	increases in expenses, including insurance costs, labor costs, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, and our inability to pass on some or all of these increases to our tenants; and

•	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990, which we call the ADA.

We have a substantial amount of indebtedness outstanding on a consolidated basis, which may affect our ability to pay dividends, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations.
          As of September 30, 2008, our total consolidated indebtedness was approximately $421 million. Our joint venture properties are also leveraged and we may incur significant additional debt for various purposes, including the funding of future acquisitions of property.
          Payments of principal and interest on borrowings may leave our property-owning entities with insufficient cash resources to operate our properties and/or pay distributions to us so that we can make dividends to shareholders currently contemplated or necessary to maintain our REIT qualification. Our substantial outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have significant other adverse consequences, including the following:
•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could adversely affect our liquidity for acquisitions or operations;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we will be exposed to interest and future interest rate volatility with respect to indebtedness that is variable rate; and

•	any property-owning entity may default on its obligations and the lenders or mortgagees may foreclose on our properties and execute on any collateral that secures their loans.
          If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our Listed Common Stock, the realizable value of our Senior Common Stock and our ability to satisfy our debt service obligations and to pay dividends to you could be adversely affected. In addition, any foreclosure on our properties could create taxable income without accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Internal Revenue Code.
We will be subject to risks and liabilities unique to joint venture relationships.
          We own properties through “joint venture” investments in which we co-invest with other investors. Our business plan contemplates further acquisitions of office properties through joint ventures and sales to institutions of partial ownership of properties that we wholly-own. Real estate is relatively difficult to sell quickly. We may be unable to realize our investment objectives by a sale of equity interests at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. Joint venture investments involve certain risks, including:
•	co-investment partners may control or share certain approval rights over major decisions

•	co-investment partners may fail to fund their share of any required capital commitments
•	co-investment partners might have economic or other business interests or goals that are inconsistent with our business interests or goals that would affect our ability to operate the property

•	co-investment partners may have the power to act contrary to our instructions and policies, including our current policy with respect to maintaining our REIT qualification

•	joint venture agreements often restrict the transfer of a member’s or co-investment partner’s interest or “buy-sell” or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms

•	disputes between us and our co-investment partners may result in litigation or arbitration that would increase our expenses and divert attention from other elements of our business and result in subjecting the properties owned by the applicable joint venture to additional risk and

•	we may in certain circumstances be liable for the actions of our co-investment partners.
          The occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flow and our ability to pay dividends.
If we are deemed an “investment company” under the Investment Company Act of 1940, it could have a material adverse effect on our business.
          We do not expect to operate as an “investment company” under the Investment Company Act. However, the analysis relating to whether a company qualifies as an investment company can involve technical and complex rules and regulations. If we own assets that qualify as “investment securities” as such term is defined under this Act and the value of such assets exceeds 40% of the value of our total assets, we could be deemed to be an investment company. If we held investment securities and the value of these securities exceeded 40% of the value of our total assets we may be required to register as an investment company. Investment companies are subject to a variety of substantial requirements that could significantly impact our operations. The costs and expenses we would incur to register and operate as an investment company, as well as the limitations placed on our operations, could have a material adverse impact on our operations and your investment return. In order to operate in a manner to avoid being required to register as an investment company we may be unable to sell assets we would otherwise want to sell or we may need to sell assets we would otherwise wish to retain. In addition, we may also have to forgo opportunities to acquire interests in companies or entities that we would otherwise want to acquire.
Our success depends on the ability of our Advisor to operate properties and our Advisor’s failure to operate our properties in an effective manner could have a material adverse effect on the value of our real estate investments and results of operations.
          We presently have no employees. Our officers are employees of our Advisor. We depend on the ability of our Advisor to operate our properties and manage our other investments in a manner sufficient to maintain or increase revenues and to generate sufficient revenues in excess of our operating and other expenses. Our Advisor is not required to dedicate any particular number of employees or employee hours to our business in order to fulfill its obligations under the Advisory Agreement. We are subject to the risk that our Advisor will terminate the Advisory Agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of our Advisor’s executive officers, whose continued service is not guaranteed. If our Advisor terminates the Advisory Agreement, we may not be able to execute our business plan and may suffer losses, which could have a material adverse effect on our ability to make distributions to our stockholders. The failure of our Advisor to operate our properties and manage our other investments will adversely affect the underlying value of our real estate investments, the results of our operations and out ability to make distributions to our stockholders and to pay amounts due on our indebtedness.
Our Advisor’s corporate management fee is payable regardless of our performance, which may reduce its incentive to devote time and resources to our portfolio.
          Our Advisor is entitled to receive a corporate management fee of $1.5 million per year, regardless of the performance of our portfolio. Our Advisor’s entitlement to such non-performance based compensation might reduce its incentive to devote its time and effort to seeking profitable opportunities for our portfolio. This in turn could hinder our ability to make distributions to our stockholders.
The actual rents we receive for the properties in our portfolio may be less than our asking rents, and we may experience lease roll down from time to time.
          We may be unable to realize our asking rents across the properties in our portfolio because of:
•	competitive pricing pressure in our submarkets;

•	adverse conditions in the Southern California, Phoenix or Honolulu real estate markets;

•	general economic downturn; and

•	the desirability of our properties compared to other properties in our submarkets.
          In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to achieve our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.
We may be unable to renew leases or lease vacant space.
          As of September 30, 2008, leases representing approximately 4.0% and 12.4% of the rentable square feet of our total portfolio were scheduled to expire in the remainder of 2008 and 2009, respectively, and an additional approximately 14.9% of the square footage of our total portfolio was available for lease. These leases may not be renewed, or may be re-leased at rental rates equal to or below existing rental rates. Substantial rent abatements, tenant improvements, early termination rights or below-market renewal options may be offered to attract new tenants or retain existing tenants. Accordingly, portions of our properties may remain vacant for extended periods of time. In addition, some existing leases currently provide tenants with options to renew the terms of their leases at rates that are less than the current market rate or to terminate their leases prior to the expiration date thereof. If we are unable to obtain rental rates that are on average comparable to our asking rents across our portfolio, then our ability to generate cash flow growth or pay dividends will be negatively impacted.
Potential losses may not be covered by insurance.
          Our business operations in Southern California, Phoenix and Honolulu are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters such as earthquakes, tsunamis, hurricanes, volcanoes, wind, floods, landslides, drought and fires. These adverse weather conditions and natural disasters could cause significant damage to the properties in our portfolio, the risk of which is enhanced by the concentration of our properties’ locations. Our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. In addition, our insurance policies include customary deductibles and limitations on recovery. As a result, we may be required to incur significant costs in the event of adverse weather conditions and natural disasters. We may discontinue earthquake or any other insurance coverage on some or all of our properties in the future if the cost of premiums for any of these policies in our judgment exceeds the value of the coverage discounted for the risk of loss.
          Furthermore, we do not carry insurance for certain losses, including, but not limited to, losses caused by war or by certain environmental conditions, such as mold or asbestos. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, we may not have sufficient coverage against all losses that we may experience, including from adverse title claims. If we experience a loss that is uninsured or that exceeds policy limits, we could incur significant costs and lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties.
          In addition, our properties may not be able to be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements.
We face intense competition, which may decrease or prevent increases of the occupancy and rental rates of our properties.
          We compete with a number of developers, owners and operators of office real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. In that case, our financial condition, results of operations, cash flow, per share trading price of our Listed Common Stock, the realizable value of our Senior Common Stock and ability to satisfy our debt service obligations and to pay dividends to you may be adversely affected.
Because we own real property, we will be subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.
          Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site.
          These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. Contamination resulting from any of these substances or the failure to properly remediate them, may adversely affect our ability to sell or rent our property or to borrow using the property as collateral. In addition, persons exposed to hazardous or toxic substances may sue for personal injury damages. For example, some laws impose liability for release of or exposure to asbestos-containing materials, a substance known to be present in a number of our buildings. In other cases, some of our properties may have been impacted by contamination from past operations or from off-site sources. As a result, we may be potentially liable for investigation and cleanup costs, penalties, and damages under environmental laws.
          Although most of our properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with the property. Unless required by applicable law, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments. Further, these or other environmental studies may not identify all potential environmental liabilities, or that we will not incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.
Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unanticipated expenditures that could significantly reduce the cash available for distribution to our shareholders.
          Under the ADA all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the

ADA, we have not conducted an audit or investigation of our properties to determine our compliance. If one or more of our properties or future properties is not in compliance with the ADA, then we would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation.
          In addition, our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we were to fail to comply with these various requirements, we might incur governmental fines or private damage awards. We have received representations and warranties from Venture and the other parties from whom we have acquired properties as to material compliance of our properties with applicable regulatory requirements. However, violations may be discovered following the expiration of these representations and warranties and existing requirements will change and future requirements may require us to make significant unanticipated expenditures. If we incur substantial costs to comply with the ADA or any other regulatory requirements, our financial condition, results of operations, cash flow, market price of our Listed Common Stock, the realizable value of our Senior Common Stock and our ability to satisfy our debt service obligations and to pay distributions to our shareholders could be adversely affected. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties.
We may be unable to complete acquisitions that would grow our business and, even if consummated, we may fail to successfully integrate and operate acquired properties.
          We plan to acquire additional properties as opportunities arise. Our ability to acquire properties on favorable terms and successfully integrate and operate them is subject to the following significant risks:
•	we may be unable to acquire desired properties because of competition from other real estate investors with better access to less expensive capital, including other real estate operating companies, publicly traded REITs and investment funds;

•	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•	competition from other potential acquirers may significantly increase purchase prices;

•	we may be unable to generate sufficient cash from operations, or obtain the necessary debt or equity financing to consummate an acquisition on favorable terms or at all;

•	we may need to spend more than anticipated amounts to make necessary improvements or renovations to acquired properties;

•	we may spend significant time and money on potential acquisitions that we do not consummate;

•	we may be unable to quickly and efficiently integrate new acquisitions into our existing operations;

•	we may suffer higher than expected vacancy rates and/or lower than expected rental rates; and

•	we may acquire properties without any recourse, or with only limited recourse, for liabilities, against the former owners of the properties.
          If we cannot complete property acquisitions on favorable terms, or operate acquired properties to meet our goals or expectations, our financial condition, results of operations, cash flow, per share trading price of our Listed Common Stock, the realizable value of our Senior Common Stock and ability to satisfy our debt service obligations and to pay dividends to you could be adversely affected.

We may be unable to successfully expand our operations into new markets in the western United States.
          Each of the risks applicable to our ability to acquire and successfully integrate and operate properties in the markets in which our properties are located are also applicable to our ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, we may not possess the same level of familiarity with the dynamics and market conditions of certain new markets that we may enter, which could adversely affect our ability to expand into those markets. We may be unable to build a significant market share or achieve a desired return on our investments in new markets. If we are unsuccessful in expanding into new markets, it could adversely affect our financial condition, results of operations, cash flow, per share trading price of our Listed Common Stock and ability to satisfy our debt service obligations and to pay dividends to you.
Risks Related to Conflicts of Interest and Certain Relationships
There may be various conflicts of interest resulting from the relationships among us, our management, our Advisor and other parties.
          As more fully described in “CONFLICTS OF INTEREST,” there may be conflicts of interest among us, our management, and our Advisor. These potential conflicts of interest include the following:
•	Certain of our affiliates are also shareholders, directors or officers of our Advisor and may, therefore, benefit from the compensation arrangements relating to our Advisor under the Advisory Agreement, which was not the result of arm’s-length negotiations.

•	The directors and certain of the officers of our Advisor, and certain of the individuals that are our officers and directors, currently are engaged, and in the future will engage, in the management of other business entities and properties in other business activities, resulting in a potential conflict with respect to the allocation of the time of such key personnel of our Advisor.

•	In the event that the sale by us of any of the Contributed Properties would be beneficial to us but would negatively impact the tax treatment of Venture, it is possible that any of our directors or officers with a financial interest in Venture may experience a conflict of interest.

•	In the registration rights agreement we entered into with Venture, we retained certain rights to defer registration in circumstances where such registration would be detrimental to us. It is possible that any of our directors, officers or other affiliates having a financial interest in Venture or its affiliates receiving registration rights may experience a conflict of interest in circumstances where a registration would be advantageous to such persons, but detrimental to us.

•	Certain entities affiliated with us hold promissory notes payable by our Operating Partnership. Those entities have rights under these promissory notes, and their exercise of these rights and pursuit of remedies may be affected by their relationship with each other.

•	In connection with our formation transactions, certain properties were contributed to our Operating Partnership by Venture. Some of these contributed properties were encumbered by debt or, in case of one contributed property, which we refer to as “Clifford Center,” obligations under the ground lease. These encumbrances are secured, in part, by certain guaranty and indemnity obligations of Messrs. Shidler and Reynolds and entities wholly-owned or controlled by them, or the “Indemnitees.” Our Operating Partnership entered into certain indemnity agreements with the Indemnitees on March 19, 2008, such agreements we refer to as the “Indemnity Agreements,” in order to indemnify the Indemnitees under these guaranties and indemnities. Our Operating Partnership’s specific indemnity obligations in each Indemnity Agreement are basically to defend, indemnify and hold harmless the Indemnitee from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including, attorneys’ fees and costs of litigation arising from or relating to any or all of the guaranty or indemnity obligations of the Indemnitee.

          These conflicts may result in terms that are more favorable to our management, our Advisor and/or our Advisor’s affiliates than would have been obtained on an arm’s length basis, and may operate to the detriment of our shareholders.
We are substantially controlled by Jay H. Shidler.
          Jay H. Shidler is the Chairman of our board of directors, controls Venture, and is a shareholder and a director of our Advisor. As part of our formation transactions, we issued to our Advisor one share of Proportionate Voting Preferred Stock, which represents that number of votes equal to the total number of shares of Listed Common Stock issuable upon exchange of the Common Units and Preferred Units that we issued in connection with the formation transactions. Our Advisor has agreed to cast those votes in respect of the Proportionate Voting Preferred Stock on any matter in direct proportion to votes that are cast by limited partners of our Operating Partnership holding the Common Units and Preferred Units issued in the formation transactions. Venture holds those Common Units and Preferred Units and is controlled by Mr. Shidler. As of September 30, 2008, that share of Proportionate Voting Preferred Stock represented approximately 93.8% of our voting power. In addition, under the Advisory Agreement, our Advisor effectively controls our operations and management and that of our Operating Partnership. Therefore, because of his position with us, Venture and our Advisor, and the additional shares of our Listed Common Stock that he holds, Mr. Shidler has the ability to effectively vote approximately 95% of our currently outstanding voting securities, and assuming the issuance of all Senior Common Stock in this offering, including through our dividend reinvestment plan, will have the ability to effectively vote approximately 55% of our outstanding voting securities. In addition, Mr. Shidler has significant influence over our policies and strategy and the operations and control of our business and the business of our Operating Partnership. The interests of Mr. Shidler in these matters may conflict with the interests of our other shareholders. As a result, Mr. Shidler could cause us or our Operating Partnership to take actions that our other shareholders do not support.
Jay H. Shidler may compete with us and, therefore, may have conflicts of interest with us.
          We have entered into a Noncompetition Agreement with Jay H. Shidler, who is our Chairman of our board of directors. The Noncompetition Agreement for Mr. Shidler prohibits, without our prior written consent, Mr. Shidler from investing in certain office properties in any county in which we own an office property or in our targeted geographic operating region. However, this covenant not to compete will not restrict:
•	business conducted on our behalf;

•	investments in which Mr. Shidler obtained an interest prior to our formation transactions;

•	investments in areas in which we do not own office property at the time of such investment;

•	activities of First Industrial Realty Trust, Inc., Corporate Office Properties Trust and their respective affiliates;

•	investment opportunities considered and rejected by us; and

•	investments in any entity as long as Mr. Shidler does not own more than 4.9% of the entity and is not actively engaged in the management of such entity.
          It is therefore possible, despite the limitations imposed by his Noncompetition Agreement, that a property in which Mr. Shidler or an affiliate of Mr. Shidler has an interest may compete with us in the future if we were to invest in a property similar in type and in close proximity to that property.

Risks Related to Our Status as a REIT and our Corporate Structure
If we fail to remain qualified as a REIT, we will be subject to taxation as a regular corporation and could face substantial tax liability.
          We conduct our operations to qualify as a REIT under the Internal Revenue Code, and presently intend to remain qualified as a REIT under the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist, and which are subject to change, potentially with retroactive effect. Even a technical or inadvertent mistake could jeopardize our REIT status. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In particular, our ability to qualify as a REIT depends on the relative values of our common stock and Proportionate Voting Preferred Stock, which have not been determined by independent appraisal, are susceptible to fluctuations, and could, if successfully challenged by the IRS, cause us to fail to meet the ownership requirements. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have not control or only limited influence, including cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Actions taken by our Operating Partnership may affect our ongoing satisfaction of these tests.
          If we were to fail to qualify as a REIT in any tax year, then:
•	we would not be required to make distributions to our shareholders;

•	we would not be allowed to deduct distributions to our shareholders in computing our taxable income;

•	we would be subject to federal income tax at regular corporate rates; and

•	any resulting tax liability could be substantial and could require us to borrow money or sell assets to pay such liability, and would reduce the amount of cash available for distribution to shareholders. Unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and thus, our cash available for distribution to shareholders would be reduced for each of the years during which we did not qualify as a REIT.
Complying with REIT requirements may force us to borrow to make distributions to shareholders.
          As a REIT, we must generally distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, to our shareholders. If we satisfy the REIT distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws.
          From time to time, we may generate taxable income greater than our cash flow available for distribution to shareholders (for example, due to substantial non-deductible cash outlays, such as capital expenditures or principal payments on debt). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find alternative sources of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid income and excise taxes in a particular year. These alternatives could increase our operating costs or diminish our levels of growth.
REIT restrictions on ownership of our capital stock may delay or prevent our acquisition by a third party, even if an acquisition is in the best interests of our shareholders.
          In order for us to qualify as a REIT, not more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any taxable year.

          Our charter provides that, subject to certain exceptions, no person, including entities, may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 4.9% in economic value or number of shares, whichever is more restrictive, of our outstanding capital stock. While these restrictions may prevent any five individuals from owning more than 50% of the capital stock, they could also discourage a change in control of our company. These restrictions may also deter tender offers that may be attractive to shareholders or limit the opportunity for shareholders to receive a premium for their shares if an investor makes purchases of shares of our capital stock to acquire a block of shares of our capital stock.
Complying with REIT requirements may cause us to forego otherwise attractive opportunities.
          To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts that we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
Complying with REIT requirements may force us to liquidate otherwise attractive investments.
          To qualify as a REIT we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot comprise more than 10% of the outstanding voting securities, or more than 10% of the total value of the outstanding securities, of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than assets which qualify for purposes of the 75% asset test) may consist of the securities of any one issuer, and no more than 25% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we generally must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.
Liquidation of collateral may jeopardize our REIT status.
          To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT.
Complying with REIT requirements may limit our ability to hedge effectively.
          The REIT provisions of the Internal Revenue Code may limit our ability to hedge our operations. Under current law, any income that we generate from derivatives or other transactions intended to hedge our interest rate risks will generally constitute income that does not qualify for purposes of the 75% income requirement applicable to REITs, and will also be treated as nonqualifying income for purposes of the REIT 95% income test unless specified requirements are met. In addition, any income from foreign currency or other hedges would generally constitute nonqualifying income for purposes of both the 75% and 95% REIT income tests under current law. See “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS — Taxation of Pacific Office Properties Trust, Inc.— Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.
Provisions in our charter and bylaws, and Maryland law may delay or prevent our acquisition by a third party, even if such acquisition were in the best interests of our shareholders.
          Certain provisions of Maryland law and our charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of us, and may have the effect of entrenching our management and members of our board of directors, regardless of their performance.

These provisions are described further in “CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS,” and cover, among other topics, the following:
•	removal of directors;

•	limitation on shareholder-requested special meetings;

•	advance notice provisions for shareholder nominations and proposals;

•	exclusive authority of our board to amend our bylaws;

•	issuance of preferred stock;

•	duties of directors with respect to unsolicited takeovers;

•	ownership limits on our shareholders;

•	restrictions of the Maryland Business Combination Act; and

•	ability of our board to subject us to statutory provisions related to unsolicited takeovers without a shareholder vote.
The partnership units of our Operating Partnership, future offerings of debt, securities and preferred stock may dilute the holdings of our existing shareholders.
          In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium term notes, senior or subordinated notes and classes of preferred stock, convertible preferred units or common stock. Upon liquidation, holders of our debt securities, holders of any preferred stock we may issue, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Senior Common Stock. Future equity offerings may dilute the holdings of our existing shareholders. If we decide to issue preferred stock in addition to our Proportionate Voting Preferred Stock already issued, it could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our Senior Common Stock, although unpaid dividend payments on the Senior Common Stock would continue to accrue. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. See “DESCRIPTION OF CAPITAL STOCK.”
Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our Senior Common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.
          Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our Senior Common Stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our Senior Common Stock.

FORWARD-LOOKING STATEMENTS
          Statements contained in this prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” or similar expressions, we are making forward-looking statements. These forward-looking statements are not guaranteed and are based on our present intentions and on our present expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control, that could cause actual results or events to differ materially from those we anticipate or project.
          You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
ESTIMATED USE OF PROCEEDS
          We estimate that the net proceeds from our sale of up to 30,000,000 shares of Senior Common Stock, assuming we sell all such shares, in this offering at a public offering price of $10.00 per share, will be approximately $                     million ($                    , if we assume we issue all of the $50,000,000 in Senior Common Stock under our dividend reinvestment plan), after deducting estimated offering expenses payable by us. We intend to use substantially all of the net proceeds to invest in real estate assets. We, however, may choose to utilize the net proceeds for any one or a combination of the following purposes:
•	to fund acquisitions and investments in joint ventures owning office properties, in accordance with our investment guidelines;

•	for working capital purposes;

•	to fund ongoing operations and pay expenses;

•	to fund redemptions of shares of Senior Common Stock under the share redemption program specifically with funds raised under the dividend reinvestment plan;

•	to repay advances under our revolving credit facility;

•	to repay other indebtedness; and

•	for general corporate purposes.
          Pending actual use of the net proceeds, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities and, as required by the terms of our revolving credit facility, to repay any amounts then-outstanding under such facility. See “MANAGEMENT’S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Indebtedness – Revolving Line of Credit”. We intend to utilize the initial net proceeds received from this offering to extinguish any amounts outstanding (no amounts outstanding at September 30, 2008) under our revolving credit facility. We have not identified the investments we will make with all of the proceeds of this offering. We will rely on our Advisor and our board of directors to identify and evaluate our future investments.

MARKET PRICE RANGE AND DIVIDENDS ON OUR COMMON STOCK
Market Price Range
          We refer to our common stock listed on the NYSE Alternext under the symbol “PCE” since March 20, 2008, as our “Listed Common Stock.” After the seventh anniversary from the date of issuance of the Senior Common Stock, such shares of Senior Common Stock will be exchangeable for shares of Listed Common Stock. There is currently no market for our Senior Common Stock and we do not currently intend to list our shares of Senior Common Stock on any securities exchange in the near future. Please see, “RISK FACTORS—Risks Related to This Offering—There is currently no public market for our Senior Common Stock.” The offering price for our Senior Common Stock in this offering was established on an arbitrary basis by our board of directors and such price bears no relationship to the current trading price our Listed Common Stock. Please see, “RISK FACTORS—Risks Related to This Offering—We established the offering price on an arbitrary basis.”
          The following table sets forth the high and low sales prices for our Listed Common Stock as reported by the NYSE Alternext and the dividends declared for each of the periods indicated. The last reported sales price of our Listed Common Stock on February 4, 2009 was $5.50.

			Dividends
			Declared per
	High	Low	Share
2009
1st Quarter (through February 4)	$5.50	$4.30	$—
2008
4th Quarter	$6.65	$2.52	$0.05
3rd Quarter	$7.32	$6.10	$0.05
2nd Quarter	$7.30	$5.92	$—
1st Quarter (beginning March 20, 2008)	$7.75	$4.65	$—
          As of January 31, 2009, there were 3,031,125 shares of Listed Common Stock outstanding held by approximately 48 persons of record. We have reserved up to 40,000,000 shares of Senior Common Stock to be issued pursuant to this offering.
Dividends
          Subject to the preferential rights of any series of our preferred shares (of which there are currently none issued), holders of Senior Common Stock will be entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends in an amount per Senior Common Stock, equal to a minimum of $0.70 per annum, plus any applicable Participation Dividend. Dividends on our Senior Common Stock are cumulative from the date of original issuance and are payable monthly on or about the 15th day of each month, when and as declared. The first dividend payment on the Senior Common Stock will be in the first full month following the initial issuance of shares, and it will be pro-rated from the date of issuance.
          Distributions on our Listed Common Stock in excess of our current and accumulated earnings and profits will not be taxable to a taxable U.S. stock holder under current federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the Listed Common Stock. In that case, the gain (or loss) recognized on the sale of that Listed Common Stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.”
          We cannot assure you that our estimated dividends and distributions will be made or sustained or that our board of directors will not change our dividend policy in the future. Any dividends or other distributions we pay in the future will depend upon our legal and contractual restrictions, including the provisions of the Senior Common Stock, as well as actual results of operations, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. If our operations do not generate sufficient cash flow to enable us to pay our intended dividends and distributions, we may be required to fund dividends and distributions from borrowings under our revolving facility or to defer the dividends on our Senior Common Stock. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “RISK FACTORS.”
          Federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. For more information, see “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.” We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make some distributions.

SELECTED FINANCIAL AND OPERATING INFORMATION
($ in thousands, except per share and property data)

						PACIFIC
						OFFICE
	WATERFRONT(1)					PROPERTIES
					FOR THE	TRUST, INC.
					PERIOD FROM	FOR THE	TOTAL(2)
				FOR THE	JANUARY 1,	PERIOD FROM	FOR THE
				NINE MONTHS	2008	MARCH 20,	NINE MONTHS
				ENDED	THROUGH	2008 THROUGH	ENDED
	YEAR ENDED DECEMBER 31,			SEPTEMBER	MARCH 19,	SEPTEMBER	SEPTEMBER
	2005	2006	2007	30, 2007	2008	30, 2008	30, 2008

Statement of Operations Data:
Total revenues	$16,726	$18,866	$20,109	$15,154	$5,162	$39,179	$44,341
Total operating expenses	19,168	24,102	28,286	22,027	6,133	69,584	75,717
Equity in net earnings of unconsolidated joint ventures	—	—	—	—	—	156	156
Minority interests	—	—	—	—	—	24,585	24,585
Net loss	(2,385)	(5,137)	(8,127)	(6,873)	(971)	(5,664)	(5,664)

Per Share Data:
Net loss per share — basic and diluted	$(0.68)	$(1.47)	$(2.33)	$(2.07)	$(0.31)	$(1.86)	N/A
Weighted average common shares outstanding
— basic and diluted	3,494,624	3,494,624	3,494,624	3,494,624	3,494,624	3,031,125	N/A
Dividends declared per common share	$—	$—	$—	$—	$—	$0.05	$0.05

					PACIFIC
					OFFICE
					PROPERTIES
	WATERFRONT(3)				TRUST, INC.
	As of December	As of December	As of December	As of September	As of September
	31, 2005	31, 2006	31, 2007	30, 2007	30, 2008
Balance Sheet Data (at end of period):
Total assets	$81,193	$82,255	$80,171	$81,088	$533,896
Mortgage and other collateralized loans	71,600	111,000	111,000	111,000	397,112
Unsecured notes payable to related parties	—	—	—	—	23,776

			PROPERTY	EFFECTIVE
	NUMBER OF		PORTFOLIO	PORTFOLIO
	PROPERTIES	BUILDINGS	SQ. FT.	SQ. FT.
Other Data:
Wholly-owned properties	8	11	2,265,339	2,265,339
Unconsolidated joint venture properties	15	29	2,065,052	262,099

Total	23	40	4,330,391	2,527,438

(1)	Amounts have been derived from the consolidated statements of operations of Waterfront Partners OP, LLC (Waterfront), which for accounting purposes was deemed to be the acquirer of Pacific Office Properties Trust, Inc. Waterfront consists of Waterfront Plaza, a seven-structure office complex located in Honolulu, Hawaii. The account balances and transactions of Waterfront are not indicative of the balances of Pacific Office Properties Trust, Inc. subsequent to the completion of the formation transactions on March 19, 2008.

(2)	Amounts reflected in the Total column represent the sum of the amounts included herein as the consolidated results of operations of Waterfront for the period from January 1, 2008 through March 19, 2008 and the consolidated results of operations of Pacific Office Properties Trust, Inc. for the period from March 20, 2008 through September 30, 2008.

(3)	Amounts have been derived from the consolidated balance sheets of Waterfront. The balances of Waterfront are not indicative of that for Pacific Office Properties Trust, Inc. subsequent to the completion of the formation transactions on March 19, 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
          We are a Maryland corporation, which has elected to be treated as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986. We are primarily focused on owning and operating high-quality office properties in the western United States, concentrating initially on the long-term growth selected submarkets of Honolulu, San Diego, Los Angeles, and Phoenix.
          Through our Operating Partnership we own whole interests in eight fee simple and leasehold office properties and managing ownership interests in six joint ventures holding 15 office properties. Our property portfolio, or Property Portfolio, is approximately 4.3 million leasable square feet. The portion of our Property Portfolio that is effectively owned by us (representing leasable square feet of our wholly owned properties and our respective ownership interests in our unconsolidated joint venture properties), which we refer to as our Effective Portfolio, comprised approximately 2.5 million leasable square feet.
          We are advised by Pacific Office Management, Inc., a Delaware corporation (the “Advisor”), an entity owned and controlled by Jay H. Shidler, our Chairman of the Board, and certain related parties of The Shidler Group, pursuant to an advisory agreement dated as of March 19, 2008 (the “Advisory Agreement”).
          Our corporate strategy is to acquire, primarily in partnership with institutional co-investors, “value-added” office properties concentrated in our target markets. Our leasing strategy focuses on executing long-term leases with creditworthy tenants. The success of our leasing strategy is dependent upon the general economic conditions of our target markets. Historically, our property portfolio has been leased to tenants on both a full service gross and net lease basis. A full service gross lease has a base year expense stop, whereby the tenant pays a stated amount of expenses as part of the rent payment, while future increases (above the base year stop) in property operating expenses are billed to the tenant based on the tenant’s proportionate square footage in the property. The increased property operating expenses billed are reflected in operating expense and amounts recovered from tenants are reflected as tenant recoveries in the statements of income. In a net lease, the tenant is responsible for all property taxes, insurance, and operating expenses. As such, the base rent payment does not include operating expenses, but rather all such expenses are billed to the tenant. The full amount of the expenses for this lease type is reflected in operating expenses, and the reimbursement is reflected in tenant recoveries. We expect to emphasize net leases in the future, though we expect some leases will remain gross leased in the future due to tenant expectations and market customs.
          We also own managing ownership interests in six joint ventures, which own commercial office properties (the “Unconsolidated Joint Ventures”). The Unconsolidated Joint Ventures are accounted for under the equity method of accounting.
The Transactions Included in the Master Agreement
          On March 19, 2008, or the Effective Date, our predecessor, AZL, effected a change in its state of incorporation by merging with and into its wholly-owned subsidiary, resulting in the reincorporation of AZL as a Maryland real estate investment trust, and changing its name to “Pacific Office Properties Trust, Inc.” Also as part of such transactions, we, as the successor to AZL, formed an umbrella partnership, our Operating Partnership, in which we are the sole general partner.
          Immediately following such reincorporation, we, through our Operating Partnership, acquired from Venture ownership interests in certain properties. In consideration for the acquired property interests, we issued to Venture 13,576,165 Common Units and 4,545,300 Preferred Units.
          The Common Units are exchangeable on a one-for-one basis for shares of our Listed Common Stock, but no earlier than March 19, 2010. The Preferred Units have fixed rights to annual distributions and priority over

Common Units in the event of a liquidation of our Operating Partnership. The Preferred Units have a liquidation preference of $25.00 per unit. Each Preferred Unit is initially convertible into 7.1717 Common Units, but such conversion may not occur before the later of March 19, 2010, or the date we consummate an underwritten public offering (of at least $75 million) of our Listed Common Stock. Upon conversion of the Preferred Units to Common Units, the Common Units will be exchangeable on a one-for-one basis for shares of our Listed Common Stock, but no earlier than one year after the date of their conversion from Preferred Units to Common Units.
          As a result of the reincorporation, AZL’s common stock, which traded under the symbol “AZL,” ceased trading on the NYSE Alternext following the close of trading on March 19, 2008. On March 20, 2008, our Listed Common Stock began trading on NYSE Alternext under the symbol “PCE.” For purposes of Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is the successor issuer to AZL.
Accounting Acquirer
          For purposes of our consolidated financial statements presented herein, we include consolidated financial statements for Waterfront Partners OP, LLC, which we refer to as Waterfront, because it is the entity that received the largest equity share in the combined entity and was designated as the accounting acquirer in our formation transactions. For more information, see “Critical Accounting Policies — Investments in Real Estate.”
Critical Accounting Policies
          This discussion and analysis of the historical financial condition and results of operations is based upon the accompanying consolidated financial statements which have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. Summarized below are those accounting policies that require material subjective or complex judgments and that have the most significant impact on financial conditions and results of operations. These estimates have been evaluated on an ongoing basis, based upon information currently available and on various assumptions that management believes are reasonable as of the date hereof. In addition, other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of the results of operations and financial conditions to those of other companies.
          Investment in Real Estate. In accordance with SFAS No. 141, Business Combinations, Waterfront, which had the largest interest in Venture, was designated as the acquiring entity in the business combination for financial accounting purposes, and its assets and liabilities have been recorded at their historical cost basis. In that regard, substantially all of the commercial real estate assets and related liabilities of Venture and substantially all of the assets and certain liabilities of AZL were deemed to be acquired by Waterfront. The commercial real estate assets of Venture that were deemed to be acquired by Waterfront consisted of the Contributed Properties. Further, the assets of AZL deemed to be acquired by Waterfront primarily consisted of cash and cash equivalents, investments in marketable securities, other assets and related liabilities. Immediately prior to the Effective Date, Mr. Shidler owned a 56.25% controlling interest in Waterfront but did not own a controlling interest in the other Contributed Properties. However, Mr. Shidler did have a controlling interest in Venture whereby he had the power to direct the transfer of the Contributed Properties to the Operating Partnership. Accordingly, Mr. Shidler’s transfer of his ownership interests in the remaining Contributed Properties to Waterfront, the accounting acquirer he controls, was deemed to be a transfer under common control. In accordance with EITF No. 90-5; Exchanges of Ownership Interests between Entities under Common Control, Mr. Shidler’s ownership interests in the Contributed Properties are recorded at historical cost. Ownership interests in the Contributed Properties not owned by Mr. Shidler are recorded at the estimated fair value of the acquired assets and assumed liabilities.
          In accordance with EITF No. 99-12; “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination,” the price of the common stock of AZL was determined to be $5.10 per share at the Effective Date. The fair value of a Preferred Unit at the Effective Date was estimated to be $37.31 after taking into account the AZL common stock price of $5.10, determined under EITF No. 99-12, and various other factors that determine the value of a convertible security.

          Acquisitions of properties and other business combinations are accounted for using the purchase method and, accordingly, the results of operations of acquired properties are included in our result of operations from the respective dates of acquisition. Estimates of future cash flows and other valuation techniques are used to allocate the purchase price of acquired property between land, buildings and improvements, equipment and identifiable intangible assets and liabilities such as amounts related to in-place market leases, acquired below and above market leases and tenant relationships. Initial valuations are subject to change until such information is finalized no later than 12 months from the acquisition date. Each of these estimates requires a great deal of judgment, and some of the estimates involve complex calculations. These allocation assessments have a direct impact on our results of operations because if we were to allocate more value to land there would be no depreciation with respect to such amount. If we were to allocate more value to the buildings as opposed to tenant leases, this amount would be recognized as an expense over a much longer period of time, since the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to tenant leases are amortized over the remaining terms of the leases.
          Land, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method for financial reporting purposes. Buildings and improvements are depreciated over their estimated useful lives, which range from 18 to 46 years. Tenant improvement costs recorded as capital assets are depreciated over the shorter of (i) the tenant’s remaining lease term or (ii) the life of the improvement. Furniture, fixtures and equipment are depreciated over three to seven years. Acquired ground leases are depreciated over the remaining life of the related leases as of the date of assumption of the lease.
          Impairment of Long-Lived Assets. As required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management assesses the potential for impairment of its long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. Management determines whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate carrying value is reduced to fair value and impairment loss is recognized. We did not recognize an impairment loss during the three-month period ended September 30, 2008.
          Goodwill. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the excess cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed is recorded as goodwill. Goodwill is not amortized but is tested for impairment at a level of reporting referred to as a reporting unit on an annual basis, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. An impairment loss for an asset group is allocated to the long-lived assets of the group on a pro-rata basis using the relative carrying amounts of those assets, except that the loss allocated to an individual long-lived asset shall not reduce the carrying amount of that asset below its fair value. We did not recognize an impairment loss during the three month period ended September 30, 2008.
          Revenue Recognition. Revenue and gain is recognized in accordance with Staff Accounting Bulletin No. 104 of the Securities and Exchange Commission, Revenue Recognition in Financial Statements (“SAB 104”), as amended. SAB 104 requires that four basic criteria must be met before revenue can be recognized:
•	persuasive evidence of an arrangement exists;

•	the delivery has occurred or services rendered;

•	the fee is fixed and determinable; and

•	collectability is reasonably assured.
          All leases are classified as operating leases. For all lease terms exceeding one year, rental income is recognized on a straight-line basis over the terms of the leases. Deferred rent receivables represent rental revenue recognized on a straight-line basis in excess of billed rents. Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenues in the period the applicable costs are incurred. Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.

          Lease termination fees, which are included in rental income in the accompanying consolidated statements of operations, are recognized when the related leases are canceled and where no corresponding continuing obligation to provide services to such former tenants exists.
          Other income on the accompanying consolidated statements of operations generally include income incidental to operations and are recognized when earned.
          Monitoring of Rents and Other Receivables. An allowance is maintained for estimated losses that may result from the inability of tenants to make required payments. If a tenant fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent and deferred rent. We generally do not require collateral or other security from its tenants, other than security deposits or letters of credit. If estimates of collectability differ from the cash received, the timing and amount of reported revenue could be impacted.
          Investments in Joint Ventures. We analyze our investments in joint ventures to determine whether the joint venture should be accounted for under the equity method of accounting or consolidated into our financial statements based on standards set forth under SFAS Interpretation No. 46(R), Consolidation of Variable Interest Entities, EITF 96-16, Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights, Statement of Position 78-9, Accounting for Investments in Real Estate Ventures and EITF 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Based on the guidance set forth in SFAS Interpretation No. 46(R), we have determined that all except one of our joint ventures are not variable interest entities. We are not deemed to be the primary beneficiary of that variable interest entity. Further, our joint venture partners have substantive participating rights, including approval of and participation in setting operating budgets. Accordingly, we have determined that the equity method of accounting is appropriate for our investments in joint ventures.
          On April 1, 2008, we and our joint venture partner in Seville Plaza entered into an Amended Operating Agreement. Based on this amendment, which served to modify and provide substantive participating rights to the non-managing member, we have accounted for our 7.5% investment in Seville Plaza under the equity method of accounting, effective April 1, 2008, pursuant to EITF Issue No. 04-5. Prior to the date of such amendment, we had consolidated our 7.5% investment in Seville Plaza pursuant to EITF Issue No. 04-5.
          Income Taxes. In the preparation of our consolidated financial statements, significant management judgment is required to evaluate our compliance with REIT qualification requirements. Our estimates are based on our interpretation of tax laws. These estimates may have an impact on the income tax expense recognized in our consolidated financial statements. Adjustments may be required by a change in assessment of our deferred income tax assets and liabilities, changes due to audit adjustments by federal and state tax authorities, our inability to qualify as a REIT, and changes in tax laws. Adjustments required, if any, in a given period are included within the income tax provision in our consolidated financial statements.
Results of Operations
          The following discussion regarding the results of operations was significantly affected by the consummation of our formation transactions, or the “Transactions”. Accordingly, the historical financial information presented below for periods prior to March 20, 2008 represent that of Waterfront. Further, the historical information presented below for the period beginning after March 20, 2008 represent that of the Company. The business operations of the Company are substantially larger in scope than Waterfront and we do not believe the results are comparable. Our discussion below addresses the historical information for the three months ended September 30, 2008 for the Company, and the historical information for the three months ended September 30, 2008 and 2007 for Waterfront, the nine months ended September 30, 2008 for Waterfront, and the nine months ended September 30, 2008 for the Company (specifically, for the period from March 19, 2008 to September 30, 2008) and Waterfront, which we refer to as the Combined Entities, and the historical information for the years ended December 31, 2007, 2006 and 2005 for Waterfront.

Overview
          As of September 30, 2008, the Property Portfolio and Effective Portfolio were 85.1% and 84.6% leased, respectively, to 859 tenants. Approximately 4.0% of our Property Portfolio leasable square footage expires during the remainder of 2008 and approximately 12.4% of our Property Portfolio leasable square footage expires during 2009. We receive income primarily from rental revenue (including tenant reimbursements) from our office properties, and to a lesser extent, from our parking revenues. Our office properties are typically leased to tenants with good credit for terms ranging from 2 to 20 years.
          As of September 30, 2008, our consolidated Honolulu portfolio was 87.7% leased, with approximately 179,500 square feet available. Our Honolulu portfolio attributable to our unconsolidated joint ventures was 89.8% leased, with approximately 15,500 square feet available. Our effective Honolulu portfolio was 87.8% leased, with approximately 195,000 square feet available.
          As of September 30, 2008, our consolidated Phoenix portfolio was 76.8% leased, with approximately 171,500 square feet available. Our Phoenix portfolio attributable to our unconsolidated joint ventures was 77.9% leased, with approximately 131,700 square feet available. Our effective Phoenix portfolio was 73.2% leased, with approximately 303,200 square feet available.
          As of September 30, 2008, our consolidated San Diego portfolio was 100% leased. Our San Diego portfolio attributable to our unconsolidated joint ventures was 84.5% leased, with approximately 101,700 square feet available. Our effective San Diego portfolio was 92.1% leased, with approximately 101,700 square feet available.
          As of September 30, 2008, our effective Orange County portfolio was 92.5% leased, with approximately 45,300 square feet available.
          As of September 30, 2008, our effective Los Angeles County portfolio was 94.2% leased, with approximately 4,900 square feet available.
Comparison of three months ended September 30, 2008 to the three months ended September 30, 2007
Revenues
          Rental Revenue. Rental revenue for the Company for the three months ended September 30, 2008 was $10.899 million. Rental revenue for Waterfront for the three months ended September 30, 2008 was $2.988 million, which decreased $0.071 million or 2% from $3.059 million for the three months ended September 30, 2007. The decrease in rental revenue for Waterfront was primarily due to a slight increase in vacancy. The remaining increase of $7.911 million in rental revenue for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.
          Tenant Reimbursements. Tenant reimbursements for the Company for the three months ended September 30, 2008 were $5.583 million. Tenant reimbursements for Waterfront for the three months ended September 30, 2008 were $1.503 million, which increased $0.199 million or 15% from $1.304 million for the three months ended September 30, 2007. The increase in tenant reimbursements for Waterfront is primarily due to an increase in common area maintenance rates in January 2008, direct tenant charges and related general excise taxes to adjust for rising costs of electricity and real property taxes. The remaining increase of $4.08 million in tenant reimbursements for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.
          Parking Revenue. Parking revenue for the Company for the three months ended September 30, 2008 was $1.981 million. Parking revenue for Waterfront for the three months ended September 30, 2008 was $0.623 million, which decreased $0.014 million or 2% from $0.637 million for the three months ended September 30, 2007. The decrease in parking revenue for Waterfront was primarily due to a corresponding reduction in rental revenue. The remaining increase of $1.358 million in parking revenues for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.

Expenses
          Rental Property Operating Expenses. Rental property operating expenses for the Company for the three months ended September 30, 2008 was $11.067 million. Rental property operating expenses for Waterfront for the three months ended September 30, 2008 was $3.826 million, which increased $0.061 million or 2% from $3.765 million for the three months ended September 30, 2007. The increase in rental property operating expenses for Waterfront is primarily due to certain repairs and maintenance started in the fourth quarter of 2007 and higher electricity and property taxes. The remaining increase of $7.241 million in rental property operating expenses for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.
          General and Administrative. General and administrative expense for the Company for the three months ended September 30, 2008 was $0.429 million. General and administrative expense for Waterfront for the three months ended September 30, 2007 was $0.672 million, which represents transaction expenses related to the merger with AZL. Waterfront had no such expense for the three months ended September 30, 2008.
          Interest Expense. Interest expense for the Company for the three months ended September 30, 2008 was $6.769 million. Interest expense for Waterfront for the three months ended September 30, 2008 was $1.841 million, which increased $0.053 million or 3% from $1.788 million for the three months ended September 30, 2008, primarily due to 2008 having an additional day of interest compared to 2007. The remaining increase of $4.928 million in interest expense for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.
          Depreciation and Amortization Expense. Depreciation and amortization expense for the Company for the three months ended September 30, 2008 was $6.740 million. Depreciation and amortization expense for Waterfront for the three months ended September 30, 2008 was $0.837 million, which decreased $0.283 million or 25% from $1.120 million for the three months ended September 30, 2007. The decrease in depreciation and amortization expense for Waterfront was primarily due to lower tenant improvement assets in the 2008 period resulting from lease expirations and subsequent renewals requiring less tenant improvement costs. The remaining increase of $5.903 million in depreciation and amortization expense for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.
Comparison of nine months ended September 30, 2008 to the nine months ended September 30, 2007
Revenues
          Rental Revenue. Rental revenue for the Company for the nine months ended September 30, 2008 was $26.401 million. Rental revenue for Waterfront for the nine months ended September 30, 2008 was $9.604 million, which increased $0.317 million or 3% from $9.287 million for the nine months ended September 30, 2007. The increase in rental revenue for Waterfront was primarily attributable to contractual rent increases for leases starting after January 2007 and new leases signed after September 30, 2007. The remaining increase of $16.797 million in rental revenue for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.
          Tenant Reimbursements. Tenant reimbursements for the Company for the nine months ended September 30, 2008 were $12.740 million. Tenant reimbursements for Waterfront for the nine months ended September 30, 2008 were $4.511 million, which increased $0.891 million or 25% from $3.620 million for the nine months ended September 30, 2007. The increase in tenant reimbursements for Waterfront is primarily due to an increase in common area maintenance rates in January 2008 to adjust for rising costs of electricity and real property taxes. The remaining increase of $8.229 million in tenant reimbursements for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.

          Parking Revenue. Parking revenue for the Company for the nine months ended September 30, 2008 was $4.855 million. Parking revenue for Waterfront for the nine months ended September 30, 2008 was $1.907 million, which decreased $0.052 million or 3% from $1.959 million for the nine months ended September 30, 2007. The decrease in parking revenue for Waterfront is primarily due to a reduction in parking tenants, partially offset by higher parking rates. The remaining increase of $2.948 million in parking revenue for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.
Expenses
          Rental Property Operating Expenses. Rental property operating expenses for the Company for the nine months ended September 30, 2008 was $26.442 million. Rental property operating expenses for Waterfront for the nine months ended September 30, 2008 was $11.790 million, which increased $1.380 million or 13% from $10.410 million for the nine months ended September 30, 2007. The increase in rental property operating expenses is primarily due to rising electricity costs, higher general excise tax due to higher revenues and higher real property taxes. The remaining increase of $14.622 million in rental property operating expense for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.
          General and Administrative. General and administrative expense for the Company for the nine months ended September 30, 2008 was $17.807 million, primarily attributable to $16.194 million in share-based compensation resulting from the Transactions. General and administrative expense for Waterfront for the nine months ended September 30, 2008 was $0.108 million, which decreased $2.7 million or 96% from $2.808 million for the nine months ended September 30, 2007. The decrease in general and administrative expense for Waterfront is primarily due to less Transaction expenses incurred.
          Interest Expense. Interest expense for the Company for the nine months ended September 30, 2008 was $15.822 million. Interest expense for Waterfront for the nine months ended September 30, 2008 was $5.454 million, which increased $0.035 million or 1% from $5.419 million for the nine months ended September 30, 2008, primarily due to 2008 having an additional day of interest compared to 2007. The remaining increase of $10.368 million in interest expense for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.
          Depreciation and Amortization Expense. Depreciation and amortization expense for the Company for the nine months ended September 30, 2008 was $15.503 million. Depreciation and amortization expense for Waterfront for the nine months ended September 30, 2008 was $2.635 million, which decreased $0.593 million or 18% from $3.228 million for the nine months ended September 30, 2007. The decrease in depreciation and amortization expense for Waterfront is primarily due to lower tenant improvement assets in the 2008 period resulting from lease expirations and subsequent renewals requiring less tenant improvement costs. The remaining increase of $12.868 million in depreciation and amortization expense for the Company compared to Waterfront was attributable to the properties acquired at the Transaction date.
Comparison of year ended December 31, 2007 to year ended December 31, 2006
Revenues
          Total Revenues. Total revenues for Waterfront increased by $1.24 million, or 6.6%, to $20.11 million for the year ended December 31, 2007 compared to $18.87 million for Waterfront for the year ended December 31, 2006. The increase was attributable to increased occupancy, expansion in both office and parking rental rates, and higher expense reimbursements.
          Rental Revenues. Rental revenues for Waterfront include rental revenues and percentage rent on the retail space contained within the office building. Rental revenues for Waterfront increased by $0.18 million, or 1.5%, to $12.51 million for the year ended December 31, 2007 compared to $12.33 million for Waterfront for the year ended December 31, 2006. The increase was attributable to increased rental rates.

          Parking Revenues. Parking revenues for Waterfront increased by $0.31 million, or 13.6%, to $2.57 million for the year ended December 31, 2007 compared to $2.26 million for Waterfront for the year ended December 31, 2006. The increase was attributable to a significant increase in parking rates.
          Expense Reimbursements. Expense reimbursements increased for Waterfront by $0.83 million, or 20.3%, to $4.92 million for the year ended December 31, 2007 compared to $4.09 million for Waterfront for the year ended December 31, 2006. The increase was attributable to increases in real property tax and repair and maintenance expenses. In addition, all new leases contracted during the year ended December 31, 2007 were net leases versus full service gross leases. The conversion from full service gross leases to net leases resulted in reimbursements of expenses being reported separately as expense reimbursements rather than included in rental revenues.
          Other Operating Income. Other operating income for Waterfront includes lease termination income and tenant service fees. Other operating income for Waterfront decreased by $0.07 million, or 38.6%, to $0.11 million for the year ended December 31, 2007 compared to $0.18 million for Waterfront for the year ended December 31, 2006.
Expenses
          Property Operating Expenses. Property operating expenses for Waterfront increased by $3.27 million, or 28.2%, to $14.86 million for the year ended December 31, 2007 compared to $11.59 million for Waterfront for the year ended December 31, 2006. The increase was attributable to higher real property tax, and repair and maintenance, and ground lease expenses.
          Interest Expense. Interest expense for Waterfront decreased $0.62 million, or 7.9%, to $7.23 million for the year ended December 31, 2007 compared to $7.85 million for Waterfront for the year ended December 31, 2006. The decrease was primarily attributable to the $2.15 million one-time defeasance cost incurred in August 2006 associated with refinancing the mortgage indebtedness, partially offset by additional interest incurred due to the $39.40 million increase in the principal amount of indebtedness as a result of a refinancing.
          Depreciation and Amortization. Depreciation and amortization expense for Waterfront increased $0.03 million, or 0.7%, to $4.27 million for the year ended December 31, 2007 compared to $4.24 million for Waterfront for the year ended December 31, 2006. The increase was attributable to additional improvements placed in service.
          General and Administrative. General and administrative expense for Waterfront decreased $0.04 million to $0.39 million, or 9.1%, for the year ended December 31, 2007 compared to $0.43 million for Waterfront for the year ended December 31, 2006.
          Early Lease Termination Costs, Net. The early lease termination costs for Waterfront reflects a termination fee for Restaurant Row Theatre Venture, net of write-offs to the related tenant improvements, intangible assets, and below market lease value balances estimated as of June 30, 2008, which was the date of the expected lease termination.
Comparison of year ended December 31, 2006 to year ended December 31, 2005
Revenues
          Total Revenues. Total revenues for Waterfront increased by $2.14 million, or 12.8%, to $18.87 million for the year ended December 31, 2006 compared to $16.73 million for Waterfront for the year ended December 31, 2005. Rents and expense reimbursements increased during this period due to increased occupancy and expansion in both office and parking rental rates.
          Rental Revenues. Rental revenues for Waterfront include rental revenues and percentage rent on the retail space contained within the office building. Rental revenues for Waterfront increased by $0.24 million, or 2.0%, to $12.33 million for the year ended December 31, 2006 compared to $12.09 million for Waterfront for the year ended

December 31, 2005. The increase is primarily attributable to higher occupancy and increased rental rates on lease renewals.
          Parking Revenues. Parking revenues for Waterfront increased by $0.47 million, or 26.3%, to $2.26 million for the year ended December 31, 2006 compared to $1.79 million for Waterfront for the year ended December 31, 2005. The increase was due to higher occupancy and a significant increase in parking rates in the Honolulu office market.
          Expense Reimbursements. Expense reimbursements for Waterfront increased by $1.36 million, or 49.8%, to $4.09 million for the year ended December 31, 2006 compared to $2.73 million for Waterfront for the year ended December 31, 2005. The increase was due to significant increases in recoverable expenses due to real property tax, insurance, and utility rate increases, higher occupancy, and a conversion of leases from full service gross leases to net leases.
          Other Operating Income. Other operating income for Waterfront increased by $0.06 million, or 53.3%, to $0.18 million for the year ended December 31, 2006 compared to $0.12 million for Waterfront for the year ended December 31, 2005. The increase was due to higher occupancy resulting in additional service fees.
Expenses
          Property Operating Expenses. Property operating expenses for Waterfront increased by $1.62 million, or 16.2%, to $11.59 million for the year ended December 31, 2006 compared to $9.97 million for Waterfront for the year ended December 31, 2005. The increase was due to real property tax costs, insurance, and higher utility.
          Interest Expense. Interest expense for Waterfront increased $3.3 million, or 72.3%, to $7.85 million for the year ended December 31, 2006 compared to $4.55 million for Waterfront for the year ended December 31, 2005. The increase was primarily attributable to the $2.15 million one-time defeasance expense incurred in August 2006 associated with refinancing mortgage indebtedness and by additional interest paid due to the $39.40 million increase in the principal amount of indebtedness as a result of the refinancing.
          Depreciation and Amortization. Depreciation and amortization expense for Waterfront decreased $0.16 million, or 3.6%, to $4.24 million for the year ended December 31, 2006 compared to $4.40 million for Waterfront for the year ended December 31, 2005. The decrease was due to assets relating to tenant leases that were completely written off in the year ended December 31, 2005.
          General and Administrative. General and administrative expenses for Waterfront increased $0.19 million to $0.43 million for the year ended December 31, 2006 compared to $0.24 million for Waterfront for the year ended December 31, 2005, mainly due to costs related to the impending Transactions for the year ended December 31, 2006. No expenses had been incurred for this purpose in the year ended December 31, 2005.
Liquidity and Capital Resources
Cash Balances, Available Borrowings and Capital Resources
          As of September 30, 2008, we had $6.158 million in cash and cash equivalents as compared to $2.619 million for Waterfront as of December 31, 2007. In addition, we had restricted cash balances of $5.996 million as of September 30, 2008 as compared to $1.708 million for Waterfront as of December 31, 2007. Restricted cash primarily consists of interest bearing cash deposits required by certain of our mortgage loans to fund anticipated expenditures for real estate taxes, insurance, debt service and leasing costs.
          We anticipate that our restricted reserves, as well as our existing sources of liquidity, including existing cash on hand, cash flows from operations, and our credit facility will be sufficient to fund our capital expenditures or needs for our existing Property Portfolio during the next twelve months.

          We expect to finance our operations, non-acquisition-related capital expenditures and long-term indebtedness repayment obligations primarily with internally generated cash flow, existing cash on hand, proceeds from refinancing of existing indebtedness, certain of the net proceeds from this offering, and through other available investment and financing activities. We plan for our future financing activities to include selling a portion of the equity in the properties in which we currently hold whole interests. We believe these sources of liquidity will be sufficient to fund our short-term liquidity needs for our existing Property Portfolio over the next twelve months, including recurring non-revenue enhancing capital expenditures in our portfolio, debt service requirements, dividend and distribution payments, tenant improvements and leasing commissions.
          We expect to meet our long-term liquidity and capital requirements such as scheduled principal maturities, property acquisitions costs, if any, and other non-recurring capital expenditures through net cash provided by operations, existing cash on hand, refinancing of existing indebtedness and through other available investment and financing activities.
          We expect that we will fund only 10% to 20% of the required equity for new co-owned office properties acquired in the future. The balance of the equity investment is expected to be funded, on a transaction-by-transaction basis, by a co-investor. We have pre-existing relationships with a number of potential co-investors that we believe will provide ample opportunities to fund anticipated acquisitions. Our business strategy provides us with the opportunity to earn greater returns on invested equity through incentive participation and management fees.
          As of September 30, 2008, our total consolidated debt was approximately $421 million with a weighted average interest rate of 6.113% and a weighted average remaining term of 6.8 years.
Cash Flows
Comparison of year ended December 31, 2007 to year ended December 31, 2006
          Cash and cash equivalents for Waterfront were $2.62 million and $4.55 million, respectively, at December 31, 2007 and 2006. Restricted cash includes deposits held by Waterfront’s lender. The balances of restricted cash were $1.71 million and $1.86 million at December 31, 2007 and 2006, respectively.
          Net cash used in operating activities for Waterfront decreased $2.07 million to $1.07 million for the year ended December 31, 2007 compared to $3.14 million for Waterfront for the year ended December 31, 2006. The decrease was mainly due to improved operating results and higher tenant reimbursements in 2007 compared to 2006.
          Net cash used in investing activities for Waterfront was $ 5.23 million for the year ended December 31, 2007 compared to net cash provided by investing activities of $1.31 million for Waterfront for the year ended December 31, 2006. The change is mainly due to a reduction in real property investment activities and additional non-recurring costs incurred in connection with the Transactions in 2007 as compared to 2006 and the cash received from restricted cash accounts held by lenders in 2006.
          Net cash provided by financing activities for Waterfront decreased $1.26 million to $4.37 million for the year ended December 31, 2007 compared to $5.63 million for Waterfront for the year ended December 31, 2006. The decrease is mainly due to lower equity contributions received by Waterfront in 2007 as compared to 2006. No borrowing activities and equity distributions occurred in 2007 as compared to 2006.
Comparison of year ended December 31, 2006 to year ended December 31, 2005
          Cash and cash equivalents for Waterfront were $4.55 million and $0.75 million, respectively, at December 31, 2006 and 2005. Restricted cash includes deposits held by Waterfront’s lender. The balances of restricted cash were $1.86 million and $9.1 million at December 31, 2006 and 2005, respectively.
          Net cash used by operating activities for Waterfront was $3.14 million for the year ended December 31, 2006 compared to $0.79 million for Waterfront of net cash provided by operating activities for the year ended December 31, 2005. The change was mainly due to a $2.15 million one-time defeasance expense incurred in

August 2006 associated with refinancing mortgage indebtedness and by additional interest paid due to the $39.40 million increase in the principal amount of indebtedness as a result of the refinancing.
          Net cash provided by investing activities for Waterfront was $1.31 million for the year ended December 31, 2006 compared to $1.59 million for Waterfront of cash used in investing activities for the year ended December 31, 2005. The change is mainly due to $7.26 million of restricted cash released in 2006 when the mortgage indebtedness was re-financed, partially offset by $3.23 million non-recurring expenses incurred in 2006 in connection with the Transactions and higher real estate investment activity as compared to 2005.
          Net cash provided by financing activities for Waterfront increased $4.91 million to $5.63 million for the year ended December 31, 2006 compared to $0.73 million for Waterfront for the year ended December 31, 2005. The increase was attributable to the re-financing of the mortgage indebtedness in August 2006 and higher equity contributions received in 2006 as compared to 2005. There were no borrowing activities for the year ended December 31, 2005.

Indebtedness
Mortgage and Secured Loans
          A summary of our consolidated mortgage and other secured loans at September 30, 2008 is as follows (in thousands):

						BALANCE
	OUTSTANDING					DUE AT
	PRINCIPAL	INTEREST		MATURITY		MATURITY	PREPAYMENT/
PROPERTY	BALANCE	RATE		DATE		DATE	DEFEASANCE
Clifford Center (1)	$3,825	6.00%		08/15/2011		$3,032	(2)
Davies Pacific Center	95,000	5.86%		11/11/2016		95,000	(3)
First Insurance Center	38,000	5.74%		01/01/2016		38,000	(4)
First Insurance Center	14,000	5.40%		01/06/2016		14,000	(5)
Pacific Business News Building(6)	11,834	6.98%		04/06/2010		11,613	(7)
Pan Am Building	60,000	6.17%		08/11/2016		60,000	(8)
Waterfront Plaza	100,000	6.37%		09/11/2016		100,000	(9)
Waterfront Plaza	11,000	6.37%		09/11/2016		11,000	(10)
City Square	27,500	5.58%		09/01/2010		27,500	(11)
City Square (12)	26,612	LIBOR + 2.35%		09/01/2010		28,500	(13)
Sorrento Technology Center(14)	11,800	5.75	%(15)	01/11/2016	(15)	11,800	(16)

(1)	Requires monthly principal and interest payments of $39.8. The initial maturity date is August 15, 2011. We have the option to extend the maturity date to August, 15, 2014.

(2)	Loan is prepayable, subject to prepayment premium equal to greater of 2% of amount prepaid or yield maintenance.

(3)	Loan is prepayable, after second anniversary of its securitization, subject to prepayment premium equal to greater of (a) 1% of amount prepaid or (b) yield maintenance. No premium due after August 11, 2016.

(4)	Loan is prepayable subject to a prepayment premium in an amount equal to the greater of 3% of outstanding principal amount or yield maintenance. No premium due after October 1, 2015. Loan may also be defeased after earlier of December 2008 or two years after the “start-up date” of the loan, if securitized.

(5)	Loan is not prepayable until October 6, 2015; however, loan may be defeased after earlier of August 2009 and two years after the “start-up date” of the loan, if securitized. No premium is due upon prepayment.

(6)	Requires monthly principal and interest payments of $81.

(7)	Loan may not be prepaid until February 6, 2010. No premium is due upon prepayment. Loan may be defeased after the earlier of September 2008 or two years after the “start-up date” of the loan, if securitized.

(8)	Loan may be prepaid following second anniversary of its securitization subject to a prepayment premium equal to greater of 1% of principal balance of loan or yield maintenance. No premium is due after May 11, 2016.

(9)	Loan may be prepaid subject to payment of a yield maintenance-based prepayment premium; no premium is due after June 11, 2016. Loan may also be defeased after the date that is two years from the “start-up date” of the loan, if securitized.

(10)	Loan may be prepaid subject to payment of a yield maintenance-based prepayment premium; no premium is due after June 11, 2016.

(11)	Loan may not be prepaid until June 1, 2010. Loan may be defeased at any time after the earlier of October 1, 2008 or the date that is two years after the “start-up date” of the loan, if securitized.

(12)	Maximum loan amount to be advanced is $28.5 million. In addition, the Company has an interest rate cap on this loan for the notional amount of $28.5 million, which effectively limits the LIBOR rate on this loan to 7.45%. The interest rate cap expires on September 1, 2010.

(13)	Loan may be prepaid subject to payment of a fee in amount of $142.

(14)	From and after January 11, 2010, requires monthly principal and interest payments in the amount of $69.

(15)	Although the maturity date is January 11, 2036, January 11, 2016 is the anticipated repayment date because the interest rate adjusts as of January 11, 2016 to greater of 7.75% or treasury rate plus 70 basis points, plus 2.7%.

(16)	No prepayment is permitted prior to October 11, 2016. Loan may be defeased after the earlier of December 15, 2009 or second anniversary of the “start-up date” of the loan, if securitized.
          Our variable rate debt bears interest at a rate based on 30-day LIBOR, which was 3.92625% as of September 30, 2008, plus a spread. Our variable rate debt at September 30, 2008 has an initial term that matures in September 2010.
          The debt relating to the Property Portfolio is owed at the property level rather than by the Company or the Operating Partnership. This debt is non-recourse to the Operating Partnership except as noted below. This debt strategy isolates mortgage liabilities in separate, stand-alone entities, allowing us to have only our property-specific equity investment at risk.

          At the Effective Date, the Operating Partnership guaranteed or indemnified the guarantors under several of the Contributed Properties’ indebtedness. A majority of the guaranties for the Contributed Properties’ indebtedness are non-recourse carve-out and environmental guaranties. However, the indebtedness for the Contributed Property known as Clifford Center is a full recourse loan for which the Operating Partnership is indemnifying the borrowers and the lessees under the ground lease.
          As of September 30, 2008, our ratio of total consolidated debt to total market capitalization was approximately 55.90%. Our total market capitalization of $753 million includes our total consolidated debt of $421 million and the market value of our common share and common share equivalents outstanding of $332 million (based on the closing price of our Listed Common Stock of $6.65 per share on NYSE Alternext on September 30, 2008).
          At September 30, 2008, the POP San Diego I joint venture had debt, of which 10%, or $1.604 million, is recourse to our Operating Partnership.
Revolving Line of Credit
          We entered into a Credit Agreement dated as of August 25, 2008 (the “Credit Facility”) with KeyBank National Association (“KeyBank”) and KeyBanc Capital Markets. The Credit Facility provides up to $40 million of availability and may be borrowed on a revolving basis by us, subject to the satisfaction of certain conditions, of which $30 million is presently committed and immediately available. Borrowings in excess of $30 million are subject to certain additional conditions and must be requested by us before February 25, 2009. Amounts borrowed under the Credit Facility bear interest at LIBOR plus 3.5 percent or at Key Bank’s prime rate plus 2.25 percent at our election. We are permitted to use the proceeds of the loan to fund an acquisition of new real estate related assets, capital expenditures and short term operating needs. We are required to use the proceeds from any offering, including this one, to repay any amounts outstanding under the Credit Facility. In October 2008, we borrowed $10 million under the Credit Facility. We repaid the $10 million borrowed under the Credit Facility in full on November 7, 2008.
          The Credit Facility matures on August 25, 2010, but may be extended to February 25, 2011 at our election, subject to certain conditions. The Credit Facility is collateralized by certain interests in real estate of the Operating Partnership and is guaranteed by us and by a subsidiary of our Operating Partnership owning an interest in the real estate. In addition, our obligations and those of our Operating Partnership to the Advisor and other related party obligations have been subordinated to obligations under the Credit Facility.
          The Credit Facility contains customary financial and other covenants, including covenants as to maximum leverage ratio, fixed charge coverage and minimum consolidated tangible net worth, and other customary terms and conditions. As of September 30, 2008, we were in compliance with our debt covenants.
Subordinated Promissory Notes
          At September 30, 2008, we have promissory notes payable by the Operating Partnership to certain affiliates in the aggregate principal amount of $23.78 million. The promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. The promissory notes mature on various dates commencing on March 19, 2013 through August 13, 2013, but the Operating Partnership may elect to extend maturity for one additional year, and maturity accelerates upon the occurrence of a qualified public offering, as defined under the Master Agreement. The promissory notes are unsecured obligations of the Operating Partnership.
          At September 30, 2008, $0.735 million of accrued interest attributable to unsecured notes payable to related parties is included in accounts payable and other liabilities in the accompanying consolidated balance sheet.
Distributions
          We have made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations and intend to continue to operate so as to remain qualified as a

REIT for federal income tax purposes. We generally will not be subject to federal income tax on income that we distribute to our stockholders and UPREIT unit holders, provided that we distribute 100 percent of our REIT taxable income and meet certain other requirements for qualifying as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect our income and our ability to pay dividends. We believe we have been organized as, and our past and present operations qualify the Company as, a REIT.
          One of our primary objectives, consistent with our policy of retaining sufficient cash for reserves and working capital purposes and maintaining our status as a REIT, is to distribute a substantial portion of our funds available from operations to our common stockholders and UPREIT unit holders in the form of dividends or distributions. In connection with this offering, we will contribute all proceeds received to our Operating Partnership in our capacity as the general partner of our Operating Partnership, in exchange for a number of Senior Units equal to the number of shares of Senior Common Stock issued in this offering. Dividends on the Senior Common Stock are contingent upon the Company’s receipt of distributions on the Senior Units from the Operating Partnership and dividends on the Company’s Listed Common Stock are contingent upon the Company’s receipt of distributions on the Company’s Common Units from the Operating Partnership. The Operating Partnership is prohibited from making distributions on the Common Units unless all accumulated distributions on the Preferred Units and Senior Units have been paid, and is prohibited from making distributions on the Preferred Units unless all accumulated distributions on the Senior Units have been paid, except to pay certain operating expenses of the Company and for the purposes of maintaining our qualification as a REIT. As of September 30, 2008, we considered market factors and our performance in addition to REIT requirements in determining distribution levels.
          During the third quarter of 2008, we declared a dividend and distribution of $0.05 per share of Listed Common Stock and per Common Unit, respectively, which was paid on October 15, 2008 to holders of record as of September 30, 2008. In addition, during the fourth quarter of 2008, we declared a dividend and distribution of $0.05 per share of Listed Common Stock and per Common Unit, respectively, which was paid on January 15, 2009 to holders of record as of December 31, 2008.
          Amounts accumulated for distribution to stockholders and UPREIT unit holders are invested primarily in interest-bearing accounts, which are consistent with our intention to maintain our qualification as a REIT. At September 30, 2008, the cumulative unpaid distributions attributable to Preferred Units were $1.21 million, which were paid on October 15, 2008.
New Accounting Pronouncements
FIN 48
          In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement 109. FIN 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in measuring income taxes. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 only allows a favorable tax position to be included in the calculation of tax liabilities and expenses if a company concludes that it is more likely than not that its adopted tax position will prevail if challenged by tax authorities. Our adoption of FIN 48 on January 1, 2008 did not have a material impact on our consolidated results of operations, financial position or cash flow.

SFAS No. 157
          In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurement on earnings. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and provides expanded disclosure about how fair value measurements were determined. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any circumstances. Our adoption of SFAS No. 157 for the valuation of financial assets and liabilities in 2008 did not have a material impact on our consolidated results of operations, financial position or cash flow, as our derivative value is not significant.
          For non-financial assets and liabilities that are not recognized at fair value on a recurring basis, we will be required to adopt SFAS No. 157 in 2009. We are currently evaluating the impact that this statement will have on our consolidated financial statements for non-financial assets and liabilities.
SFAS No. 159
          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS No. 159 is to reduce both the complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. We have not elected the fair value option for any of our existing financial instruments as of January 1, 2008 and have not determined whether or not we will elect this option for any eligible financial instruments we acquire in the future. Accordingly, our adoption of SFAS No. 159 did not have a material impact on our consolidated results of operations, financial position or cash flow.
SFAS No. 141R
          In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which replaces SFAS No. 141, Business Combinations. SFAS No. 141R applies to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed and interests transferred as a result of business combinations. Under this pronouncement, acquisition-related costs must be expensed rather than capitalized as part of the basis of the acquired business. SFAS No. 141R also expands required disclosure to improve the ability of financial statement users to evaluate the nature and financial effects of business combinations. SFAS No. 141R is effective for all transactions entered into on or after January 1, 2009. We expect to adopt SFAS No. 141R on January 1, 2009. We believe that such adoption could materially impact our future consolidated financial results to the extent that we acquire significant amounts of real estate or real estate related businesses, as related acquisition costs will be expensed as incurred compared to the current practice of capitalizing such costs and amortizing them over the estimated useful life of the assets or real estate related businesses acquired. Furthermore, in the event that we acquire a controlling interest in our existing investments in unconsolidated joint ventures, we believe that the adoption of SFAS No. 141R could materially impact our future consolidated financial results, as our existing investment would be adjusted to fair value at the date of acquisition of the controlling interest.

SFAS No. 160
          In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements— An Amendment to ARB No. 51. SFAS 160 requires a non-controlling interest in a subsidiary to be reported as equity and the amount of consolidated net income specifically attributable to the non-controlling interest to be identified in the consolidated financial statements. SFAS No. 160 also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any non-controlling equity investment retained in a deconsolidation. SFAS No. 160 is effective on January 1, 2009. We expect to adopt SFAS No. 160 on January 1, 2009 and are currently evaluating the impact that such future adoption will have on our consolidated results of operations and financial position.
FSP EITF 03-6-1
          In June 2008, the FASB issued FASB Staff Position (FSP) EITF No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP requires that share-based payment awards that are not fully vested and contain non-forfeitable rights to receive dividends or dividend equivalents declared on our common stock be treated as participating securities in the computation of EPS pursuant to the two-class method. The restricted stock awards granted to our board of directors, as described in “MANAGEMENT — Director Compensation” are entitled to receive cash dividends declared on our Listed Common Stock only for those awards that are vested. As such, we believe that the adoption of FSP EITF No. 03-6-1 will not have a material impact on our consolidated financial statements and results of operations. FSP EITF No. 03-6-1 will be applied retrospectively to all periods presented for fiscal years beginning after December 15, 2008, which for us means January 1, 2009.

BUSINESS AND PROPERTIES
Overview
          We own and operate our properties through our Operating Partnership. Our business plan is to acquire, own and operate office buildings in the western United States concentrating initially on the long-term growth selected submarkets of Honolulu, San Diego, Los Angeles, and Phoenix. We principally focus on acquiring “value-added” office buildings whose potential upside value can be realized through improvements, repositioning, and superior leasing and management. In accordance with our co-investment strategy, we acquire our office buildings primarily in partnership with institutional co-investors. We are externally advised by our Advisor, an entity affiliated with The Shidler Group and owned by our founders.
          As of September 30, 2008, our portfolio consisted of eight wholly owned fee simple and leasehold properties, and 15 properties in which we hold managing ownership interests through six joint ventures. Our current portfolio totals approximately 4.3 million rentable square feet and was 85% leased as of September 30, 2008. We believe that our properties are well positioned to provide ongoing cash flow growth due to their favorable locations and supply and demand conditions in their respective markets.
          We operate in a manner that permits us to satisfy the requirements for taxation as a REIT under the Internal Revenue Code. As a REIT, we generally are not subject to federal income tax on our taxable income that is distributed to our shareholders and are required to distribute to our shareholders at least 90% of our annual REIT taxable income (excluding net capital gains).
          Our headquarters office and that of our Advisor are located at 233 Wilshire Blvd, Suite 830, Santa Monica, California 90401, and our telephone number is (310) 395-2083.
History
          Pacific Office Properties Trust, Inc. was organized by The Shidler Group. The Shidler Group is a business name utilized by a number of affiliates controlled by Jay H. Shidler, our Chairman of the Board. Jay H. Shidler founded The Shidler Group in 1972 in Honolulu as a private investor in commercial real estate. The Shidler Group rapidly expanded, forming investment partnerships with investors and operators across the United States. Over the past 36 years, through its private and public affiliates, The Shidler Group has acquired, owned and managed over 2,000 properties with rentable area of over 150 million square feet.
          The Shidler Group employs a disciplined, research-driven approach to evaluating investment concepts and transforming them into profitable, sustainable businesses. The Shidler Group has founded and has been the initial investor in numerous public and private companies. Four of these entities, including Pacific Office Properties Trust, Inc., are publicly traded real estate investment trusts, all of which were organized by The Shidler Group.
          The first of these was TriNet Corporate Realty Trust, Inc., or TriNet (NYSE: TRI). Formed in 1993 with The Shidler Group’s private sale/leaseback and net lease operations, TriNet became one of the largest public owners of office and industrial properties triple net leased to major corporations. TriNet was sold to Starwood Financial Trust in November 1999 to form iStar Financial (NYSE: SFI), a leading specialty finance company focused on the commercial real estate industry.
          The Shidler Group formed First Industrial Realty Trust, Inc., or First Industrial (NYSE: FR), in 1994, with The Shidler Group’s Midwest industrial operations. First Industrial has gone on to become one of the nation’s largest providers of diversified industrial real estate.
          The Shidler Group formed Corporate Office Properties Trust, or Corporate Office (NYSE: OFC), in 1997, through the contribution of its Mid-Atlantic suburban office operations to, and merger with, Royale Investments, Inc., a NASDAQ-listed real estate investment trust. According to SNL Financial, no other publicly traded office REIT has produced a total return as high as that produced by Corporate Office.

          In March 2008, in a transaction modeled on Corporate Office’s formation strategy, we were formed through the contribution of The Shidler Group’s Western U.S. portfolio and institutional joint-venture operations to, and merger with, Arizona Land Income Corporation, a publicly traded real estate investment trust. Concurrent with the merger, Arizona Land reincorporated in Maryland and changed its name to Pacific Office Properties Trust, Inc.
          The Shidler Group’s Western U.S. operations began in Honolulu in 1977 as one of The Shidler Group’s earliest investment partnerships, in which the managing partners were Jay H. Shidler and James C. Reynolds. The partnership acquired and operated “value-added” commercial properties in Honolulu, and grew to include San Diego and Phoenix in the mid to late 1980s. In the late 1990’s, recognizing the potential for returns in excess of returns on invested equity, the partnership began to focus specifically on acquiring and operating “value-added” office properties through joint ventures with institutional investors. We believe that the experience, skill and reputation of The Shidler Group’s partners, who are our founders and executives, has led to the long-term, stable and highly profitable operations of The Shidler Group’s Western U.S. operations contributed to us.
Business Objectives and Growth Strategies
          Our primary business objectives are to achieve sustainable long-term growth in funds from operations (“FFO”) per share and dividends per share and to maximize long-term shareholder value. We intend to achieve these objectives primarily through external growth and through internal growth as we improve the operations of our properties. Our external growth will be focused upon the acquisition and operation of “value-added” office properties located in the Western United States, primarily in partnership with institutional co-investors.
Key elements of our business objectives and growth strategies include:
•	External Growth.

We believe the existing adverse conditions in the global financial markets, coupled with a slowing economy, will result in distress and operating challenges for many highly leveraged owners and operators of commercial office properties over the next 2-3 years. According to Intex Solutions, Inc., a provider of structured fixed-income cash flow models and related analytical software, approximately $71.5 billion of securitized office mortgage loans are scheduled to mature through the year 2011. Many of these loans were originated with high loan to value levels and low levels of debt service coverage that we believe will result in substantial increases in delinquency rates and foreclosures in the commercial office sector creating exceptional investing opportunities for us beginning in 2009.

We believe that these market conditions will specifically benefit us because we have the skill and experience needed to minimize downside operational risk and maximize upside financial potential.

Our external growth strategy is based on the following:
•	Opportunistic Acquisition and Repositioning. We intend to selectively acquire existing office properties at significant discounts to replacement cost, that are under-managed or under-leased, and which are best positioned to benefit from improving office market fundamentals;

•	Co-investment Strategy. We believe that we are one of the first REITs to have as a business plan the acquisition of commercial properties primarily in partnership with institutional co-investors providing us the opportunity to earn greater returns on invested equity through incentive participations and management fees; and

•	Recycling of Capital. We intend to seek opportunities to sell stabilized properties and reinvest proceeds into new “value-added” office acquisition opportunities.
•	Internal Growth. The majority of our existing properties are located in what we believe are some of the healthiest office markets in the United States, including Southern California and Honolulu. These markets are characterized by office employment growth, low office vacancy and low office construction starts. We expect to utilize our in-depth local market knowledge and managerial expertise to execute on our leasing and management initiatives as follows:
•	Tenant Retention and Lease-up. We expect to realize increased rental income by focusing on our strategic leasing initiatives, including focusing on near term expiring leases and aggressively marketing available space to prospective tenants;

•	Contractual Rent Increases. We expect to realize increased rental income through scheduled increases of rental rates included in the majority of our lease agreements with tenants; and

•	Operational Leverage. We expect to realize increased operating efficiencies through greater economies of scale as a result of future property acquisitions in our existing markets, and through the reduction of operating expenses on an incremental basis.
Competitive Advantages
          For more than 35 years, our founders, The Shidler Group and its affiliates, have opportunistically acquired and managed “value-added” office properties in the Western United States, for their own account and through institutional co-investment vehicles. We believe we have several competitive advantages that will further serve to enhance our ability to execute on our business and growth strategies, achieve sustainable long-term growth in FFO per share and dividends per share, and maximize long-term shareholder value, including:
•	Experienced and Proven Founders. The Shidler Group has founded, and has been the initial investor in, numerous public and private companies. These include, in addition to Pacific Office Properties Trust, Inc., three other publicly traded REITs, all of which originated as operations of The Shidler Group. The Shidler Group believes that each of the REITs has succeeded through its ability to deliver attractive and predictable dividends to its investors.

The Shidler Group’s sponsored REITs have never missed a quarterly dividend.
•	Corporate Office Properties Trust: The Shidler Group took its Mid-Atlantic operations and office portfolio public in 1997 via a merger into a publicly traded NASDAQ-listed REIT, in the same manner in which we were formed through the merger of The Shidler Group’s western U.S. office portfolio and joint venture operations. Corporate Office subsequently listed its common shares on the NYSE. According to the research firm SNL Financial, Corporate Office’s total return (capital appreciation and dividends paid) from the date of its formation to September 30, 2008 was approximately 1,219%, and no other publicly traded office REIT has produced a total return as high as that produced by Corporate Office.

Corporate Office has paid a dividend every quarter for the 43 quarters from its formation through September 30, 2008. Corporate Office has paid its shareholders dividends totaling $10.47, which equates to an average annual return of 17.5% on its initial offering price.

•	First Industrial Realty Trust, Inc.: The Shidler Group took its Midwest operations and industrial portfolio public, listing First Industrial Realty Trust, Inc.’s, or First Industrial’s, common shares on the NYSE in 1994. According to SNL Financial, First Industrial’s total return from the date of its initial IPO to September 30, 2008 was approximately 279%.

First Industrial has paid a dividend every quarter for the 57 quarters from its IPO through September 30, 2008. First Industrial has paid its shareholders total dividends of $35.53, which equates to an average annual return of 10.28% return on its initial offering price.

•	TriNet Corporate Realty Trust, Inc.: The Shidler Group took its corporate net lease group and portfolio public, listing TriNet’s common shares on the NYSE in 1993. In 1999, TriNet, then one of the largest providers of sale/leaseback financing in the U.S., was sold to Starwood Financial Trust, now iStar Financial, Inc. According to SNL Financial, TriNet’s total return from the date of its IPO to the date it was sold to Starwood Financial Trust was approximately 71%.

TriNet paid a dividend every quarter for the 26 quarters that it was independent. TriNet paid its shareholders total dividends of $16.25, which equates to an average annual return of 10.3% on its initial offering price.
•	Aligned and Incentivized Management. Our Chairman and our senior management team have beneficial ownership, in Listed Common Stock and Operating Partnership units, of approximately 95% of the Company, on a fully diluted basis. We therefore believe that the interests of our senior management team are well aligned with the interests of all of our shareholders;

•	Seasoned and Committed Senior Management Team. The members of our senior management team have significant experience in executing our investment strategy. We believe that our senior management team’s extensive acquisition and operating expertise provides us with access to superior acquisition sourcing, focused leasing programs, and active asset and property management;

•	Strategic Co-investment Partners. The members of our senior management team have extensive experience in sourcing and fostering strategic relationships with institutional co-investment partners, including relationships with GE Capital, Invesco, The Praedium Group, LLC and Angelo, Gordon & Co. We believe that our ability to source and foster strategic relationships with institutional co-investment partners will give us the ability to attract low-cost equity capital than otherwise available in furtherance of executing our business objective and growth strategies;

•	Preferential Allocations and Incentive Interests. As of September 30, 2008, we own managing interests in six joint ventures. These joint ventures own 15 office properties, containing 29 office buildings and approximately 2.07 million leasable square feet. Our ownership interest percentages in these joint ventures range from approximately 7.50% to 32.17%. In exchange for managing these joint ventures and our related equity investment, we are entitled to fees, preferential allocations of earnings and cash flows. These include incentive interests in excess of our ownership percentages and range from approximately 21.00% to 36.00%, subject to returns on invested capital.

•	Key Investment Markets. We believe that our principal investment markets are among the most desirable in the United States in terms of long-term demand fundamentals and supply constraints and that the Southern California and Honolulu office markets are characterized by high office employment growth, low office vacancy and low office construction starts.;

•	Quality Office Portfolio. Our office property portfolio primarily consists of Class A properties located in desirable markets on the West Coast which, based on current market rents and estimated construction costs, we believe could not be replicated on a cost-competitive basis today; and

•	UPREIT Structure. Our “UPREIT” structure enables us to structure transactions for sellers that require tax deferrals. This was an integral component of our recent acquisition of a portfolio of office buildings located in San Diego County.
Policies with Respect to Certain Activities
Investment Policy
          We expect to continue to own and operate office properties within long-term growth markets that exhibit favorable demand characteristics such as population and job growth and a diverse economic base. We believe that owning office properties in our target markets will allow us to generate cash flow growth and attractive long-term returns for shareholders. We believe that our Advisor will be able to source properties through its network of brokers, owners, and developers, some of which represent 25-year relationships. Further, we expect that our

Advisor will employ acquisition strategies that are mainstays of The Shidler Group. We also seek to leverage our Advisor’s expertise and experience to acquire office properties in joint ventures with institutional co-investors. Joint ventures can provide us with:
•	additional capital for investment;

•	shared risk exposure; and

•	fees for asset management, property management, leasing and other services, and incentive participations in successful property investments.
Management Policy
          We expect that we will be externally advised by our Advisor until at least March 20, 2010. An external advisor is believed to be a highly efficient operating structure for a small REIT because it allows the REIT to benefit immediately from an advisor’s existing infrastructure.
          Historically, externally advised REITs have had shareholder and management alignment issues; we believe, however, that the interests of our Advisor, an entity owned by our founders, are well-aligned with those of our shareholders due to our Advisor’s owners’ and executive officers’ beneficial ownership of approximately 95% of our shares on a fully-diluted basis. Furthermore, the base fees of our Advisor have been set pursuant to the Advisory Agreement so that they are a fixed dollar amount until the portfolio reaches a certain size and thereafter grow modestly. Economic benefit is expected mainly to come to our Advisor from Listed Common Stock appreciation rather than advisory fees.
Capital Policy
          Our operating platform focuses on structured joint ventures. We believe that these joint ventures may enable us to substitute institutional co-investor equity for more dilutive public equity that traditional REITs typically raise through sequential issuances of common stock.
          We expect to fund 10% to 20% of the required equity for new office properties acquired through joint ventures in the future. We expect to fund the 10% to 20% equity requirements for new acquisitions with the proceeds from this offering, funds from operations, capital raised from selling a portion of equity in entities holding our wholly-owned properties and available enterprise level unsecured debt. The balance of any equity investment is expected to be funded, on a transaction-by-transaction basis, by a co-investor. We believe our Advisor has pre-existing relationships with a sufficient number of co-investors to provide ample opportunities to fund anticipated acquisitions.
          We believe that we will have no long-term or rated debt other than our unsecured revolving line of credit and short-term “bridge financing” for acquisitions, which is unusual in the industry. Instead, debt relating to our properties is and will continue to be owed at the property owning entity level. For more information on our revolving line of credit, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — Indebtedness — Revolving Line of Credit.”
          As of September 30, 2008, our property-level debt was non-recourse except for one mortgage loan in a $3.8 million principal amount which was full recourse. Guaranties and indemnitees by our Operating Partnership were limited to customary non-recourse covenants for borrower misconduct. This debt strategy isolates mortgage liabilities in separate, stand-alone entities, allowing us to have only our property-specific equity investment at risk. As of September 30, 2008, the principal balance of our outstanding consolidated indebtedness was equal to approximately 56% of our total market capitalization and was principally fixed rate. We expect that we will be able to employ higher leverage than is customarily used for a public REIT on-balance sheet property holdings and that we will be able to self-fund through future sales of ownership interests in certain of our wholly-owned properties and net cash flow from operations.

Leasing Policy
     Historically, our properties have been leased to tenants on both a full service gross and net lease basis. A full service gross lease has a base year expense stop, whereby the tenant pays a stated amount of expenses as part of the rent payment, while future increases (above the base year stop) in property operating expenses are billed to the tenant based on the tenant’s proportionate square footage in the property. The increased property operating expenses billed are reflected in operating expense and amounts recovered from tenants are reflected as tenant recoveries in the statements of income. In a net lease, the tenant is responsible for all property taxes, insurance, and operating expenses. As such, the base rent payment does not include operating expenses, but rather all such expenses are billed to the tenant. The full amount of the expenses for this lease type is reflected in operating expenses, and the reimbursement is reflected in tenant recoveries. We expect to emphasize net leases in the future, though we expect some leases will remain gross leased in the future due to tenant expectations and market customs.
Policies with Respect to Other Activities
     We have authority to offer common stock, preferred stock, senior securities, other capital stock or Common Units or Preferred Units of our Operating Partnership, in exchange for property, and to repurchase or otherwise acquire our common stock in the open market or otherwise, and we may engage in such activities in the future. Our board of directors has no present intention of causing us to repurchase any Listed Common Stock. As described in “DESCRIPTION OF MATERIAL AGREEMENTS – Operating Partnership and Operating Partnership Agreement,” we expect to issue Listed Common Stock to holders of Common Units upon exercise of their redemption rights. We have not engaged in trading, underwriting or agency distribution or sale of securities of issuers other than our Operating Partnership and do not intend to do so. At all times we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or change in the Code (or the Treasury regulations) our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, other than a short-term loan to an affiliate in the principal amount of approximately $436,750, which was subsequently repaid in full, although we may in the future make loans to third parties, including without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act. We do not have any formal policies regarding investment in real estate mortgages or securities, including securities of companies primarily engaged in real estate activities. All of our existing policies will be subject to the interpretation or changes by our board of directors without the consent of our shareholders.
Markets Overview
(Unless otherwise noted, market data contained in this section is derived from published reports of CB Richard Ellis as it relates to the Honolulu office market and Grubb & Ellis as it relates to all other markets.)
Honolulu Office Market
     We had an ownership interest in seven properties located in the Honolulu office submarkets of Honolulu Downtown (Central Business District), Waikiki and Kapiolani at September 30, 2008. These office submarkets, based upon a combined weighted average, experienced net positive absorption of approximately 11,500 square feet during the third quarter of 2008. Based on a combined weighted average, the total percent occupied within these submarkets increased by 30 basis points from 89.21% occupied as of June 30, 2008 to 89.51% occupied as of September 30, 2008. During the third quarter of 2008, average asking rents decreased by 0.65% from $36.60 per square foot annually as of June 30, 2008 to $36.55 per square foot annually as of September 30, 2008. Merrill Lynch, in a recently published report, ranked the Honolulu office market the second healthiest in the nation and CB Richard Ellis cited Honolulu as the second tightest office market in the country.

Phoenix Office Market
     We had an ownership interest in three properties located in the Phoenix office submarkets of Phoenix Downtown North, Downtown South and Deer Valley at September 30, 2008. These office submarkets, based upon a combined weighted average, experienced net positive absorption of approximately 51,000 square feet during the third quarter of 2008. Based on a combined weighted average, the total percent occupied within these submarkets increased by 29 basis points from 83.89% occupied as of June 30, 2008 to 84.17% occupied as of September 30, 2008. During the third quarter of 2008, average asking rents decreased by 0.67% from $28.60 per square foot annually as of June 30, 2008 to $28.01 per square foot annually as of September 30, 2008.
San Diego Office Market
     We had an ownership interest in nine properties located in the San Diego office submarkets of San Diego North County and Central County at September 30, 2008. These office submarkets, based upon a combined weighted average, experienced net negative absorption of approximately 394,000 square feet during the third quarter of 2008. Based on a combined weighted average, the total percent occupied within these submarkets increased by 37 basis points from 85.52% occupied as of June 30, 2008 to 85.89% occupied as of September 30, 2008. During the third quarter of 2008, average asking rents decreased by 0.82% from $29.92 per square foot annually as of June 30, 2008 to $29.22 per square foot annually as of September 30, 2008.
Orange County Office Market
     We had an ownership interest in three properties located in the North and South office submarkets of Orange County at September 30, 2008. These office submarkets, based upon a combined weighted average, experienced net negative absorption of approximately 137,700 square feet during the third quarter of 2008. Based on a combined weighted average, the total percent occupied within these submarkets decreased by less than one basis point from 85.70% occupied as of June 30, 2008 to 85.69% occupied as of September 30, 2008. During the third quarter of 2008, average asking rents decreased by 1.05% from $25.33 per square foot annually as of June 30, 2008 to $25.06 per square foot annually as of September 30, 2008.
Los Angeles Office Market
     We have an ownership interest in one property located in the San Gabriel office submarket of Los Angeles County at September 30, 2008. This office submarket experienced net positive absorption of approximately 28,400 square feet during the third quarter of 2008. The total percent occupied within this submarket decreased by 50 basis points from 92.80% occupied as of June 30, 2008 to 92.30% occupied as of September 30, 2008. During the third quarter of 2008, average asking rents decreased by 1.82% from $26.88 per square foot annually as of June 30, 2008 to $26.40 per square foot annually as of September 30, 2008.
Properties
     As of September 30, 2008, our property portfolio consisted of 23 institutional quality office properties comprising 4.3 million leasable square feet in 40 separate buildings. Each of our properties are suitable and adequate for its intended use. Currently, nearly half of our total portfolio, on a leasable area basis, is owned in partnership with institutional investors. The following tables contain descriptive information about all of our properties as of September 30, 2008.

	NO. OF	YEAR BUILT/	LEASABLE	PERCENTAGE	ANNUALIZED
PROPERTY	BUILDINGS	RENOVATED	SQ. FT.	OWNERSHIP	RENT(1)(2)

Wholly Owned Properties Waterfront Plaza(3) 500 Ala Moana Blvd.	1	1988/2006	534,475	100.0%	$16,757,580
Honolulu, HI 96813

Davies Pacific Ctr. 841 Bishop Street	1	1972/2006	353,224	100.0%	10,863,392
Honolulu, HI 96813

Pan Am Building 1600 Kapiolani Blvd.	1	1969/2005	209,889	100.0%	7,533,152
Honolulu, HI 96814

First Insurance Center(4) 1100 Ward Avenue	1	1960	202,992	100.0%	7,037,169
Honolulu, HI 96814

PBN Building 1833 Kalakaua Avenue	1	1964/2006	90,559	100.0%	2,160,463
Honolulu, HI 96815

Clifford Center (3) 810 Richards Street	1	1964/2005	72,415	100.0%	1,742,788
Honolulu, HI 96813

Sorrento Technology Ctr. 10140 Barnes Canyon Rd.	2	1985	63,363	100.0%	1,501,632
10180 Barnes Canyon Rd. San Diego, CA 92121

City Square 3800 N. Central Ave.	3	1961/1988	738,422	100.0%	11,292,096
3838 N. Central Ave.		1971/1994
4000 N. Central Ave.		1965/2000
Phoenix, AZ 85012

Total Wholly Owned Properties	11		2,265,339		$58,888,273

Joint Venture Properties Bank of Hawaii Waikiki Ctr. 2155 Kalakaua Avenue	1	1980/1989	152,288	17.5%	$6,964,640
Honolulu, HI 96815

Palomar Heights Plaza 5860 Owens Avenue	3	2001	45,538	32.2%	883,668
5868 Owens Avenue 5876 Owens Avenue Carlsbad, CA 92008

Palomar Heights Corp. Ctr. 5857 Owens Avenue	1	1999	64,812	32.2%	1,619,352
Carlsbad, CA 92008

	NO. OF	YEAR BUILT/	LEASABLE	PERCENTAGE	ANNUALIZED
PROPERTY	BUILDINGS	RENOVATED	SQ. FT.	OWNERSHIP	RENT(1)(2)

Scripps Ranch Bus. Park 9775 Business Park Ave.	2	1984/2006	47,248	32.2%	753,444
10021 Willow Creek Rd. San Diego, CA 92131

Torrey Hills Corp. Ctr. 11250 El Camino Real	1	1998	24,066	32.2%	956,052
San Diego, CA 92130

Carlsbad Corp. Ctr. 1950 Camino Vida Roble	1	1996	121,037	10.0%	1,176,444
Carlsbad, CA 92008

Via Frontera Bus. Park 10965 Via Frontera Dr.	2	1979/1996	78,819	10.0%	1,410,072
10993 Via Frontera Dr. San Diego, CA 92127

Poway Flex 13550 Stowe Drive	1	1991	112,000	10.0%	1,008,000
Poway, CA 92064

Seville Plaza 5469 Kearny Villa Rd.	3	1976/2002	138,576	7.5%	2,971,476
5471 Kearny Villa Rd. 5473 Kearny Villa Rd. San Diego, CA 92123

Savi Tech Center 22705 Savi Ranch Pkwy.	4	1989	372,327	10.0%	6,704,016
22715 Savi Ranch Pkwy. 22725 Savi Ranch Pkwy. 22745 Savi Ranch Pkwy. Yorba Linda, CA 92887

Yorba Linda Bus. Park 22833 La Palma Ave.	5	1988	166,042	10.0%	1,763,184
22343 La Palma Ave. 22345 La Palma Ave. 22347 La Palma Ave. 22349 La Palma Ave. Yorba Linda, CA 92887

South Coast Exec. Ctr. 1503 South Coast Dr.	1	1980/1997	61,025	10.0%	983,652
Costa Mesa, CA 92626

Gateway Corp. Ctr. 1370 Valley Vista Dr.	1	1987	85,216	10.0%	2,185,200
Diamond Bar, CA 91765

	NO. OF	YEAR BUILT/	LEASABLE	PERCENTAGE	ANNUALIZED
PROPERTY	BUILDINGS	RENOVATED	SQ. FT.	OWNERSHIP	RENT(1)(2)

Black Canyon Corp. Ctr. 16404 N. Black Canyon Hwy.	1	1980/2006	221,784	17.5%	2,322,696
Phoenix, AZ 85053

U.S. Bank Center 101 North First Ave.	2	1976/2000-05	374,274	7.5%	7,076,544
21 West Van Buren St.		1954
Phoenix, AZ 85003

Total Joint Venture Buildings	29		2,065,052		$38,778,440

Total Portfolio of Buildings	40		4,330,391		$97,666,713

Pacific Office Share of Annualized Rents					$64,145,255

(1)	Represents annualized monthly rent under commenced leases as of September 30, 2008. This amount reflects total cash rent before abatements. Abatements committed to as of September 30, 2008 for the 12 months ending September 30, 2009 were $931,272.

(2)	Existing net rents are converted to gross rent by adding estimated annualized operating expense reimbursements to base rents.

(3)	We own leasehold interests in Waterfront Plaza and Clifford Center

(4)	We own both the leasehold and the leased fee interest in First Insurance Center.
Occupancy Rates and Annualized Rents
     The following table sets forth the occupancy rate and average annualized rent per leasable square foot for each of our properties at September 30, 2008 and at December 31 of each of the past five years commencing with the year of the property’s acquisition.
Wholly-Owned Properties

	OCCUPANCY RATES(1)						ANNUALIZED RENT PER LEASED SF(3)(4)
PROPERTY	2003	2004	2005	2006	2007	9/30/2008(2)	2003	2004	2005	2006	2007	9/30/08

Waterfront Plaza	—	88%	85%	94%	91%	86%	—	$26.39	$29.52	$29.41	$31.37	$36.54
Davies Pacific Ctr.	—	84%	89%	90%	84%	85%	—	25.94	27.25	30.10	31.84	36.03
Pan Am Building	—	90%	93%	93%	97%	95%	—	27.11	28.77	31.60	32.15	37.76
First Insurance Ctr.	—	—	97%	97%	96%	98%	—	—	24.54	30.59	33.34	35.51
PBN Building	80%	82%	81%	75%	72%	75%	22.18	21.97	24.66	27.92	29.16	31.99
Clifford Center	79%	68%	69%	79%	78%	81%	21.30	21.72	20.46	24.36	27.63	30.35
Sorrento Tech. Ctr.	—	—	100%	100%	100%	100%	—	—	24.90	21.41	22.14	23.70
City Square	—	—	63%	73%	76%	77%	—	—	17.11	18.39	18.49	20.49

Total Wholly-Owned	80%	86%	80%	86%	85%	85%	$21.79	$25.88	$24.71	$26.33	$27.47	$31.04

Joint Venture Properties

	OCCUPANCY RATES(1)						ANNUALIZED RENT PER LEASED SF(3)(4)
PROPERTY	2003	2004	2005	2006	2007	9/30/2008(2)	2003	2004	2005	2006	2007	9/30/08

Bank of Hawaii Waikiki Ctr.	—	—	—	—	88%	90%	—	—	—	—	$38.98	$51.41
Palomar Heights Plaza	—	—	—	—	—	92%	—	—	—	—	—	24.92
Palomar Heights Corp. Ctr.	—	—	—	—	—	90%	—	—	—	—	—	27.67
Scripps Ranch Ctr.	—	—	—	—	—	85%	—	—	—	—	—	18.68

	OCCUPANCY RATES(1)						ANNUALIZED RENT PER LEASED SF(3)(4)
PROPERTY	2003	2004	2005	2006	2007	9/30/2008(2)	2003	2004	2005	2006	2007	9/30/08

Torrey Hills Corp. Ctr.	—	—	—	—	—	100%	—	—	—	—	—	39.73
Carlsbad Corp. Ctr.	—	—	—	44%	44%	61%	—	—	—	15.15	15.42	16.05
Via Frontera Bus. Park	—	—	—	70%	93%	93%	—	—	—	17.21	16.47	19.26
Poway Flex	—	—	—	100%	100%	100%	—	—	—	8.40	9.49	9.00
Seville Plaza	—	—	94%	90%	92%	80%	—	—	21.54	24.93	26.94	26.73
Savi Tech Center	—	—	—	97%	97%	97%	—	—	—	16.87	18.39	18.57
Yorba Linda Bus. Park	—	—	—	94%	95%	93%	—	—	—	9.99	10.79	11.40
South Coast Exec. Ctr.	—	—	—	100%	80%	63%	—	—	—	24.34	24.10	25.62
Gateway Corp. Ctr.	—	—	—	84%	94%	94%	—	—	—	24.62	25.90	27.22
Black Canyon Corp. Ctr.	—	—	—	—	64%	64%	—	—	—	—	15.60	16.43
U.S. Bank Ctr.	—	—	—	77%	79%	86%	—	—	—	18.64	20.67	22.36

Total Joint Venture	–	–	94%	85%	84%	86%	–	–	$21.54	$17.21	$19.98	$22.09

Portfolio Totals	80%	86%	81%	85%	85%	85%	$21.79	$25.88	$24.50	$22.70	$24.10	$26.74

(1)	Based on leases commenced as of September 30, 2008 and at December 31 of each historical year.

(2)	Occupancy includes leases signed as of September 30, 2008 but not commenced.

(3)	Annualized Rent Per Leased SF represents annualized gross rent divided by total leased square feet.

(4)	Annualized rent for existing net rents are converted to gross rent by adding estimated expense reimbursements to base rents.
Tenant Diversification
     The following tables provide information on the ten largest tenants, by annualized rent, in our properties as a portfolio:

					% OF		% OF TOTAL
		%	LEASE	LEASABLE	TOTAL	ANNUALIZED	ANNUALIZED
TENANT	INDUSTRY	OWNERSHIP	EXPIRATION	SQ. FT.	RSF	RENT(1) (2)	RENT

First Ins. Co. of HI Ltd.	Insurance	100.0%	02/28/18	108,168	2.5%	$4,032,503	4.1%
HI Ins. Consultants, Ltd.	Insurance	100.0%	12/31/12	76,828	1.8%	2,996,292	3.1%
Viasys Healthcare, Inc.	Health Care	10.0%	02/28/15	130,000	3.0%	2,601,216	2.7%
AZ Dept. of Econ. Security	Government	100.0%	06/30/12	104,059	2.4%	1,974,852	2.0%
Bank of Hawaii	Financial Svcs.	17.5%	01/31/38	6,971	0.2%	1,809,602	1.9%
Straub Clinic & Hospital	Health Care	100.0%	01/31/13	55,910	1.3%	1,794,222	1.8%
Nobel Biocare USA, Inc.	Health Care	10.0%	10/31/17	71,148	1.6%	1,325,940	1.4%
Valley Metro Rail, Inc.	Transportation	7.5%	06/30/16	57,007	1.3%	1,261,980	1.3%
JTB Hawaii, Inc.	Tourism	17.5%	12/31/12	35,623	0.8%	1,232,556	1.3%
AT&T Corp.	Comm.	100.0%	06/30/10	26,160	0.6%	1,137,175	1.2%

Top 10 Tenants				671,874	15.4%	$20,166,338	20.6%

(1)	Represents annualized monthly rent under commenced leases as of September 30, 2008.

(2)	Annualized rent for existing net rents are converted to gross rent by adding estimated annualized expense reimbursements to base rents.

     The following tables contain information about tenants who occupy more than 10% of any of our wholly-owned properties as of September 30, 2008. Four of our wholly-owned properties have no tenant that occupies more than 10% of the leasable area. No tenant occupies more than 10% of the aggregate leasable area of all of our properties combined:

	INDUSTRY/			TOTAL	% OF			% OF
	PRINCIPAL	LEASE	RENEWAL	LEASED	LEASABLE	ANNUALIZED		ANNUALIZED
PROPERTY/TENANT	BUSINESS	EXPIRATION(1)	OPTION	SQ. FT.	SQ. FT.	RENT(2)		RENT

Waterfront Plaza Hawaii Insurance Consultants	Insurance	12/31/12	Yes(3)	76,828	14.4%	$2,996,292		17.9%

Pan Am Building Royal State Financial Corp.	Insurance	10/31/11	Yes(4)	22,119	10.5%	824,818		10.9%

First Insurance Center Straub Clinic & Hospital	Healthcare	01/31/13	Yes(5)	55,910	27.5%	1,794,222		25.5%
First Insurance Co. of Hawaii	Insurance	02/28/11	Yes(6)	108,168	53.3%	4,032,503		57.3%

Pacific Business News Bldg. Business Journal Publications	Media & Pub.	09/30/09	Yes(7)	9,632	10.6%	289,153		13.4%

Clifford Center Hawaii Dept. of Human Services	Government	03/31/09	Yes(8)	12,911	17.8%	307,540		17.6%
Marc Hotels	Hospitality	04/30/10	No	7,291	10.1%	178,484		10.2%
Clifford Projects	Arch. Svcs.	02/29/16	Yes(9)	10,503	14.5%	357,312		20.5%

City Square AZ Dept. of Econ. Security	Government	06/30/12	Yes(10)	104,059	14.1%	1,974,852		17.5%

Sorrento Technology Center Info. Systems Laboratories	Technology	11/30/11	Yes(11)	25,477	40.2%	622,548		41.5%
Fujitsu	Technology	12/31/10	Yes(12)	37,886	59.8%	879,084		58.5%

Bank of Hawaii Waikiki Center ResortQuest Hawaii	Hospitality	10/31/09	Yes(13)	24,854	16.3%	832,112		11.9%
JTB Hawaii	Hospitality	12/31/12	Yes(14)	35,623	23.4%	1,232,556		17.7%
Planet Hollywood (Honolulu)	Retail	12/31/13	Yes(15)	17,795	11.7%	1,008,265		14.5%

U.S. Bank Center Valley Metro Rail	Trans.	06/30/16	Yes(16)	57,007	15.2%	1,261,980		17.8%
Carter & Burgess	Consulting	10/31/11	Yes(17)	58,002	15.5%	1,209,288		17.1%

Black Canyon Corporate Center Paychex North America	Bus. Svcs.	06/30/12	Yes(18)	48,427	21.8%	895,896		38.6%
High Tech Institute	Technology	04/30/18	Yes(19)	92,974	41.9%	1,426,800		61.4%

Poway Flex General Atomics Aero. Systems	Technology	05/31/15	Yes(20)	112,000	100.0%	1,008,000	(21)	100.0%

Gateway Corporate Center Kleinfelder, Inc.	Bus. Svcs.	07/31/11	Yes(22)	11,171	13.1%	297,708		13.6%
University of Phoenix	Education	09/30/09	No	27,893	32.7%	522,216		23.9%

Carlsbad Corporate Center San Diego Golf Academy	Education	01/31/15	Yes(23)	20,254	16.7%	320,820		27.3%
Linear, LLC	Technology	09/30/13	Yes(24)	53,022	43.8%	855,624		72.7%

	INDUSTRY/			TOTAL	% OF		% OF
	PRINCIPAL	LEASE	RENEWAL	LEASED	LEASABLE	ANNUALIZED	ANNUALIZED
PROPERTY/TENANT	BUSINESS	EXPIRATION(1)	OPTION	SQ. FT.	SQ. FT.	RENT(2)	RENT

Yorba Linda Business Park AJ Oster West	Mfcturing.	01/31/09	Yes(25)	50,282	30.3%	411,288	23.3%

Savi Tech Center First American RE Facilities	Services	10/31/12	Yes(26)	47,198	12.7%	849,564	12.7%
Ashley Furniture Homestore	Retail	09/30/16	Yes(27)	46,176	12.4%	929,016	13.9%
Nobel Biocare USA	Health Care	10/31/17	No	122,361	32.9%	2,287,344	34.1%
Viasys Healthcare	Health Care	02/28/15	Yes(28)	130,000	34.9%	2,601,216	38.8%

Via Frontera Business Park BAE Systems	Technology	12/31/09	No	21,795	27.7%	453,612	32.2%
Compendia	Services	08/31/12	No	18,300	23.2%	369,888	26.2%
Xpress Data	Technology	05/31/10	No	15,120	19.2%	243,612	17.3%
Quick Pak	Technology	08/31/11	Yes(29)	9,951	12.6%	179,436	12.7%
Panasonic	Technology	11/30/08	No	8,064	10.2%	163,524	11.6%

Torrey Hills Corporate Center Pacific Hospitality Group	Hospitality	11/30/09	No	3,928	16.3%	131,508	13.8%
Foley & Lardner	Legal Svcs.	11/30/10	Yes(30)	17,449	72.5%	732,864	76.7%
Jack Nadel	Consulting	10/31/09	No	2,689	11.2%	91,680	9.6%

Palomar Heights Plaza Adams Consulting Engineers	Consulting	08/31/13	Yes(31)	8,769	19.3%	181,404	20.5%

Palomar Heights Corp. Center Wells Fargo Bank	Fncl. Svcs.	06/30/12	Yes(32)	7,583	11.7%	223,500	13.8%
Yahoo!	Technology	04/30/09	Yes(33)	14,749	22.8%	489,180	30.2%
Entriq	Technology	10/31/13	Yes(34)	22,247	34.3%	589,992	36.4%

Scripps Ranch Business Park Semtech San Diego Corp.	Technology	09/30/09	Yes(35)	24,972	52.9%	402,108	53.4%
Jones & Stokes Associates	Consulting	03/31/15	Yes(36)	15,356	32.5%	351,336	46.6%

(1)	Expiration dates assume no exercise of renewal, extension or termination options.

(2)	Represents annualized monthly gross rent at September 30, 2008.

(3)	Hawaii Insurance Consultants has an option to extend its term for two 5-year periods, with base rent set at an agreed upon negotiated base rental rate of 95% of the fair market rental rate at the time of the extension.

(4)	Royal State Financial Corp. has an option to extend its term for two 5-year periods at fair market rent.

(5)	Straub Clinic & Hospital has an option to extend its term for a one 5-year period, with base rent set at an agreed upon negotiated base rental rate not to exceed 90% of the fair market rental rate at the time of the extension.

(6)	First Insurance Company of Hawaii has an option to extend its term for three 10-year periods, with base rent set at an agreed upon negotiated base rental rate of 95% of the fair market rental rate at the time of the extension.

(7)	Business Journal Publications has an option to extend its term for 5 years at 95% of the fair market rent at the time of extension.

(8)	State of Hawaii, Dept. of Human Services has an option to extend its term for 4 years and 11 months at fair market rent.

(9)	Clifford Projects has an option to extend its term for 5 years at fair market rent.

(10)	The Arizona Dept. of Economic Security has an option to extend its term for 5 years at fair market rent.

(11)	Information Systems Laboratories has an option to extend its term for 5 years at the higher of fair market rent or a 3.5% increase above the tenant’s rent at expiration.

(12)	Fujitsu has an option to extend its term for 5 years at fair market rent.

(13)	ResortQuest Hawaii has an option to extend its term for one 5-year period at fair market rent.

(14)	JTB Hawaii has an option to extend its term for one 5-year period at fair market rent.

(15)	Planet Hollywood has an option to extend its term for one 5-year period at fair market rent.

(16)	Valley Metro Rail has an option to extend its term for two 5-year periods at 95% of fair market rent.

(17)	Carter & Burgess has an option to extend its term for 5 years at 95% of fair market rent.

(18)	Paychex has an option to extend its term for three 3-year periods at fair market rent.

(19)	High Tech Institute has an option to extend its term for two 5-year periods at fair market rent.

(20)	General Atomics has an option to extend its term for three 5-year periods.

(21)	Base rent for the first period is set at 4% annual increases, while base rent for the second and third period are set at fair market rent.

(22)	Kleinfelder has option to extend its term for one 5-year period, with base rent set at the higher of fair market rent or the monthly rental rate during the month immediately preceding the lease expiration date.

(23)	San Diego Golf Academy has an option to extend its term for one 5-year period at fair market rent.

(24)	Linear LLC has an option to extend its term for two 5-year periods at 95% of the fair market rent at the time of extension.

(25)	AJ Oster West has an option to extend its term for one 5-year period at 95% of the fair market rent at the time of extension, and a second 4-year period at 95% of the fair market rent at the time of extension.

(26)	Ashley Furniture has an option to extend its term for two 5-year periods, with base rent set at an increase of 12% at the time of extension.

(27)	First American Real Estate Facilities has an option to extend its term for one 5-year period at fair market rent.

(28)	Viasys Healthcare has an option to extend its term for one 5-year period at fair market rent.

(29)	Quick Pak has an option to extend its term for one 5-year period at fair market rent.

(30)	Foley & Lardner, LLP has an option to extend its term for one 3-year period at fair market rent.

(31)	Adams Consulting Engineers has an option to extend its term for one 5-year period at fair market rent.

(32)	Wells Fargo has an option to extend its term for two 5-year periods at fair market rent.

(33)	Yahoo! has an option to extend its term for one 2-year period at fair market rent.

(34)	Entriq has an option to extend its term for one 3-year period at fair market rent.

(35)	Semtech San Diego Corporation has an option to extend its term for one 5-year period at fair market rent.

(36)	Jones & Stokes Associates has an option to extend its term for one 5-year period at fair market rent.
Lease Expirations
     The following table summarizes the lease expirations for leases in place as of September 30, 2008 for all of our properties. The information set forth in the table assumes that tenants exercise no renewal options or early termination rights.
Wholly-Owned Properties

			EXPIRING					ANNUALIZED
YEAR OF	NO. OF		SF AS A		ANNUALIZED RENT	ANNUALIZED	ANNUALIZED	RENT
LEASE	LEASES		% OF	ANNUALIZED	AS A % OF	RENT PER	RENT AT	PER RSF AT
EXPIRATION	EXPIRING	RSF	TOTAL	RENT(1)(2)	TOTAL	LEASED SF(3)	EXPIRATION	EXPIRATION(4)

Available For Lease	3	51,101	15.5%
2008	93	121,478	5.4%	$3,394,168	5.8%	$27.94	$4,101,858	$33.77
2009	95	234,276	10.3%	7,223,774	12.3%	30.83	7,264,016	31.01

			EXPIRING					ANNUALIZED
YEAR OF	NO. OF		SF AS A		ANNUALIZED RENT	ANNUALIZED	ANNUALIZED	RENT
LEASE	LEASES		% OF	ANNUALIZED	AS A % OF	RENT PER	RENT AT	PER RSF AT
EXPIRATION	EXPIRING	RSF	TOTAL	RENT(1)(2)	TOTAL	LEASED SF(3)	EXPIRATION	EXPIRATION(4)

2010	103	326,736	14.4%	10,666,173	18.1%	32.64	10,555,323	32.31
2011	126	315,386	13.9%	10,000,905	17.0%	31.71	10,423,767	33.05
2012	75	371,744	16.4%	11,329,299	19.2%	30.48	11,841,778	31.85
2013	47	260,598	11.5%	7,635,471	13.0%	29.30	7,229,042	27.74
2014	4	17,113	0.8%	609,573	1.0%	35.62	671,894	39.26
2015	10	69,848	3.1%	1,732,560	2.9%	24.80	1,821,996	26.09
2016	10	43,860	1.9%	1,582,937	2.7%	36.09	1,848,892	42.15
2017	2	6,726	0.3%	168,903	0.3%	25.11	229,245	34.08
Thereafter	10	129,480	5.7%	4,544,510	7.7%	35.10	5,887,525	45.47
Signed Leases Not Commenced	4	16,993	0.8%	—	—	—	—	—

Total/Wtd. Avg.	579	2,265,339	100.0%	$58,888,273	100.0%	$31.04	$61,875,335	$32.61

Joint Venture Properties

			EXPIRING					ANNUALIZED
YEAR OF	NO. OF		SF AS A		ANNUALIZED RENT	ANNUALIZED	ANNUALIZED	RENT
LEASE	LEASES		% OF	ANNUALIZED	AS A % OF	RENT PER	RENT AT	PER RSF AT
EXPIRATION	EXPIRING	RSF	TOTAL	RENT(1)(2)	TOTAL	LEASED SF(3)	EXPIRATION	EXPIRATION(4)

Available For Lease		295,148	14.3%
2008	31	52,849	2.6%	$1,308,372	3.4%	$24.76	$1,232,055	$23.31
2009	65	302,806	14.7%	6,552,115	16.9%	21.64	6,585,151	21.75
2010	57	142,570	6.9%	3,654,702	9.4%	25.63	4,084,063	28.65
2011	50	141,368	6.8%	3,273,397	8.4%	23.16	3,330,332	23.56
2012	18	212,440	10.3%	5,075,472	13.1%	23.89	5,400,985	25.42
2013	23	172,834	8.4%	4,437,629	11.4%	25.68	5,486,100	31.74
2014	7	52,876	2.6%	1,178,579	3.0%	22.29	1,391,900	26.32
2015	8	307,692	14.9%	4,919,892	12.7%	15.99	5,898,768	19.17
2016	8	131,710	6.4%	2,504,556	6.5%	19.02	2,898,204	22.00
2017	3	129,558	6.3%	2,457,264	6.3%	18.97	3,054,408	23.58
Thereafter	6	109,148	5.3%	3,416,463	8.8%	31.30	5,290,750	48.47
Signed Leases Not Commenced	4	14,053	0.7%	—	—	—	—	—

Total/Wtd. Avg.	280	2,065,052	100.0%	$38,778,440	100.0%	$22.09	$44,652,716	$25.43

(1)	Represents annualized monthly rent under commenced leases as of September 30, 2008. This amount reflects total cash rent before abatements. Abatements committed to as of September 30, 2008 for the 12 months ending September 30, 2009 were $327,440.

(2)	Existing net rents are converted to gross rent by adding estimated annualized operating expense reimbursements to base rents.

(3)	Represents annualized rent divided by leased square feet.

(4)	Represents annualized rent at expiration divided by leased square feet.
Ground Leased Properties
     The land underlying two of our properties, Waterfront Plaza and Clifford Center, is currently leased.  These ground leases provide substantially all of the rights of a fee owner.  However, there are obligations under the ground leases to the fee owners that would not exist if the interests in these properties were owned in fee simple.  We do not have the right to purchase the land subject to the ground leases.  The following table presents minimum lease payment information for each of the ground leases as of September 30, 2008:

($ in 000s)		MINIMUM PAYMENT DUE BY PERIOD
							THERE-
PROPERTY	TOTAL	2008	2009	2010	2011	2012	AFTER

Waterfront Plaza (1)	$221,436	$394	$2,004	$2,128	$2,128	$2,128	$212,644
Clifford Center (2)	9,407	71	292	302	323	323	8,096

Total	$230,843	$465	$2,306	$2,430	$2,451	$2,451	$220,740

(1)	Lease term expires in 2060. The annual rental obligations reset on January 1, 2036, January 1, 2041, January 1, 2046, January 1, 2051, and January 1, 2056 in an amount equal to 8.0% of the fair market value of the land. We have estimated the minimum future rental payments after 2035 to be an amount equal to the annual rent for 2035.

(2)	Lease term expires May 31, 2035. Ground lease also imposes obligation to pay 3% of tenant revenues collected, other than operating expense reimbursements. On June 1, 2016 and 2026 the annual rental obligation will reset to an amount equal to 6% of the fair market value of the land and not less than the rent for the prior period. For the period prior to June 1, 2016, we have only included the base rent component in the minimum future payments. For the period after June 1, 2016 we estimated the annual minimum future rental payments to be an amount equal to the base rent paid for the immediately preceding 12 month-period.
Indebtedness
     The following table sets forth information relating to the material borrowings with respect to our properties as of September 30, 2008. Unless otherwise indicated in the footnotes to the table, each loan requires monthly payments of interest only and a balloon payment at maturity (in thousands):

						BALANCE
	OUTSTANDING					DUE AT
	PRINCIPAL	INTEREST		MATURITY		MATURITY	PREPAYMENT/
PROPERTY	BALANCE	RATE		DATE		DATE	DEFEASANCE

Clifford Center (1)	$3,825	6.00%		08/15/11		$3,032	(2)
Davies Pacific Center	95,000	5.86%		11/11/16		95,000	(3)
First Insurance Center	38,000	5.74%		01/01/16		38,000	(4)
First Insurance Center	14,000	5.40%		01/06/16		14,000	(5)
PBN Building(6)	11,834	6.98%		04/06/10		11,613	(7)
Pan Am Building	60,000	6.17%		08/11/16		60,000	(8)
Waterfront Plaza	100,000	6.37%		09/11/16		100,000	(9)
Waterfront Plaza	11,000	6.37%		09/11/16		11,000	(10)
City Square	27,500	5.58%		09/01/10		27,500	(11)
City Square (12)	26,612	LIBOR + 2.35%		09/01/10		28,500	(13)
Sorrento Technology Center(14)	11,800	5.75	%(15)	01/11/16	(15)	11,800	(16)

(1)	Requires monthly principal and interest payments of $39.8. The initial maturity date is August 15, 2011. We have the option to extend the maturity date to August 15, 2014.

(2)	Loan is prepayable, subject to prepayment premium equal to greater of 2% of amount prepaid or yield maintenance.

(3)	Loan is prepayable, after second anniversary of its securitization, subject to prepayment premium equal to greater of (a) 1% of amount prepaid or (b) yield maintenance. No premium due after August 11, 2016.

(4)	Loan is prepayable subject to a prepayment premium in an amount equal to the greater of 3% of outstanding principal amount or yield maintenance. No premium due after October 1, 2015. Loan may also be defeased after earlier of December 2008 or two years after the “start-up date” of the loan, if securitized.

(5)	Loan is not prepayable until October 6, 2015; however, loan may be defeased after earlier of August 2009 and two years after the “start-up date” of the loan, if securitized. No premium is due upon prepayment.

(6)	Requires monthly principal and interest payments of $81.

(7)	Loan may not be prepaid until February 6, 2010. No premium is due upon prepayment. Loan may be defeased after the earlier of September 2008 or two years after the “start-up date” of the loan, if securitized.

(8)	Loan may be prepaid following second anniversary of its securitization subject to a prepayment premium equal to greater of 1% of principal balance of loan or yield maintenance. No premium is due after May 11, 2016.

(9)	Loan may be prepaid subject to payment of a yield maintenance-based prepayment premium; no premium is due after June 11, 2016. Loan may also be defeased after the date that is two years from the “start-up date” of the loan, if securitized.

(10)	Loan may be prepaid subject to payment of a yield maintenance-based prepayment premium; no premium is due after June 11, 2016.

(11)	Loan may not be prepaid until June 1, 2010. Loan may be defeased at any time after the earlier of October 1, 2008 or the date that is two years after the “start-up date” of the loan, if securitized.

(12)	Maximum loan amount to be advanced is $28.5 million. In addition, the Company has an interest rate cap on this loan for the notional amount of $28.5 million, which effectively limits the LIBOR rate on this loan to 7.45%. The interest rate cap expires on September 1, 2010.

(13)	Loan may be prepaid subject to payment of a fee in amount of $142.

(14)	From and after January 11, 2010, requires monthly principal and interest payments in the amount of $69.

(15)	Although the maturity date is January 11, 2036, January 11, 2016 is the anticipated repayment date because the interest rate adjusts as of January 11, 2016 to greater of 7.75% or treasury rate plus 70 basis points, plus 2.7%.

(16)	No prepayment is permitted prior to October 11, 2016. Loan may be defeased after the earlier of December 15, 2009 or second anniversary of the “start-up date” of the loan, if securitized.
Regulation
General
     Our properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of our properties has the necessary permits and approvals to operate its business.
Americans with Disabilities Act
     Our properties must comply with Title III of the ADA to the extent that such properties are “public accommodations” as defined by the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. Although we believe that our properties in the aggregate substantially comply with present requirements of the ADA, we have not conducted a comprehensive audit or investigation of all of our properties to determine compliance, and we are aware that some particular properties may currently not be in compliance with the ADA. Noncompliance with the ADA could result in the incurrence of additional costs to attain compliance. The obligation to make readily achievable accommodations is an ongoing one, and continual assessment of the properties will be required.
Environmental Matters
     Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various of these laws, an owner or operator of real estate is or may be liable for costs related to soil or groundwater contamination on, in, or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. Such laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property or to borrow using such property as collateral. In addition, persons exposed to hazardous or toxic substances may sue for personal injury damages. For example, some laws impose liability for release of or exposure to materials containing asbestos, a substance known to be present in a number of our buildings. In other cases, some of our properties have been (or may have been) affected by contamination from past operations or from off-site sources. As a result, in connection with our current or former ownership, operation, management and development of real properties, we may be potentially liable for investigation and cleanup costs, penalties, and damages under environmental laws.
     Although most of our properties have been subjected to Phase I assessments, they are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with the property. Unless required by applicable laws or regulations, we may elect to conduct no investigation, remedy or amelioration of the liabilities disclosed in the Phase I assessments.
Insurance
     We carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of our properties under a blanket insurance policy. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice; however, the insurance coverage may not be sufficient to fully cover losses. We do not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Some of the policies, like those covering losses due to terrorism, earthquakes and floods, are insured subject to limitations involving substantial self insurance portions and significant deductibles and co-payments for such events. In addition, many of our properties are located in an area subject to an increased risk of earthquakes. While we presently carry earthquake insurance on our properties, the amount of our earthquake insurance coverage may not be sufficient to fully cover losses from earthquakes. We may reduce or discontinue earthquake, terrorism or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. Also, if destroyed, we may not be able to rebuild certain of our properties due to current zoning and land use regulations. In addition, our title insurance policies may not insure for the current aggregate market value of our properties, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. See “RISK FACTORS—Risks Related to Our Business and Properties Following the Transactions—Potential losses may not be covered by insurance.”
Competitive Factors
     We compete with a number of developers, owners and operators of office and commercial real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. In that case, our financial condition, results of operations, cash flow, per share trading price of our Listed Common Stock and ability to satisfy our debt service obligations and to pay dividends to you may be adversely affected.

Employment
     We do not have any employees. We are externally advised by our Advisor, an entity affiliated with The Shidler Group and owned by our founders. In accordance with our Advisory Agreement, our Advisor manages, operates and administers our day-to-day operations, business and affairs. Our Advisor employs approximately 75 executives, real estate professionals and staff members. This same management team has overseen the acquisition, leasing and operations or many of our existing assets since their original acquisition by entities affiliated with The Shidler Group, and prior to our formation transactions.
Legal Proceedings
     In the ordinary course of business, we or our properties may be subject to lawsuits, investigations and claims. We are not party to any material legal proceedings.
STRUCTURE AND FORMATION TRANSACTIONS
     On March 19, 2008, our predecessor, Arizona Land Income Corporation, or AZL, closed the transactions contemplated by a Master Formation and Contribution Agreement, dated October 3, 2006, as amended, which we refer to as the Master Agreement, between AZL and POP Venture, LLC, a Delaware limited liability company, which we refer to as “Venture”. AZL also reincorporated in Maryland and changed its name to “Pacific Office Properties Trust, Inc.”
     In connection with the transactions, AZL sold 1,000,000 shares of Listed Common Stock to Venture designees for $5.00 a share, or $5,000,000 in the aggregate, and 180,000 shares of Listed Common Stock to a Venture designee for $7.50 a share, or $1,350,000 in the aggregate, and contributed the proceeds from such sales, along with substantially all of its other assets and certain liabilities, to our Operating Partnership.
     In exchange for its contribution to the Operating Partnership of its proceeds from the sale of Listed Common Stock, along with substantially all of its other assets and certain liabilities, AZL received a general partnership interest in our Operating Partnership equal to 18.25% of all common interests.
     Pursuant to the Master Agreement, Venture contributed to our Operating Partnership ownership interests in the following properties (the “Contributed Properties”):

•	Clifford Center	•	Pacific Business News Building
	Honolulu, Hawaii		Honolulu, Hawaii
•	City Square	•	Pan Am Building
	Phoenix, Arizona		Honolulu, Hawaii
•	Davies Pacific Center	•	Sorrento Technology Center
	Honolulu, Hawaii		San Diego, California
•	First Insurance Center	•	Waterfront Plaza
	Honolulu, Hawaii		Honolulu, Hawaii
•	Seville Plaza
San Diego, California (7.5%)
     In exchange for its contribution to the Operating Partnership of the Contributed Properties, Venture received 13,576,165 common limited partnership units, or Common Units, and 4,545,300 convertible preferred limited partner unit interests, or Preferred Units, in our Operating Partnership, and $16,695,000 in promissory notes. For more information on the promissory notes, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Indebtedness – Subordinated Promissory Notes.”
     The Common Units are exchangeable on a one-for-one basis for shares of our Listed Common Stock, but no earlier than March 19, 2010. The Preferred Units have fixed rights to annual distributions and priority over

Common Units and also the Listed Common Stock in the event of a liquidation of our Operating Partnership. The Preferred Units have a liquidation preference of $25.00 per unit. Each Preferred Unit is initially convertible into 7.1717 Common Units, but such conversion may not occur before the later of March 19, 2010, or until we consummate an underwritten public offering (of at least $75 million) of our Listed Common Stock. Upon conversion of the Preferred Units to Common Units, the Common Units are exchangeable on a one-for-one basis for shares of our Listed Common Stock, but no earlier than one year after the date of their conversion from Preferred Units to Common Units.
     As part of our formation transactions, we issued to our Advisor one share of a proportionate voting preferred stock, which we refer to as the “Proportionate Voting Preferred Stock” for an amount of $100 in cash. The Proportionate Voting Preferred Stock has no dividend rights and minimal rights to distributions in the event of liquidation, but it entitles our Advisor to vote on all matters for which the holders of Listed Common Stock are entitled to vote. The number of votes that our Advisor is entitled to cast equals the total number of shares of Listed Common Stock issuable upon exchange of the Common Units and Preferred Units (representing 46,173,693 common share equivalents) issued in connection with the formation transactions, notwithstanding the prohibition on exchange until March 19, 2010, in the case of the Common Units (representing 13,576,165 common share equivalents), and the further restrictions noted above, in the case of the Preferred Units (representing 32,597,528 common share equivalents). This number will decrease to the extent that these Operating Partnership units are exchanged for shares of Listed Common Stock in the future. The number will not increase in the event of subsequent unit issuances by our Operating Partnership. Venture, as the holder of these Operating Partnership units, has the contractual right to require our Advisor to vote the Proportionate Voting Preferred Stock as directed by it.
     In connection with the transactions, Venture also granted us options to acquire managing ownership interests in the following additional office properties:
•	A 32.167% managing ownership interests in a joint venture (“POP San Diego I”) holding four office properties comprising approximately 187,805 square feet located in San Diego, California

•	A 10% managing ownership interest in a joint venture (“SoCal II”) holding seven office/flex properties comprising approximately 1,000,429 square feet located in Los Angeles, Orange, and San Diego counties in Southern California

•	A 17.5% managing ownership interest in a joint venture holding an office property (“Black Canyon Corporate Center”) comprising approximately 221,784 square feet, located in Phoenix, Arizona

•	A 7.5% managing ownership interest in a joint venture holding an office property (“US Bank Center”) comprising approximately 388,783 square feet, located in Phoenix, Arizona

•	A 17.5% managing ownership interest in a joint venture holding an office building (“Bank of Hawaii Waikiki Center”) comprising approximately 152,288 square feet, located in Honolulu, Hawaii
     We exercised those options in multiple transactions. The acquisition of our managing ownership interest in POP San Diego I was funded by issuing 395,526 Common Units on April 30, 2008 and 326,576 Common Units on June 19, 2008 that were valued at $6.5589 per unit and $6.8107 per unit, respectively. Collectively, these Common Units represent an additional 723,102 common share equivalents. For more detail of those transactions, see “CERTAIN RELATED PARTY RELATIONSHIPS AND TRANSACTIONS” below.
     The total number of shares of Listed Common Stock outstanding at September 30, 2008 plus the total number of shares of Listed Common Stock issuable upon exchange of all Common Units and Preferred Units issued as of September 30, 2008 equals 49,927,920 common shares and common share equivalents.

Ownership Structure
     The following diagram depicts our ownership structure upon completion of this offering assuming all shares of Senior Common Stock are sold including those offered under the dividend reinvestment plan and that all proceeds are contributed to our Operating Partnership in exchange for an increased general partnership interest in the form of Senior Units.

MANAGEMENT
Directors and Executive Officers
     The directors and executive officers of the Company are as follows:

Name	Age*	Position
Jay H. Shidler	62	Chairman of the Board of Directors
Dallas E. Lucas	46	President, Chief Executive Officer and Director
Thomas R. Hislop	59	Director
Clay W. Hamlin	63	Director
Michael W. Brennan	51	Director
Robert L. Denton	56	Director
Paul M. Higbee	53	Director
James M. Kasim	39	Chief Financial Officer
Matthew J. Root	42	Chief Investment Officer
James R. Ingebritsen	46	Executive Vice President, Capital Markets/Operations
Lawrence J. Taff	51	Executive Vice President, Honolulu Operations
Kimberly F. Aquino	44	Corporate Secretary

*	At December 31, 2008
     The following is a biographical summary of the experience of our directors and executive officers.
     Jay H. Shidler has been Chairman of our board of directors since our formation in March 2008. Mr. Shidler is the founder and Managing Partner of The Shidler Group, a national real estate investment firm. Since forming The Shidler Group in 1972, Mr. Shidler and his affiliates have acquired and managed over 2,000 properties in 40 states and Canada. Mr. Shidler has founded and has been the initial investor in numerous public and private companies, including three other public real estate investment trusts – TriNet Corporate Realty Trust, Inc. (formerly NYSE: TRI), now part of iStar Financial; First Industrial Realty Trust, Inc. (NYSE: FR), and Corporate Office Properties Trust (NYSE: OFC). Mr. Shidler serves as Chairman of the board of trustees of Corporate Office Properties Trust (NYSE: OFC) and as a director of First Industrial. Mr. Shidler served as Chairman of the board of directors of First Industrial from 1993 through January of 2009. From 1998 through 2005, Mr. Shidler also served as director of Primus Guaranty, Ltd., a Bermuda company of which Mr. Shidler is a founder.
     Dallas E. Lucas has been our President and Chief Executive Officer and a member of our board of directors since our formation in March 2008 and has served as Chief Executive Officer of our Advisor since March 2007. From 2002 to 2007, Mr. Lucas served as Executive Vice President and Chief Financial Officer of Maguire Properties (NYSE: MPG), a REIT focused on the office market of Southern California. From 1998 to 2002, Mr. Lucas served as the Director, Vice President and Chief Financial Officer of NorthStar Capital Investment Corp., a $2.5 billion privately held REIT. From 1993 to 1998, Mr. Lucas was the Senior Vice President and Chief Financial Officer of Crescent Real Estate Equities Company (NYSE: CEI). Mr. Lucas began his career as an auditor with Arthur Andersen & Company in 1984 and left the firm as an audit manager in 1993. Mr. Lucas is a certified public accountant and received a bachelor’s degree in business administration from the University of Oklahoma.
     Thomas R. Hislop has been a member of our board of directors since our formation in March 2008. Mr. Hislop served as Chairman of the Board and Chief Executive Officer of Arizona Land Income Corporation from 1988 until our formation in March 2008. He has been a Managing Director of Wedbush Morgan Securities since September 2008. Mr. Hislop served as Chief Executive Officer and a director of Peacock, Hislop, Staley and Givens, a full-service securities brokerage firm, from the time of that company’s formation in 1989 through its acquisition by Wedbush Morgan Securities in September 2008. He had been a director of Young, Smith & Peacock, a securities brokerage firm, from 1967 through its acquisition by Peacock, Hislop, Staley and Givens in 1989. Mr. Hislop received a B.S. degree in finance from Arizona State University.
     Clay W. Hamlin, III has been a member of our board of directors since our formation in March 2008. Mr. Hamlin is Vice Chairman of the board of trustees of Corporate Office Properties Trust (NYSE: OFC), which he co-founded in 1997. Mr. Hamlin joined The Shidler Group in 1989 as Managing Partner of The Shidler Group’s Mid-

Atlantic region, which was contributed to, and merged with, Royale Investments, Inc. to become Corporate Office Properties Trust in 1997. Mr. Hamlin served as Chief Executive Officer of Corporate Office Properties Trust from 1997 through 2005. Mr. Hamlin is an attorney and a certified public accountant, and received an MBA from the Wharton School.
     Michael W. Brennan has been a member of our board of directors since our formation in March 2008. From 1999 to 2008, Mr. Brennan served as President and Chief Executive Officer of First Industrial Realty Trust, Inc. and from 1994, the year he co-founded First Industrial, to 1999, he served as its Chief Operating Officer and Chief Acquisitions Officer. Mr. Brennan joined The Shidler Group as its principal acquisitions executive in 1986 and was named partner of its Mid-West region in 1988. Mr. Brennan has 25 years of real estate experience. He holds a bachelor’s degree in finance from the University of Notre Dame. Mr. Brennan is also a director of Strategic Hotels & Resorts, Inc. (NYSE: BEE).
     Robert L. Denton has been a member of our board of directors since our formation in March 2008. Mr. Denton is a Managing Partner with The Shidler Group and the resident principal in its New York office. Prior to joining The Shidler Group in 1994, Mr. Denton co-founded Providence Capital, Inc., a private investment bank, and served in executive positions at First Pacific U.S. Securities, Ltd., Jefferies & Company and Booz Allen & Hamilton, Inc. Mr. Denton graduated with a B.S. in Economics from the University of Pennsylvania and received his MBA from the Wharton School. Mr. Denton is also a member of the board of trustees of Corporate Office Properties Trust (NYSE: OFC).
     Paul M. Higbee has been a member of our board of directors since our formation in March 2008. Mr. Higbee has over 28 years of experience as an investment banker. From September 2001 to present, Mr. Higbee has been a partner of G.C. Andersen Partners, LLC, a merchant banking firm engaged in private equity investments and investment banking for middle-market companies. Prior to joining GC Andersen Partners, Mr. Higbee was a Managing Director of Deutsche Banc Alex. Brown. From 1990 to 1996, Mr. Higbee was a Managing Director at PaineWebber. Mr. Higbee received an A.B. in Economics from Princeton University and an MBA from the Wharton School.
     James M. Kasim has been our Chief Financial Officer since our formation in March 2008 and has served as Chief Financial Officer of our Advisor since February 2008. From 2005 to February 2008, Mr. Kasim was the Executive Vice President and Chief Financial Officer of BentleyForbes, a privately held real estate investment company. Before joining BentleyForbes in 2005, Mr. Kasim was a Senior Manager with Ernst & Young’s real estate and hospitality practice, where he served for eleven years. Mr. Kasim received an MBA from the Marshall School of Business at the University of Southern California and a bachelor’s degree in business administration from California State University, Northridge. He is a certified public accountant.
     Matthew J. Root has been our Chief Investment Officer since January 2009. Mr. Root has been the Chief Investment Officer of our Advisor since February 2008. He has also been a partner of The Shidler Group since 1997, responsible for property acquisitions, leasing and dispositions. Prior to joining The Shidler Group, Mr. Root was Senior Asset Manager for American Assets, Inc. with responsibility for an office and retail portfolio in excess of two million square feet. Mr. Root started his career as a turnaround and restructuring specialist with the Lomas Santa Fe Group focusing on commercial properties in Southern California. Mr. Root is a graduate of Louisiana State University.
     James R. Ingebritsen has been our Executive Vice President, Capital Markets/Operations since January 2009. Mr. Ingebritsen has been the Executive Vice President of our Advisor since February 2008. He has also been a partner of The Shidler Group since 1993, responsible for raising debt and equity capital and for overseeing the operations of its western region portfolio. Mr. Ingebritsen joined The Shidler Group as an associate in 1987. A graduate of the University of California San Diego, Mr. Ingebritsen holds an MBA in Real Estate and Capital Markets from the University of California Berkeley, Haas School of Business.
     Lawrence J. Taff has been our Executive Vice President, Honolulu Operations since January 2009. Mr. Taff has been the Executive Vice President of our Advisor since February 2008. He has also been a partner of The Shidler Group since 1995, responsible for overseeing financial management and property operations in Hawaii. Mr.

Taff began his career with Arthur Andersen LLP in 1980. Rising to the position of Tax Partner in 1993, he was responsible for real estate consulting as well as tax compliance and consulting. Mr. Taff received a bachelor’s degree in accounting from California Polytechnic University, Pomona and is a certified public accountant.
     Kimberly F. Aquino has been our Corporate Secretary since our formation in March 2008. Ms. Aquino joined The Shidler Group in 1991 and is currently Senior Vice President of The Shidler Group. Prior to joining The Shidler Group, Ms. Aquino managed the national and international referral network at a large real estate brokerage firm.
Our Advisor
     We are externally advised by our Advisor, Pacific Office Management, Inc., an entity affiliated with The Shidler Group. The Shidler Group is a private long-term investor in commercial real estate with over 35 years’ experience in acquiring, owning and operating commercial real estate across the country. The Shidler Group currently maintains offices in Honolulu, San Diego and New York. Our Advisor is owned by Jay H. Shidler, our Chairman of the Board, and partners of The Shidler Group.
     Our Advisor is managed by the following individuals:

Dallas E. Lucas	Chief Executive Officer
James M. Kasim	Chief Financial Officer
Matthew J. Root	Chief Investment Officer
James R. Ingebritsen	Executive Vice President, Capital Markets/Operations
Lawrence J. Taff	Executive Vice President, Honolulu Operations
     These individuals also serve as our executive officers.
Corporate Governance – Board of Directors
     Our day-to-day operations are managed by our Advisor under the ultimate oversight and direction of our board of directors. The board reviews management’s strategy, approves and implements governance policies, monitors its own performance and the performance of top management, and provides oversight of financial reporting and legal compliance.
     Our board is comprised of seven directors, four of whom – Messrs. Hamlin, Brennan, Denton and Higbee – are “independent” directors under the listing standards of the NYSE Alternext. Our board is divided into three classes. The initial terms of Class I, Class II, and Class III directors expire at the 2009, 2010 and 2011 annual meeting of shareholders, respectively. Newly elected directors of each class will hold office for a term expiring at the third succeeding annual meeting of shareholders. For more information on our classes of directors, see “CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS – Classification of the Board, Elections, Vacancies, Removal and Actions of Directors.” In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session without the presence of management on a regularly scheduled basis and no less than three times a year. At least one such meeting includes only “independent” directors.
Board Committees
     Our board of directors has established four committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and an investment committee. Each of the audit, compensation and nominating and corporate governance committees consists solely of independent directors.
Audit Committee

     Our audit committee consists of three independent directors: Messrs. Higbee, Hamlin and Denton. Mr. Higbee serves as chairman of the audit committee and as the audit committee “financial expert”, as defined in applicable SEC rules. The audit committee, among other purposes, serves to assist the board of directors in overseeing:
•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;

•	the retention of independent public auditors, including oversight of their performance, qualifications and independence, as well as the terms of their engagement; and

•	our accounting and financial reporting processes, internal control systems and internal audit function.
Compensation Committee
     Our compensation committee consists of two independent directors: Mr. Brennan, who serves as chairman of the committee, and Mr. Higbee. The compensation committee, among other purposes, serves:
•	to establish and periodically review the adequacy of the compensation plans for our executive officers and other employees;

•	to review the performance of executive officers and adjust compensation arrangements as appropriate;

•	to establish compensation arrangements for directors; and

•	to review and monitor management development and succession plans and activities.
Nominating/Corporate Governance Committee
     Our nominating and corporate governance committee consists of two independent directors, Mr. Hamlin, who serves as chairman of the committee, and Mr. Higbee. The committee, among other purposes, serves:
•	to identify and recommend to the board individuals qualified to serve as directors and on committees;

•	to advise the board with respect to board composition, procedures and committees;

•	to advise the board with respect to corporate governance principles and to develop and recommend a set of corporate governance guidelines; and

•	to lead the board in its review of the performance of the board and our management team.
Investment Committee
     Our investment committee consists of five directors: Mr. Shidler, who serves as chairman of the committee, and Messrs. Lucas, Denton, Brennan and Hamlin. The investment committee, among other purposes, serves to:
•	oversee the implementation of our investment strategy, the principal goal of which is to enhance long-term shareholder value through increases in earnings cash flow and net asset value;

•	review and approve, within parameters set by the board, specific transactions; and

•	regularly apprise the board of our progress and performance with respect to our investment strategy

Director Compensation
          Our directors, except for Mr. Lucas, are paid an annual director’s fee of $12,000, payable in quarterly installments. We also pay our directors a fee of $1,000 for each board of directors meeting attended and a fee of $250 for each committee meeting attended. Directors are entitled to reimbursement for reasonable out-of-pocket costs incurred in connection with their services as directors. Mr. Lucas receives no compensation for his services as a director.

	FEES			NON-EQUITY
	EARNED			INCENTIVE	NONQUALIFIED
	OR PAID	STOCK	OPTION	PLAN	DEFERRED	ALL OTHER
	IN CASH	AWARDS	AWARDS	COMPENSATION	COMPENSATION	COMPENSATION
NAME	($)	($)	($)	($)	EARNINGS ($)	($)	TOTAL ($)
Jay H. Shidler	10,177	0	0	0	0	0	10,177
Dallas E. Lucas	0	0	0	0	0	0	0
Thomas R. Hislop	9,427	40,000	0	0	0	303	49,730
Clay W. Hamlin	10,927	40,000	0	0	0	303	51,230
Michael W. Brennan	10,427	40,000	0	0	0	303	50,730
Robert L. Denton	10,927	0	0	0	0	0	10,927
Paul M. Higbee	9,427	40,000	0	0	0	303	49,730
          On May 21, 2008, the compensation committee of the board of directors approved the grant, to four of our directors, of 6,060 restricted stock units each (“Director RSUs”) under the 2008 Directors’ Stock Plan (“Directors’ Stock Plan”). The Director RSUs will vest only upon approval of the Directors’ Stock Plan by our shareholders at the 2009 meeting of our shareholders. Subject to approval by our shareholders and vesting, each Director RSU will become exchangeable for one share of our Listed Common Stock. In accordance with the award terms of the Director RSUs, should our shareholders fail to approve the Directors’ Stock Plan, the Director RSUs will be settled in cash in an amount based on the closing price of our Listed Common Stock on the NYSE Alternext on the date that the award is terminated.
Executive Officer Compensation
          We do not have any employees. In accordance with our Advisory Agreement, our Advisor manages, operates and administers our day-to-day operations, business and affairs, for which it receives a management fee. Our executive officers are officers of our Advisor and are compensated by our Advisor. See “DESCRIPTION OF MATERIAL AGREEMENTS - Advisor and the Advisory Agreement.”
Stock Incentive Plan
          We do not currently have a stock incentive plan for the benefit of executive officers or employees. The Directors’ Stock Plan, which permits grants to members of the board of directors of incentive stock options, stock appreciation rights, and stock awards, including, grants of restricted stock units or other equity-based awards, was adopted by our board on May 21, 2008, subject to shareholder approval at our 2009 annual meeting. The Directors’ Stock Plan is administered by the compensation committee. A total of 24,240 restricted stock units have been granted under the Directors’ Stock Plan as described in “Director Compensation,” and 150,000 shares of our Listed Common Stock have been reserved for the issuance of future awards under the Plan.

Indemnification Agreements
          Our Operating Partnership Agreement provides that the Operating Partnership indemnify our directors and officers to the fullest extent permitted by applicable law. The Operating Partnership Agreement provides that if a director or officer is a party, or is threatened to be made a party, to any proceeding by reason of such director’s or officer’s status as a director or officer, we must indemnify such director or officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe his or her conduct was unlawful.
          Any amendment of our Operating Partnership Agreement related to the indemnification of our directors and officers will be prospective only and will not affect our existing indemnification obligations to our directors or officers.
CERTAIN RELATED PARTY RELATIONSHIPS AND TRANSACTIONS
          We are externally advised by our Advisor and certain related parties of The Shidler Group. Pursuant to the Advisory Agreement among us and our Advisor, our Advisor is entitled to an annual corporate management fee of one tenth of one percent (0.10%) of the aggregate gross asset value of our total property portfolio but in no event less than $1.5 million per annum. The foregoing corporate management fee is subject to reduction of up to $750,000 based upon the amounts of certain direct costs that we bear. Additionally, our Advisor is entitled to receive real property transaction management fees for performing certain management services for us. See “DESCRIPTION OF MATERIAL AGREEMENTS — Advisor and the Advisory Agreement.” During the three months ended September 30, 2008, we incurred $0.188 million, net, in corporate management fees attributable to our Advisor which have been included in general and administrative expenses in the accompanying consolidated statements of operations. No other amounts were incurred under the Advisory Agreement during the three months ended September 30, 2008.
          We and Waterfront paid amounts to affiliated entities for services provided relating to leasing, property management, and property acquisition underwriting, and debt placement. The fees paid are summarized in the table below for the indicated periods (in thousands):

			WATERFRONT
		FOR THE	FOR THE
		PERIOD	PERIOD
	FOR THE	ENDED	FROM	FOR THE	FOR THE
	THREE	MARCH 20,	JANUARY 1,	THREE	NINE
	MONTHS	2008	2008	MONTHS	MONTHS
	ENDED	THROUGH	THROUGH	ENDED	ENDED
	SEPTEMBER	SEPTEMBER	MARCH 10,	SEPTEMBER	SEPTEMBER
	30, 2008	30, 2008	2008	30, 2007	30, 2007
Property management fees to affiliates of Advisor	$661	$1,611	$163	$209	$571
Leasing commissions	111	298	—	39	124
Corporate management fees to Advisor	188	375	—	—	—
Interest	383	700	—	—	—
Construction management fees and other	48	69	3	5	8

Total	$1,391	$3,053	$166	$253	$703

          Leasing commissions are capitalized as deferred leasing costs and included in “Intangible assets, net” in the accompanying consolidated balance sheets. These costs are amortized over the life of the related lease.
          Property management fees are calculated as a percentage of the rental cash receipts collected by the properties (ranging from 2.5% to 4.5%), plus the payroll costs of on-site employees and are included in “Rental property operating” expenses in the accompanying consolidated statements of operations.
          Debt placement fees paid to the Advisor are capitalized and included as other assets in the accompanying consolidated balance sheets. These costs are amortized over the term of the related loan.
          We lease commercial office space to affiliated entities. The annual rents from these leases totaled $0.125 million for the three months ended September 30, 2008.
          On April 30, 2008, May 30, 2008 and June 19, 2008, following exercise of an option granted to us by Venture and its affiliates as part of the Transactions (the “Option”), we consummated the acquisition through our Operating Partnership of a 32.167% managing ownership interest in the POP San Diego I joint venture holding a portfolio of seven commercial office buildings totaling approximately 183,000 rentable square feet located throughout San Diego, California and Carlsbad, California. We acquired the managing ownership interest pursuant to the Option and assumed the rights and obligations of an affiliate of The Shidler Group (a “Shidler Affiliate”) under a previously executed purchase and sale agreement. The acquisition price for our managing ownership interest was approximately $4.8 million. This acquisition price was funded by issuing 396,526 Common Units on April 30, 2008 and 326,576 Common Units on June 19, 2008 that were valued at $6.5589 per unit and $6.8107 per unit, respectively. We accounted for the issuance of our Common Units in accordance with EITF No. 99-12.
          Additionally, on April 30, 2008, following exercise of the Option, we consummated with certain Shidler Affiliates the acquisition through our Operating Partnership of a 17.5% managing ownership interest in a joint venture holding a commercial office building totaling approximately 221,784 rentable square feet located in Phoenix, Arizona, called the Black Canyon Corporate Center. The acquisition price for the managing ownership interest in the Black Canyon Corporate Center was $1.03 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the Black Canyon Corporate Center was approximately equal to the Shidler Affiliates’ cost of investment in the Black Canyon Corporate Center.

          On May 23, 2008, following exercise of the Option, we consummated with certain Shidler Affiliates the acquisition through our Operating Partnership of a 7.5% managing ownership interest in a joint venture holding a commercial office building and a separate parking and retail complex totaling approximately 355,000 rentable square feet of office space and approximately 15,000 rentable square feet of retail space located in Phoenix, Arizona, called the US Bank Center. The acquisition price for the managing ownership interest in the US Bank Center was $1.22 million, payable in the form of a subordinated note issued by our Operating Partnership. The purchase price for the managing ownership interest in the US Bank Center was approximately equal to the Shidler Affiliates’ cost of investment in the US Bank Center.
          Additionally, on May 23, 2008, following exercise of the Option, we consummated with certain Shidler Affiliates the acquisition through our Operating Partnership of a 17.5% managing ownership interest in a joint venture holding a commercial office building totaling approximately 152,288 rentable square feet located in Honolulu, Hawaii called the Bank of Hawaii Waikiki Center. The acquisition price for the managing ownership interest in the Bank of Hawaii Waikiki Center was $0.79 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the Bank of Hawaii Waikiki Center was approximately equal to the Shidler Affiliates’ cost of investment in the Bank of Hawaii Waikiki Center.
          On August 14, 2008, following exercise of the Option, we consummated with certain Shidler Affiliates the acquisition through our Operating Partnership of a 10% managing ownership interest in a joint venture (“SoCal II”) holding a portfolio of fifteen office and flex buildings totaling over 1,000,000 rentable square feet, situated on seven properties in Los Angeles, Orange and San Diego counties in Southern California. The acquisition price for the managing ownership interest in SoCal II was approximately $4.24 million, payable in the form of a subordinated note issued by our Operating Partnership to a Shidler Affiliate. The purchase price for the managing ownership interest in SoCal II was approximately equal to the Shidler Affiliates’ cost of investment in SoCal II.
          In September 2008, we reduced our balance of “Unsecured debt to related parties” by $0.204 million through a non-cash settlement in exchange for a reduction of related party receivables.
CONFLICTS OF INTEREST
          We are subject to various potential conflicts of interest arising out of our relationship with our Advisor and our other affiliates. The conflicts of interest that may be material include:
•	conflicts related to the compensation arrangements between our Advisor, certain of our affiliates and us;

•	conflicts with respect to the allocation of the time of our Advisor and its key personnel;

•	conflicts resulting from agreements between us and our Advisor;

•	conflicts with respect to our potential future sale of the Contributed Properties;

•	conflicts with respect to the grant of registration rights to certain of our affiliates; and

•	conflicts related to promissory notes issued by us and held by Shidler Affiliates.
          The foregoing potential conflicts of interest are discussed below.
Advisory Agreement with Pacific Office Management, Inc.
          As part of the Transactions, we entered into the Advisory Agreement with our Advisor pursuant to which our Advisor, an entity affiliated with The Shidler Group and owned by our founders, has the authority and the obligation to manage our day-to-day operations and the operations of our Operating Partnership in accordance with guidelines established by our board of directors. We rely to a significant extent on the facilities and resources of our Advisor to conduct our operations. Jay H. Shidler, our Chairman of our board of directors, is a shareholder and a director of our Advisor. Dallas E. Lucas, our President and Chief Executive Officer and a member of our board of directors is an employee of our Advisor and its Chief Executive Officer. All four of our other executive officers are officers of our Advisor. In addition, three of our executive officers, Matthew J. Root, James R. Ingebritsen and Lawrence J. Taff are shareholders and directors of our Advisor.
          Our Advisor receives certain fees for performing services under the Advisory Agreement. See "DESCRIPTION OF MATERIAL AGREEMENTS — Advisor and the Advisory Agreement.”
          The Advisory Agreement shall continue in full force and effect for a ten-year term ending March 19, 2018, unless otherwise terminated earlier in accordance with the termination provisions contained therein. A copy of the Advisory Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.
          Although our Advisor may provide some or all of the required functions and personnel itself, our Advisor at times subcontracts some of its advisory obligations to one or more affiliates, as permitted under the Advisory Agreement. Because Mr. Shidler and related parties of The Shidler Group own our Advisor, any affiliate of our Advisor is an affiliate of Mr. Shidler and The Shidler Group. In addition we are a party to property management agreements for each of our properties with either our Advisor or affiliates of our Advisor designated by our Advisor under which the affiliate is entitled to receive fees for property management services. All property management fees for newly executed agreements are required to be market-rate compensation based on the prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located, and require the prior written approval of a majority of our Independent Directors. We believe that the property management fees payable under existing property management agreements are similarly market rate.
          In connection with the transactions, certain properties were contributed to our Operating Partnership by Venture. Some of these contributed properties were encumbered by debt or, in case of one contributed property, which we refer to as “Clifford Center,” obligations under the ground lease. These encumbrances are secured, in part, by certain guaranty and indemnity obligations of Messrs. Shidler and Reynolds and entities wholly-owned or controlled by them, or the “Indemnitees.” Our Operating Partnership entered into certain indemnity agreements with the Indemnitees on March 19, 2008, such agreements we refer to as the “Indemnity Agreements,” in order to indemnify the Indemnitees under these guaranties and indemnities. Our Operating Partnership’s specific indemnity obligations in each Indemnity Agreement are basically to defend, indemnify and hold harmless the Indemnitee from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including, attorneys’ fees and costs of litigation arising from or relating to any or all of the guaranty or indemnity obligations of the Indemnitee. The indemnification procedures are also substantially identical in each of the Indemnity Agreements.
          All agreements and arrangements, including those relating to payments under the Advisory Agreement, between us and our Advisor or any of its affiliates are not the result of arm’s-length negotiations. However, compensation to our Advisor and its affiliates will be approved by a majority of our Independent Directors and terms of future transactions with our Advisor shall be no less favorable to us than terms that we believe we could obtain from unaffiliated entities providing similar services as an ongoing activity in the same geographical location.
Competition for Management Time
          The directors and certain of the officers of our Advisor, and certain of the individuals that serve as our officers and directors, currently are engaged, and in the future will engage, in the management of other business entities and properties in other business activities. Specifically, as disclosed elsewhere in this prospectus, Jay H. Shidler is the Chairman of our board of directors, and Matthew J. Root, James R. Ingebritsen and Lawrence J. Taff serve as officers of the Advisor. We entered into a noncompetition agreement with Mr. Shidler and agreed to and acknowledged noncompetition agreements between Messrs. Root, Ingebritsen and Taff and our Advisor, which will limit, but not eliminate, their respective rights to compete with us. The Noncompetition Agreements will prohibit, without our prior written consent, Messrs. Shidler, Root , Ingebritsen, and Taff from investing in certain office properties in our targeted geographic operating region and in any county in which we own an office property. However, this covenant not to compete does not restrict, among other things:
•	investments in which Messrs. Shidler, Root, Ingebritsen and Taff obtained an interest prior to the Transactions;

•	investments in areas in which we do not own office property at the time of such investment;

•	in the case of Mr. Shidler, activities of, or properties owned or operated by, First Industrial Realty Trust, Inc., Corporate Office Properties Trust and their affiliates;

•	investment opportunities considered and rejected by us; and

•	investments in any entity, directly or indirectly, engaged in the business of owning, managing, acquiring and developing officer properties if (a) such officer’s aggregate investment in such entity constitutes less than 4.9% of the equity ownership of such entity and (b) such officer is not actively engaged in the operation or management of such equity’s business.
          Each of Messrs. Shidler, Root, Ingebritsen and Taff will devote only as much of his time to our business as he, in his judgment, determines is reasonably required. Mr. Shidler’s noncompetition agreement shall remain in effect until he is no longer a director of ours and the noncompetition agreements for Messrs. Root, Ingebritsen and

Taff shall remain in effect until March 19, 2011, if the Advisor continues to be engaged in its role as our Advisor. For Messrs. Root Ingebritsen and Taff, if the Advisor continues to be engaged in its role as our Advisor past March 19, 2011 and each is unwilling to extend the term of his noncompetition agreement, the Advisor shall have the right to require each to sell his ownership interest in the Advisor.
          In addition, our Advisor at times subcontracts some of its advisory obligations to one or more affiliates, as permitted under the Advisory Agreement. The affiliates that subcontract these advisory obligations engage in the management of other business entities and properties in other business activities.
          As a result, certain of the officers, directors and affiliates of our Advisor and certain of our officers and directors may experience conflicts of interest in allocating business time, services, and functions among our business and the various other business ventures in which any of them are or may become involved.
Rights and Obligations of the Company and Venture under the Master Agreement
          In addition, as described in the Master Agreement, the properties that Venture contributed to us are subject to certain sale restrictions until March 19, 2018, which is ten years following the consummation of the Transactions. A sale of such properties which would not provide continued tax deferral to Venture requires us to notify Venture and to cooperate with it in considering strategies to defer or mitigate the recognition of gain under the Internal Revenue Code by any of the equity interest holders of the recipient of our Operating Partnership units. In the event that the sale by us of any of those properties would be beneficial to us but would negatively impact the tax treatment of Venture, it is possible that any of our directors with a direct or financial interest in Venture, including Mr. Shidler, may experience a conflict of interest.
Registration Rights Agreement with Venture and other recipients of the partnership units of our
Operating Partnership
          We agreed in a master registration rights agreement dated March 19, 2008, which we refer to, including any supplements to it, as the Master Registration Rights Agreement, to file a registration statement covering the resale of the 1,180,000 shares of our Listed Common Stock that were sold to certain of our founders and a Venture designee upon consummation of the transactions described above and the 46,173,693 shares, based on the initial conversion rate of 7.1717 common units for each preferred unit which may be adjusted in accordance with the limited partnership agreement of our Operating Partnership, that are issuable upon redemption of our Operating Partnership units that we issued as part of those transactions. We agreed to file this registration statement no later than March 20, 2010, the date following the second anniversary of the date of the Master Registration Rights Agreement or, if later, the day after the date of expiration of any “lock-up” or similar agreement made by us with any underwriter in connection with an underwritten public offering of equity securities of ours, which agreement is in effect on March 20, 2010. Venture and its affiliates agreed not to sell any of the shares of our Listed Common Stock acquired upon redemption of our Operating Partnership units until at least March 20, 2010. We also granted Venture and its affiliates rights to sell their shares of our Listed Common Stock in subsequent offerings by us of our securities in an offering registered under the Securities Act.
          In the registration rights agreement, we retained certain rights to defer registration in circumstances where such registration would be detrimental to us. Because certain affiliates of Mr. Shidler received registration rights, it is possible that any of our directors, officers or other affiliates having a financial interest in Venture or its affiliates may experience a conflict of interest in circumstances where a registration would be advantageous to such persons, but detrimental to us.
Policies to Address Conflicts
          As described above, we may be subject to conflicts of interest relating to compensation arrangements with our Advisor, the terms and conditions on which various transactions might be entered into by us and our Advisor or its affiliates and other situations in which our interests may differ from those of certain of our affiliates. We expect that additional potential conflicts of interest will arise between us and our directors, officers and employees in the future.

          Our board of directors has adopted written policies and procedures to address these and other potential conflicts of interest. These policies and procedures are described below.
Policies
          Our policies with respect to conflicts of interest include:
•	Transactions with a conflict of interest are required to be approved by the Audit Committee of our board of directors or any other committee of our board of directors comprised solely of Independent Directors designated by our board of directors.

•	When determining whether to approve, ratify, disapprove or reject any transaction, the designated committee is required to consider all relevant factors, including the commercial reasonableness of the transaction, the materiality of the direct or indirect interest in the transaction of any party experiencing the conflict of interest, whether the transaction may involve an actual or the appearance of a conflict of interest, and the impact of the transaction on any director’s independence, as defined under the NYSE Alternext listing standards and in any corporate governance guidelines adopted by our board of directors.

•	The relevant committee may approve or ratify only those transactions that it determines in good faith are in the best interests of the Company and its stockholders.
Procedures
          Our procedures with respect to conflicts of interest include:
•	Each director, director nominee, executive officer and employee must promptly notify another senior executive officer in writing of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which we participate.

•	Any proposed transaction that may present a conflict of interest may be referred to the Audit Committee of the board of directors or any other committee of the board of directors comprised solely of independent directors designated by the board of directors.

•	If the party participating in the reported transaction is a director or an immediate family member of a director, then the director should not participate in any deliberations or decisions regarding the reported transaction.

•	If the relevant committee determines that the reported transaction presents a conflict of interest, then such committee will review, approve, disapprove or ratify the transaction.

•	If the reported transaction was not approved in advance or if a reported transaction was not determined to present a conflict of interest at the time it was entered into but thereafter presents a conflict of interest, the transaction must be presented to the relevant committee for ratification. If the transaction is not ratified by the relevant committee, then we will take all reasonable actions to attempt to terminate our participation in the transaction.

•	We may perform an annual search of our accounts payable, accounts receivable and other databases to identify any other potential transactions that may present conflicts of interest.

PRINCIPAL STOCKHOLDERS OF THE COMPANY AND PARTNERS OF OUR OPERATING PARTNERSHIP
          The following table sets forth certain information regarding beneficial ownership and voting power all of our common stock as of September 30, 2008, and as adjusted to reflect our sale of shares in this offering, by: (i) each person who we know to own beneficially more than 5% of our common stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.

	SHARES BENEFICIALLY OWNED			SHARES BENEFICIALLY OWNED
	PRIOR TO OFFERING(2)			AFTER OFFERING
	NUMBER OF		PERCENT OF	NUMBER OF		PERCENT OF
	SHARES OF		TOTAL VOTING	SHARES OF		TOTAL VOTING
NAME AND ADDRESS(1)	COMMON STOCK		POWER(3)	COMMON STOCK		POWER(3)
Jay H. Shidler	46,597,193	(4)	94.7%	46,597,193	(4)	55.2%
Dallas E. Lucas	—		—	—		—
Thomas R. Hislop	7,700		*	7,700		*
Clay W. Hamlin	—		—	—		—
Michael W. Brennan	—		—	—		—
Robert L. Denton	—		—	—		—
Paul M. Higbee	—		—	—		—
James M. Kasim	—		—	—		—
Matthew J. Root	10,000	(5)	*	10,000	(5)	*
James R. Ingebritsen	—	(6)	*	—	(6)	*
Lawrence J. Taff	100,000		*	100,000		*
Kimberly F. Aquino	—		—	—		—

James C. Reynolds Revocable Living Trust	276,500		*	276,500		*
All directors and executive officers as a group (12 persons)			95.5%			55.6%

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each listed person is c/o Pacific Office Properties Trust, Inc., 233 Wilshire Boulevard, Suite 830, Santa Monica, California 90401. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act and generally includes securities that a person has the right to acquire within 60 days of the date hereof. For purposes of these two columns, we have also assumed that all units of our Operating Partnership held by such person or group of persons (although not by all persons) are exchanged for shares of our Listed Common Stock (regardless of when such units are exchangeable).

(3)	In calculating the percentage of total voting power, the voting power of shares of common stock (one vote per share) and Proportionate Voting Preferred Stock (one vote for each share of Listed Common Stock for which the Common Units and Preferred Units held by Venture could be redeemed) has been aggregated.

(4)	This includes 423,500 shares of Listed Common Stock held by Mr. Shidler and 46,173,693 shares of Listed Common Stock represented by the Common Units and Preferred Units held by Venture, which is controlled by Mr. Shidler, and into which the Common Units and Preferred Units would be convertible absent the restrictions currently placed on such conversion.

(5)	Held directly by MJR Equities, LLC, of which Mr. Root is the managing member. Mr. Root’s minor children are the beneficiaries of the Root Family Investment Trust, an irrevocable trust that owns an additional 90,000 shares of Listed Common Stock; Mr. Root does not have investment or voting control over these shares.

(6)	Mr. Ingebritsen’s minor children are the beneficiaries of the Ingebritsen Children Trust, an irrevocable trust that owns 100,000 shares of Listed Common Stock; Mr. Ingebritsen does not have investment or voting control over these shares.
DESCRIPTION OF MATERIAL AGREEMENTS
Advisor and the Advisory Agreement
          As described in “CERTAIN RELATED PARTY RELATIONSHIPS AND TRANSACTIONS” and “CONFLICTS OF INTEREST — Advisory Agreement with Pacific Office Management, Inc.,” as part of the Transaction, we entered into an advisory agreement with our Advisor pursuant to which our Advisor has the authority and the obligation to manage our day-to-day operations and the operations of our Operating Partnership in accordance with guidelines established by our board of directors. Pursuant to the Advisory Agreement, our Advisor will also perform other duties, including, but not limited to, the following:
•	managing our investment activities in accordance with the guidelines and policies adopted by our board of directors and providing consultation and recommendations regarding our investment activities and operations;

•	managing our leases, mortgages and debt obligations;

•	maintaining appropriate books of account, records data and files relating to us and our investment and business activities;

•	making recommendations to our board of directors regarding payment of dividends or distributions to our stockholders and making dividend payments or other distributions to our stockholders as authorized by our board of directors;

•	counseling us in connection with policy decisions to be made by our board of directors;

•	making recommendations regarding our capital structure and capital raising activities to our board of directors;

•	managing operations of and conducting all matters on our behalf for any joint venture or co-investment interests held by us;

•	communicating with our equity and debt holders as is necessary or deemed advisable in order to maintain effective relations with such holders;

•	handling and resolving, subject to limitations and parameters as may be imposed by our board of directors, all claims, disputes or controversies, including all litigation, arbitration, settlement, or other proceedings or negotiations, in which we may be involved;

•	supervising any affiliate of our Advisor that provides property management services and other services pursuant to any property management agreements;

•	engaging and supervising independent contractors who provide investment banking, mortgage brokerage, securities brokerage and other financial services to us;

•	causing us to obtain appropriate insurance coverage;

•	monitoring the operating performance of our investment activities and providing periodic reports to our board of directors;

•	making recommendations to us regarding the retention of independent accountants and legal counsel;

•	assisting us in complying with all regulatory requirements applicable to our business activities;

•	taking all necessary actions to enable us to make required tax filings and reports;

•	making recommendations to us regarding the maintenance of our taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986 (the “Code”), monitoring compliance with various REIT qualification tests and other rules set out in the Code and applicable regulations and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

•	counseling us regarding the maintenance of our exclusion from status as an investment company under the Investment Company Act of 1940, monitoring compliance with requirement for maintaining such exclusion and using commercially reasonable efforts to cause us to maintain such exclusion from status as an investment company under such Act;

•	establishing and maintaining a system of internal accounting and financial controls so that we maintain compliance with the Securities and Exchange Act of 1934 and The Sarbanes-Oxley Act of 2002;

•	causing us to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses; and

•	performing such other services as may be required from time to time for management and other activities relating to our assets and using commercially reasonable efforts to cause us to comply with other applicable laws.
          Our Advisor receives, or we believe will receive, pending amendment and restatement of the Advisory Agreement, the following fees for performing services under the Advisory Agreement.

•	Asset Management	In our Advisory Agreement this is called the Corporate management fee. It is equal to one tenth of one percent (0.10%) of the aggregate gross asset value of our real property, but in no event less than $1.5 million per annum. This fee may be reduced by direct expenses incurred by us, as defined, up to a maximum reduction of $750,000 (1)

•	Property Management and Leasing	2.5% — 4.5% of gross revenues for property management fees, but in no event greater than prevailing market rates in the area in which the subject property is located. Leasing fees vary and are based on prevailing market rates.

•	Construction Management	As specified in each applicable asset management agreement, but subject to a maximum of 5.0% of the cost of any tenant improvements

2.5% of total project costs relating to the supervision of any redevelopment or building improvements, plus direct costs incurred (2)

•	Acquisition and Disposition	1.0% of the contract price of the acquired or disposed property

•	Equity Placement	0.50% of a) gross offering proceeds of any issuance of equity securities (excluding this offering of Senior Common Stock) (3), or b) any co-investment capital procured

•	Debt Placement	0.50% of indebtedness originated under a) property financings, b) credit facilities, or c) public issuance of debt instruments

•	Liquidation/Participation	None. The Advisor does not receive any equity or participation upon liquidation or upon the exchange of the Senior Common Stock for the Listed Common Stock

(1)	For this purpose, direct expenses paid by the REIT that reduce the corporate management fee by up to $750,000 include all audit fees, costs of monitoring internal controls, director fees and director’s and officer’s insurance premiums.

(2)	Except as noted here, our Advisor bears the cost and is not reimbursed by us for any expenses incurred by it in the course of performing its advisory services for us, which expenses include, but are not limited to, salaries and wages, office rent, equipment costs, travel costs, insurance costs, telecommunications and supplies.

(3)	Our Advisor has agreed that no equity placement fee pursuant to the Advisory Agreement will be due or payable by us to our Advisor for services our Advisor has rendered in connection with this offering.
          Our Advisor shall also cast all votes with respect to the share of Proportionate Voting Preferred Stock in proportion to the votes that our Advisor receives from holders of partnership units entitled to vote with respect to the share of Proportionate Voting Preferred Stock. Our Advisor shall not cast any votes with respect to the share of Proportionate Voting Preferred Stock unless it receives votes from the holders of partnership units entitled to vote. The Advisory Agreement shall continue in full force and effect until March 19, 2018, unless otherwise terminated earlier in accordance with the termination provisions contained therein.
          A copy of the Advisory Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.
Operating Partnership and the Operating Partnership Agreement
          The following description is a summary of material provisions included in the Amended and Restated Agreement of Limited Partnership, as amended (the “Operating Partnership Agreement”), of the Operating Partnership. For more detail, you should refer to the Operating Partnership Agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “WHERE YOU CAN FIND MORE INFORMATION.”
General
          Pacific Office Properties, L.P., our “Operating Partnership,” was formed on January 28, 2008, as a Delaware limited partnership under the terms of the Operating Partnership Agreement. The purpose of our Operating Partnership is (i) to conduct any business allowed by law so long as it does not impinge on our ability to be classified as a REIT and (ii) to partner with or acquire ownership interests in any entity that engages in similar business activities. As sole general partner of our Operating Partnership, under the terms of the Operating Partnership Agreement, we have full power and authority to do any and all acts necessary, appropriate and advisable to further and accomplish the purposes of our Operating Partnership. Such power and authority includes, among other things, entering into and performing contracts, borrowing money, acquiring, managing and developing real property and leasing, selling and disposing of real property.
          Our Operating Partnership shall not act, or fail to act, in a way that could adversely affect our ability to qualify as a REIT, could subject us to any additional taxes under Section 857 or Section 4981 of the Code, could violate any law or regulation of any governmental body that has jurisdiction over us or our securities or could violate in any material respect an agreement into which we entered or a law or regulation to which we are subject or become subjected.
Limited Partnership Units
          Limited partnership interests in the Operating Partnership are denominated in partnership units. Prior to this offering, Operating Partnership units were comprised of Common Units and convertible Preferred Units. In connection with this offering, the Operating Partnership created a new class of units which we refer to as Senior Units. Senior Units have distribution rights and rights upon liquidation that are senior to the Common Units and the Preferred Units. However, we have the authority to issue additional types of units with such rights and preferences as we determine, including units with distribution rights or rights upon liquidation that are inferior or junior to the Common Units or units with distribution rights or rights upon liquidation that are in parity with or are superior or prior to the Preferred Units and Senior. We do not presently intend to apply for the listing of Senior Units, Preferred Units or Common Units on any exchange or automated quotation system.
General Partnership Interest
          Our general partnership interest is denominated in Common Units and the newly created Senior Units and, if appropriate in the future, may be denominated in Preferred Units in order to reflect our relative economic interest in the Operating Partnership. The Senior Units will be received in exchange for the contribution of all proceeds received in this offering and will correspond to the number of shares of Senior Common Stock issued in this offering. Our general partnership interest includes the right to participate in the distributions of the Operating Partnership in an amount equivalent to the dividend payable to holders of our Senior Common Stock (a minimum of $0.70 per annum) as well as the right to participate in the distributions of the Operating Partnership to Common Unit holders in a percentage equal to the quotient obtained by dividing (a) the number of shares of our Listed Common Stock outstanding by (b) the sum of shares of our Listed Common Stock outstanding plus the number of shares of our Listed Common Stock for which the outstanding Common Units of the Operating Partnership may be redeemed. The number of the Common Units that we hold corresponds to the number of shares of our Listed Common Stock outstanding.
Transferability of Interests
          We may not withdraw as the general partner of our Operating Partnership nor transfer all or any portion of our interest in our Operating Partnership without the consent of the limited partners or our Operating Partnership, which consent may be given or withheld in the sole and absolute discretion of such limited partners, unless the transfer of all or any portion of our interest in our Operating Partnership is made, at the time of the transfer, to a “qualified REIT subsidiary,” as defined in Section 856(i)(2) of the Code, of ours. If we transfer all of our interest in our Operating Partnership to such a qualified REIT subsidiary of ours, then such qualified REIT subsidiary will automatically become the sole general partner of our Operating Partnership. Except for limited situations provided in the Operating Partnership Agreement, no limited partner of our Operating Partnership may transfer all or any portion of its interest in our Operating Partnership without our consent, which consent may be withheld in our sole and absolute discretion.
Capital Contribution

          After we pay the costs associated with this offering, we will contribute all of the net proceeds of this offering to our Operating Partnership as a capital contribution in the amount of the gross offering proceeds received from investors and receive a number of Senior Units equal to the number of shares of Senior Common Stock issued by us to the investors.
          The Operating Partnership Agreement provides that if we decide that our Operating Partnership needs additional funds at any time in excess of funds available to it, we may (i) borrow funds from a third party lender on behalf of our Operating Partnership, (ii) accept additional capital contributions from any limited partners and issue additional partnership units to such limited partners on behalf of our Operating Partnership, (iii) loan funds to our Operating Partnership so long as the terms and conditions of such loan are no less favorable to our Operating Partnership than would be available to it from any third party lender or (iv) issue additional securities. In addition, we are authorized to cause our Operating Partnership to issue additional partnership units for less than fair market value, so long as we conclude in good faith that such issuance is in our and our Operating Partnership’s best interests.
Operations
          Pursuant to the Operating Partnership Agreement, we will possess all management powers over the business and affairs of our Operating Partnership and no limited partner will have any right to participate in or exercise control or management power over the business and affairs of our Operating Partnership. We are required to operate and manage our Operating Partnership in a manner that will permit us to be classified as a REIT at all times, avoid the imposition of federal income and excise taxes on us and ensure that our Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.
          In addition to the administrative and operating costs and expenses incurred by our Operating Partnership, our Operating Partnership will pay all administrative costs and expenses of ours, including the following:
•	expenses relating to the ownership of interests in and management and operation of, or for the benefit of, our Operating Partnership;

•	compensation of officers and employees, including payments under compensation plans of ours that may provide for stock units, or phantom stock, pursuant to which our employees will receive payments based upon dividends on or the value of our Listed Common Stock;

•	director fees and expenses;

•	all amounts due under the Advisory Agreement and any other services, management, development or advisory agreement;

•	all costs and expenses of ours associated with being a public company, including costs of filings with the Securities and Exchange Commission, reports and other distributions to our shareholders.
          These above-listed reimbursements are in addition to any reimbursement to us as a result of indemnification provided under the Operating Partnership Agreement.
Redemption Rights
          Subject to certain limitations and exceptions, the limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem all or a portion of their Common Units in exchange for cash by providing us with a notice of redemption that shall become binding on the business day following the fifth business day after our receipt of such notice of redemption. On or before the fifth business day after our receipt of a notice of redemption, we may, in our sole and absolute discretion elect to acquire all or a portion of the Common Units tendered by a limited partner for redemption in exchange for shares of our Listed Common Stock.
          Subject to certain limitations and exceptions, on the date of the fifth anniversary of the issuance of the Preferred Units, not before nor following such date, if we raised more than $75 million in net proceeds from an underwritten public offering of our Listed Common Stock, registered pursuant to a registration statement filed with the Securities and Exchange Commission, limited partners holding Preferred Units will have the right to cause our Operating Partnership to redeem all or a portion of the Preferred Units in exchange for cash, common units or perpetual preferred units.
          Notwithstanding any of the foregoing, no limited partner will have the right to cause our Operating Partnership to redeem common units or Preferred Units that would violate the ownership limits under our articles of incorporation, as amended.
Distributions
          The Operating Partnership Agreement provides that we, as the general partner, have the exclusive right and authority to declare and cause our Operating Partnership to make distributions as and when we deem it appropriate. Once we have paid ourselves any amount necessary for us to pay our operating expenses in order for us to maintain existence and after we have declared it appropriate to issue a distribution, the distributions will first be made to us in respect of the Senior Units, then to holders of preferred units of our Operating Partnership, including holders of Class A Convertible Preferred Units of our Operating Partnership, and then to holders of non-preferred units of our Operating Partnership, including holders of Common Units. In no event may a partner of our Operating Partnership receive a distribution with respect to a partnership unit for a quarter or a shorter period if such partner is entitled to receive a distribution for such quarter or shorter period with respect to a share of stock of ours for which such partnership unit has been redeemed or exchanged.
          If our Operating Partnership should ever liquidate pursuant to the terms in the Operating Partnership Agreement, our Operating Partnership would continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and partners. Upon such an event, we would be responsible for overseeing the winding up and dissolution of our Operating Partnership. The net proceeds from such a liquidation, after payment of, or adequate provision for, debts and liabilities of our Operating Partnership, including any partner loans, any remaining assets of our Operating Partnership will be distributed to the holders of partnership units in accordance with the designations and preferences associated with such units. We will not receive any additional compensation for any services performed in any winding up or dissolution process for our Operating Partnership.
Allocations
          Profits and losses of our Operating Partnership will generally first be allocated among the partners of our Operating Partnership to take into account any preferences as to dividends and liquidation proceeds, and any remaining profits and losses generally will be allocated pro rata among the holders of common partnership interests in the Operating Partnership. All allocations are subject to compliance with provisions of the Code applicable to REITs and other tax laws.
Term
          Our Operating Partnership will continue until it is cancelled pursuant to the provisions of dissolution, liquidation and termination under the Operating Partnership Agreement, which include, among other things, our withdrawal from the Operating Partnership with no successor appointed by the remaining limited partners within ninety days, an entry of a decree of judicial dissolution of our Operating Partnership and bankruptcy of our Operating Partnership.
Registration Rights Agreements
          We agreed in a master registration rights agreement dated March 19, 2008, which we refer to, including any supplements to it, as the “Master Registration Rights Agreement,” to file a registration statement covering the resale of the 1,180,000 shares of our Listed Common Stock that were sold to certain of our founders and a Venture designee upon consummation of the transactions described above and the 46,173,693 shares, based on the initial conversion rate of 7.1717 Common Units for each Preferred Unit which may be adjusted in accordance with the limited partnership agreement of our Operating Partnership, that are issuable upon redemption of our Operating Partnership units that we issued as part of those transactions. We agreed to file this registration statement no later than March 20, 2010, the date following the second anniversary of the date of the Master Registration Rights Agreement or, if later, the day after the date of expiration of any “lock-up” or similar agreement made by us with any underwriter in connection with an underwritten public offering of equity securities of ours, which agreement is in effect on March 20, 2010. Venture and its affiliates agreed not to sell any of the shares of our Listed Common Stock acquired upon redemption of our Operating Partnership units until at least March 20, 2010. We also granted Venture and its affiliates rights to sell their shares of our Listed Common Stock in subsequent offerings by us of our securities in an offering registered under the Securities Act.
          We agreed in a separate master registration rights agreement dated March 19, 2008, which we refer to, including any supplements to it, as the Second Master Registration Rights Agreement, to file a registration statement covering the resale of the 723,102 shares that are issuable upon redemption of our Operating Partnership units that we issued as part of a joint venture transaction with the beneficiaries of the Second Master Registration Rights Agreement. We agreed to file this registration statement no later than March 30, 2010, covering 396,526 shares, and no later than May 20, 2010, covering the other 326,576 shares.
Other Material Agreements
Noncompetition Agreements
          As mentioned above, we entered into a Noncompetition Agreement with Mr. Shidler and agreed to and acknowledged Noncompetition Agreements between Messrs. Root, Ingebritsen and Taff and our Advisor, each of whom serves as either director or officer of the Company and our Advisor. Each of Messrs. Shidler, Root, Ingebritsen and Taff is currently engaged, and in the future will engage, in the management of other business entities and properties in other business activities. The Noncompetition Agreement with Messrs. Shidler, Root, Ingebritsen and Taff will limit, but not eliminate, their respective rights to compete with us, including prohibiting, without our prior written consent, their investing in certain office properties in our targeted geographic operating region and in any country in which we own an office property. However, the Noncompetition Agreements do not restrict, among other things:
•	investments in which Messrs. Shidler, Root, Ingebritsen and Taff obtained an interest prior to the Transactions;

•	investments in areas in which we do not own office property at the time of such investment;

•	in the case of Mr. Shidler, activities of, or properties owned or operated by, First Industrial Realty Trust, Inc., Corporate Office Properties Trust and their affiliates;

•	investment opportunities considered and rejected by us; and

•	investments in any entity, directly or indirectly, engaged in the business of owning, managing, acquiring and developing officer properties if (a) such officer’s aggregate investment in such entity constitutes less than 4.9% of the equity ownership of such entity and (b) such officer is not actively engaged in the operation or management of such entity’s business.
          Mr. Shidler’s Noncompetition Agreement shall remain in effect until he is no longer a director of ours and the Noncompetition Agreements for Messrs. Root, Ingebritsen and Taff shall remain in effect until the earlier of March 19, 2011, two years from their effective date, and the date upon which our Advisor no longer is engaged in its role as our Advisor. For Messrs. Root, Ingebritsen and Taff, if the Advisor continues to be engaged in its role as our Advisor past March 19, 2011 and each is unwilling to extend the term of his Noncompetition Agreement, the Advisor shall have the right to require each to sell his ownership interest in the Advisor.
Indemnity Agreements

          In connection with the transactions, certain properties were contributed to our Operating Partnership by Venture. Some of these contributed properties were encumbered by debt and, in the case of one contributed property, which we refer to as “Clifford Center,” obligations under the ground lease. These encumbrances are secured, in part, by certain guaranty and indemnity obligations of Messrs. Shidler and Reynolds and entities wholly-owned or controlled by them, or the “Indemnitees.” Our Operating Partnership entered into certain indemnity agreements with the Indemnitees on March 19, 2008, such agreements we refer to as the “Indemnity Agreements,” in order to indemnify the Indemnitees under these guaranties and indemnities. Our Operating Partnership’s specific indemnity obligations in each Indemnity Agreement are basically to defend, indemnify and hold harmless the Indemnitee from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including, attorneys’ fees and costs of litigation arising from or relating to any or all of the guaranty or indemnity obligations of the Indemnitee. The indemnification procedures are also substantially identical in each of the Indemnity Agreements.
DESCRIPTION OF CAPITAL STOCK
          The following summary description of the capital stock of the Company is qualified in its entirety by reference to the form of Amended and Restated Certificate of Incorporation, which we refer to as our charter, and bylaws of the Company, a copy of each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
General
          We are authorized to issue 340,000,000 shares of stock, consisting of 240,000,000 shares of our common stock, par value $.0001 per share, 200,000,000 of which are shares of our Listed Common Stock and 40,000,000 of which are shares of Senior Common Stock, and 100,000,000 shares of preferred stock, par value $.0001 per share. The aggregate par value of all authorized shares of stock is $34,000. Our board of directors, without any action by our shareholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.
          Our board of directors may reclassify any unissued shares of our common stock in one or more classes or series of stock. It may also classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred stock of any series in one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations on dividends or other distributions, qualifications or terms or conditions of redemption of the stock. Except as may be provided by the board of directors in setting the terms of classified shares of stock, no holder of shares of stock has any preemptive right to purchase or subscribe for any additional shares of stock or securities of the Corporation. Additionally, under the Maryland General Corporation Law, or the “MGCL,” our board of directors may authorize the amendment of our charter, with the approval of a majority of our board of directors and without shareholder approval, to effect a reverse stock split that results in a combination of shares of stock at a ratio of not more than ten shares of stock into one share of stock in any 12-month period.
Common Stock
Class A Common Stock, or Listed Common Stock
          Voting Rights. Shares of our Listed Common Stock and Senior Common Stock vote together as a single class and each share is entitled to one vote on each matter to be voted upon by our shareholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock and Proportionate Voting Preferred Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.
          Liquidation Distributions. The Listed Common Stock ranks junior to the Senior Common Stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up.

          Dividends. Holders of Listed Common Stock are entitled to receive such distributions as declared from time to time by our board of directors out of legally available funds, subject to any preferential rights of other classes of stock, including the Senior Common Stock.
Class B Common Stock, or Senior Common Stock
          Voting Rights. Holders of our Senior Common Stock have the right to vote on all matters presented to shareholders as a single class with holders of our Listed Common Stock and the Proportionate Voting Preferred Stock, as described in “Class A Common Stock, or Listed Common Stock - Voting Rights.” In all matters in which Senior Common shareholders may vote, including any written consent, each share will be entitled to one vote.
          Liquidation Preference. The Senior Common Stock ranks senior to the Listed Common Stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. It has a $10.00 per share (plus any accrued and unpaid dividends) liquidation preference.
          Dividends. The Senior Common Stock will be entitled to receive, subject to the preferential rights of any preferred stock we may issue in the future, when and as declared by our board of directors, out of funds legally available for payment of dividends, cash dividends in an amount per Senior Common share equal to a minimum of $0.70 per annum. Dividends are cumulative from the date of issue of the shares, and are payable monthly. Should the dividends payable on the Listed Common exceed $0.70 per annum, the Senior Common dividend will increase by 10% of the amount by which the Listed Common dividend exceeds $0.70.
          Exchange Option. Senior Common Stock purchased in this offering will have the right, after the seventh anniversary of the issuance of such shares, to exchange any or all of the Senior Common Stock for our Listed Common Stock. Our board of directors has reserved the right to accelerate the exchange time period to six years. The exchange ratio is calculated using a value for our Listed Common Stock based on the average of the trailing 30-day closing price of the Listed Common Stock on the date the shares are submitted for exchange and a value for the Senior Common Stock of $11.00 per share.
Preferred Stock
          Our board of directors has the authority, without further action by the stockholders, to issue preferred stock in one or more series and to fix the rights, designation, preferences, privileges, limitations and restrictions thereof, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences and sinking fund terms (any or all of which may be greater than the rights of the common stock or the Proportionate Voting Preferred Stock). The board of directors, without stockholder approval, can issue shares of preferred stock with conversion, voting and other rights which could adversely affect the rights of the holders of shares of common stock. Other than the one share of Proportionate Voting Preferred Stock issued to our Advisor in connection with our formation transaction, we have not issued any additional shares of preferred stock and currently have no plans to issue additional preferred stock.
          Proportionate Voting Preferred Stock
          As a part of the transactions, our board of directors classified from our unissued shares of preferred stock, and caused us to issue, one share of Proportionate Voting Preferred Stock, which may be increased only by resolution approved by all of the members of our board of directors. Any shares of Proportionate Voting Preferred Stock redeemed, purchased or otherwise acquired by us in any manner whatsoever will cease to be outstanding and will become authorized but unissued shares of preferred stock, without designation as to class or series until such shares are once more classified and designated. No transfer of the share of Proportionate Voting Preferred Stock may occur without our prior approval. The shares of Proportionate Voting Preferred Stock are not convertible or exchangeable for any other property or securities of ours.
          Voting Rights. Holders of shares of the Proportionate Voting Preferred Stock are entitled to vote on all matters for which our common shareholders are entitled to vote. The holders vote together with the holders of shares of Common Stock as one class on all matters. The number of votes that the Proportionate Voting Preferred Stock is entitled to cast initially equals the number of shares of our Listed Common Stock issuable upon the redemption of the Common Units and the number of Preferred Units following conversion to Common Units, issued in connection with the Transactions. As those Operating Partnership units are redeemed, the number of votes that the Proportionate Voting Preferred Stock will be entitled to cast will be decreased by an equivalent number. As of September 30, 2008, the Proportionate Voting Preferred Stock was entitled to cast 46,173,693 votes on all matters for which our common shareholders are entitled to vote.
          Liquidation Preference. In the event of any liquidation, dissolution or winding up of our affairs, before any of our assets are distributed, paid or set aside for the holders of any equity securities ranking junior to the Proportionate Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of us, we will pay to the holders of shares of Proportionate Voting Preferred Stock, out of our assets legally available for distribution to our shareholders, the sum of $.01 per share for each share of Proportionate Voting Preferred Stock held by each such holder. After such payment, the holders of the Proportionate Voting Preferred Stock will have no right or claim upon any remaining assets of the Corporation.
          Dividends. The holder of the Proportionate Voting Preferred Stock is not entitled to any regular or special dividend, including any dividend or distribution declared or paid with respect to the shares of our common stock or any other class or series of our stock.
Registration Rights
          We have entered into registration rights agreements with Venture and certain of our other unit holders and will be obligated to file, on or around March 20, 2010, March 30, 2010 and May 20, 2010, registration statements that would allow shares of our Listed Common Stock issued upon exchange of our Operating Partnership units to be sold following effectiveness of the registration statements. For more information on the registration rights agreements, see “DESCRIPTION OF MATERIAL AGREEMENTS — Registration Rights Agreements.”
Dividend Reinvestment Plan
          You may participate in our dividend reinvestment plan that allows you to have dividends and other distributions otherwise distributable to you invested in additional shares of Senior Common Stock. The following discussion summarizes the principal terms of this plan.
Eligibility
          All participants in this offering are eligible to participate in our dividend reinvestment plan except for restrictions imposed by us in order to comply with the securities laws of various jurisdictions. We may elect to deny your participation in this plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.
          At any time prior to the listing of our Senior Common Stock on a national securities exchange, if ever, you must cease participation in our dividend reinvestment plan if you no longer meet the suitability standards or cannot make the other investor representations and warranties set forth in the then-current prospectus, subscription agreement or charter. Participants must agree to notify us promptly when they no longer meet these standards.
          Your participation in the plan will also be terminated to the extent that a reinvestment of your dividends in our Senior Common Stock would cause the percentage ownership limitation contained in our charter to be exceeded. Otherwise, unless you terminate your participation in our dividend reinvestment plan in writing, your participation will continue even if the shares to be issued under the plan are registered in a future registration or the price of our dividend reinvestment plan shares is changed. You may terminate your participation in the dividend reinvestment plan at any time by providing us with 10 days’ written notice. A withdrawal from participation in the dividend reinvestment plan will be effective only with respect to dividends paid more than 30 days after receipt of written notice. Generally, a transfer of all of a participant’s Senior Common Stock will terminate that shareholder’s participation in the dividend reinvestment plan as of the first day of the month in which the transfer is effective.

Election to Participate
          Assuming your eligibility to participate, you may elect to participate in our dividend reinvestment plan by completing the Subscription Agreement or other approved enrollment form available from the dealer manager or a participating broker-dealer. Your participation in the plan will begin with the next dividend made after receipt of your enrollment form. Once enrolled, you may generally continue to purchase shares under our dividend reinvestment plan until we have terminated the plan. You can choose to have all or a portion of your dividends reinvested through our dividend reinvestment plan. You may also change the percentage of your dividends that will be reinvested at any time if you complete a new enrollment form or other form provided for that purpose. Any election to increase your level of participation must be made through your participating broker-dealer or, if you purchase shares in this offering other than through a participating broker-dealer, through the dealer manager.
Stock Purchases
          Senior Common Stock will be purchased under our dividend reinvestment plan on the monthly dividend payment dates of our Senior Common Stock. Dividends may be fully reinvested because the dividend reinvestment plan permits fractional shares to be purchased and credited to participant accounts. If sufficient Senior Common Stock is not available for issuance under our dividend reinvestment plan, we will remit excess dividends in cash to the participants.
          The purchase price per share will be $9.50 and in no event higher than 95% of the estimated value of a share of Senior Common Stock on the reinvestment date. Our board of directors may change this price from time to time, but not within the first three years after the commencement of this offering and no more frequently than quarterly thereafter.
Fees and Commissions
          No sales commissions or dealer manager fees will be paid in connection with shares purchased pursuant to our dividend reinvestment plan.
Voting and other Rights
          Shareholders purchasing Senior Common Stock pursuant to the dividend reinvestment plan will have the same rights and will be treated in the same manner as if such shares were purchased pursuant to this offering.
Tax Consequences
          If you participate in our dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for dividends allocated to you even though you have elected not to receive the dividends in cash, but rather to have the dividends withheld and reinvested in our Senior Common Stock. Specifically, you will be treated as if you have received the dividend from us in cash and then applied such dividend to the purchase of additional Senior Common Stock. You will be taxed on the amount of such dividend as ordinary income to the extent such dividend is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend. In addition, we intend to treat the difference between the public offering price of our Senior Common Stock and the amount paid for shares pursuant to our dividend reinvestment plan as a distribution taxable as income to participants in the plan to the extent of our current or accumulated earnings and profits.
Plan Amendment
          After three years following the commencement of this offering, our board of directors will have the right to terminate, suspend or amend our dividend reinvestment plan, including by changing the price per share for shares issued under the plan, at any time for any reason in its sole discretion upon 10 days’ written notice to participants.

Share Redemption Program
          Our Senior Common Stock are not currently listed on a national securities exchange or included for quotation on an over-the-counter market, and we currently do not intend to list our shares. In order to provide our shareholders with some liquidity, we have provided a share redemption program. Shareholders of Senior Common Stock who have held their shares for at least one year may receive the benefit of limited liquidity by presenting for redemption all of their shares to us in accordance with the procedures outlined herein. At that time, we may, subject to the conditions and limitations described below, redeem the Senior Common Stock presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption after the payment of dividends necessary to maintain our qualification as a REIT and to avoid payment of any U.S. federal income tax or excise tax on our net taxable income. We will not pay the Advisor or its affiliates any fees to complete any transactions under our share redemption program.
          To the extent our board of directors determines that we have sufficient available cash for redemptions, we may at our discretion redeem shares of Senior Common Stock on a monthly, first-come-first-served basis; however, our board of directors may determine from time to time to adjust the timing of redemptions upon 30 days’ notice. Shareholders of Senior Common Stock purchase directly from us must present all of their outstanding shares of Senior Common Stock in order to be eligible for redemption under the share redemption program. With respect to each redemption date, redemptions will be limited to the amount of cash available from the dividend reinvestment plan. The redemption price will initially be $9.50 per share.
          There is no assurance that there will be sufficient funds available for redemption or that we will exercise our discretion to redeem such shares and, accordingly, your shares may not be redeemed. Factors that we will consider in making our determinations to redeem shares include:
•	whether such redemption impairs our capital or operations;

•	whether an emergency makes such redemption not reasonably practical;

•	whether any governmental or regulatory agency with jurisdiction over us demands such action for the protection of our stockholders;

•	whether such redemption would be unlawful; and

•	whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could prevent us from qualifying as a REIT for tax purposes.
          We will redeem shares of Senior Common Stock presented for cash to the extent we have sufficient available cash flow to do so under our dividend reinvestment plan. Our board of directors may terminate, suspend or amend the share redemption program at any time upon 30 days’ written notice without shareholder approval if our directors believe such action is in our and our shareholders’ best interests, or if they determine the funds otherwise available to fund our share redemption program are needed for other purposes. In the event of a redemption request after the death or qualifying disability of a shareholder of Senior Common Stock, we may waive the one-year holding period requirement as well as any other restriction or limitation as summarized above. In the case of a death or qualifying disability, shares of Senior Common Stock will be redeemed for the amount paid to acquire the shares from us. In addition, in the event a shareholder of Senior Common Stock is having his shares redeemed, the one-year holding requirement will be waived for Senior Common Stock purchased under our dividend reinvestment plan.
          In order for a disability to entitle a stockholder to the special redemption terms described above (a “qualifying disability”), (1) the stockholder would have to receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) such determination of disability would have to be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”). The “applicable governmental agencies” would be limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the applicable governmental agency would be the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security benefits and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency would be the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the applicable governmental agency would be the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration.
          Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums would not entitle a stockholder to the special redemption terms described above. Redemption requests following an award by the applicable governmental agency of disability benefits would have to be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we would deem acceptable and would demonstrate an award of the disability benefits.
          We understand that the following disabilities do not entitle a worker to Social Security disability benefits:
•	disabilities occurring after the legal retirement age; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.
          All requests for redemption must be made in writing and received by us at least ten business days prior to the scheduled monthly redemption date. You may withdraw your request to have your shares redeemed with such withdrawal to be made in writing and received by us at least five business days prior to the scheduled monthly redemption date. Whether your request for redemption will be granted will depend on our current cash flow and the restrictions and limitations set forth above. Redemptions will be granted on a first-come-first-served basis. If the percentage of our shares subject to redemption requests exceeds the then available cash flow or the limitations on the redemption amount set forth above, each shareholder’s redemption request will be reduced on a pro rata basis provided their redemption request was received on the same day and such limitation was not already met. In addition, if we do not have sufficient available funds at the time redemption is requested, you can withdraw your request for redemption or request in writing that we honor it at such time in a successive month, when we have sufficient funds to do so. Such pending requests will generally be placed ahead of any new redemption requests we receive in the applicable period.
          Commitments by us to repurchase Senior Common Stock will be communicated either telephonically or in writing to each shareholder who submitted a request at or promptly (no more than five business days) after the fifth business day following the end of each month. We will redeem the shares subject to these commitments, and pay the redemption price associated therewith, within three business days following the delivery of such commitments. You will not relinquish your shares until we redeem them. Please see “RISK FACTORS—Risks Related to This Offering—Your ability to have your Senior Common Stock redeemed is limited under our share redemption program, and the program may be amended, suspended or terminated by our board of directors at any time without stockholder approval” and “RISK FACTORS—Risks Related to This Offering—There is currently no public market for our Senior Common Stock.”
          The Senior Common Stock we redeem under our share redemption program will be cancelled and will have the status of authorized but unissued shares of Senior Common Stock. We will not resell such shares to the public unless such sales are first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or are exempt under such laws. We will terminate our share redemption program in the event that our Senior Common Stock ever become listed on a national securities exchange or included for quotation on a national over-the-counter market, or in the event a secondary market for our Senior Common Stock develops.

Restrictions on Size of Holdings of Shares
          Our charter contains certain restrictions on the number of shares of capital stock that individual stockholders may own. In order for us to qualify as a REIT under the Code, no person, other than a person designated by the Board of Directors as an Excepted Holder, may either beneficially or constructively own more than 4.9% in economic value of the aggregate of the outstanding shares of capital stock, or 4.9% in economic value or number of shares of the aggregate of the outstanding shares of Common Stock. Further, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the “Five or Fewer Requirement”), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.”
Anti-Takeover Measures
          Certain provisions of our charter and our bylaws and of Maryland law may have the effect of delaying, deferring or preventing a change of control of us. These provisions are described below in “CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS.”
Transfer Agent and Registrar
          The transfer agent and registrar for our Listed Common Stock is Computershare Investor Service. We will engage a third party to serve as the transfer agent and registrar for our Senior Common Stock.
NYSE Alternext Listing
          Our Listed Common Stock, for which our Senior Common Stock will be exchangeable upon the seventh anniversary of the date of issuance of such shares, is currently traded on the NYSE Alternext under the symbol “PCE”.
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
          The following sections summarize the material federal income tax issues that you may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. For example, this discussion addresses only common stock held as a capital asset. In addition, this section does not address the tax issues that may be important to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, tax-exempt organizations (except to the extent discussed in “-Taxation of Tax-Exempt U.S. Stockholders” below), persons subject to the alternative minimum tax, persons that are, or that hold their stock through, partnerships or other pass-through entities, U.S. stockholders whose functional currency is not the U.S. dollar, persons that hold stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, or non-U.S. individuals and foreign corporations (except to the extent discussed in “-Taxation of Non-U.S. Stockholders” below). This summary does not address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax and only to the extent specifically provided herein certain excise taxes potentially applicable to REITs.
          This summary is based upon the provisions of the Code, the regulations of the U.S. Department of Treasury (“Treasury”) promulgated thereunder and judicial and administrative rulings now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.
          We urge you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of purchasing, owning and disposing of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Pacific Office Properties Trust, Inc.
          The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
          We elected to be taxed as a REIT under the federal income tax laws when we filed our 1988 federal income tax return. We have operated in a manner intended to qualify as a REIT and we intend to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
          In connection with, and prior to the issuance of any securities pursuant to this prospectus, we expect to receive an opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, that (i) we qualified as a REIT under Sections 856 through 859 of the Code with respect to our taxable years ended December 31, through December 31, 2008; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code, and our current method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. Our ability to comply with the REIT asset requirements also depends, in part, upon the fair market value of assets that we own directly or indirectly. Such values may not be susceptible for precise determination. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our stock, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. For a discussion of the tax treatment of us and our stockholders if we fail to qualify as a REIT, see “-Requirements for REIT Qualification-Failure to Qualify.”
          As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a C corporation. However, we will be subject to federal tax in the following circumstances:
•	we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned;

•	we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our stockholders;

•	we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•	we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•	if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “-Requirements for REIT Qualification — Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

•	if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•	if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•	if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed;

•	we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s stockholders;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•	if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)), and we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.
Requirements for REIT Qualification
To qualify as a REIT, we must meet the following requirements:
1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our stock or ownership certificates;

6.	not more than 50% in value of our outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.	we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the Treasury; and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets.

          We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.
          We believe we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our equity securities so that we should continue to satisfy requirements 5 and 6. The provisions of our charter restricting the ownership and transfer of our equity securities are described in “CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS — Anti-Takeover Measures — Ownership Limitations and Restrictions on Transfer.”
          To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of specified percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income for tax purposes any dividends that we pay). A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A failure to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition.
          Our ability to satisfy the share ownership requirements depends in part on the relative values of our common stock, Proportionate Voting Preferred Stock, and any other classes of stock that might be issued in the future. Although we believe that the stockholder ownership limitations contained in our charter will enable us to meet such requirements, the relative values of our classes of stock have not been determined by independent appraisal, and no assurance can be given that such values will not be successfully challenged by the IRS so as to cause us to fail the REIT ownership requirements.
          We do not currently have any direct corporate subsidiaries, but may have corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT, unless we and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary,” in which case it is treated separately from us and will be subject to federal corporate income taxation. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. Accordingly, they will not be subject to federal corporate income taxation, though they may be subject to state and local taxation.
          A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of income of our Operating Partnership and of any other partnership (or limited liability company treated as a partnership) in which we have acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements. Our proportionate share is generally determined, for these purposes, based on our percentage interest in partnership equity capital.
Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

1.	At least 75% of our gross income (excluding gross income from prohibited transactions, certain real estate liability hedges and, after July 30, 2008, certain foreign currency hedges entered into, and certain recognized real estate foreign exchange gains) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, gain from the sale of real estate assets, and dividends or other distributions on and gain from the sale of shares in other REITs; and

2.	At least 95% of our gross income (excluding gross income from prohibited transactions, certain real estate liability hedges and, after July 30, 2008, certain foreign currency hedges entered into, and certain recognized passive foreign exchange gains) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”).
          The following paragraphs discuss the specific application of these tests to us.
Rental Income. Our Operating Partnership’s primary source of income derives from leasing properties. There are various limitations on whether rent that the Partnership receives from real property that it owns and leases to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) under the REIT tax rules.
•	If the rent is based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales, the rent will not qualify as “rents from real property.” Our Operating Partnership has not entered into any lease based in whole or part on the net income of any person and does not anticipate entering into such arrangements unless we determine in our discretion that such arrangements will not jeopardize our status as a REIT.

•	Except in certain limited circumstances involving taxable REIT subsidiaries, if we or someone who owns 10% or more of our stock owns 10% or more of a tenant from whom our Operating Partnership receives rent, the tenant is deemed a “related party tenant,” and the rent paid by the related party tenant will not qualify as “rents from real property.” Our ownership and the ownership of a tenant are determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and our Operating Partnership may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. Our Operating Partnership will use its best efforts not to rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT. We lease commercial office space to affiliated entities. We believe any related party rents from these entities are not material and therefore do not jeopardize our status as a REIT.

•	In the case of certain rent from a taxable REIT subsidiary which would, but for this exception, be considered rent from a related party tenant, the space leased to the taxable REIT subsidiary must be part of a property at least 90% of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to us by the taxable REIT subsidiary must be substantially comparable to the rents paid by such other persons for comparable space. We do not currently have any taxable REIT subsidiaries, but if in the future we rent space to any taxable REIT subsidiary we intend to meet these conditions, unless we determine in our discretion that the rent received from such taxable REIT subsidiary is not material and will not jeopardize our status as a REIT.

•	If the rent attributable to any personal property leased in connection with a lease of property is more than 15% of the total rent received under the lease, all of the rent attributable to the personal property will fail to qualify as “rents from real property.” In general, our Operating Partnership has not leased a significant amount of personal property under its current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property would be less than 15% of total rent from that lease. If our Operating Partnership leases personal property in connection with a future lease, it intends to satisfy the 15% test described above.

•	In general, if our Operating Partnership furnishes or renders services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom our Operating Partnership does not derive revenue or through a taxable REIT subsidiary, the income received from the tenants may not be deemed “rents from real property.” Our Operating Partnership may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, our Operating Partnership may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as its income from the services does not exceed 1% of its income from the related property. Our Operating Partnership has not provided noncustomary services to leased properties other than through an independent contractor. In the future, our Operating Partnership intends that any services provided will not cause rents to be disqualified as rents from real property.
          Based on, and subject to, the foregoing, we believe that rent from our leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.
          On an ongoing basis, we will use our best efforts not to cause our Operating Partnership to:
•	charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

•	rent any property to a related party tenant (taking into account the applicable constructive ownership rules and the exception for taxable REIT subsidiaries), unless we determine in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT;

•	derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and

•	perform services considered to be provided for the convenience of the tenant that generate rents exceeding 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom we derive no revenue, through a taxable REIT subsidiary, or if the provision of such services will not jeopardize our status as a REIT.
          Because the Code provisions applicable to REITs are complex, however, we may fail to meet one or more of the foregoing.
          Tax on Income from Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. “Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:
•	that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;
•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.

          A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:
•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);
•	the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;
•	the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or
•	the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).
Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. With respect to prohibited transactions occurring after July 30, 2008, any foreign currency gain (as defined in Section 988(b)(1) of the Code) and any foreign currency loss (as defined in Section 988(b)(2) of the Code) will be taken into account in determining the amount of income subject to the 100% penalty tax. The prohibited transaction rules do not apply to property held by a taxable REIT subsidiary of a REIT. We believe that none of our assets (including those held by our Operating Partnership and its subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.
The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least two years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for two years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the two-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than seven property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. If the sale limitation in (iii) above is not satisfied, substantially all of the marketing and development expenditures with respect to the property must be made through an independent contractor from whom we do not derive or receive any income. For sales on or prior to July 30, 2008, the 2-year periods referenced in (i) and (ii) above were 4 years, and the 10% fair market value test described in the alternative in (iii) above did not apply. We believe we have complied with the terms of the safe-harbor provision and, we will attempt to comply with the terms of safe-harbor provisions in the future. We may fail to comply with the safe-harbor provision or may own property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”
Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary.
Hedging Transactions. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts) which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of either the 75% or

95% gross income test, and therefore will be exempt from these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations with respect to qualifying income under the 75% or 95% gross income test. Real estate liability hedging transactions entered into on or before July 30, 2008, however, will likely generate nonqualifying income for purposes of the 75% gross income test, and foreign currency hedges entered into on or before July 30, 2008 will likely generate nonqualifying income for purposes of both the 75% and 95% gross income tests. Moreover, income from any hedging transaction not described above will likely continue to be treated as nonqualifying for both the 75% and 95% gross income test.
Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “–Taxation of Pacific Office Properties Trust, Inc.,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.
Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:
•	At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables), government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).
•	“Real estate assets” include interests in real property, interests in mortgages on real property and stock in other REITs. We believe that the properties qualify as real estate assets.
•	“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).
•	Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.
•	For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities, which does not include our equity ownership of other REITs, our Operating Partnership or any taxable REIT subsidiary or qualified REIT subsidiary, may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (which does not include our equity ownership in other REITs, our Operating Partnership, any qualified REIT subsidiary or any taxable REIT subsidiary) (the “10% asset test”), (C) the value of our securities in one or more taxable REIT subsidiaries may not exceed 25% of the value of our total assets, and (D) no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and our assets that are not qualifying assets for purposes of the 75% asset test. For purposes of the 10% asset test that relates to value, the following are not treated as securities: (i) loans to individuals and estates, (ii) securities issued by REITs, (iii) accrued obligations to pay rent; (iv) certain debt meeting the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt,” and (v) debt issued by a partnership if the partnership meets the 75% gross income test with respect to its own gross income.
          We intend to select future investments so as to comply with the asset tests.
          If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
Relief from Consequences of Failing to Meet Asset Tests. If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and (ii) the failure is corrected or we otherwise return to compliance with the applicable asset test within 6 months following the quarter in which it was discovered. In addition, should we fail to satisfy any of the asset tests other than failures addressed in the previous sentence, we may nevertheless qualify as a REIT for such year if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, (iii) the failure is corrected or we otherwise return to compliance with the asset tests within 6 months following the quarter in which the failure was discovered, and (iv) we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests. We may not qualify for the relief provisions in all circumstances.
Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our stockholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.
          We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we (i) declare a dividend in one of the last three months of the calendar year to which the dividend relates which is payable to stockholders of record as determined in one of such months, and pay the distribution during January of the following taxable year, or (ii) declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.
          We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to stockholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “–Taxation of Taxable U.S. Stockholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.
          It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of partnership net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common stock.
          Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.
          Record Keeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.
          Relief from Other Failures of the REIT Qualification Provisions. If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.
          Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders and we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Any such dividends should, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual stockholders who satisfy certain holding period requirements for tax years through 2010. Furthermore, subject to certain limitations of the Code, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Taxation of Taxable U.S. Stockholders
          As used herein, the term “taxable U.S. stockholder” means a taxable beneficial owner of our common stock that for U.S. federal income tax purposes is:
•	a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any of its states or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect to be treated as a U.S. person.
          If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.
          Dividends and Other Taxable U.S. Stockholder Distributions. As long as we qualify as a REIT, a taxable U.S. stockholder must take into account distributions on our common stock out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to taxable U.S. stockholders generally will not qualify for the 15% tax rate (applicable to tax years through 2010) for “qualified dividend income.”
          In determining the extent to which a distribution constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our Senior Common Stock and then to distributions with respect to our Listed Common Stock. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our stockholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of our Senior Common Stock will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of our Senior Common Stock for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year. The remainder of the designated capital gain dividends will be allocable to holders of our Listed Common Stock.
          A taxable U.S. stockholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. stockholder has held its common stock. See “—Capital Gains and Losses” below. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. A corporate taxable U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
          We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a taxable U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The taxable U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The taxable U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
          A taxable U.S. stockholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the taxable U.S. stockholder’s stock. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such stock. To the extent a distribution exceeds both our current and accumulated earnings and profits and the taxable U.S. stockholder’s adjusted basis in its stock, the taxable U.S. stockholder will recognize long-term capital gain (or short-term capital gain if the stock has been held for one year or less), assuming the stock is a capital asset in the hands of the taxable U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a taxable U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the taxable U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify taxable U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute return of capital, ordinary income or capital gain dividends.
Taxation of Taxable U.S. Stockholders on the Disposition of our Stock. In general, a taxable U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the taxable U.S. stockholder has held the stock for more than one year and otherwise as short-term capital gain or loss. However, a taxable U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such taxable U.S. stockholder treats as long-term capital gain. All or a portion of any loss a taxable U.S. stockholder realizes upon a taxable disposition of our stock may be disallowed if the taxable U.S. stockholder purchases substantially identical stock within the 61-day period beginning 30 days before and ending 30 days after the disposition.
Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income significantly exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long-term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate stockholders at the lower or higher rate. A taxable U.S. stockholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by us in respect of such undistributed net capital gains. Taxable U.S. stockholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such stockholders. Taxable U.S. stockholders will increase their basis in their stock by the difference between the amount of such includible gains and the tax deemed paid by the taxable U.S. stockholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may generally deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Redemption of Senior Common Stock. The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of Senior Common Stock can only be determined on the basis of particular facts as to each holder at the time of redemption. As stated above, in general a taxable U.S. stockholder of Senior Common Stock will recognize capital gain or loss measured by the difference between the amount received upon the redemption and such holder’s adjusted tax basis in the Senior Common Stock redeemed (provided the Senior Common Stock is held as a capital asset) if such redemption (i) results in a “complete termination”’ of the holder’s interest in all classes of our stock under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate’” with respect to the holder’s interest in our stock under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the holder of Senior Common Stock under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only the Senior Common Stock owned by the taxable U.S. stockholder, but also such holder’s ownership of our Listed Common Stock and any other options (including stock purchase rights) to acquire any of the foregoing. The holder of Senior Common Stock also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.
A taxable U.S. stockholder of Senior Common Stock intending to rely on any of these tests at the time of redemption should consult the holder’s own tax advisor to determine their application to the holder’s particular situation. If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Senior Common Stock will be treated as a distribution on the Senior Common Stock. If the redemption is taxed as a dividend, the taxable U.S. stockholder’s adjusted tax basis in the Senior Common Stock will be transferred to any other stock held by the holder. If the holder of Senior Common Stock owns none of our other stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.
The Treasury previously proposed regulations which would have altered the method for recovering a taxable U.S. stockholder’s adjusted tax basis in any of our Senior Common Stock redeemed in a dividend equivalent redemption. Under the proposed Treasury regulations, a holder would be treated as realizing a capital loss on the date of the dividend equivalent redemption equal to the adjusted tax basis of the stock redeemed, subject to adjustments. The recognition of such loss would generally be deferred until the occurrence of specified events, such as, for example, the holder’s ceasing to actually or constructively own any stock. However, the proposed Treasury regulations have since been withdrawn by the Treasury. Although presumably the existing methods for recovering adjusted tax basis continue to apply in such a redemption, the Treasury is considering other methods for basis recovery, and new regulations addressing this treatment could be promulgated in the future. We urge you to consult your tax advisor concerning the treatment of a cash redemption of our Senior Common Stock.
Exchange of Senior Common Stock for Listed Common Stock. Assuming that Senior Common Stock will not be exchangeable at a time when there are distributions in arrears, in general, no gain or loss will be recognized for federal income tax purposes upon the exchange of our Senior Common Stock at the option of the holder solely into Listed Common Stock. The basis that a taxable U.S. stockholder will have for tax purposes in the Listed Common Stock received will be equal to the adjusted basis the holder had in the Senior Common Stock so exchanged and, provided that the Senior Common Stock was held as a capital asset, the holding period for the Listed Common Stock received will include the holding period for the Senior Common Stock exchanged. A holder, however, will generally recognize gain or loss on the receipt of cash in lieu of a fractional common share in an amount equal to the difference between the amount of cash received and the holder’s adjusted basis in such fractional share.
If an exchange occurs when there is a dividend arrearage on the Senior Common Stock and the fair market value of the Listed Common Stock exceeds the issue price of the Senior Common Stock, a portion of the Listed Common Stock received might be treated as a dividend distribution taxable as ordinary income.

Passive Activity and Investment Income Limitations. Distributions from us and gain from the disposition of common stock will not be treated as passive activity income and, therefore, taxable U.S. stockholders will not be able to apply any passive activity losses against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment income limitation.
Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 15% for taxable years beginning on or before December 31, 2010. The tax rate on “qualified dividend income” is the same as the maximum capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, with respect to non-corporate taxpayers, the 15% rate does generally apply to:
•	a stockholder’s long-term capital gain, if any, recognized on the disposition of our common stock;
•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);
•	distributions attributable to dividends we receive from non-REIT corporations (including any taxable REIT subsidiaries); and
•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).
          Without legislation, for non-corporate taxpayers the maximum tax rate on long-term capital gains will increase to 20% in 2011, and qualified dividend income will no longer be taxed at a preferential rate compared to ordinary income.
Information Reporting and Backup Withholding. Taxable U.S. stockholders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding and related information reporting on payments of dividends on, and the proceeds from the disposition of, our common stock unless, when required, they fail to demonstrate their status as exempt recipients. In general, we will report to our other stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding (currently at the rate of 28%) with respect to dividends unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. Backup withholding is not an additional tax and may be credited against a stockholder’s regular U.S. federal income tax liability or refunded by the IRS.
Taxation of Tax-Exempt U.S. Stockholders
          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their UBIT. While many investments in real estate generate UBIT, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBIT, provided that the exempt employee pension trust does not otherwise use the stock of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBIT. However, if an exempt organization were to finance its acquisition of stock with debt, a portion of the income that they receive from us would constitute UBIT pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBIT rules, which generally will require them to characterize distributions that they receive from us as UBIT unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our stock. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as UBIT (the “UBIT Percentage”). The UBIT Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBIT rule applies to a pension trust holding more than 10% of our stock only if:
•	the UBIT Percentage is at least 5%;
•	we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and
•	we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock).
          Tax-exempt entities will be subject to the rules described above, under the heading “—Taxation of Taxable U.S. Stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.
Taxation of Non-U.S. Stockholders
          The rules governing U.S. federal income taxation of non-U.S. stockholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements. As used herein, the term “non-U.S. stockholder” means any taxable beneficial owner of our common stock (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. stockholder.
Ordinary Dividends. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions.  If a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, however, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a non-U.S. corporation unless the rate is reduced or eliminated by an applicable income tax treaty). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless (i) a lower treaty rate applies and the non-U.S. stockholder (or beneficial owner in the case of stock owned through a pass-through entity that is not acting as a withholding foreign partnership or trust) timely provides an IRS Form W-8BEN to us evidencing eligibility for that reduced rate, (ii) the non-U.S. stockholder timely provides an IRS Form W-8ECI to us claiming that the distribution is effectively connected income, or (iii) the non-U.S. stockholder holds stock through a “qualified intermediary” that has elected to perform any necessary withholding itself.
Return of Capital. A non-U.S. stockholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common stock. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
          Capital Gain Dividends. Provided that a particular class of our stock is “regularly traded” on an established securities market in the United States, and the non-U.S. stockholder does not own more than 5% of the stock of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to that stock that are designated as capital gains from our sale or exchange of U.S. real property interests (defined below) are treated as ordinary dividends taxable as described above under “– Ordinary Dividends.”
          If the foregoing exceptions do not apply, for example because the non-U.S. stockholder owns more than 5% of the relevant class of our common stock, the non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of U.S. real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. stockholder) it is not subject to withholding under FIRPTA. Instead, we must make up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. stockholder may receive a credit against its FIRPTA tax liability for the amount we withhold.
          Distributions to a non-U.S. stockholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “– Sale of Stock.”
Sale of Stock. A non-U.S. stockholder generally will not incur tax under FIRPTA on gain from the sale of its stock as long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. We anticipate that we will continue to be a “domestically controlled REIT.” In addition, a non-U.S. stockholder that owns, actually or constructively, 5% or less of a class of our outstanding stock at all times during a specified testing period will not incur tax under FIRPTA on a sale of such stock if the stock is “regularly traded” on an established securities market. If neither of these exceptions were to apply, the gain on the sale of the stock would be taxed under FIRPTA, in which case a non-U.S. stockholder would be required to file a U.S. federal income tax return and would be taxed in the same manner as taxable U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and, if the sold stock was not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the stock may be required to withhold and remit to the IRS 10% of the purchase price. Additionally, a corporate non-U.S. stockholder may also be subject to the 30% branch profits tax on gains from the sale of stock taxed under FIRPTA.
          A non-U.S. stockholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as taxable U.S. stockholders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. stockholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.
Wash Sales. In general, special wash sale rules apply if a stockholder owning more than 5% of our common stock avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our common stock before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our common stock. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. stockholders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. stockholders.
Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. stockholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty.
          Backup withholding (currently at the rate of 28%) and additional information reporting will generally not apply to distributions to a non-U.S. stockholder provided that the non-U.S. stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that:
•	is a U.S. person;
•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.;
•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by stockholders that are United States persons) for U.S. tax purposes; or
•	that is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interests are held by U.S. persons or if it is engaged in the conduct of a trade or business in the U.S., unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment of the proceeds of a sale of stock effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. Backup withholding is not an additional tax and may be credited against a non-U.S. stockholder’s U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the IRS.
Other Tax Consequences
State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.
Tax Aspects of Our Investments in our Operating Partnership and Subsidiary Partnerships
          The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership and its subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of our Operating Partnership’s income and to deduct our distributive share of our Operating Partnership’s losses only if our Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership. Under the check-the-box regulations, a domestic unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. We believe that our Operating Partnership and its subsidiaries are classified as partnerships for federal income tax purposes.
          A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% Passive Income Exception”).
          Treasury has issued regulations (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.
          We believe that our Operating Partnership qualified for the Private Placement Exclusion since inception and intends to continue to qualify for the Private Placement Exclusion unless it qualifies for another exception. It is possible that in the future our Operating Partnership might not qualify for the Private Placement Exclusion.
          If our Operating Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, our Operating Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. We believe that our Operating Partnership will qualify for another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. It is possible that in the future our Operating Partnership might not qualify for one of these exceptions.
          If, however, for any reason our Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “–Requirements for REIT Qualification – Income Tests” and “–Requirements for REIT Qualification – Asset Tests.” In addition, any change in our Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “–Requirements for REIT Qualification – Distribution Requirements.” Further, items of income and deduction of our Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, our Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Operating Partnership’s taxable income.
Income Taxation of our Operating Partnership and its Partners. The partners of our Operating Partnership are subject to taxation. Our Operating Partnership itself is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of our Operating Partnership’s income, gains, losses, deductions and credits for any taxable year of our Operating Partnership ending during our taxable year, without regard to whether we have received or will receive any distribution from our Operating Partnership.
Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.
Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our Operating Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since its formation. Consequently, our Operating Partnership’s partnership agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.
          In general, the partners who contribute property to our Operating Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including our properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference (to the extent not previously taken into account) will generally be allocated to the contributing partners, including us, and other partners will generally be allocated only their share of capital gains attributable to appreciation, if any, occurring after such contribution. This will tend to eliminate the Book-Tax Difference over the life of our Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of our Operating Partnership will cause us to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us as a result of such sale.
          A Book-Tax Difference may also arise as a result of the revaluation of property owned by our Operating Partnership in connection with certain types of transactions, including in connection with certain non-pro rata contributions or distributions of assets by our Operating Partnership in exchange for interests in our Operating Partnership. In the event of such a revaluation, the partners (including us) who were partners in our Operating Partnership immediately prior to the revaluation will be required to take any Book-Tax Difference created as a result of such revaluation into account in substantially the same manner as under the Section 704(c) rules discussed above. This would result in us being allocated income, gain, loss and deduction for tax purposes in amounts different than the economic or book income allocated to us by our Operating Partnership.
          The application of Section 704(c) to our Operating Partnership may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “–Requirements for REIT Qualification – Distribution Requirements.” The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased the contributed or revalued assets at their agreed values.
          Treasury has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of our Operating Partnership has the discretion to determine which of the methods of accounting for Book-Tax

Differences (specifically approved in the Treasury regulations) will be elected with respect to any properties contributed to or revalued by our Operating Partnership. Our Operating Partnership generally has elected to use the “traditional method with ceiling rule” for allocating Code Section 704(c) items with respect to the properties that it acquires in exchange for units. The use of this method may result in us being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. If this occurs, a larger portion of stockholder distributions will be taxable income as opposed to the return of capital that might arise if another method were used. We have not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to or revalued by our Operating Partnership in the future.
Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in our Operating Partnership generally is equal to:
•	the amount of cash and the basis of any other property contributed by us to our Operating Partnership;
•	increased by
-	our allocable share of our Operating Partnership’s income, and

-	our allocable share of debt of our Operating Partnership; and
•	reduced, but not below zero, by
-	our allocable share of our Operating Partnership’s loss,

-	the amount of cash and the basis of any property distributed to us, and

-	constructive distributions resulting from a reduction in our share of debt of our Operating Partnership.
          If the allocation of our distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in our Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in our share of the debt of our Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our interest in our Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will generally constitute long-term capital gain.
          Sale of our Operating Partnership’s Property. Generally, any gain realized by our Operating Partnership on the sale of property held by our Operating Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by our Operating Partnership on the disposition of contributed properties will be allocated first to the partners of our Operating Partnership under Section 704(c) of the Code to the extent of their “built-in gain” on those properties for federal income tax purposes. The contributing partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the contribution (to the extent not previously taken into account). Any remaining gain recognized by our Operating Partnership on the disposition of the contributed properties, and any gain recognized by our Operating Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in our Operating Partnership.
          Our share of any gain realized by our Operating Partnership on the sale of any property held by our Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of our Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “–Requirements for REIT Qualification – Income Tests.” We, however, do not presently intend to allow our Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or our Operating Partnership’s trade or business.

ERISA CONSIDERATIONS
          The following is a summary of material considerations associated with an investment in our shares by a qualified employee pension benefit plan or an individual retirement account (IRA). This summary is based on provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and the Code, as of the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS. We cannot assure you that there will be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances and a prospective investor is advised to consult its own legal advisor.
          Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Code, such as an IRA, seeking to invest plan assets in our shares must, taking into account the facts and circumstances of each such plan or IRA (Benefit Plan), consider, among other matters:
•	whether the investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;
•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;
•	whether the investment will produce an unacceptable amount of “unrelated business income tax” (“UBIT”) to the Benefit Plan (see “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS –Taxation of Tax-Exempt U.S. Stockholders”); and
•	the need to value the assets of the Benefit Plan at least annually.
          Under ERISA, a plan fiduciary’s responsibilities include the following duties:
•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;
•	to invest plan assets prudently;
•	to diversify the investments of the plan, unless it is clearly prudent not to do so;
•	to ensure sufficient liquidity for the plan;
•	to ensure that plan investments are made in accordance with plan documents; and
•	to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Code.
          ERISA also requires that, with certain exceptions, the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.
Prohibited Transactions
          Generally, both ERISA and the Code prohibit Benefit Plans from engaging in certain transactions involving plan assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, plan assets. The specified parties are referred to as

“parties-in-interest” under ERISA and as “disqualified persons” under the Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Benefit Plan, as well as employer sponsors of the Benefit Plan, fiduciaries and other individuals or entities affiliated with the foregoing. A person generally is a fiduciary with respect to a Benefit Plan if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to plan assets. Under Department of Labor regulations, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Benefit Plan based on its particular needs. Thus, if we are deemed to hold plan assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Code with respect to investing Benefit Plans. Whether or not we are deemed to hold plan assets, if we or our affiliates are affiliated with a Benefit Plan investor, we might be a disqualified person or party-in-interest with respect to such Benefit Plan investor, resulting in a prohibited transaction merely upon investment by such Benefit Plan in our shares.
Plan Asset Considerations
          In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as referred to above, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. ERISA Section 3(42) generally provides that “plan assets” means plan assets as defined in regulations issued by the Department of Labor. Those regulations provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity (Plan Assets Regulation). Under the Plan Assets Regulation, the assets of an entity in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan, unless one of the exceptions to this general rule applies.
          In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder and an investment in our shares might constitute an ineffective delegation of fiduciary responsibility to our Advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by our Advisor of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.
          If our Advisor or its affiliates were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons that are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve.
          If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, our Advisor and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

          The Plan Assets Regulation provides that the underlying assets of an entity such as a REIT will be treated as assets of a Benefit Plan investing therein unless the entity satisfies one of the exceptions to the general rule. We believe that we will satisfy one or more of the exceptions described below.
          Exception for “Publicly-Offered Securities.”  If a Benefit Plan acquires “publicly-offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Assets Regulation. A publicly-offered security must be:
•	sold as part of a public offering registered under the Securities Act of 1933, as amended, and be part of a class of securities registered under the Securities Exchange Act of 1934, as amended, within a specified time period;
•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and
•	“freely transferable.”
          Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and are part of a class that will be registered under the Securities Exchange Act of 1934 within the specified period. In addition, we anticipate having in excess of 100 independent stockholders; however, having 100 independent stockholders is not a condition to our selling shares in this offering.
          Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulation provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. Where the minimum investment in a public offering of securities is $10,000 or less, the presence of the following restrictions on transfer will not ordinarily affect a determination that such securities are “freely transferable”:
•	any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;
•	any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;
•	any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor; and
•	any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment.
          We have been structured with the intent to satisfy the “freely transferable” requirement set forth in the Plan Asset Regulation with respect to our shares, although there is no assurance that our shares will meet such requirement. Our shares are subject to certain restrictions on transfer intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The minimum investment in our shares is less than $10,000; thus, these restrictions should not cause the shares to be deemed not “freely transferable.”
          If our common stock is held by 100 or more independent stockholders, and assuming that no other facts and circumstances other than those referred to in the preceding paragraphs exist that restrict transferability of shares of our common stock and the offering takes place as described in this prospectus, shares of our common stock should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the Plan Assets Regulation.

          Exception for Insignificant Participation by Benefit Plan Investors.  The Plan Assets Regulation provides that the assets of an entity will not be deemed to be the assets of a Benefit Plan if equity participation in the entity by employee benefit plans, including Benefit Plans, is not significant. The Plan Asset Regulation provides that equity participation in an entity by Benefit Plan investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by Benefit Plan investors. The term “Benefit Plan investors” is defined for this purpose under ERISA Section 3(42) and includes any employee benefit plan subject to Part 4 of ERISA, any plan subject Section 4975 of the Code, and any entity whose underlying assets include plan assets by reasons of a plan’s investment in such entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. It is not clear whether we will qualify for this exception since we do expect to have equity participation by “Benefit Plan investors” that may be in excess of 25%, which would be deemed to be significant, as defined above.
Other Prohibited Transactions
          Regardless of whether the shares qualify for the “publicly-offered security” exception of the Plan Assets Regulation, a prohibited transaction could occur if we, our Advisor, any participating broker-dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary.
Annual Valuation
          A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA.
          Unless and until our shares of Senior Common Stock are listed on a national securities exchange or are included for quotation on an automated quotation system, it is not expected that a public market for the shares will develop. To date, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the fair market value of common shares in a corporation in circumstances where the fair market value of the shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities with respect to ownership of our common shares, we intend to include estimated values of our shares in our Annual Reports on Form 10-K, along with the method used to establish such values, and the date of any data used to develop the estimated values. Such estimated valuations are not intended to represent the amount you would receive if our assets were sold and the proceeds distributed to you in a liquidation of the Company, or the amount you would receive if you attempt to sell your shares. There is no public market for our shares, and any sale of our shares would likely be at a substantial discount.
          We caution you that our valuations will be estimates only and may be based upon a number of estimates and assumptions that may not be accurate or complete. We are not required to obtain appraisals for our assets or third-party valuations or opinions for the specific purpose of preparing these estimates. Our estimated valuations should not be viewed as an accurate reflection of the fair market value of our assets, nor will they represent the amount of net proceeds that would result from an immediate sale of our assets or upon liquidation. In addition, real estate and other asset values could decline. As set forth above, there is no public market for our shares, and it is unlikely that our shareholders could realize these values if they were to attempt to sell their shares. Until three years after we have completed our offering stage, we intend to use the price at which we are then offering our shares to the public as the deemed estimated value of our shares. Such a method would be subject to the limitations on valuation described above. We will consider our offering stage complete when we are no longer publicly offering Senior Common Stock – whether through this offering or follow-on public offerings – and have not done so for one year. (For purposes of this definition, we do not consider a “public offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership). Additionally, in the event we were to use such a method to establish a value for our shares, that value would likely be higher than the amount you would receive if our assets were sold and the proceeds distributed to you in a liquidation of the Company since the amount of funds available for investment in our assets is reduced by certain fees and commissions and offering expenses. See “PLAN OF DISTRIBUTION - Compensation of Dealer Manager and Participating Broker Dealers” For these reasons, our estimated valuations should not be utilized for any purpose other than to assist plan fiduciaries and IRA custodians in fulfilling their annual valuation and reporting responsibilities. Further, we cannot assure you that the estimated values, or the method used to establish such values, will comply with the ERISA or IRA requirements described above.
CERTAIN PROVISIONS OF MARYLAND LAW AND
OUR CHARTER AND BYLAWS
          The following summary of certain provisions of Maryland law and the Company’s charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Company’s charter and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.
Classification of the Board, Elections, Vacancies, Removal and Actions of Directors
          Maryland law provides that each Maryland corporation must have at least one director, with the number specified in or fixed in accordance with the charter or bylaws of the corporation. Our charter provides for no fewer than four directors and no more than nine directors. Our charter fixes the initial number of directors at seven. Neither our charter nor our bylaws contain obligations on us to have unaffiliated directors or special obligations on such directors.
Elections; Classified Board of Directors
          Maryland law permits, but does not require, a Maryland corporation to provide for a classified board of directors in its charter or bylaws. Our charter currently provides for a classified board of directors. Our charter states that the two Class I directors will hold office for an initial term expiring at the 2009 annual meeting of shareholders, the three Class II directors will hold office for an initial term expiring at the 2010 annual meeting of shareholders and the two Class III directors will hold office for an initial term expiring at the 2011 annual meeting of shareholders. At each annual meeting of shareholders, the successors to the class of directors whose term expires will be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. The names and initial terms of office of the persons who are to serve as directors until their successors are elected and qualify are:

Name	Initial Term to Expire

Robert L. Denton	2009 Annual Meeting of Shareholders
Thomas R. Hislop	2009 Annual Meeting of Shareholders
Dallas E. Lucas	2010 Annual Meeting of Shareholders
Clay W. Hamlin	2010 Annual Meeting of Shareholders
Paul M. Higbee	2010 Annual Meeting of Shareholders
Michael W. Brennan	2011 Annual Meeting of Shareholders
Jay H. Shidler	2011 Annual Meeting of Shareholders

Cumulative Voting for Directors
          Cumulative voting permits the holder of each share of stock entitled to vote in the election of directors to cast that number of votes for each share which equal the number of directors to be elected. The holder may allocate all votes represented by a share to a single candidate or may allocate those votes among as many candidates as he chooses. Thus, a shareholder with a significant minority percentage of the outstanding shares may be able to elect one or more directors if voting is cumulative.

          Maryland law provides that the charter may include a provision for cumulative voting in the election of directors and the terms on which cumulative voting rights may be exercised. Our charter does not provide for cumulative voting in the election of directors. Therefore, it will be more difficult for a shareholder with a significant minority percentage of outstanding shares to elect representatives to our board of directors.
Vacancies
          Any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred.
Removal of Directors
          Maryland law provides that, unless otherwise provided in the charter, the shareholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors, except if a corporation has cumulative voting for the election of directors and less than the entire board is to be removed, a director may not be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors or, if there is more than one class of directors, at an election of the class of directors of which he is a member. Unless otherwise provided in the charter of the corporation, if the directors have been divided into classes, a director may not be removed without cause.
          Our charter provides that any director may be removed from office at any time (i) with cause, by the affirmative vote of at least a majority of the votes entitled to be cast by the shareholders generally in the election of directors; or (ii) with or without cause, if (a) the removal of such director is recommended by the board of directors pursuant to a resolution approved by at least a majority of the total number of directors, calculated as though there are no vacancies on the board of directors at the time such resolution is presented to the board of directors and excluding from such total number the director whose removal is sought; and (b) the removal of such director is approved by the affirmative vote of at least a majority of the votes entitled to be cast by the shareholders generally in the election of directors.
Special Resolutions
          Our charter provides that the board of directors may designate any of its resolutions to be “special resolutions.” Resolutions that are designated as special resolutions may not be modified or revoked by the board of directors unless any such modification or revocation is approved by the affirmative vote of at least 80% of the number of directors that would be on the board of directors assuming no vacancies.
Meetings of and Actions by Stockholders
Shareholder Power to Call Special Meeting
          Under Maryland law, a special meeting may be called by (i) the president; (ii) the board of directors; or (iii) any person designated in the charter or bylaws. Maryland law provides that special meetings of the shareholders may also be called by the secretary of the corporation upon the written request of shareholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting. However, unless requested by shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting, the secretary is not required to call a special meeting if the matter to be considered at the meeting is substantially the same as a matter considered at a special meeting during the preceding 12 months. The charter or bylaws may increase or decrease the percentage of votes shareholders must possess to request a special meeting, provided that the percentage may not be greater than a majority of the votes entitled to be cast at the meeting. Under our bylaws, shareholders may call a special meeting upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting. Additionally, our bylaws allow for the Chief Executive Officer to call special meetings of shareholders.

Actions by Written Consent of Shareholders
          Under Maryland law, shareholders may act without a meeting if a consent in writing or by electronic transmission, which describes the action, is given by each shareholder entitled to vote on the matter or, if authorized by the charter of the corporation, by the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a shareholders’ meeting if the corporation gives notice of the action to each holder of the class of stock not later than 10 days after the effective time of the action.
          Our charter and bylaws provide that any action permitted to be taken at a meeting of shareholders may be taken without a meeting if there is filed with the records of the shareholders’ meetings a written consent, which sets forth the action and is signed by shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a shareholders’ meeting. While we are a public company required to file reports under the Securities Exchange Act, we will provide notice of such action to our shareholders pursuant to a Schedule 14C information statement that will be filed with the SEC.
Limitation of Liability and Indemnification Matters
Indemnification of Directors and Officers
          In Maryland, reasonable expenses may be advanced to a director, or to an officer, employee, or agent who is not a director to the same extent that they may be advanced to a director unless limited by the charter. Advances to directors, officers, employees, and agents prior to the final adjudication of a proceeding may be generally authorized in the corporation’s charter or bylaws, by action of the board of directors, or by contract. The director, officer, employee, or agent must give to the corporation a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking providing that if it is ultimately determined that the standard of conduct has not been met, said director, officer, employee, or agent will repay the amount advanced.
          Under Maryland law, unless limited by the charter, indemnification is mandatory if a director or officer has been successful on the merits or otherwise in the defense of any proceeding arising from his service as a director or officer unless such indemnification is not otherwise permitted as described in the following sentence. Indemnification is permitted unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.
          Maryland law also provides that, where indemnification is permissible, it must be authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of care described above. Such determination must be made by (i) the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of one or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate; (ii) special legal counsel selected by the board of directors or a committee of the board by vote as set forth in clause (i) or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority vote of the full board of directors in which directors who are parties may participate; or (iii) a vote of the shareholders.

          In addition, Maryland law provides that a corporation may not indemnify a director or advance expenses for a proceeding brought by that director against the corporation, except for a proceeding brought to enforce indemnification, or unless the charter, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise.
          Our charter provides that we will indemnify our current and former directors and officers, including the advancement of expenses under procedures permitted or required by applicable law, unless it is established under the MGCL that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) he actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful (but in the event of any amendment to the MGCL permitting provide broader indemnification rights than are currently set forth in our charter, such rights would be provided to the fullest extent required or permitted by the MGCL as so amended). Our charter also provides that we may indemnify, including the advancement of expenses under procedures permitted or required by applicable law, our current and former employees and agents as may be authorized by the board of directors in the specific case and permitted by applicable law or our bylaws. However, we will not indemnify any indemnitee in connection with a proceeding initiated by such indemnitee unless such proceeding was authorized by the board of directors pursuant to a resolution approved by a majority of the directors then in office, or where such proceeding is to enforce rights to indemnification or in a contract approved by the board of directors pursuant to a resolution approved by a majority of directors then in office.
Exculpation of Directors and Officers
          The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
Advance Notice of Director Nominations and New Business
          Maryland law provides that the corporation’s charter or bylaws may require any shareholder proposing a nominee for election as a director or any other matter for consideration at a meeting of the shareholders to provide advance notice of the nomination or proposal to the corporation of not more than 90 days before the date of the meeting, or, in the case of an annual meeting, 90 days before the first anniversary of the preceding year’s annual meeting or the mailing date of the notice of the preceding year’s annual meeting. The charter or bylaws may specify another time.
          Our bylaws provide that in order for director nominations or shareholder proposals to be properly brought before the meeting, the shareholder must have delivered timely notice to our Secretary. Under our bylaws, to be timely, notice generally must have been delivered not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the previous year’s annual meeting.
Amendment of our Charter
          Maryland law provides that a corporation may amend its charter. We have reserved the right to make any amendment from time to time to our charter, including any amendment altering the terms or contract rights, as expressly set forth in our charter, of any shares of outstanding stock.  Except as otherwise provided in our charter and except for those amendments permitted to be made without shareholder approval under Maryland law, such as certain reverse stock splits, any amendment to our charter is valid only if approved by our shareholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Our charter provides that our board of directors may amend our charter without shareholder approval to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. Maryland law provides that the power to alter and repeal the bylaws is vested with the shareholders except to the extent the charter or the bylaws vest such power with the corporation’s board of directors. Our bylaws provide that the board of directors will have the exclusive power to adopt, alter, amend, restate or repeal the bylaws, however, no alteration, amendment or repeal of indemnification provisions of the bylaws may affect the right of any person entitled to indemnification arising, and in connection with conduct, prior to such alteration, amendment or repeal. Any adoption, alteration, amendment, restatement or repeal of the bylaws must be approved by a majority of the board of directors.
Anti-Takeover Measures
Classified Board
          A significant effect of a classified board of directors may be to deter hostile takeover attempts because an acquirer would experience delay in replacing a majority of the directors. However, a classified board will also make it more difficult for shareholders to effect a change in control of the board of directors, even if such a change in control is sought due to dissatisfaction with the performance of the directors.
          The existence of a classified board may deter so-called “creeping acquisitions” in which a person or group seeks to acquire: (i) a controlling position without paying a control premium to the selling shareholders; (ii) a position sufficient to exert control over the corporation through a proxy contest or otherwise; or (iii) a block of stock with a view toward attempting to promote a sale or liquidation or a repurchase by the corporation of the block at a premium, or an exchange of the block for assets of the corporation. Faced with a classified board of directors, such a person or group would have to assess carefully its ability to control or influence the corporation. If free of the necessity to act in response to an immediately threatened change in control, the board of directors can act in a more careful and deliberative manner to make and implement appropriate business judgments in response to a creeping acquisition.
          We believe that the staggered three-year terms, with the election of approximately one-third of our directors each year, will help to assure the continuity and stability of our long-term policies in the future and permit our board of directors to more effectively represent the interests of all shareholders, since approximately two-thirds of our directors at any given time will have prior experience as directors of the Company. The division of directors into three classes will have the effect of making it more difficult to change the overall composition of the board. Our board of directors, however, believes that the benefits of maintaining continuity on the board outweigh this effect.
Business Combinations
          Maryland law prohibits a business combination between a corporation and any interested shareholder or any affiliate of an interested shareholder for five years following the most recent date upon which the shareholder became an interested shareholder. A business combination includes a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Generally, an interested shareholder is anyone who owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless (i) the transaction has been recommended by the board of directors and (ii) the transaction has been approved by (a) 80% of the outstanding votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock other than shares owned by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.
          The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested shareholder becomes an interested shareholder. However, our charter elects to be governed by the Maryland business combination provisions, except that these provisions will not apply to any business combination that is effected pursuant to the Master Agreement, or pursuant to any agreement that is executed and delivered pursuant to the Master Agreement or to the extent that the interested shareholder in such business combination is Mr. Shidler.
Control Share Acquisitions
          Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock as to which the acquiring person, officers of the corporation, and employees of the corporation who are directors of the corporation are entitled to exercise or direct the exercise of the voting power of the shares in the election of directors. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock previously acquired by a person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.
          A person who has made or proposes to make a “control share acquisition,” upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of shareholders to be held within fifty (50) days of such demand to consider the voting rights of the shares.
          If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any special meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition. The “control share acquisition” statute does not apply to shares acquired in a merger, consolidation, or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or the bylaws of the corporation.
          Our bylaws state that the control share acquisition statute of the MGCL will not apply to any acquisition by any person of our stock. However, the exemption from the control share acquisition provision may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon a repeal, will apply to any prior or subsequent control share acquisition.
Title 3, Subtitle 8 of the MGCL
          Subtitle 8 of Title 3 of the MGCL allows publicly held Maryland corporations to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its charter or bylaws or by resolution adopted by the board of directors so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:
•	Officers or employees of the corporation

•	Persons seeking to acquire control of the corporation

•	Directors, officers, affiliates or associates of any person seeking to acquire control or

•	Nominated or designated as directors by a person seeking to acquire control.

          Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of articles supplementary.
          Subtitle 8 provides that a Maryland corporation can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in its existing charter or bylaws:
•	A classified board

•	A two-thirds vote requirement for removing a director

•	A requirement that the number of directors be fixed only by vote of the directors

•	A requirement that a vacancy on the board be filled only by the majority vote of the remaining directors and for the remainder of the full term of the class in which the vacancy occurred or

•	A majority requirement for the calling of a special meeting of shareholders.
          Pursuant to Subtitle 8, we have elected to provide that vacancies on its board of directors may be filled only by the remaining directors and for the remainder of the full term of the class in which the vacancy occurred.
Ownership Limitations and Restrictions on Transfer
          Our charter provides that no person or entity, other than Mr. Shidler, certain of our founders or any individual as designated by our charter or our board of directors (“excepted individuals”), may own, directly or indirectly, more than 4.9% in economic value of our aggregate outstanding shares of capital stock or 4.9% in economic value or number of shares, whichever is more restrictive, of our aggregate outstanding shares of our capital stock (“ownership limit”). This ownership limit is not applicable to the acquisition of shares by an underwriter with the purpose of distributing such shares in a public offering. Our charter requires every shareholder who owns more than 2% of our outstanding stock to give written notice, within thirty (30) days after the end of each taxable year, setting forth such shareholder’s direct and indirect ownership of our stock.
          If any transfer of our shares results in any person or entity owning more than the ownership limit (“prohibited owner”), then the number of shares of stock of which otherwise would cause such prohibited owner to violate the ownership limit will automatically be transferred to a charitable beneficiary. The transfer of such shares will be deemed to have been transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The trustee will be appointed by us, and will be a person unaffiliated with the Surviving Corporation and the prohibited owner. The prohibited owner will not have any economic benefit, rights to dividends or distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in trust. The trustee will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary.
          The excepted individuals are subject to an ownership limitation, the requirements of which will be established by the board of directors. The board of directors may from time to time increase the ownership limit and the ownership limitation of the excepted individuals. No person or entity may own, directly or indirectly, our shares of stock that would result in us failing to qualify as a REIT. Additionally, no shareholder may transfer our shares of the stock if the result of such transfer is ownership of our stock by less than 100 shareholders. To the extent a transfer of shares of stock results in ownership by less than 100 shareholders, such shares of stock will be transferred to that number of trusts, each having a distinct trustee and a charitable beneficiary or beneficiaries that are distinct from those of each other trust, such that there is no violation. In the event the board of directors determines a proposed transfer or transfer will or has violated any of the aforementioned ownership limitations or transfer restrictions, the board of directors will take action it deems advisable to refuse to give effect to or to prevent such transfer.

Duties of Directors
          Maryland law requires a director of a Maryland corporation to perform his duties as a director (including his duties as a member of a committee of the board on which he serves): (i) in good faith; (ii) in a manner he reasonably believes to be in the best interests of the corporation; and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances. Maryland law provides that a person who performs his duties in accordance with the above standard has no liability by reason of being or having been a director of a corporation. An act of a director is presumed to satisfy the standard.
          In addition, the MGCL provides protection for Maryland corporations against unsolicited takeovers by protecting the board of directors with regard to actions taken in a takeover context. The MGCL provides that the duties of directors will not require them to:
•	Accept, recommend or respond to any proposal by a person seeking to acquire control

•	Make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act

•	Elect to be subject to any or all of the “elective provisions” of Title 3, Subtitle 8 of the MGCL or

•	Act or fail to act solely because of (i) the effect the act or failure to act may have on an acquisition or potential acquisition of control or (ii) the amount or type of consideration that may be offered or paid to shareholders in an acquisition.
          The MGCL also provides that an act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under the MGCL to a higher duty or greater scrutiny than is applied to any other act of a director. This provision creates a Maryland rule that is less exacting than case law in many other jurisdictions which imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context and shifts the burden of proof to the board to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.
Issuance of Additional Shares
          Our charter allows the board of directors to authorize the issuance of shares of our stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of our stock of any class or series, whether now or hereafter authorized, for such consideration as the Board deems advisable. Our shares of authorized and unissued common stock and preferred stock may (within the limits imposed by applicable law) be issued in one or more transactions, or could be issued with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of us. The board of directors may classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred stock of any series in one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations on dividends or other distributions, qualifications or terms or conditions of redemption of the stock. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of our existing shares of our common stock, and such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of us.
          We offer no assurances that the board of directors will not adopt further anti-takeover measures available under Maryland law (some of which may not require shareholder approval). Moreover, the availability of such measures under Maryland law, whether or not implemented, may have the effect of discouraging a future takeover attempt which a majority of our shareholders may deem to be in their best interests or in which shareholders may receive a premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such transactions may not have the opportunity to do so.

PLAN OF DISTRIBUTION
General
          We are publicly offering a maximum of approximately 35,263,157 shares of our Senior Common Stock through      , our dealer manager, a registered broker-dealer. Of this amount, we are offering up to 30,000,000 Senior Common Stock in our primary offering at a price of $10.00 per share (except as noted below) on a “best efforts” basis, which means that the dealer manager must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of the shares. We are offering the remaining 5,263,157 Senior Common Stock through our dividend reinvestment plan at a purchase price of the higher of $9.50 per share or 95% of the fair market value of a share of Senior Common Stock on the reinvestment date. Our 30,000,000 share primary offering is scheduled to terminate by                      ___, 20_. Under rules promulgated by the SEC, in some circumstances we could continue the primary offering until as late as                      ___, 20_. If we decide to continue the primary offering beyond                      ___, 20___, we will supplement this prospectus accordingly. We may continue to offer the 5,263,157 dividend reinvestment plan shares beyond these dates until we have sold all of these shares through the reinvestment of dividends.
Compensation of Dealer Manager and Participating Broker Dealers
          Except as provided below, the dealer manager will receive selling commissions of 7% of the gross offering proceeds. The dealer manager will receive 3% of the gross offering proceeds in the form of a dealer manager fee as compensation for acting as dealer manager and for expenses incurred in connection with marketing our Senior Common Stock. With respect to our dividend reinvestment plan, we will not pay selling commissions or the dealer manager fee. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Senior Common Stock.
          The dealer manager will select other broker-dealers, or participating dealers, who are members of the Financial Industry Regulatory Authority, or FINRA, to sell our shares. In the event of the sale of shares by such participating dealers, the dealer manager may reallow its commissions in the amount of up to 7% of the gross offering proceeds to such participating dealers. In addition, the dealer manager may reallow a portion of its dealer manager fee to participating dealers in the aggregate amount of up to ___% of gross offering proceeds to be paid to such participating dealers as marketing fees, or to reimburse representatives of such participating dealers the costs and expenses of attending our educational conferences and seminars.
          Investors may agree with their broker-dealer to reduce the amount of selling commissions payable with respect to the sale of their shares down to zero (1) in the event that the investor has engaged the services of a registered investment advisor or other financial advisor with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice, or (2) in the event that the investor is investing in a bank trust account with respect to which the investor has delegated the decision-making authority for investments made in the account to a bank trust department. The net proceeds to us will not be affected by reducing the commissions payable in connection with such transactions.
          Neither the dealer manager nor its affiliates will compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in this offering.
Subscription Procedures
          To purchase shares of Senior Common Stock in this offering, you must complete the subscription agreement, which is available from a participating dealer manager or broker dealer. You should pay for your shares by check payable to “Pacific Office Properties Trust, Inc.” Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subscription payments will be deposited into a special account in our name under the joint authorization of the dealer manager and us until such time as we have accepted or rejected the subscription. Subscriptions will be accepted or rejected within 30 days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. If accepted, the funds will be transferred into our general account. You will receive a confirmation of your purchase. We generally admit shareholders on a daily basis.
          The dealer manager and each participating dealer who sells shares on behalf of us have the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for the investor and that the requisite suitability standards are met. See “SUITABILITY STANDARDS” (immediately following the cover page) herein. In making this determination, the participating dealers or dealer manager will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and other pertinent information. Each investor should be aware that the participating dealer or dealer manager will be responsible for determining suitability. However, you are required to represent and warrant in the subscription agreement that you have received a copy of this prospectus and have had sufficient time to review this prospectus.
          The dealer manager or each participating dealer shall maintain records of the information used to determine that an investment in shares is suitable and the information used to determine that an investment in shares is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.
Minimum Purchase Requirements
          For your initial investment in our shares, you must invest at least $5,000, or such lesser amounts in the discretion of our dealer manager. In order to satisfy the minimum purchase requirement for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs,. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $500, or such lesser amount in the discretion of our dealer manager. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our dividend reinvestment plan.
          Unless our shares of Senior Common Stock are listed on a national securities exchange, you may not transfer a portion of your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements described above, except for the following transfers without consideration: transfers by gift; transfers by inheritance; intrafamily transfers; family dissolutions; transfers to affiliates; and transfers by operation of law.
SUPPLEMENTAL SALES MATERIAL
          In addition to this prospectus, we may utilize additional sales materials in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. These supplemental sales materials may include information relating to this offering, property brochures and articles and publications concerning real estate. Some or all of our supplemental sales materials may not be available in certain jurisdictions.
          We are offering shares only by means of this prospectus. Although the information contained in our supplemental sales materials will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.
LEGAL MATTERS
          Certain legal matters with respect to the validity of the Senior Common Stock we are offering in this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, DC. Pillsbury Winthrop Shaw Pittman LLP will also review the statements relating to certain federal income tax matters above under the caption “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS” is expected to pass upon our qualification as a REIT for federal income tax purposes.
EXPERTS
          The consolidated financial statements of POP SoCal Partners, LLC for the years ended December 31, 2007 and 2006, and the combined financial statements of the Buie Portfolio for the year ended December 31, 2007, included in this Prospectus and Registration Statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
          The consolidated financial statements of Waterfront Partners OP, LLC for the years ended December 31, 2007 and 2006, and the combined financed statements for the Combined Entities for the years ended December 31, 2007 and 2006, included in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
          The financial statements of Arizona Land Income Corporation for the years ended December 31, 2007 and 2006, included in this Prospectus and Registration Statement have been audited by Epstein, Weber & Conover, PLC, an independent registered public accounting firm, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the Securities and Exchange Commission (the “Commission”) a registration statement under the Securities Act with respect to the Senior Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and the Senior Common Stock please review the registration statement, exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement. Each of these statements is qualified in its entirety by this reference.
          We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0030 for additional information on the operation of the Public Reference Room.

Pacific Office Properties Trust, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

		Waterfront
	September 30, 2008	December 31, 2007
ASSETS
Investments in real estate, net	$396,814	$59,587
Cash and cash equivalents	6,158	2,619
Restricted cash	5,996	1,708
Rents and other receivables, net	4,343	1,743
Intangible assets, net	44,096	6,009
Other assets, net	5,254	8,505
Goodwill	59,388	—
Investment in unconsolidated joint ventures	11,847	—

Total assets	$533,896	$80,171

LIABILITIES, MINORITY INTERESTS AND
STOCKHOLDERS’ EQUITY (MEMBERS’ DEFICIT)
Mortgage and other collateralized loans	$397,112	$111,000
Unsecured notes payable to related parties	23,776	—
Accounts payable and other liabilities	14,758	5,831
Acquired below market leases, net	12,283	107

Total liabilities	447,929	116,938
Minority interests	81,017	—
Commitments and contingencies (note 9)
Stockholders’ equity (members’ deficit):
Proportionate Voting Preferred Stock	—	—
Preferred stock, $0.0001 par value, 100,000,000 shares authorized, no shares issued and outstanding at September 30, 2008	—	—
Common Stock, $0.0001 par value, 200,000,000 shares authorized, 3,031,025 shares issued and outstanding at September 30, 2008	185	—
Class B Common Stock, $0.0001 par value, 200,000 shares authorized, 100 shares issued and outstanding at September 30, 2008	—	—
Additional paid-in capital	10,495	—
Retained deficit	(5,730)	—
Members’ deficit	—	(36,767)

Total stockholders’ equity (members’ deficit)	4,950	(36,767)

Total liabilities, minority interests and stockholders’ equity (members’ deficit)	$533,896	$80,171

See accompanying notes to condensed consolidated financial statements.

Pacific Office Properties Trust, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Pacific Office Properties Trust, Inc.			Waterfront
		Total (1)
		For the period	For the period
	For the three	from January 1,	from March 20,	For the period	For the three	For the nine
	months ended	2008 through	2008 through	from January 1,	months ended	months ended
	September 30,	September 30,	September 30,	2008 through	September 30,	September 30,
	2008	2008	2008	March 19, 2008	2007	2007
Revenue:
Rental	$10,899	$26,401	$23,400	$3,001	$3,059	$9,287
Tenant reimbursements	5,583	12,740	11,170	1,570	1,304	3,620
Parking	1,981	4,855	4,293	562	637	1,959
Interest and other	136	345	316	29	14	288

Total revenue	18,599	44,341	39,179	5,162	5,014	15,154
Operating Expenses:
Rental property operating	11,067	26,442	22,796	3,646	3,765	10,410
General and administrative	429	17,807	17,807	—	672	2,808
Depreciation and amortization	6,740	15,503	14,676	827	1,120	3,228
Interest	6,769	15,822	14,270	1,552	1,788	5,419
Other	—	143	35	108	—	162

Total operating expenses	25,005	75,717	69,584	6,133	7,345	22,027
Loss before equity in net earnings of unconsolidated joint ventures and minority interests	(6,406)	(31,376)	(30,405)	(971)	(2,331)	(6,873)
Equity in net earnings of unconsolidated joint ventures	185	156	156	—	—	—

Loss before minority interests	(6,221)	(31,220)	(30,249)	(971)	(2,331)	(6,873)
Minority interests	5,033	24,671	24,671	—	—	—

Net loss	$(1,188)	$(6,549)	$(5,578)	$(971)	$(2,331)	$(6,873)
Priority allocation to preferred unit holders	—	(108)	—	(108)	(124)	(372)

Net loss available to common stockholders — basic and diluted	$(1,188)	$(6,657)	$(5,578)	$(1,079)	$(2,455)	$(7,245)

	Pacific Office Properties Trust, Inc.			Waterfront
		Total (1)
		For the period	For the period
	For the three	from January 1,	from March 20,	For the period	For the three	For the nine
	months ended	2008 through	2008 through	from January 1,	months ended	months ended
	September 30,	September 30,	September 30,	2008 through	September 30,	September 30,
	2008	2008	2008	March 19, 2008	2007	2007
Net loss per common share — basic and diluted	$(0.39)	$(1.84)

Weighted average number of common shares outstanding — basic and diluted	3,031,125	3,031,125

Net loss per Common Unit				$(0.31)	$(0.70)	$(2.07)

Weighted average number of Common Units outstanding — basic and diluted				3,494,624	3,494,624	3,494,624

1)	Amounts reflected in the Total column represent the sum of the amounts included herein as the consolidated results of operations of Waterfront and the Company (the “Combined Entities”) for the period from January 1, 2008 through March 19, 2008 and March 20, 2008 through September 30, 2008, respectively.
See accompanying notes to condensed consolidated financial statements.

Pacific Office Properties Trust, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Pacific Office Properties Trust, Inc.		Waterfront
	Total (2)
	For the period	For the period
	from January 1,	from March 20,	For the period	For the nine
	2008 through	2008 through	from January 1,	months ended
	September 30,	September 30,	2008 through	September 30,
	2008	2008	March 19, 2008	2007
Operating activities
Net loss	$(6,549)	$(5,578)	$(971)	$(6,873)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15,503	14,676	827	3,228
Interest amortization	520	520	—	—
Share based compensation charge attributable to the Transaction	16,194	16,194	—	—
Other share based compensation	53	53	—	—
Minority interests	(24,671)	(24,671)	—	—
Below market lease amortization, net	(1,726)	(1,679)	(47)	(137)
Equity in net income of unconsolidated joint ventures	(156)	(156)	—	—
Net distributions received from unconsolidated joint ventures	119	119	—	—
Bad debt expense	419	339	80	220
Other	365	(3)	368	24
Changes in operating assets and liabilities:
Rents and other receivables	576	222	354	(139)
Other assets	500	(44)	544	712
Accounts payable and other liabilities	596	813	(217)	497

Net cash provided by (used in) operating activities	1,743	805	938	(2,468)
Investing activities
Acquisition and improvement of real estate	(6,921)	(6,894)	(27)	(1,242)
Cash held by properties upon Effective Date	6,470	6,470	—	—
Capital distributions from unconsolidated joint ventures	313	313	—	—
Increase in leasing commissions	(556)	(556)	—	(582)
Deferred acquisition costs and other	(4,059)	—	(4,059)	—
(Increase) decrease in restricted cash	(1,525)	(867)	(658)	404

	Pacific Office Properties Trust, Inc.		Waterfront
	Total (2)
	For the period	For the period
	from January 1,	from March 20,	For the period	For the nine
	2008 through	2008 through	from January 1,	months ended
	September 30,	September 30,	2008 through	September 30,
	2008	2008	March 19, 2008	2007
Net cash used in investing activities	(6,278)	(1,534)	(4,744)	(1,420)
Financing activities
Proceeds from issuance of equity securities	6,350	6,350	—	—
Repayment of mortgage notes payable	(152)	(152)	—	—
Deferred financing costs	(936)	(936)	—	—
Security deposits	70	70	—
Equity contributions	4,167	—	4,167	2,808
Equity distributions	(1,425)	—	(1,425)	—

Net cash provided by financing activities	8,074	5,332	2,742	2,808

Increase (decrease) in cash and cash equivalents	3,539	4,603	(1,064)	(1,080)
Balance at beginning of period	2,619	1,555	2,619	4,548

Balance at end of period	$6,158	$6,158	$1,555	$3,468

Supplemental cash flow information
Interest paid	$13,966	$12,001	$1,965	$5,439

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Assets, net, acquired on the Effective Date	$484,325	$484,325	$—	$—

Liabilities, net, assumed on the Effective Date	$325,985	$325,985	$—	$—

Issuance of unsecured notes payable to related parties to acquire managing interests in joint ventures	$7,285	$7,285	$—	$—

Issuance of Common Units to acquire managing interests in joint ventures	$4,824	$4,824	$—	$—

Principal payment on unsecured note payable to related party	$204	$204	$—	$—

(2)	Amounts reflected in the Total column represent the sum of the amounts included herein as the consolidated cash flows of the Combined Entities for the period from January 1, 2008 through March 19, 2008 and for the period from March 20, 2008 through September 30, 2008.
See accompanying notes to condensed consolidated financial statements.

Pacific Office Properties Trust, Inc.
Notes to Condensed Consolidated Financial Statements
September 30, 2008
1. Organization and Ownership
     Pacific Office Properties
     The terms “Pacific Office Properties,” “us,” “we,” and “our” as used in this Quarterly Report on Form 10-Q refer to Pacific Office Properties Trust, Inc. (the “Company”). Through our controlling interest in Pacific Office Properties, L.P. (the “UPREIT” or the “Operating Partnership”), of which we are the sole general partner and hold a 17.49% common ownership interest as of September 30, 2008, and the subsidiaries of our Operating Partnership, we own, manage, lease and acquire commercial real estate office properties located in Honolulu, Southern California, and the greater Phoenix metropolitan area. We operate as a real estate investment trust (“REIT”) for federal income tax purposes. We are externally advised by Pacific Office Management, Inc., a Delaware corporation (the “Advisor”), an entity owned and controlled by Jay H. Shidler and certain related parties of The Shidler Group, which is a business name utilized by a number of affiliates controlled by Jay H. Shidler. The Advisor is responsible for our day-to-day operation and management.
     Through our Operating Partnership, as of September 30, 2008, we owned whole interests in eight office properties and managing ownership interests in six joint ventures holding fifteen office properties, comprising approximately 4.4 million square feet of leasable area in Honolulu, Southern California and Phoenix metropolitan areas (the “Property Portfolio”). As of September 30, 2008, the portion of our Property Portfolio, which was effectively owned by us (representing the leasable square feet of our wholly-owned properties and our respective ownership interests in our unconsolidated joint venture properties) (the “Effective Portfolio”), comprised approximately 2.5 million leasable square feet. Our property statistics as of September 30, 2008, were as follows:

			PROPERTY	EFFECTIVE
	NUMBER OF		PORTFOLIO	PORTFOLIO
	PROPERTIES	BUILDINGS	SQ. FT.	SQ. FT.
Wholly-owned properties	8	11	2,281,044	2,281,044
Unconsolidated joint ventures properties	15	29	2,089,665	265,469

Total	23	40	4,370,709	2,546,513

     Transactions
     On March 19, 2008 (the “Effective Date”), Arizona Land Income Corporation, an Arizona corporation (“AZL”), and POP Venture, LLC, a Delaware limited liability company (“Venture”), consummated the transactions (the “Transactions”) contemplated by a Master Formation and Contribution Agreement, dated as of October 3, 2006, as amended (the “Master Agreement”). As part of the Transactions, AZL Merged with and into its wholly owned subsidiary, Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), with the Company being the surviving corporation. Substantially all of the assets and certain liabilities of AZL and substantially all of the commercial real estate assets and related liabilities of Venture were contributed to a newly formed Delaware limited partnership, Pacific Office Properties, L.P. (the “Operating Partnership” or “UPREIT”), in which the Company became the sole general partner and Venture became a limited partner with corresponding 18.25% and 81.75% common ownership interests, respectively. The commercial real estate assets of Venture contributed to the Operating Partnership consisted of eight office properties and a 7.5% joint venture interest in one office property, comprising approximately 2.4 million square feet of rentable area in the Honolulu, San Diego and Phoenix metropolitan areas (the “Contributed Properties”).
     In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations, Waterfront Partners OP, LLC (“Waterfront”), which had the largest interest in Venture, was designated as the acquiring entity in the business combination for financial accounting purposes. Accordingly, historical financial information for Waterfront has also been presented in this Quarterly Report on Form 10-Q through the Effective Date. Additional explanatory notations are contained in this Quarterly Report on Form 10-Q to distinguish the historical financial information of Waterfront from that of the Company.

     The agreed upon gross asset value of the Contributed Properties, including related intangible assets, pursuant to the Master Agreement, was $562.95 million. The aggregate net asset value of the Contributed Properties, including related intangible assets, was $151.51 million on the Effective Date. In exchange for its contribution to the Operating Partnership, Venture received 13,576,165 common limited partner unit interests (“Common Units”) and 4,545,300 convertible preferred limited partner unit interests (“Preferred Units”) in our Operating Partnership. The assets of AZL contributed into the Operating Partnership primarily consisted of cash and cash equivalents, investments in marketable securities, other assets and related liabilities having an aggregate net asset value of approximately $3.03 million on the Effective Date.
     The Common Units received by Venture represented 28.99% of the total estimated fair value of the Common and Preferred Units issued in the Transactions and were valued at $2.79 per share. The Common Units are exchangeable on a one-for-one basis for shares of our common stock, but no earlier than two years after the Effective Date.
     The Preferred Units represented 71.01% of the total estimated fair value of the units issued in the Transactions. Each Preferred Unit has a liquidation preference of $25.00 per unit and is initially convertible into 7.1717 Common Units, but no earlier than the later of March 19, 2010 and the date an underwritten public offering (of at least $75 million) by us of our common stock is consummated. Upon conversion of the Preferred Units to Common Units, the Common Units will be exchangeable on a one-for-one basis for shares of our common stock, but no earlier than one year after the date of their conversion into Common Units. The Preferred Units have fixed rights to distributions at an annual rate of 2% of their liquidation preference of $25 per Preferred Unit and have priority over Common Units in the event of a liquidation of the Operating Partnership.
     Common Units and Preferred Units of the Operating Partnership do not have any right to vote on any matters presented to our stockholders. However, as part of the Transactions, we issued to the Advisor one share of Proportionate Voting Preferred Stock (the “Proportionate Voting Preferred Stock”), which entitles the Advisor to vote on any matters presented to our stockholders, and which represents that number of votes equal to the total number of common shares issuable upon exchange of the Common Units and Preferred Units that were issued in connection with the Transactions. This number will decrease to the extent that these Operating Partnership units are exchanged for shares of common stock in the future, but will not increase in the event of future unit issuances by the Operating Partnership. The Proportionate Voting Preferred Stock has no dividend rights and a minimal liquidation preference. Venture, as the holder of these Operating Partnership Units, has a contractual right to require the Advisor to vote the Proportionate Voting Preferred Stock as directed by it.
     As of September 30, 2008, Venture owned 46,173,693 shares of our common stock assuming that all Operating Partnership units were fully exchanged on such date, notwithstanding the prohibition on exchange for at least two years after the Transactions in the case of the Common Units, and for at least three years, in the case of the Preferred Units. Assuming the immediate exchange of all the Operating Partnership units, Venture and its related parties control approximately 95.87% and 94.48% of the total voting power and economic interest, respectively, in our Company, and other holders of Common Units and our stockholders control approximately 4.13% and 5.52% of the total voting power and economic interest, respectively, in our Company.
     As part of the Transactions, we issued promissory notes payable by the Operating Partnership to certain members of Venture in the aggregate principal amount of $16.70 million in consideration for such members’ contribution of certain properties. The promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the interest payments for any or all periods up until the date of maturity. The promissory notes mature March 19, 2013, subject to the Operating Partnership’s option to extend maturity for one additional year, and subject to acceleration upon the occurrence of a qualified public offering, as defined under the Master Agreement. The promissory notes are unsecured obligations of the Operating Partnership.
     As part of the Transactions, we issued one million shares of our common stock to related party designees of Venture for $5.00 per share in cash, or $5 million in aggregate. Further, we issued 180,000 shares of our common stock to an unrelated third party designee of Venture for $7.50 per share in cash, or $1.35 million in aggregate. We contributed the proceeds received from these common stock issuances, along with substantially all of our assets and certain liabilities, to the Operating Partnership on the Effective Date. We also granted options to related party designees of Venture to purchase up to 500,000 additional shares of our common stock for up to $3.75 million in the aggregate. However, these options were not exercised and expired on June 19, 2008.

     Since the Effective Date substantially all of our operations have been carried out through the Operating Partnership and its subsidiaries.
     In accordance with the partnership agreement of the Operating Partnership (the “Partnership Agreement”), we allocate all distributions and profits and losses in proportion to the percentage ownership interests of the respective partners. As the sole general partner of the Operating Partnership, we are required to take such reasonable efforts, as determined by us in our sole discretion, to cause the Operating Partnership to make sufficient distributions to avoid any federal income or excise tax at the company level and to maintain our status as a REIT for federal income tax purposes.
     Advisor
     We are externally advised by the Advisor; an entity owned and controlled by Mr. Shidler and certain related parties of The Shidler Group. The Advisor manages, operates and administers the Company’s day-to-day operations, business and affairs pursuant to an Advisory Agreement dated as of March 19, 2008 entered into by us, the Operating Partnership and the Advisor (the “Advisory Agreement”). The Advisor is entitled to an annual base management fee of $1.5 million per year and a supplemental management fee, in the event that the aggregate gross asset value, excluding depreciation, of our real property exceeds $1.5 billion. The supplemental management fee is an annual amount equal to one tenth of one percent (0.1%) of the amount by which our aggregate gross asset value exceeds $1.5 billion. The base management fee and supplemental management fees are subject to reduction based upon the amounts of certain direct costs that we bear. Additionally, the Advisor and its affiliates are entitled to receive real property transaction management fees and property management fees, respectively, based on the prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located, for performing real property transaction management services for us. Pursuant to the Advisory Agreement, the Advisor shall bear the cost for any expenses incurred by the Advisor in the course of performing its advisory services for the Company.
     The Advisory Agreement terminates on March 19, 2018. Prior to that date, however, the Company retains the right to terminate the Advisory Agreement upon 30 days’ written notice. Should the Company decide to terminate the Advisory Agreement for reasons other than cause, the Company would be obligated to pay the Advisor a termination fee equal to $1.0 million, plus certain accrued and unreimbursed expenses. Further, the Advisor retains the right to terminate the Advisory Agreement upon 30 days’ prior written notice in the event the Company defaults in the performance or observance of any material provision of the Advisory Agreement.
     Waterfront
     Waterfront Plaza is a seven-structure office complex (the “Waterfront Property”) located in Honolulu and is owned by five separate limited liability companies as tenants in common (the “Waterfront TICs”). Each of the Waterfront TICs is owned in turn by a separate limited liability company: WFP Mezzanine A, LLC; WFP Mezzanine B, LLC; WFP Mezzanine C, LLC; WFP Mezzanine D, LLC; and WFP Mezzanine E, LLC (collectively, the “WFP Mezzanine LLCs”).
2. Summary of Significant Accounting Policies
Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements and related disclosures included herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance GAAP have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, the condensed consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial information in accordance with GAAP.
     As further described in the Explanatory Note on page ii of this Quarterly Report on Form 10-Q, Waterfront was designated as the acquiring entity in the business combination for accounting purposes. Accordingly, historical financial information for Waterfront has also been presented in this Quarterly Report on Form 10-Q.

Explanatory notations have been made where appropriate in this Quarterly Report on Form 10-Q to distinguish the historical financial information of Waterfront from that of the Company.
     The financial statements of the Company for all periods presented herein and the financial information of Waterfront for the period from January 1, 2008 through March 19, 2008, for the three months ended September 30, 2007 and for the nine months ended September 30, 2007 have not been audited by an independent registered public accounting firm. Further, the interim results of operations for the aforementioned periods are not necessarily indicative of the results of operations that might be expected for a given fiscal year.
     The accompanying consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 of AZL filed with the SEC and the Explanatory Note on page ii of this Quarterly Report on Form 10-Q.
     Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform to the current period presentation with no corresponding net effect on the previously reported consolidated results of operations, financial position of the Company or cash flows from operations.
Principles of Consolidation
     The accompanying consolidated financial statements include the account balances and transactions of consolidated subsidiaries, which are wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
     On April 1, 2008, we and our joint venture partner in Seville Plaza entered into an Amended Operating Agreement. Based on this amendment, which served to modify and provide substantive participating rights to the non-managing member, we have accounted for our 7.5% investment in Seville Plaza under the equity method of accounting, effective April 1, 2008, pursuant to Emerging Issues Task Force (“EITF”) Issue No. 04-5, or EITF 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights”. Prior to the date of such amendment, we had consolidated our 7.5% investment in Seville Plaza pursuant to EITF Issue No. 04-5.
Investment in Unconsolidated Joint Ventures
     In accounting for investments in joint ventures, we apply EITF 04-5, which provides guidance in determining whether a general partner controls a limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership. The presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights, which provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership. If it is determined that we control the joint venture, we consolidate the account balances and transactions of the joint venture in our financial statements from the date that control is determined. If it is determined that we do not control the joint venture, we account for our investment in the joint venture using the equity method of accounting.
     Our investment in joint ventures is accounted for under the equity method of accounting because we exercise significant influence over, but do not control, our joint ventures within the provisions of EITF 04-5. We evaluated our investment in each of our joint ventures and have concluded that they are not variable interest entities under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities. Our joint venture partners have substantive participating rights including approval of and participation in setting operating budgets.
     Investment in unconsolidated joint ventures is initially recorded at cost and is subsequently adjusted for our proportionate equity in the net income or net loss of the joint ventures, contributions made to, or distributions received from, the joint ventures and other adjustments. We record distributions of operating profit from our investment as part of cash flows from operating activities and distributions related to a capital transaction, such as a refinancing transaction or sale, as investing activities in the consolidated statements of cash flows. A description of our impairment testing and policy is set forth in this note “2. Summary of Significant Accounting Policies — Impairment”.

     The difference between the initial cost of the investment in our joint ventures included in our consolidated balance sheet and the underlying equity in net assets of the respective joint ventures (“JV Basis Differential”) is amortized as an adjustment to equity in net income or net loss of the joint ventures in our consolidated statement of operations over the estimated useful lives of the underlying assets of the respective joint ventures.
Income Taxes
     We have elected to be taxed as a REIT under the Internal Revenue Code (“Code”). To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our REIT taxable income to our stockholders. Also, at least 95% of gross income in any year must be derived from qualifying sources. We intend to adhere to these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income tax on taxable income that we distribute currently to our stockholders. However, we may be subject to certain state and local taxes on our income and property, and to federal income and excise taxes on our undistributed taxable income, if any. Management believes that it has distributed and will continue to distribute a sufficient majority of its taxable income in the form of dividends and distributions to its stockholders and unit holders. Accordingly, no provision for income taxes has been recognized by the Company.
     Pursuant to amendments to the Internal Revenue Code that became effective January 1, 2001, we may elect to treat certain of our newly created corporate subsidiaries as taxable REIT subsidiaries (“TRS”). In general, a TRS may perform non-customary services for our tenants, hold assets that we cannot hold directly and generally engage in any real estate or non-real estate related business. A TRS is subject to corporate federal income tax. As of September 30, 2008, none of our subsidiaries are considered a TRS.
Earnings per Share
Pacific Office Properties Trust, Inc.
     We present both basic and diluted earnings per share (“EPS”). Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted EPS is computed by dividing net income available to common stockholders for the period by the number of common shares that would have been outstanding assuming the issuance of common shares for all potentially dilutive common shares outstanding during such period.
Waterfront
     We computed net loss per Common Unit for the periods prior to the Transactions by increasing the historical net loss of Waterfront by the 2% cumulative distributions payable on the Preferred Units received by the former owners of Waterfront and dividing that total by the weighted average number of Common Units received by the former owners of Waterfront. We did not include the dilution impact of the Preferred Units as the impact of such units would have been anti-dilutive.
Real Estate Properties
     Acquisitions
     In accordance with SFAS No. 141, Business Combinations, acquisitions are accounted for utilizing the purchase method and, accordingly, the results of operations of acquired properties are included in our results of operations from the respective dates of acquisition.
     Investments in real estate are stated at cost, less accumulated depreciation and amortization, except for certain assets comprising the Contributed Properties, which are stated at their historical net cost basis as those certain assets were deemed to have been part of a transaction entered into by and between parties under common control. Additions to land, buildings and improvements, furniture, fixtures and equipment are recorded at cost.
     Costs associated with developing space for its intended use are capitalized and amortized over their estimated useful lives, commencing at the earlier of the lease execution date or lease commencement date.
     Estimates of future cash flows and other valuation techniques are used to allocate the acquisition cost of acquired properties among land, buildings and improvements, and identifiable intangible assets and liabilities such as amounts related to in-place at-market leases, acquired above- and below-market leases, and acquired above- and below-market ground leases.
     The fair values of real estate assets acquired are determined on an “as-if-vacant” basis. The “as-if-vacant” fair value is allocated to land, and where applicable, buildings, tenant improvements and equipment based on comparable sales and other relevant information obtained in connection with the acquisition of the property.
     Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases. Capitalized above and below-market lease amounts are reflected in “Acquired below market leases, net” in the consolidated balance sheets. Capitalized above-market lease amounts are amortized as a decrease to rental revenue over the remaining terms of the respective leases. Capitalized below-market lease amounts are amortized as an increase in rental revenue over the remaining terms of the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance, net of the security deposit, of the related intangible is written off.
     The aggregate value of other acquired intangible assets consists of acquired in-place leases. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place lease (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with any other inducements to secure a tenant lease. The value assigned to acquired in-place leases is amortized over the lives of the related leases.
     In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed is recorded as goodwill. Goodwill is not amortized but is tested for impairment at a level of reporting referred to as a reporting unit on an annual basis, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. An impairment loss for an asset group is allocated to the long-lived assets of the group on a pro-rata basis using the relative carrying amounts of those assets, except that the loss allocated to an individual long-lived asset shall not reduce the carrying amount of that asset below its fair value. A description of our testing and policy is set forth in this note “2. Summary of Significant Accounting Policies - Impairment”.
     Depreciation
     Depreciation and amortization are computed using the straight-line method for financial reporting purposes. Buildings and improvements are depreciated over their estimated useful lives which range from 18 to 46 years. Tenant improvement costs recorded as capital assets are depreciated over the shorter of (i) the tenant’s remaining lease term or (ii) the life of the improvement. Furniture, fixtures and equipment are depreciated over three to seven years. Acquired ground leases are depreciated over the remaining life of the related leases as of the date of assumption of the lease.
Pro Forma Financial Information
     The following unaudited supplemental pro forma information is presented for the three and nine months ended September 30, 2008 and 2007, as if the Transactions had occurred on January 1, 2008 and 2007.
     Pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the Transactions been consummated when indicated, nor does it purport to represent the results of the operations for future periods:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
		(unaudited and in thousands, except per share data)
Pro forma revenue	$18,599	$17,384	$55,590	$52,152

Pro forma net loss — basic and diluted	$(1,067)	$(1,149)	$(6,765)	$(3,448)

Pro forma net loss per share — basic and diluted	$(0.35)	$(0.38)	$(2.23)	$(1.14)

     The revenues and expenses attributable to the Contributed Properties are included in the Company’s historical results of operations from the Effective Date. We recognized a one-time non-cash compensation charge in the amount of $16.194 million during the first quarter of 2008. See note “12. Share-Based Payments” for a more detailed discussion.
Revenue Recognition
     Revenue is recognized in accordance with Staff Accounting Bulletin No. 104 of the Securities and Exchange Commission, Revenue Recognition in Financial Statements (“SAB 104”), as amended. SAB 104 requires that four basic criteria be met before revenue can be recognized: (a) persuasive evidence of an arrangement exists; (b) the delivery has occurred or services rendered; (c) the amount is fixed or determinable; and (d) collectability is reasonably assured.
     All tenant leases are classified as operating leases. For all leases with scheduled rent increases or other adjustments, rental income is recognized on a straight-line basis over the terms of the related leases. Straight line rent receivable represents rental revenue recognized on a straight-line basis in excess of billed rents and this amount is included in “Rents and other receivables, net” on the accompanying consolidated balance sheets. Where we have determined that collectability is reasonably assured, reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenues in the period the applicable costs are incurred.
     Rental revenue from parking operations and month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.
     Lease termination fees, which are included in “Interest and other” in the accompanying consolidated statements of operations, are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants.
     We recognize gains on sales of real estate pursuant to the provisions of SFAS No. 66, Accounting for Sales of Real Estate. The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, gain recognition is deferred and the continued operations of the property are accounted for by applying the finance, installment or cost recovery method.
     Interest and other revenue on the accompanying consolidated statements of operations generally includes income incidental to our operations and is recognized when earned.
Cash and Cash Equivalents
     We consider all short-term cash investments with maturities of three months or less when purchased to be cash equivalents. Restricted cash and short-term investments are excluded from cash and cash equivalents for the purpose of preparing our consolidated statements of cash flows.
     We maintain cash balances in various financial institutions. At times, the amounts of cash held in financial institutions may exceed the maximum amount insured by the Federal Deposit Insurance Corporation. We do not believe that we are exposed to any significant credit risk on our cash and cash equivalents.
Restricted Cash
     Restricted cash includes escrow accounts for real property taxes, insurance, capital expenditures and tenant improvements, debt service and leasing costs held by lenders.
Impairment
     As required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Asset, we assess the potential for impairment of our long-lived assets, including real estate properties, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. We determine whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate or intangible carrying value is reduced to fair value and impairment loss is recognized. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Based upon such periodic assessments, no indications of impairment were identified for the periods presented in the accompanying consolidated statements of operations.
     Goodwill is reviewed for impairment on an annual basis, or more frequently if circumstances indicate that a possible impairment has occurred. The assessment of impairment involves a two-step process whereby an initial assessment for potential impairment is performed, followed by a measurement of the amount of impairment, if any. Impairment testing is performed using the fair value approach, which requires the use of estimates and judgment, at the “reporting unit” level. A reporting unit is the operating segment, or a business that is one level below the operating segment if discrete financial information is prepared and regularly reviewed by management at that level. The determination of a reporting unit’s fair value is based on management’s best estimate, which generally considers the market-based earning multiples of the unit’s peer companies or expected future cash flows. If the carrying value of a reporting unit exceeds its fair value, an impairment is recognized as a charge against income equal to the excess of the carrying value of goodwill over its fair value. As of September 30, 2008, nothing has come to our attention to cause us to believe that our carrying amount of goodwill is impaired.
     On a periodic basis, we assess whether there are any indicators that may lead us to believe that the value of our investments in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment. We believe that none of our investments in unconsolidated joint ventures was impaired as of September 30, 2008.
Repairs, Maintenance and Major Improvements
     The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Various lenders have required us to maintain reserve accounts for the funding of future repairs and capital expenditures, and the balances of these accounts are classified as restricted cash on the accompanying consolidated balance sheets.
Tenant Receivables
     Tenant receivables are recorded and carried at the amount billable per the applicable lease agreement, less any allowance for uncollectible accounts, and includes deferred rent receivables from straight-lining. An allowance for uncollectible accounts is made when collection of the full amounts is no longer considered probable. Tenant receivables are included in rents and other receivables, net, in the accompanying consolidated balance sheets.
Preferred Units
     Preferred Units have fixed rights to distributions at an annual rate of 2% of their liquidation preference of $25 per Preferred Unit. Accordingly, income or loss of our Operating Partnership is allocated among the general partner interest and limited partner common interests after taking into consideration distribution rights allocable to the Preferred Units.
Deferred Financing Costs
     Deferred financing costs include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt using a method that approximates the interest method. Deferred financing costs are included in other assets in the accompanying consolidated balance sheets. Amortization of deferred financing costs is included in interest in the accompanying consolidated statements of operations. Accumulated amortization attributable to deferred financing costs was $0.504 million at September 30, 2008.
Use of Estimates in Financial Statements

     The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions are used by us in determining the useful lives of real estate properties and the initial valuations and underlying allocations of purchase price in connection with real estate property acquisitions. Actual results may differ from those estimates.
Stock-Based Compensation
     SFAS No. 123R, Stock-Based Compensation, requires all share-based payments to employees to be recognized in the statement of operations based on their fair values. See note “12. Share-Based Payments” for a more detailed discussion.
Segments
     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for disclosure about operating segments, products and services, geographic areas and major customers. Segment information is prepared on the same basis that our chief operating decision makers review information for decision making purposes. Management views our commercial office real estate portfolio as one segment, all of which are located domestically. Additionally, no single tenant accounts for 10% or more of our total revenues.
Recent Accounting Pronouncements
FIN 48
     In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement 109. FIN 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in measuring income taxes. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 only allows a favorable tax position to be included in the calculation of tax liabilities and expenses if a company concludes that it is more likely than not that its adopted tax position will prevail if challenged by tax authorities. Our adoption of FIN 48 did not have a material impact on our consolidated results of operations, financial position or cash flow.
SFAS No. 157
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurement on earnings. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and provides expanded disclosure about how fair value measurements were determined. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any circumstances. Our adoption of SFAS No. 157 for the valuation of financial assets and liabilities in 2008 did not have a material impact on our consolidated results of operations, financial position or cash flow, as our derivative value is not significant.
     For non-financial assets and liabilities that are not recognized at fair value on a recurring basis, we will be required to adopt SFAS No. 157 in 2009. We are currently evaluating the impact that this statement will have on our consolidated financial statements for non-financial assets and liabilities.
SFAS No. 159
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS No. 159 is to reduce both the complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. We have not elected the fair value option for any of our existing financial instruments as of January 1, 2008 and have not determined whether or not we will elect this option for any eligible financial instruments we acquire in the future. Accordingly, our adoption of SFAS No. 159 did not have a material impact on our consolidated results of operations, financial position or cash flow.
SFAS No. 141R
     In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which replaces SFAS No. 141, Business Combinations. SFAS No. 141R applies to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed and interests transferred as a result of business combinations. Under this pronouncement, acquisition-related costs must be expensed rather than capitalized as part of the basis of the acquired business. SFAS No. 141R also expands required disclosure to improve the ability of financial statement users to evaluate the nature and financial effects of business combinations. SFAS No. 141R is effective for all transactions entered into on or after January 1, 2009. We expect to adopt SFAS No. 141R on January 1, 2009. We believe that such adoption could materially impact our future consolidated financial results to the extent that we acquire significant amounts of real estate or real estate related businesses, as related acquisition costs will be expensed as incurred compared to the current practice of capitalizing such costs and amortizing them over the estimated useful life of the assets or real estate related businesses acquired. Furthermore, in the event that we acquire a controlling interest in our existing investments in unconsolidated joint ventures, we believe that the adoption of SFAS No. 141R could materially impact our future consolidated financial results, as our existing investment would be adjusted to fair value at the date of acquisition of the controlling interest.
SFAS No. 160
     In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements— An Amendment to ARB No. 51. SFAS 160 requires a non-controlling interest in a subsidiary to be reported as equity and the amount of consolidated net income specifically attributable to the non-controlling interest to be identified in the consolidated financial statements. SFAS No. 160 also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any non-controlling equity investment retained in a deconsolidation. SFAS No. 160 is effective on January 1, 2009. We expect to adopt SFAS No. 160 on January 1, 2009 and are currently evaluating the impact that such future adoption will have on our consolidated results of operations and financial position.
FSP EITF 03-6-1
     In June 2008, the FASB issued FASB Staff Position (FSP) EITF No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP requires that share-based payment awards that are not fully vested and contain non-forfeitable rights to receive dividends or dividend equivalents declared on our common stock be treated as participating securities in the computation of EPS pursuant to the two-class method. The restricted stock awards granted to our board of directors, as described in note “12. Share-Based Payments”, are entitled to receive cash dividends declared on our common stock only for those awards that are vested. As such, we believe that the adoption of FSP EITF No. 03-6-1 will not have a material impact on our consolidated financial statements and results of operations. FSP EITF No. 03-6-1 will be applied retrospectively to all periods presented for fiscal years beginning after December 15, 2008, which for us means January 1, 2009.
3. Investments in Real Estate
     Our investments in real estate, net, at September 30, 2008, and that of Waterfront at December 31, 2007, are summarized as follows (in thousands):

		Waterfront
	September 30, 2008	December 31, 2007
Land and land improvements	$76,197	$452
Building and building improvements	305,546	60,910
Tenant improvements	25,042	5,808
Furniture, fixtures and equipment	1,184	729
Construction in progress	6,195	474

Investments in real estate	414,164	68,373
Less: accumulated depreciation	(17,350)	(8,786)

Investments in real estate, net	$396,814	$59,587

Acquisitions of Consolidated Properties
     In accordance with SFAS No. 141, Business Combinations, the entity with the largest equity balance, Waterfront, was designated as the acquiring entity in the business combination for financial accounting purposes, and its assets and liabilities have been recorded at their historical cost basis. In that regard, substantially all of the commercial real estate assets and related liabilities of Venture and substantially all of the assets and certain liabilities of AZL were deemed to be businesses acquired by Waterfront. The commercial real estate assets of Venture that were deemed to be acquired by Waterfront consisted of the Contributed Properties. Further, the net assets of AZL deemed to be acquired by Waterfront primarily consisted of cash and cash equivalents, investments in marketable securities, other assets and related liabilities. Immediately prior to the Effective Date, Mr. Shidler owned a 56.25% controlling interest in Waterfront but did not own a controlling interest in the other Contributed Properties. However, Mr. Shidler did have a controlling interest in Venture whereby he had the power to direct the transfer of the Contributed Properties to the Operating Partnership. Accordingly, Mr. Shidler’s transfer of his ownership interests in the remaining Contributed Properties to Waterfront, the accounting acquirer he controls, was deemed to be a transfer under common control. In accordance with EITF No. 90-5; Exchanges of Ownership Interests between Entities under Common Control, Mr. Shidler’s ownership interests in the Contributed Properties are recorded at historical cost. Ownership interests in the Contributed Properties not owned by Mr. Shidler are recorded at the estimated fair value of the acquired assets and assumed liabilities.
     In accordance with EITF No. 99-12; “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination,” the price of the common stock of AZL was determined to be $5.10 per share at the Effective Date. The fair value of a Preferred Unit at the Effective Date was estimated to be $37.31 after taking into account the AZL common stock price of $5.10, determined under EITF No. 99-12, and various other factors that determine the value of a convertible security.
4. Intangible Assets and Liabilities
     Our identifiable intangible assets and liabilities at September 30, 2008, and that of Waterfront at December 31, 2007, are summarized as follows (in thousands):

		Waterfront
	September 30, 2008	December 31, 2007
Acquired leasing commissions
Gross amount	$8,753	$3,109
Accumulated amortization	(2,589)	(1,688)

Net balance	$6,164	$1,421
Acquired leases in place
Gross amount	$18,295	$4,165
Accumulated amortization	(5,423)	(2,080)

Net balance	$12,872	$2,085
Acquired tenant relationship costs
Gross amount	$19,109	$—
Accumulated amortization	(1,292)	—

Net balance	$17,817	$—
Acquired other intangibles
Gross amount	$8,005	$2,922
Accumulated amortization	(762)	(419)

Net balance	$7,243	$2,503

Intangible assets, net	$44,096	$6,009

Acquired below market leases
Gross amount	$13,975	$447
Accumulated amortization	(1,693)	(340)

Acquired below market leases, net	$12,282	$107

     We recognized accretion income of acquired below-market leases of $0.872 million and amortization expense of acquired above-market leases of $0.108 million for the three months ended September 30, 2008. Waterfront recognized accretion of acquired below-market leases of $0.068 million, and amortization expense of acquired above-market leases of $0.114 million for the three months ended September 30, 2007. The accretion income and amortization expense of acquired above-market and below-market leases, respectively, are included in rental revenue in the accompanying consolidated statements of operations.
     We recognized amortization of acquired intangible assets, including acquired leasing commissions, acquired leases in place, acquired legal and marketing costs, acquired tenant relationship costs, and acquired other intangibles of $2.806 million for the three months ended September 30, 2008. Waterfront recognized amortization of acquired intangible assets of $0.316 million for the three months ended September 30, 2007. The amortization of acquired intangible assets is included in depreciation and amortization in the accompanying consolidated statements of operations.
5. Investment in Unconsolidated Joint Ventures
     We own managing interests in six joint ventures, consisting of 15 office properties, including 29 office buildings, comprising approximately 2.09 million leasable square feet. Our ownership interest percentages in these joint ventures range from approximately 7.50% to 32.17%. In exchange for our managing ownership interest and related equity investment in these joint ventures, we are entitled to preferential allocations of earnings and cash flows from each respective joint venture. We are also entitled to incentive interests in excess of our ownership percentages ranging from approximately 21.41% to 36.00%, subject to returns on invested capital.
     At September 30, 2008, the JV Basis Differential, net, was approximately $1.265 million and is included in investments in unconsolidated joint ventures in our consolidated balance sheet. For the three months ended September 30, 2008, we recognized approximately $0.011 million of amortization expense attributable to the JV Basis Differential, which is included in equity in net earnings of unconsolidated joint ventures in our consolidated statement of operations.
Acquisitions of Unconsolidated Joint Ventures
     On April 30, 2008, May 30, 2008 and June 19, 2008, following exercise of an option granted to us by Venture and its affiliates as part of the Transactions (the “Option”), we consummated the acquisition through the Operating Partnership of a 32.167% managing ownership interest in the POP San Diego I Joint Venture holding a portfolio of seven commercial office buildings totaling approximately 188,000 rentable square feet located throughout San Diego, California and Carlsbad, California. We acquired the ownership interest pursuant to the Option and assumed the rights and obligations of an affiliate of The Shidler Group (a “Shidler Affiliate”) under a previously executed purchase and sale agreement. The acquisition price for our managing ownership interest was approximately $4.8 million. This acquisition price was funded by issuing approximately 396,500 Common Units on April 30, 2008 and 327,000 Common Units on June 19, 2008 that were valued at $6.5589 per unit and $6.8107 per unit, respectively. We accounted for the issuance of our Common Units in accordance with EITF No. 99-12.
     Additionally, on April 30, 2008, following the exercise of the Option, we consummated the acquisition through the Operating Partnership of a 17.5% managing ownership interest in a joint venture of a commercial office building totaling approximately 220,000 rentable square feet located in Phoenix, Arizona (the “Black Canyon Corporate Center”). The acquisition price for the Black Canyon Corporate Center was $1.03 million, payable in the form of a subordinated note issued by the Operating Partnership to a Shidler Affiliate. The purchase price for the Black Canyon Corporate Center was approximately equal to the Shidler Affiliates’ cost of investment in the Black Canyon Corporate Center.
     On May 23, 2008, following the exercise of the Option, we consummated the acquisition through the Operating Partnership of a 7.5% managing ownership interest in a joint venture holding a commercial office building and a separate parking and retail complex totaling approximately 355,000 rentable square feet of office space and approximately 15,000 rentable square feet of retail space, located in Phoenix, Arizona (the “US Bank Center”). The acquisition price for the interest in the US Bank Center was $1.22 million, payable in the form of a subordinated note issued by the Operating Partnership to a Shidler Affiliate. The purchase price for US Bank Center was approximately equal to the Shidler Affiliates’ cost of investment in the US Bank Center.
     Additionally, on May 23, 2008, following the exercise of the Option, we consummated the acquisition through the Operating Partnership of a 17.5% managing ownership interest in a joint venture holding a commercial office building totaling approximately 152,000 rentable square feet, located in Honolulu, Hawaii (“the Bank of Hawaii Waikiki Center”; which was formerly known as Kalakaua Business Center). The acquisition price for the Bank of Hawaii Waikiki Center was $0.79 million, payable in the form of a subordinated note issued by the Operating Partnership to a Shidler Affiliate. The purchase price for the Bank of Hawaii Waikiki Center was approximately equal to the Shidler Affiliates’ cost of investment in the Bank of Hawaii Waikiki Center.
     On May 30, 2008, the POP San Diego I Joint Venture consummated the acquisition of the Scripps Ranch Business Park. Pursuant to the terms of the Option, the POP San Diego I Joint Venture assumed the rights and obligations of a Shidler Affiliate, under the purchase agreement. The joint venture acquired the Scripps Ranch Business Park for approximately $2.8 million in cash, including customary closing costs, and the assumption of approximately $5.3 million of existing mortgage indebtedness.
     On June 19, 2008, the POP San Diego I Joint Venture acquired two commercial office buildings totaling approximately 81,000 rentable square feet located in San Diego, California. Pursuant to the terms of the Option, the POP San Diego I Joint Venture assumed the rights and obligations of a Shidler Affiliate, under the respective purchase agreements. The acquisition price for such buildings was approximately $19.15 million including assumption of approximately $12.7 million of mortgage debt and customary closing costs.
     On August 14, 2008, following exercise of the Option, we consummated the acquisition through the Operating Partnership of a 10% managing ownership interest in a joint venture (the “SoCal II Joint Venture”) holding a portfolio of fifteen office and flex buildings totaling over 1,000,000 rentable square feet, situated on seven properties in Los Angeles, Orange and San Diego counties in Southern California. The acquisition price was approximately $4.24 million, payable in the form of a subordinated note issued by the Operating Partnership to a Shidler Affiliate. The purchase price was approximately equal to the Shidler Affiliates’ cost of investment in the SoCal II Joint Venture.
     We account for our investment in joint ventures under the equity method of accounting.
6. Mortgage and Other Collateralized Loans
     As of September 30, 2008, our mortgage and other collateralized loans were collateralized by real property owned by us. A summary of our mortgage and other collateralized loans at September 30, 2008 is as follows (in thousands):

				INTEREST
	OUTSTANDING	UNAMORTIZED		RATE AT
	PRINCIPAL	PREMIUM		SEPTEMBER 30,	MATURITY
PROPERTY	BALANCE	(DISCOUNT)	NET	2008	DATE		AMORTIZATION
Clifford Center	$3,825	$—	$3,825	6.00%	8/15/2011	(a)	132 months
Davies Pacific Center	95,000	(1,093)	93,907	5.86%	11/11/2016		Interest Only
First Insurance Center	38,000	(678)	37,322	5.74%	1/1/2016		Interest Only
First Insurance Center	14,000	(253)	13,747	5.40%	1/6/2016		Interest Only
Pacific Business News Building	11,834	74	11,908	6.98%	4/6/2010		360 months
Pan Am Building	60,000	(43)	59,957	6.17%	8/11/2016		Interest Only
Waterfront Plaza	100,000	—	100,000	6.37%	9/11/2016		Interest Only
Waterfront Plaza	11,000	—	11,000	6.37%	9/11/2016		Interest Only
City Square	27,500	(254)	27,246	5.58%	9/1/2010		Interest Only
City Square (b)	26,612	—	26,612	LIBOR + 2.35%	9/1/2010		Interest Only
Sorrento Techonology Center	11,800	(212)	11,588	5.75%	1/11/2016		Interest Only

Total	$399,571	$(2,459)	$397,112

(a)	The terms of the Clifford Center note payable provide the Company with the option to extend the maturity date to August 15, 2014 subject to a nominal fee, which the Company expects to exercise.

(b)	The City Square note payable with an outstanding balance of $26.612 million at September 30, 2008 has an additional $1.888 million available to be drawn. In addition, the Company has an interest rate cap on this loan for the notional amount of $28.5 million, which effectively limits the LIBOR rate on this loan to 7.45%. The interest rate cap expires on September 1, 2010, commensurate with the maturity date of this note payable.
     The lenders’ collateral for notes payable, with the exception of Clifford Center, is the property and, in some instances, cash reserve accounts, ownership interests in the underlying entity owning the real property, leasehold interests in certain ground leases, rights under certain service agreements, and letters of credit posted by certain related parties of the Company. The lenders’ collateral for the Clifford Center note payable is the leasehold property as well as guaranties from affiliates of the Company. The Operating Partnership fully indemnifies the Company affiliates for these guarantees.
     The scheduled maturities for our mortgages and notes payable for the periods succeeding September 30, 2008, assuming the exercise of extension options in existing debt agreements, are as follows (in thousands):

AS OF
SEPTEMBER 30,
2008
2008	$100
2009	405
2010	66,040
2011	292
2012	310
Thereafter	332,424

Total	$399,571

Revolving Line of Credit
     We entered into a Credit Agreement dated as of August 25, 2008 (the “Credit Facility”) with KeyBank National Association (“KeyBank”) and KeyBanc Capital Markets. The Credit Facility provides up to $40 million of availability and may be borrowed on a revolving basis by us, subject to the satisfaction of certain conditions, of which $30 million is presently committed and immediately available. Borrowings in excess of $30 million are subject to certain additional conditions and must be requested by us before February 25, 2009. Amounts borrowed under the Credit Facility bear interest at LIBOR plus 3.5 percent or at Key Bank’s prime rate plus 2.25 percent at our election. In October 2008, the Company borrowed $10 million under the Credit Facility. The $10 million borrowed under the Credit Facility was repaid in full by the Company on November 7, 2008.
     The Credit Facility matures on August 25, 2010, but may be extended to February 25, 2011 at our election, subject to certain conditions. The Credit Facility is collateralized by certain interests in real estate of the Operating Partnership and is guaranteed by the Company and by a subsidiary of the Operating Partnership owning an interest in the real estate. In addition, obligations of the Company and the Operating Partnership to the Advisor, and certain related parties of The Shidler Group, and other related party obligations, have been subordinated to obligations under the Credit Facility.
     The Credit Facility contains customary financial and other covenants, including covenants as to maximum leverage ratio, fixed charge coverage and minimum consolidated tangible net worth, and other customary terms and conditions. As of September 30, 2008, we were in compliance with our debt covenants.

7. Unsecured Notes Payable to Related Parties
     At September 30, 2008, we have promissory notes payable by the Operating Partnership to certain affiliates in the aggregate principal amount of $23.776 million. The promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. The promissory notes mature on various dates commencing on March 19, 2013 through August 13, 2013, but the Operating Partnership may elect to extend maturity for one additional year. Further, maturity accelerates upon the occurrence of a qualified public offering, as defined under the Master Agreement. The promissory notes are unsecured obligations of the Operating Partnership.
     At September 30, 2008, $0.746 million of accrued interest attributable to unsecured notes payable to related parties is included in accounts payable and other liabilities in the accompanying consolidated balance sheet.
8. Derivative Instruments
     The Company has an interest rate cap on its City Square note payable (outstanding amount at September 30, 2008 of $26.6 million) for the notional amount of $28.5 million, which effectively limits the LIBOR rate on this loan to 7.45%. The interest rate cap expires on September 1, 2010, commensurate with the maturity date of this note payable.
9. Commitments and Contingencies
Minimum Future Ground Rents
     We have ground lease agreements for both our Clifford Center and Waterfront properties. The following table indicates our future minimum ground lease payments for the periods succeeding September 30, 2008 (in thousands):

AS OF
SEPTEMBER 30,
2008
For the calendar year ending:
2008	$465
2009	2,306
2010	2,430
2011	2,451
2012	2,451
Thereafter	220,740

Total	$230,843

     The Clifford Center property ground lease expires May 31, 2035. The annual rental obligation is a combination of a base rent amount plus 3% of base rental income from tenants. On June 1, 2016 and 2026, the annual rental obligation will reset to an amount equal to 6% of the fair market value of the land. However, the ground rent cannot be less than the rent for the prior period. For the period prior to June 1, 2016, we have only included the base rent component in the minimum future payments. For the periods succeeding May 31, 2016, we estimated the annual minimum future rental payments to be an amount equal to the rent paid for the immediately preceding 12-month period.
     The Waterfront Property ground lease expires December 31, 2060. The annual rental obligation resets on January 1, 2036, 2041, 2046, 2051, and 2056 to an amount equal to 8.0% of the fair market value of the land. However, the ground lease rent cannot be less than the rent for the prior period. For the periods succeeding December 31, 2035, we estimated the annual minimum future rental payments to be an amount equal to the rent paid for the immediately preceding 12-month period.
     Contingencies
     We are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance, subject to deductibles and other customary limitations on recoveries.

We believe that the ultimate settlement of these actions will not have a material adverse effect on our consolidated financial position and results of operations or cash flows.
Concentration of Credit Risk
     Our operating properties are located in Honolulu, San Diego, and Phoenix. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory, and social factors affecting the markets in which the tenants operate. No single tenant accounts for 10% or more of our total revenues.
     Financial instruments that subject us to credit risk consist primarily of cash, accounts receivable, deferred rents receivable, and interest rate contracts. We maintain our cash and cash equivalents and restricted cash on deposit with what management believes are relatively stable financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to the maximum amount; and, to date, we have not experienced any losses on our invested cash. Restricted cash held by lenders is held by those lenders in accounts maintained at major financial institutions. We perform ongoing credit evaluations of our tenants for potential credit losses.
Conditional Asset Retirement Obligations
     Clifford Center Ground Lease
     We are subject to a surrender clause under the Clifford Center property ground lease that provides the lessor with the right to require us, at our own expense, to raze and remove all improvements from the leased land if we have not complied with certain other provisions of the ground lease. These provisions require us to: (1) only make significant improvements or alterations to the building under the supervision of a licensed architect and/or structural engineer with lessor’s written approval; (2) comply with the Americans with Disabilities Act of 1990; and (3) comply with all federal, state, and local laws regarding the handling and use of hazardous materials. The requirement to remove the improvements is contingent, first, on our failure to comply with the terms of the lease and, second, upon the cost of compliance with the lease exceeding the estimated value of the improvements. To our knowledge, we are in substantial compliance with the Americans with Disabilities Act of 1990, all work is supervised by licensed professionals, and we are not aware of any violations of laws regarding the handling or use of hazardous materials at the Clifford Center property. If we fail to satisfy any of these requirements in the future, the obligation is still subject to the lessor’s decision to require the improvements to be removed. We believe that it is remote that there will ever be an obligation to retire the Clifford Center improvements pursuant to this provision.
     Waterfront Ground Lease
     We are subject to a surrender clause under the Waterfront Property ground lease that provides the lessor with the right to require us, at our own expense, to raze and remove all improvements from the leased land, contingent on the lessor’s decision at the time the ground lease expires. At the current time, our estimate of the highest and best use for the land is for its current use as improved with commercial office buildings. As a result, we believe that it is remote that the ground lessor will require us to remove the existing improvements.
     FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143 (“FIN 47”) clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, Accounting for Asset Retirement Obligations, represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement is conditional on a future event that may or may not be within a company’s control. Under this standard, a liability for a conditional asset retirement obligation must be recorded if the fair value of the obligation can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. Depending on the age of the construction, certain properties in our portfolio may contain non-friable asbestos. If these properties undergo major renovations or are demolished, including our Clifford Center and Waterfront Plaza properties as may be required pursuant to their respective ground lease provisions, certain environmental regulations are in place, which specify the manner in which the asbestos, if present, must be handled and disposed. No major renovation or demolition of any of our properties is contemplated at the present time. In addition, we believe that it is remote that there will ever arise an obligation to retire or demolish our Clifford Center and Waterfront Plaza properties based on our estimate of the highest and best use for the land in its current use as improved with commercial office buildings. Accordingly, as of September 30, 2008 the Company has not recognized a liability in its consolidated balance sheets for conditional asset retirement obligations. However, we are currently in the process of performing an analysis to determine the estimated fair value of an obligation, if it were to arise, for the retirement or demolition of our Clifford Center and Waterfront Plaza office properties.
     Restaurant Row Theatre Venture Lease Termination
     We entered into a Termination of Lease Agreement on October 29, 2007 with a tenant that has been leasing 21,541 square feet at the Waterfront Property under a long term lease since 1993, at rates that we believe are currently below market rates. The Termination of Lease Agreement provides us with the option to terminate the lease within one year of the agreement date with 70 days advance written notice to the tenant and, when terminated, to pay a lease termination fee to the tenant in the amount of $2.45 million. A deposit of $0.245 million has been placed in escrow. The remaining balance due at termination of $2.205 million has been included in accounts payable and other liabilities on the accompanying consolidated balance sheets at December 31, 2007 and September 30, 2008. We anticipate reaching an agreement with the tenant that would extend our option period to terminate the lease through July 31, 2009.
Purchase Commitments
     We are required by certain leases and loan agreements to complete tenant and building improvements. As of September 30, 2008, this amount is projected to be $5.782 million, of which $2.609 million has been funded through reserves currently classified as restricted cash.
Tax Protection Arrangements
     The Contributed Properties are subject to certain sale restrictions for ten years after the Effective Date. In the event we decide to sell a Contributed Property that would not provide continued tax deferral to Venture, we are required to notify Venture and to cooperate with it in considering strategies to defer or mitigate the recognition of gain under the Internal Revenue Code by any of the equity interest holders of the recipient of the Operating Partnership units.
10. Description of Equity Securities and Calculation of Minority Interests and Earnings per Share
     The partnership interests of our Operating Partnership are divided into three classes: (i) the general partnership interest; (ii) the limited partnership interest or Common Units; and (iii) the Preferred Units. The general partnership interest may be expressed as a number of Common Units, Preferred Units or any other Operating Partnership unit. The general partnership interest is denominated as a number of Common Units equal to the number shares of common stock outstanding as of the Effective Date.
     Each Preferred Unit is convertible into 7.1717 Common Units, but no earlier than the later of March 19, 2010, and the date an underwritten public offering (of at least $75 million) by us of our common stock is consummated. Upon conversion of the Preferred Units to Common Units, the Common Units are exchangeable on a one-for-one basis for shares of our common stock, but no earlier than one year after the date of their conversion from Preferred Units to Common Units. The Preferred Units have fixed rights to annual distributions at an annual rate of 2% of their liquidation preference of $25 per Preferred Unit and priority over Common Units in the event of a liquidation of the Operating Partnership. The Common Units are exchangeable on a one-for-one basis for shares of our common stock, but no earlier than March 19, 2010. At September 30, 2008, the cumulative unpaid distributions attributable to Preferred Units were $1.21 million.
     Common Units and Preferred Units of the Operating Partnership do not have any right to vote on any matters presented to our stockholders. However, Venture, as the initial holder of these units has the contractual right to require the Advisor to vote the Proportionate Voting Preferred Stock as directed by it. The Proportionate Voting Preferred Stock has no dividend rights and minimal rights to distributions in the event of liquidation. The Proportionate Voting Preferred Stock entitles the Advisor to vote on all matters for which the common stockholders are entitled to vote. The number of votes that the Advisor is entitled to cast at the direction of Venture, as the Operating Partnership unit holder, equals the total number of common shares issuable upon exchange of the Common Units and Preferred Units issued in connection with the Transactions. This number will decrease to the extent that these Operating Partnership units are exchanged for shares of common stock in the future. The number will not increase in the event of future unit issuances by the Operating Partnership.

     Our common stock and Class B common stock are identical in all respects, except that in the event of liquidation the Class B common stock will not be entitled to any portion of our assets, which will be allocated and distributed to the holders of the common stock. Shares of our common stock and Class B common stock vote together as a single class and each share is entitled to one vote on each matter to be voted upon by our stockholders. Dividends on the common stock and Class B common stock are payable at the discretion of our Board of Directors.
     Minority interests include the interests in our Operating Partnership that are not owned by us, which amounted to 82.51% of the Common Units and all of the Preferred Units outstanding as of September 30, 2008. During the three months ended September 30, 2008, no Operating Partnership units were redeemed and 723,102 Common Units were issued. As of September 30, 2008, 46,896,795 shares of our common stock were reserved for issuance upon conversion of outstanding Operating Partnership units.
     We present both basic and diluted earnings per share. Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted EPS is computed by dividing net income available to common stockholders for the period by the number of common shares that would have been outstanding assuming the issuance of common shares for all potentially dilutive common shares outstanding during each period. Net income or loss in our Operating Partnership is allocated in accordance with the Partnership Agreement among our general partner and limited partner Common Unit holders in accordance with their ownership percentages in our Operating Partnership of 17.49% and 82.51%, respectively, after taking into consideration the priority distributions allocated to the limited partner preferred unit holders in our Operating Partnership.
     We computed net loss per Common Unit for the periods prior to the Transactions by increasing the historical net loss of Waterfront by the 2% cumulative distribution payable on the Preferred Units received by the former owners of Waterfront and dividing that total by the weighted average number of Common Units received by the former owners of Waterfront. We did not include the dilution impact of the Preferred Units as the impact of such units would have been anti-dilutive.
     There were no securities outstanding which would, upon conversion, result in dilution of EPS.
     Outstanding Preferred Units of the Operating Partnership are convertible into Common Units, but no earlier the later of March 19, 2010 and the date an underwritten public equity offering of our common stock in an amount equal to or greater than $75 million is consummated, which is a contingent event. These Common Units will become exchangeable for shares of our Common Stock one year after such conversion. Preferred Units outstanding at September 30, 2008 represent 32,597,528 common share equivalents, on an as-if converted basis. The probability that this contingency will be satisfied is currently not determinable. Accordingly, the Preferred Units, on an as-if converted basis, have not been included in our calculation of diluted earnings per share, including our calculation of the weighted average number of common and common equivalent shares outstanding.
     Dividends and Distributions
     During the third quarter of 2008, we declared a quarterly cash dividend of $0.05 per share, payable to common stockholders of record at September 30, 2008, which was paid on October 15, 2008. The dividend was the first paid by us since our formation transactions on March 19, 2008. Commensurate with our declaration of a quarterly cash dividend, we paid distributions to holders of record of Common Units at September 30, 2008 in the amount of $0.05 per Common Unit, which was paid on October 15, 2008. In addition, we paid 2% cumulative unpaid and current distributions to holders of record of Preferred Units at September 30, 2008, which was paid on October 15, 2008.
11. Related Party Transactions
     We are externally advised by the Advisor and certain related parties of The Shidler Group, who also own beneficial interests in our Company. Pursuant to the Advisory Agreement among us and the Advisor, dated as of the Effective Date, the Advisor is entitled to an annual base management fee of $1.5 million per year and a supplemental management fee, in the event that the aggregate gross asset value, excluding depreciation, of our real property exceeds $1.5 billion. The supplemental management fee is an annual amount equal to one tenth of one percent (0.1%) of the amount by which our aggregate gross asset value exceeds $1.5 billion. The foregoing base management fee and supplemental management fees are subject to reduction based upon the amounts of certain direct costs that we bear. Additionally, the Advisor is entitled to receive real property transaction management fees, based on the prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located, for performing real property transaction management services for us. Affiliates of the Advisor are also entitled to receive property management fees for property management services for all of our properties based on the prevailing market rates for similar services provided on an arms-length basis. During the three months ended September 30, 2008, we incurred $0.188 million, net, in base management Advisory fees attributable to our Advisor which have been included in general and administrative expenses in the accompanying consolidated statements of operations. Other than as indicated below, no other amounts were incurred under the Advisory Agreement during the three months ended September 30, 2008. Additionally, as of September 30, 2008, we have a loan receivable due from the Advisor totaling $0.437 million attributable to advances for day-to-day operating expenses.
     We, and Waterfront, paid amounts to affiliated entities for services provided relating to leasing, property management and property acquisition underwriting, and property financing. The fees paid are summarized in the table below for the indicated periods (in thousands):

			WATERFRONT
		For the	For the
		period	period
	For the	from	from	For the	For the
	three	March 20,	January 1,	three	nine
	months	2008	2008	months	months
	ended	through	through	ended	ended
	September 30,	September 30,	March 19,	September 30,	September 30,
	2008	2008	2008	2007	2007
Property management fees to affiliates of Advisor	$661	$1,611	$163	$209	$571
Leasing commissions	111	298	—	39	124
Base management fees to Advisor	188	375	—	—	—
Interest	383	700	—	—	—
Construction management fees and other	48	69	3	5	8

Total	$1,391	$3,053	$166	$253	$703

     Leasing commissions are capitalized as deferred leasing costs and included in “Intangible assets, net” in the accompanying consolidated balance sheets. These costs are amortized over the life of the related lease.
     Property management fees are calculated as a percentage of the rental cash receipts collected by the properties (ranging from 2.0% to 4.0%), plus the payroll costs of on-site employees and are included in “Rental property operating” expenses in the accompanying consolidated statements of operations.
     Property financing fees paid to the Advisor are capitalized and included as other assets in the accompanying consolidated balance sheets. These costs are amortized over the term of the related loan.
     We lease commercial office space to affiliated entities. The annual rents from these leases totaled $0.125 million for the three months ended September 30, 2008.
     On April 30, 2008, May 30, 2008 and June 19, 2008, following exercise of an option granted to us by Venture and its affiliates as part of the Transactions (the “Option”), we consummated the acquisition through the Operating Partnership of a 32.167% managing ownership interest in the POP San Diego I Joint Venture holding a portfolio of seven commercial office buildings totaling approximately 188,000 rentable square feet located throughout San Diego, California and Carlsbad, California. We acquired the ownership interest pursuant to the Option and assumed the rights and obligations of , an affiliate of The Shidler Group (“a Shidler Affiliate”) under a previously executed purchase and sale agreement. The acquisition price for our managing ownership interest was approximately $4.8 million. This acquisition price was funded by issuing approximately 396,500 Common Units on April 30, 2008 and 327,000 Common Units on June 19, 2008 that were valued at $6.5589 per unit and

$6.8107 per unit, respectively. We accounted for the issuance of our Common Units in accordance with EITF No. 99-12.
     Additionally, on April 30, 2008, we consummated the acquisition through the Operating Partnership of a 17.5% managing ownership interest in a joint venture holding the Black Canyon Corporate Center with certain Shidler Affiliates. The acquisition price for the Black Canyon Corporate Center was $1.03 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the Black Canyon Corporate Center was approximately equal to the Shidler Affiliates’ cost of investment in the Black Canyon Corporate Center.
     On May 23, 2008, we consummated the acquisition through the Operating Partnership of a 7.5% managing ownership interest in a joint venture holding the US Bank Center with certain Shidler Affiliates. The acquisition price for the US Bank Center was $1.22 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for US Bank Center was approximately equal to the Shidler Affiliates’ cost of investment in the US Bank Center.
     Additionally, on May 23, 2008, we consummated the acquisition through the Operating Partnership of a 17.5% managing ownership interest in a joint venture holding the Bank of Hawaii Waikiki Center with certain Shidler Affiliates. The acquisition price for the Bank of Hawaii Waikiki Center was $0.79 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the Bank of Hawaii Waikiki Center was approximately equal to the Shidler Affiliates’ cost of investment in the Bank of Hawaii Waikiki Center.
     On May 30, 2008, the POP San Diego I Joint Venture consummated the acquisition of the Scripps Ranch Business Park. Pursuant to the terms of the Option, the POP San Diego I Joint Venture assumed the rights and obligations of a Shidler Affiliate, under the purchase agreement. The joint venture acquired the Scripps Ranch Business Park for approximately $2.8 million in cash, including customary closing costs, and the assumption of approximately $5.3 million of existing mortgage indebtedness.
     On June 19, 2008, the POP San Diego I Joint Venture acquired two commercial office buildings totaling approximately 81,000 rentable square feet located in San Diego, California. Pursuant to the terms of the Option, the POP San Diego I Joint Venture assumed the rights and obligations of a Shidler Affiliate, under the respective purchase agreements. The acquisition price for such buildings was approximately $19.15 million including assumption of approximately $12.7 million of mortgage debt and customary closing costs.
     On August 14, 2008, following exercise of the Option, we consummated the acquisition through the Operating Partnership of a 10% managing ownership interest in a joint venture (the “SoCal II Joint Venture”) holding a portfolio of fifteen office and flex buildings totaling over 1,000,000 rentable square feet, situated on seven properties in Los Angeles, Orange and San Diego counties in Southern California. The acquisition price was approximately $4.24 million, payable in the form of a subordinated note issued by the Operating Partnership to a related party of the Company. The purchase price was approximately equal to the Shidler Affiliates’ cost of investment in the SoCal II Joint Venture.
     In September 2008, we reduced our balance of “Unsecured notes payable to related parties” by $0.204 million through a non-cash settlement in exchange for a reduction of related party receivables.
12. Share-Based Payments
     On May 21, 2008, the Board of Directors of the Company adopted the 2008 Directors’ Stock Plan, subject to stockholder approval (the “2008 Directors’ Plan”). The Company reserved 150,000 shares of the Company’s common stock under the 2008 Directors’ Plan for the issuance of stock options, restricted stock awards, stock appreciation rights and performance awards. However, only restricted stock awards are permitted to be issued until stockholder approval of the 2008 Directors’ Plan at or prior to the 2009 annual meeting. In the event the 2008 Directors’ Plan is not approved or obtaining stockholder approval otherwise becomes infeasible, the restricted stock awards shall be settled in cash on the date of the 2009 annual meeting.
     On May 21, 2008, the Company issued restricted stock awards representing 24,240 shares under the 2008 Directors’ Plan, which awards vest on the date of the Company’s 2009 annual meeting, which we expect to hold in May 2009. Accordingly, as required by FAS No. 123R, the Company recognized $0.40 million of compensation expense attributable to the 2008 Directors’ Plan during the three months ended September 30, 2008. This amount is included in general and administrative expenses in the accompanying condensed consolidated statement of operations for the three months ended September 30, 2008. As of September 30, 2008, none of our share-based payments to employees are vested.
     Upon the Effective Date and in connection with the Transactions, certain employees and officers of the Advisor and the Company were granted fully vested indirect ownership interests in our Operating Partnership with an estimated fair value upon the Effective Date of $16.194 million. Accordingly, the Company recognized a one-time non-cash compensation charge in the amount of $16.194 million for the period from March 19, 2008 to March 31, 2008. This amount has been included in general and administrative expenses in the accompanying consolidated statements of operations.

Report of Independent Auditors
To the Board of Directors and Stockholders of
Pacific Office Properties Trust, Inc.
We have audited the accompanying consolidated statements of revenues and certain expenses of POP SoCal Partners, LLC for the years ended December 31, 2007 and 2006. These consolidated statements of revenues and certain expenses are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of revenues and certain expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated statements of revenues and certain expenses. We believe that our audits provide a reasonable basis for our opinion.
The accompanying consolidated statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission (for inclusion in the Form S-11 of Pacific Office Properties Trust, Inc.) as described in Note 1 and are not intended to be a complete presentation of the properties’ consolidated revenues and expenses.
In our opinion, the consolidated statements of revenues and certain expenses referred to above present fairly, in all material respects, the consolidated revenues and certain expenses described in Note 1 of POP SoCal Partners, LLC for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
October 1, 2008

POP SoCal Partners, LLC
Consolidated Statements of Revenues and Certain Expenses
Years Ended December 31, 2007 and 2006, and the
Six Months Ended June 30, 2008 (Unaudited)

	Year Ended	Year Ended	Six Months
	December 31,	December 31,	Ended June 30,
	2006	2007	2008
			(Unaudited)
Revenues
Rental property	$12,034,558	$13,138,410	$7,137,570
Tenant reimbursements	1,433,264	2,030,787	970,074
Other	86,746	366,634	126,251

Total revenues	13,554,568	15,535,831	8,233,895

Expenses
Operating expenses	2,930,923	2,934,648	1,098,923
Real estate taxes and insurance	2,177,299	2,471,817	1,217,786

Total expenses	5,108,222	5,406,465	2,316,709

Revenues in excess of certain expenses	$8,446,346	$10,129,366	$5,917,186

The accompanying notes are an integral part of these consolidated financial statements.

1.	Background and Basis of Presentation

In August 2008, Pacific Office Properties, LP, in which Pacific Office Properties Trust, Inc. (the “Company”) has a 17.49% ownership interest, acquired a 10% interest in POP SoCal Partners, LLC (“SoCal II”), which owns a portfolio of 15 office and flex buildings situated on seven properties in Southern California, from a related party. In December 2006, the related party acquired the portfolio of properties from an unrelated party. The accompanying consolidated statements of revenues and certain expenses (the “Consolidated Statements”) present the results of operations of SoCal II for the years ended December 31, 2007 and 2006. The Consolidated Statements have been prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission, Regulation S-X, Rule 3-14, and for inclusion in this Registration Statement on Form S-11 of the Company. The Consolidated Statements are not intended to be a complete presentation of the revenues and expenses of SoCal II as certain expenses, primarily depreciation and amortization, interest, property management fees and other costs not directly related to the future operations of the properties, have been excluded.

2.	Summary of Significant Accounting Policies

Basis of Consolidation The Consolidated Statements include the consolidation of SoCal II and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition

All tenant leases are classified as operating leases. For all leases with scheduled rent increases or other adjustments, rental income is recognized on a straight-line basis over the terms of the related leases. Where the Company has determined that collectibility is reasonably assured, reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable costs are incurred.

Lease termination fees are recognized when the related leases are canceled and there is no continuing obligation to provide services to such former tenants.

Property Operating Expenses

Property operating expenses represent the direct expenses of operating the properties and include maintenance, utilities, and repair costs that are expected to continue in the ongoing operations of the property. Expenditures for maintenance and repairs are charged to operations as incurred.

Use of Estimates

The preparation of the Consolidated Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results may differ from those estimates.

3.	Rental Income

SoCal II, as lessor, receives income from the properties with remaining noncancelable lease terms ranging from approximately 3 to 118 months. Minimum future rental income under operating leases in effect as of December 31, 2007 is as follows:
Years ending December 31,

2008	$12,109,015
2009	10,617,325
2010	9,557,510
2011	8,343,332
2012	7,634,201
Thereafter	20,825,853

$69,087,236

4.	Tenant Concentrations

One tenant accounted for more than 10% of the properties’ total rental revenue for the year ended December 31, 2007. No tenants accounted for more than 10% of the properties’ total rental revenue for the year ended December 31, 2006.

5.	Interim Unaudited Consolidated Statement of Revenues and Certain Expenses

The accompanying interim consolidated statement of revenues and certain expenses for the six months ended June 30, 2008 is unaudited. However, in the opinion of the Company, the interim statement includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results for the full year.

Report of Independent Auditors
To the Board of Directors and Stockholders of
Pacific Office Properties Trust, Inc.
We have audited the accompanying combined statements of revenues and certain expenses of the Buie Portfolio (a collection of entities described more fully in Note 1) for the year ended December 31, 2007. These combined statements of revenues and certain expenses are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.
The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission (for inclusion in the Form S-11 of Pacific Office Properties Trust, Inc.) as described in Note 1 and are not intended to be a complete presentation of the properties’ combined revenues and expenses.
In our opinion, the combined statements of revenues and certain expenses referred to above present fairly, in all material respects, the combined revenues and certain expenses described in Note 1 of the Buie Portfolio for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
August 7, 2008

Buie Portfolio
Combined Statements of Revenues and Certain Expenses
Year Ended December 31, 2007 and the Three-Month Period
Ended March 31, 2008 (unaudited)

	Year Ended	Three Months
	December 31,	Ended March 31,
	2007	2008
		(Unaudited)
Revenues
Rental property	$3,714,450	$802,363
Tenant reimbursements	394,027	70,813
Other	11,089	251

Total revenues	4,119,566	873,427
Expenses
Operating expenses	683,602	169,136
Real estate taxes and insurance	429,227	97,219

Total expenses	1,112,829	266,355

Revenues in excess of certain expenses	$3,006,737	$607,072
The accompanying notes are an integral part of these combined financial statements.

Buie Portfolio
Notes to Combined Financial Statements
December 31, 2007
1.	Background and Basis of Presentation

Pacific Office Properties, LP, which Pacific Office Properties Trust, Inc. (the “Company”) has an 18.25% ownership interest in, acquired a 32.167% interest in a tenancy-in-common structure that owns the properties known as the Buie Portfolio. The entities within the tenancy-in-common that own the properties are Torrey Hills, I, LP, Torrey Hills II, LP, Carlsbad (A&C) I, LP, Carlsbad (A&C) II, LP, Carlsbad (B) I, LP, Carlsbad (B) II, LP, Scripps Park I, LP, Scripps Park II, LP, Palomar Heights I, LP, and Palomar Heights II, LP (the “Buie Portfolio”). The accompanying combined statement of revenues and certain expenses (the “Combined Statement”) presents the results of operations of the Buie Portfolio for the year ended December 31, 2007. The Combined Statement has been prepared on the accrual basis of accounting and is presented on a combined basis due to common ownership. The Combined Statement has been prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission, Regulation S-X, Rule 3-14 and for inclusion in this Registration Statement on Form S-11 of the Company. The Combined Statement is not intended to be a complete presentation of the revenues and expenses of the Buie Portfolio as certain expenses, primarily depreciation and amortization, interest, property management fees and other costs not directly related to the future operations of the properties, have been excluded.

2.	Summary of Significant Accounting Policies

Revenue Recognition

All tenant leases are classified as operating leases. For all leases with scheduled rent increases or other adjustments, rental income is recognized on a straight-line basis over the terms of the related leases. Where the Company has determined that collectibility is reasonably assured, reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable costs are incurred.

Lease termination fees are recognized when the related leases are canceled and there is no continuing obligation to provide services to such former tenants.

Property Operating Expenses

Property operating expenses represent the direct expenses of operating the properties and include maintenance, utilities, and repair costs that are expected to continue in the ongoing operations of the property. Expenditures for maintenance and repairs are charged to operations as incurred.

Use of Estimates

The preparation of the Combined Statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses during the reporting period. Actual results may differ from those estimates.

3.	Rental Income

The Buie Portfolio, as lessor, receives income from the properties with remaining noncancelable lease terms ranging from approximately 7 to 87 months. Minimum future rental income under operating leases in effect as of December 31, 2007 is as follows:
Years ending December 31,

2008	$3,237,315
2009	2,728,020
2010	1,754,606
2011	855,769
2012	755,534
Thereafter	807,002

$10,138,246

4.	Tenant Concentrations

Two tenants accounted for more than 10% of the properties’ total rental revenue for the year ended December 31, 2007.

5.	Interim Unaudited Combined Statement of Revenues and Certain Expenses

The accompanying interim combined statement of revenues and certain expenses for the three months ended March 31, 2008 is unaudited. However, in the opinion of the Company, the interim statement includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period. The results for the period presented are not necessarily indicative of the results for the full year.

Report of Independent Registered Public Accounting Firm
To the Principals of Waterfront Partners OP, LLC
We have audited the accompanying consolidated balance sheets of Waterfront Partners OP, LLC (Waterfront) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in owners’ equity (deficit) and cash flows for the years then ended. Our audits also included the financial statement schedule III — real estate and accumulated depreciation of Waterfront. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waterfront as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ McGladrey & Pullen, LLP
Pasadena, California
March 18, 2008, except for Note 9, as to which the date is June 3, 2008

Waterfront Partners OP, LLC
Consolidated Balance Sheets
(in thousands)

	DECEMBER 31,
	2007	2006

Assets
Net investments in real estate	$59,587	$61,171
Cash and cash equivalents	2,619	4,547
Restricted cash	1,708	1,864
Accounts receivable, net	1,743	1,586
Deferred financing costs, net	1,137	1,266
Intangible assets, net	6,009	7,682
Deferred acquisition costs	6,824	2,834
Other assets	544	1,305

Total Assets	$80,171	$82,255

Liabilities
Mortgage notes payable	$111,000	$111,000
Accounts payable and accrued expenses	3,737	1,204
Security deposits	672	699
Other liabilities	1,422	351
Below market lease value	107	2,014

Total Liabilities	$116,938	$115,268

Owners’ Consolidated Deficit	(36,767)	(33,013)

Total Liabilities and Owners’ Consolidated Deficit	$80,171	$82,255

See notes to consolidated financial statements

Waterfront Partners OP, LLC
Consolidated Statements of Operations
(in thousands)

	YEARS ENDED
	DECEMBER 31,
	2007	2006

Revenues
Rental	$12,505	$12,332
Parking	2,569	2,261
Expense reimbursements	4,922	4,089
Other operating income	113	184

Total revenues	$20,109	$18,866

Expenses
Property operating	$14,859	$11,586
Interest	7,227	7,847
Depreciation and amortization	4,272	4,238
General and administrative	390	431
Early lease termination costs, net	1,538	—

Total expenses	$28,286	$24,102

Loss before interest and dividend income	$(8,177)	$(5,236)
Interest and dividend income	51	99

Net Loss	$(8,126)	$(5,137)

See notes to consolidated financial statements

Waterfront Partners OP, LLC
Consolidated Statement of Changes in Owners’ Equity (Deficit)
(in thousands)

OWNERS’
EQUITY
(DEFICIT)

Owners’ equity, December 31, 2005	$4,941
Equity contributions	7,268
Distributions	(40,085)
Net Loss	(5,137)

Owners’ deficit, December 31, 2006	(33,013)
Equity contributions	4,372
Net Loss	(8,126)

Owners’ deficit, December 31, 2007	$(36,767)

See notes to consolidated financial statements

Waterfront Partners OP, LLC
Consolidated Statements of Cash Flows
(in thousands)

	YEARS ENDED DECEMBER 31,
	2007	2006

Operating activities
Net loss	$(8,126)	$(5,137)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	2,738	2,620
Amortization	1,535	1,618
Below market lease amortization	(175)	(361)
Write off of tenant improvements	242	—
Write off of below market intangible	(1,732)	—
Write off of leasing commissions and other intangibles	930	—
Leasing commissions paid	(663)	(379)
Changes in operating assets and liabilities
Accounts receivable	(157)	(242)
Other assets	761	(1,237)
Accounts payable and accrued expenses	2,534	(79)
Other liabilities	1,044	56

Net cash used in operating activities	$(1,069)	$(3,141)

Investing activities
Acquisition and improvement of real estate	$(1,397)	$(3,117)
Deferred acquisition costs	(3,990)	(2,834)
Decrease in restricted cash	156	7,258

Net cash (used in) provided by investing activities	$(5,231)	$1,307

Financing activities
Proceeds from mortgage notes payable	$—	$111,000
Repayment of mortgage notes payable	—	(71,600)
Deferred financing costs	—	(950)
Equity contributions	4,372	7,268
Distributions	—	(40,085)

Net cash provided by financing activities	$4,372	$5,633

(Decrease) increase in cash and cash equivalents	$(1,928)	$3,799
Balance at beginning of year	4,547	748

Balance at end of year	$2,619	$4,547

Supplemental cash flow information
Interest paid	$7,173	$7,449

See notes to consolidated financial statements

1. Organization and Ownership
     Waterfront Plaza is a seven-building office complex (the “Waterfront Property”) located in Honolulu and is owned by five separate LLCs as tenants in common (the “Waterfront TICs”). Each of the Waterfront TICs is owned in turn by a separate LLC: WFP Mezzanine A, LLC; WFP Mezzanine B, LLC; WFP Mezzanine C, LLC; WFP Mezzanine D, LLC; and WFP Mezzanine E, LLC (together, “WFP Mezzanine LLCs”). All of the ownership interests in WFP Mezzanine LLCs are owned by one limited liability company, Waterfront Partners OP, LLC (“Waterfront”). The Waterfront Property was originally acquired in July 2004 by the underlying principals of Waterfront under different organization. The ownership was restructured in its current form in August 2006 to facilitate the mortgage refinancing of the Waterfront Property. Jay Shidler owns 56.25% of Waterfront. Principals of affiliated entities operating under the business name “The Shidler Group” and the executive employees of their affiliates will be collectively referred to as “Management” throughout these Notes.
     Pursuant to a Master Formation and Contribution Agreement, dated October 3, 2006 between Arizona Land Income Corporation (“AZL”) and POP Venture, LLC (“POP Contributor”), as amended (the “Master Agreement”), it is intended that AZL will be reincorporated in Maryland, will be renamed Pacific Office Properties Trust, Inc. (“POPT”), and will form, and be the sole general partner of, Pacific Office Properties, L.P. (the “Operating Partnership”). As part of the transactions contemplated by the Master Agreement (the “Transactions”), ownership interests in up to nine office properties (“Contributed Properties”), including the Waterfront Property, will be contributed to the Operating Partnership. For financial accounting reporting purposes, the Transactions will be treated as an acquisition by Waterfront of the Operating Partnership.
     The ownership interests in the Contributed Properties have an agreed upon fair value of approximately $562.95 million and are subject to secured indebtedness estimated to be approximately $399.72 million at December 31, 2007. POPT will be contributing substantially all of its assets to the Operating Partnership and will become the Operating Partnership’s general partner. In addition, designees of POP Contributor expected to be a part of or affiliated with Management will be purchasing 1,000,000 shares of common stock of POPT for $5 million. Designees of POP Contributor expected to be a single entity unrelated to Management, will purchase 180,000 common shares for $1.35 million. Upon completion of the Transactions, the Operating Partnership will be owned 18.25% by POPT and 81.75% by POP Contributor.
     Following and subject to the consummation of the Transactions, substantially all of the future operations of POPT are expected to be carried out through the Operating Partnership except as otherwise deemed advisable for continued qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code. The Operating Partnership will consolidate the ownership and operations of the Contributed Properties; provide a vehicle for future acquisitions; and preserve the tax advantages for certain participants by allowing the REIT to continue to qualify as a real estate investment trust for U.S. federal income tax purposes (unaudited).
     POPT will be externally advised by Pacific Office Management, Inc. (the “Advisor”), an entity owned and controlled by Mr. Shidler and certain related parties of The Shidler Group. The Advisor will receive an annual base management fee of $1,500.

     Property management, leasing, construction management, and financing services will continue to be provided by affiliates of The Shidler Group as directed by the Advisor. The fees for these services, if new agreements are executed, will be market rate compensation based upon the prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located and will require the prior written approval of a majority of POPT’s independent directors.
2. Summary of Significant Accounting Policies
Basis of Presentation
     The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and represent the assets and liabilities and operating results of Waterfront on a historical cost basis. All significant intercompany balances have been eliminated in consolidation.
Principles of Consolidation
     Waterfront represents a consolidation of entities holding interests in real estate that are commonly owned and managed.
Use of Estimates in the Consolidated Financial Statements
     The preparation of the consolidated financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions are used by Management in determining the useful lives of real estate properties and the initial valuations and underlying allocations of purchase price in connection with real estate property acquisitions. Actual results may differ from those estimates.
Revenue Recognition
     Revenue and gain is recognized in accordance with Staff Accounting Bulletin No. 104 of the Securities and Exchange Commission, Revenue Recognition in Financial Statements (SAB 104), as amended. SAB 104 requires that four basic criteria be met before revenue can be recognized: persuasive evidence of an arrangement exists; the delivery has occurred or services rendered; the fee is fixed and determinable; and collectability is reasonably assured.
     All tenant leases are classified as operating leases. For all leases with scheduled rent increases or other adjustments, rental income is recognized on a straight-line basis over the terms of the leases. Straight line rent receivable represents rental revenue recognized on a straight-line basis in excess of billed rents and this amount is included in “Accounts receivable, net” on the balance sheets. Where Management has determined that collectability is reasonably assured, reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenues in the period the applicable costs are incurred.

     Rental revenue from parking operations and month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.
     Lease termination fees, which are included in other operating income in the accompanying consolidated statements of operations, are recognized when the related leases are canceled and Waterfront has no continuing obligation to provide services to such former tenants.
     Other operating income on Waterfront’s consolidated statements of operations generally includes income incidental to the operations of the Waterfront Property and is recognized when earned.
Income Taxes
     Federal and state income taxes are the ultimate responsibility of the individual members and, accordingly, no provision has been made for such income taxes in the accompanying financial statements.
Cash and Cash Equivalents
     Management considers all short-term cash investments with maturities of three months or less when purchased to be cash equivalents. Restricted cash and short-term investments are excluded from cash and cash equivalents for the purpose of preparing the consolidated statements of cash flows. At times, the amounts of cash held in financial institutions may exceed the maximum amount insured by the FDIC. Management does not believe it is exposed to any significant credit risk on cash and cash equivalents.
Restricted Cash
     Restricted cash includes escrow accounts held by lenders.
Real Estate Properties
     Depreciation
     Land, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method for financial reporting purposes. Buildings and improvements are depreciated over their estimated useful lives which range from 5 to 42 years. Tenant improvement costs recorded as capital assets are depreciated over the shorter of (i) the tenant’s remaining lease term or (ii) the life of the improvement. Furniture, fixtures and equipment are depreciated over three to seven years.
     Acquisitions
     Under SFAS No. 141, Business Combinations, acquisitions are accounted for utilizing the purchase method and, accordingly, the results of operations of acquired properties are included in our results of operations from the respective dates of acquisition.
     Estimates of future cash flows and other valuation techniques are used to allocate the acquisition cost of acquired properties among land, buildings and improvements, and identifiable intangible assets and liabilities such as amounts related to in-place at-market leases, acquired above- and below-market leases, and acquired above- and below-market ground leases.
     The fair values of real estate assets acquired are determined on an “as-if-vacant” basis. The “as-if-vacant” fair value is allocated to land and, where applicable, buildings, tenant improvements and equipment based on comparable sales and other relevant information obtained in connection with the acquisition of the Waterfront Property.
     Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) Management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases. Capitalized above-market lease amounts are reflected in “Intangible assets, net” in the consolidated balance sheets and amortized as a decrease to rental revenue over the remaining terms of the respective leases. Capitalized below-market lease amounts are reflected as “Below market lease value” liabilities in the balance sheets and are amortized as an increase in rental revenue over the remaining terms of the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance, net of the security deposit, of the related intangible is written off.
     The aggregate value of other acquired intangible assets consists of acquired in-place leases. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place lease (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance, and other operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with any other inducements to secure a tenant lease. The value assigned to acquired in-place leases is amortized over the lives of the related leases.
     Impairment
     As required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), Management assesses the potential for impairment of its long-lived assets, including real estate properties and intangibles, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. Management determines whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate or intangible carrying value is reduced to fair value and impairment loss is recognized. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Based upon such periodic assessments, no indications of impairment were identified for the years ended December 31, 2007 and 2006.
Repairs, Maintenance and Major Improvements
     The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. The lender has required the Waterfront Property to maintain reserve accounts for the funding of future repairs and capital expenditures, and the balances of these accounts are classified as restricted cash on the consolidated balance sheet.
Tenant Receivables
     Tenant receivables are recorded and carried at the amount billable per the applicable lease agreement, less any allowance for uncollectible accounts. An allowance for uncollectible accounts is made when collection of the full amounts is no longer considered probable. There are allowances for uncollectible accounts for each period presented which are not significant. Tenant receivables are included in “Accounts receivable, net” on the accompanying consolidated balance sheets.
Deferred Financing Costs
     Deferred financing costs include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt using a method that approximates the interest method. Deferred financing costs, net of accumulated amortization, were $1,137 and $1,266 at December 31, 2007 and 2006, respectively. Upon repayment of the underlying debt agreement, any amortized costs are written off in the period of repayment. For the year ended December 31, 2006, Waterfront expensed $358 of deferred finance costs related to early retirement of debt obligations. The expense is included in “Interest” in the statement of operations.
Guarantees
     Waterfront has no direct or indirect guarantees of indebtedness as of December 31, 2007, other than customary non-recourse carve-out obligations common in commercial non-recourse financing transactions.
Fair Value of Financial Instruments
     Waterfront follows SFAS No. 107, Disclosures about the Fair Value of Financial Instruments which requires the disclosure of the fair value of financial instruments for which it is practicable to estimate the value. Management considers the carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses to approximate fair value due to the short maturity of these instruments. Waterfront has estimated the fair value of the mortgage notes payable utilizing present value techniques. At December 31, 2007, the carrying amount and estimated fair value of the mortgage notes payable were $111,000 and $112,220, respectively.
Recent Accounting Pronouncements
     FIN 48
     In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. The effective date of FIN 48 for all non-public entities has been deferred to annual financial statements for fiscal years beginning after December 15, 2007. Since Waterfront is not subject to corporate taxation, Management does not believe the adoption of this standard will have any material impact on the financial statements.
     SFAS No. 157
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurement on earnings. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and provides expanded disclosure about how fair value measurements were determined. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any circumstances. SFAS No. 157 is effective for financial assets and liabilities on January 1, 2008. The FASB has deferred the implementation of the provisions of SFAS No. 157 relating to certain non-financial assets and liabilities until January 1, 2009. Management does not expect the adoption of SFAS No. 157 to have a material impact on the financial statements.
     SFAS No. 141R
     In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS No. 141R”), which replaces SFAS No. 141, Business Combinations. SFAS No. 141R applies to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed and interests transferred as a results of business combinations. Under this pronouncement, acquisition-related costs must be expensed rather than capitalized as part of the basis of the acquired. SFAS No. 141R also expands required disclosure to improve financial statement users’ ability to evaluate the nature and financial effects of business combinations. SFAS No. 141R is effective for all transactions entered into on or after January 1, 2009. Management is currently assessing the potential impact that the adoption of SFAS No. 141R will have on its financial position and results of operations.
     SFAS No. 160
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements–An Amendment to ARB No. 51 (“SFAS No. 160”). SFAS 160 requires a noncontrolling interest in a subsidiary to be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest to be identified in the consolidated financial statements. SFAS No. 160 also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation. SFAS No. 160 is effective on January 1, 2009. Management is currently assessing the potential impact SFAS No. 160 will have on its financial position and results of operations.

3. Minimum Future Rental Revenues
     The Waterfront Property leases space to tenants primarily under non-cancelable, fixed-term operating leases, which generally contain provisions for a base rent plus reimbursement for all taxes (including property tax), insurance, maintenance and other operating costs associated with the leased property.

     Future minimum lease payments by tenants under non-cancelable operating leases as of December 31, 2007 were expected to be as follows:

For the year ending:

2008	$11,961
2009	11,072
2010	9,268
2011	7,539
2012	5,603
Thereafter	3,687
Tenant Concentrations
     For the years ended December 31, 2007 and 2006, one tenant represented approximately 16% and 15% of Waterfront’s total rental revenue, respectively.
4. Investments in Real Estate and Acquisitions
Investments in Real Estate
     Waterfront had the following investments in real estate at December 31, 2007 and 2006:

	DECEMBER 31,
	2007	2006

Land and Land Improvements	$452	$452
Building and Building Improvements	61,242	60,803
Tenant Improvements	5,950	5,888
Furniture, Fixtures and Equipment	729	569

Investments in Real Estate	68,373	67,712
Less: Accumulated Depreciation	(8,786)	(6,541)

Net Investments in Real Estate	$59,587	$61,171

     Amortization of the acquisition cost allocated to intangible assets and liabilities for the years ended December 31, 2007 and 2006 was as follows:

	YEARS ENDED
	DECEMBER 31,
	2007	2006

Amortization of below market ground lease value (included in depreciation and amortization expense)	$64	$64
Amortization of lease in place value (included in depreciation and amortization expense)	$776	$806
Amortization of leasing commissions (included in depreciation and amortization expense)	$366	$443
Amortization of legal & marketing costs (included in depreciation and amortization expense)	$42	$71
Amortization of below market tenant lease value (included as an increase to rental revenue)	$(175)	$(361)
     As of December 31, 2007, Waterfront weighted average amortization period on intangible assets was 15.00 years, and the weighted average amortization period on intangible liabilities was 3.42 years.
     As of December 31, 2007, scheduled amortization of existing intangible assets, excluding leasing commissions of $1,073, and below market lease value liabilities from the acquisition of the Waterfront Property is as follows:

		BELOW MARKET
	INTANGIBLE	LEASE VALUE
	ASSETS	LIABILITY

2008	$858	$112
2009	690	(10)
2010	530	5
2011	360	—
2012	208	—
Thereafter	2,290	—

	$4,936	$107

5. Deferred Acquisition Costs
     In connection with the Transactions, certain accounting, legal, and other costs directly related to the business combination were incurred by affiliates of The Shidler Group on behalf of Waterfront. In accordance with SFAS No. 141, Business Combinations, these costs have been capitalized as deferred acquisition costs. Total capitalized deferred acquisition costs were $2,834 as of December 31, 2006 and $6,824 as of December 31, 2007. A portion of the costs incurred on behalf of Waterfront were determined to be not directly related to the Transactions and have been expensed. The amounts expensed totaled $383 and $394 for the years ended December 31, 2007 and 2006, respectively, and have been included as general and administrative expenses.

6. Mortgage Notes Payable
     As of December 31, 2007 and 2006, the Waterfront Property had mortgage notes payable of $111,000. The notes are payable in monthly installments of interest only at 6.3735% through September 11, 2016, with a balloon payment of $111,000 due at maturity.
7. Commitments and Contingencies
Minimum Future Ground Rents
     Waterfront has a ground lease agreement for the Waterfront Property. The following table indicates the future minimum ground lease payments as of December 31, 2007:

WATERFRONT
PLAZA

For the year ending:
2008	$1,738
2009	2,015
2010	2,128
2011	2,128
2012	2,128
Thereafter	212,644

$222,781

     The Waterfront Property’s ground lease expires December 31, 2060. The annual rental obligation resets on January 1, 2036, 2041, 2046, 2051, and 2056 to an amount equal to 8.0% of the fair market value of the land. However, the ground rent cannot be less than the rent for the prior period. Accordingly, Management has estimated the minimum future rental payments after 2035 to be an amount equal to the annual rent for 2035.
Contingencies
     The Waterfront Property is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance, subject to deductibles and other customary limitations on recoveries. Management believes that the ultimate settlement of these actions will not have a material adverse effect on Waterfront’s consolidated financial position, results of operations or cash flows.
Concentration of Credit Risk
     The Waterfront Property is located in Honolulu. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory, and social factors affecting the market in which the tenants operate.
     Financial instruments that subject Waterfront to credit risk consist primarily of cash, accounts receivable, deferred rents receivable, and interest rate contracts. Waterfront maintains its cash and cash equivalents and restricted cash on deposit and enters into interest rate contracts with high quality financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to the maximum amount; and, to date, Waterfront has not experienced any losses on its invested cash. Restricted cash held by its lender is held in accounts maintained at major financial institutions. Management performs ongoing credit evaluations of its tenants for potential credit losses.
Conditional Asset Retirement Obligations
     Waterfront follows FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143 (FIN 47). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, Accounting for Asset Retirement Obligations, represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement is conditional on a future event that may or may not be within a company’s control. Under this standard, a liability for a conditional asset retirement obligation must be recorded if the fair value of the obligation can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. Based on the age of the construction, the Waterfront Property may contain non-friable asbestos. If the Waterfront Property undergoes major renovations or is demolished, certain environmental regulations are in place, which specify the manner in which the asbestos, if present, must be handled and disposed. No major renovation or demolition of the Waterfront Property is contemplated at the present time. As of December 31, 2007, the obligation to remove the asbestos from the Waterfront Property has indeterminable settlement dates and, therefore, Management is unable to reasonably estimate the fair value of the conditional asset retirement obligation.
Waterfront Plaza Ground Lease
     The ground lease of the Waterfront Property contains a surrender clause that provides the lessor with the right to require the lessee, at its own expense, to raze and remove all improvements from the leased premises. The requirement to remove the improvements is contingent on the lessor’s decision at the time the ground lease expires. At the current time, the highest and best use for the land is for its current use as improved with commercial office buildings. Accordingly, Management believes that it is improbable that the ground lessor will require the removal of the existing improvements.
Purchase Commitments
     Waterfront is required by certain leases and loan agreements to complete tenant and building improvements. As of December 31, 2007, this amount was projected to be $1,094.
Restaurant Row Theatre Venture Lease Termination
     On October 29, 2007, Waterfront, through the Waterfront TICs, entered into a Termination of Lease Agreement with Restaurant Row Theatre Venture which has been leasing 21,541 square feet at the Waterfront Property under a long-term lease since 1993, at rates that are currently below market. The Termination of Lease Agreement provides Waterfront with the option to terminate the lease within one year of the agreement date with 70 days advance written notice to the tenant and, when terminated, to pay a lease termination fee to the tenant in the amount of $2,450,000.
     As of December 31, 2007, Restaurant Row Theatre Venture remains a tenant. However, management plans to terminate the lease around June 30, 2008. Therefore, the termination fee of $2,450,000, net of write-offs to the related tenant improvement, intangible assets, and below market lease value balances estimated as of June 30, 2008, has been reflected as early lease termination cost, net, on the accompanying consolidated statement of operations for the year ended December 31, 2007. A deposit of $245,000 has been placed in escrow, and the remaining balance due at termination of $2,205,000 has been included in accounts payable and accrued expenses on the accompanying consolidated balance sheet at December 31, 2007.
8. Related Party Transactions
     Waterfront paid amounts to affiliated entities for services provided relating to leasing, property management, and property acquisition underwriting, and property financing. The fees paid are summarized on the table below for the indicated periods:

	2007	2006

Property Management Fees	$851	$806
Leasing Commissions	209	160
Property Acquisition Fees	—	14
Property Financing Fees	13	39

Total	$1,073	$1,019

     Leasing commissions are capitalized as deferred leasing costs and included in intangible assets, net in the consolidated balance sheets. These costs are amortized over the life of the related lease.
     Property management fees are calculated as 3% of the rental cash receipts collected by the Waterfront Property, plus the payroll costs of on-site employees and are included in property operating expenses in the consolidated statements of operations.
     Property acquisition fees are capitalized and included as investment in real estate in the consolidated balance sheets.
     Property financing fees are capitalized and included as deferred financing costs in the consolidated balance sheets. These costs are amortized over the term of the related loan.
     Waterfront leases commercial office space to affiliated entities. The annual rents from these leases totaled $69 and $63 for the years ended December 31, 2007 and 2006, respectively.
9. Subsequent Events
     On March 19, 2008, POPT consummated the Transactions contemplated by the Master Agreement. As part of the Transactions, AZL reincorporated to Maryland by merging with and into its wholly-owned subsidiary, Pacific Office Properties Trust, Inc., with POPT as the surviving corporation. As contemplated by the Master Agreement, substantially all of the assets and certain liabilities of AZL and substantially all of the commercial real estate assets and related liabilities of POP Contributor were contributed to the Operating Partnership, in which POPT and POP Contributor became the sole general partner and a limited partner in the Operating Partnership, respectively, with corresponding 18.25% and 81.75% common ownership interests in the Operating Partnership. The commercial real estate assets of POP Contributor contributed to the Operating Partnership consisted of the Contributed Properties, including the Waterfront Property.

Waterfront Partners OP, LLC
Schedule III
Real Estate and Accumulated Depreciation
December 31, 2007
(in thousands)

					COSTS	GROSS AMOUNTS AT WHICH CARRIED
			INITIAL COSTS		CAPITALIZED	AT DECEMBER 31, 2007						DEPRECIABLE
				BLDG. and	SUBSEQUENT TO		BLDG. and		ACCUMULATED	DATE	DATE	LIFE
PROPERTY NAME	LOCATION	ENCUMBRANCES	LAND	IMP.(A)	ACQUISITION	LAND	IMP.(A)	TOTAL	DEPRECIATION	BUILT(B)	ACQUIRED	(YEARS)

Waterfront Plaza	Hawaii	$111,000	$—	$63,068	$5,305	$—	$68,373	$68,373	$8,786	1987	2004	5-42

(A)	Includes building and improvements, land improvements, furniture, fixtures and equipment.

(B)	Represents the year in which the property was first placed in service.

Waterfront Partners OP, LLC
Schedule III
Real Estate and Accumulated Depreciation
For the Two Years Ended December 31, 2007
(in thousands)
The following is a reconciliation of real estate and accumulated depreciation:

	2007	2006

Real Estate Properties:
Balance, beginning of year	$67,712	$64,595
Improvement	1,397	3,117
Write off of property	(736)	—

Balance, end of year	$68,373	$67,712

Accumulated depreciation:
Balance, beginning of year	$6,541	$3,921
Depreciation	2,738	2,620
Write off of property	(493)	—

Balance, end of year	$8,786	$6,541

Report of Independent Registered Public Accounting Firm
To the Principals of the companies in the Combined Entities
We have audited the accompanying combined balance sheets of the entities referred to herein as Combined Entities (see Note 1) as of December 31, 2007 and 2006, and the related combined statements of operations, statements of changes in owners’ combined deficit and combined statements of cash flows for the years then ended. Our audits also included the financial statement schedule III — real estate and accumulated depreciation. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Entities as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
/s/ McGladrey & Pullen, LLP
Pasadena, California
March 18, 2008, except for Note 12, as to which the date is June 3, 2008

Combined Entities
Combined Balance Sheets
(in thousands)

	DECEMBER 31,
	2007	2006

Assets
Net investments in real estate	$195,703	$194,154
Investment in joint ventures	246	277
Cash and cash equivalents	7,757	7,113
Restricted cash	3,501	6,951
Accounts receivable, net	6,064	5,145
Deferred financing costs, net	2,801	3,321
Intangible assets, net	14,585	17,328
Other assets	866	618

Total Assets	$231,523	$234,907

Liabilities
Mortgage notes payable	$288,717	$285,322
Accounts payable and accrued expenses	5,217	5,160
Security deposits	1,797	1,795
Other liabilities	50,902	44,605
Below market lease value	4,035	4,980

Total Liabilities	$350,668	$341,862

Owners’ Combined Deficit	(119,145)	(106,955)

Total Liabilities and Owners’ Combined Deficit	$231,523	$234,907

See notes to combined financial statements

Combined Entities
Combined Statements of Operations
(in thousands)

	YEARS ENDED
	DECEMBER 31,
	2007	2006

Revenues
Rental revenues	$26,403	$25,104
Parking revenues	5,525	4,604
Expense reimbursements	14,338	12,546
Other operating income	249	295

Total revenues	$46,515	$42,549

Expenses
Property operating	$25,694	$22,240
Interest	22,431	22,575
Depreciation and amortization	12,304	12,199
General and administrative	190	391

Total expenses	$60,619	$57,405

Loss before joint venture and interest income	$(14,104)	$(14,856)
Loss from joint ventures	(31)	(32)
Interest income	298	196

Net Loss	$(13,837)	$(14,692)

See notes to combined financial statements

Combined Entities
Statements of Changes in Owners’ Combined Deficit
(in thousands)

OWNERS’
COMBINED
DEFICIT

Owners’ combined deficit, December 31, 2005	$(36,541)
Equity contributions	5,740
Distributions	(61,462)
Net Loss	(14,692)

Owners’ combined deficit, December 31, 2006	(106,955)
Equity contributions	1,977
Distributions	(330)
Net Loss	(13,837)

Owners’ combined deficit, December 31, 2007	$(119,145)

See notes to combined financial statements

Combined Entities
Combined Statements of Cash Flows
(in thousands)

	YEARS ENDED DECEMBER 31,
	2007	2006

Operating activities
Net loss	$(13,837)	$(14,692)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	8,368	8,009
Amortization	3,936	4,190
Below market lease amortization	(942)	(892)
Loss from joint venture	31	32
Write off of tenant improvements	180	114
Write off of leasing commissions and other intangibles	1,027	—
Leasing commissions paid	(1,696)	(1,791)
Changes in operating assets and liabilities
Accounts receivable	(920)	(1,430)
Other assets	(249)	(337)
Accounts payable and accrued expenses	57	886
Other liabilities	17	988

Net cash used in operating activities	$(4,028)	$(4,923)

Investing activities
Acquisition and improvement of real estate	$(10,136)	$(13,590)
Sale of real estate	40	—
Decrease in restricted cash	3,450	902

Net cash used in investing activities	$(6,646)	$(12,688)

Financing activities
Proceeds from mortgage notes payable	$3,682	$159,373
Repayment of mortgage notes payable	(288)	(80,501)
Deferred financing costs	(4)	(1,126)
Repayment of capital lease	—	(10,000)
Related party loans	6,281	5,473
Equity contributions	1,977	5,740
Distributions	(330)	(61,462)

Net cash provided by financing activities	$11,318	$17,497

Increase (decrease) in cash and cash equivalents	$644	$(114)
Balance at beginning of year	7,113	7,227

Balance at end of year	$7,757	$7,113

Supplemental cash flow information
Interest paid	$17,616	$16,590

See notes to combined financial statements

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
1. Organization and Ownership
     Combined Entities is not a legal entity. It is the name used for an aggregation for accounting purposes of the combined ownership and operations of seven wholly-owned office properties and a 7.5% minority interest in one office property acquired in or prior to 2005. Jay Shidler owns approximately 36% of the Combined Entities. Principals of affiliated entities operating under the business name “The Shidler Group” and the executive employees of their affiliates will be collectively referred to as “Management” throughout these Notes.
     Pursuant to a Master Agreement, Arizona Land Income Corporation (“AZL”) will be reincorporated in Maryland, will be renamed Pacific Office Properties Trust, Inc. (“POPT”), and will form, and be the sole general partner of, Pacific Office Properties, L.P. (the “Operating Partnership”). As part of the Transactions contemplated by the Master Agreement, ownership interests in up to nine office properties (“Contributed Properties”), including the ownership interests in the eight properties aggregated as the Combined Entities, will be contributed to the Operating Partnership.
     The table below reflects the dates that the ownership interest in the Combined Entities properties were acquired:

		DATE	%
PROPERTY	MARKET	ACQUIRED	OWNERSHIP

City Center	Honolulu	December 1985	100%
Pacific Business News Building	Honolulu	February 1996 (1)	100%
Davies Pacific Center	Honolulu	December 2003	100%
Pan Am Building	Honolulu	December 2003	100%
City Square	Phoenix	August 2005	100%
First Insurance Center	Honolulu	December 2005	100%
Sorrento Technology Center	San Diego	December 2005	100%
Seville Plaza	San Diego	December 2005	7.5%

(1)	50.0% interest acquired in February 1996, 16.66% interest in January 2001, and remaining 33.34% interest acquired in October 2004.
2. Summary of Significant Accounting Policies
Basis of Presentation
     The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and represent the assets and liabilities and operating results of the Combined Entities on a historical cost basis. All significant intercompany balances and transactions have been eliminated in combination.

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
Principles of Combination
     The Combined Entities represent a combination of certain entities holding interests in real estate that are commonly managed. Due to their common management, and consistent with Accounting Research Bulletin 51, Consolidated Financial Statements, these financial statements present the separate entities which own the properties on a combined basis.
Use of Estimates in Combined Financial Statements
     The preparation of combined financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect amounts reported in the combined financial statements and accompanying notes. Significant estimates and assumptions are used by Management in determining the useful lives of real estate properties and the initial valuations and underlying allocations of purchase price in connection with real estate property acquisitions. Actual results may differ from those estimates.
Revenue Recognition
     Revenue and gain is recognized in accordance with Staff Accounting Bulletin No. 104 of the Securities and Exchange Commission, Revenue Recognition in Financial Statements (SAB 104), as amended. SAB 104 requires that four basic criteria be met before revenue can be recognized: persuasive evidence of an arrangement exists; the delivery has occurred or services rendered; the fee is fixed and determinable; and collectability is reasonably assured.
     All tenant leases are classified as operating leases. For all leases with scheduled rent increases or other adjustments, rental income is recognized on a straight-line basis over the terms of the leases. Straight line rent receivable represents rental revenue recognized on a straight-line basis in excess of billed rents and this amount is included in “Accounts receivable, net” on the combined balance sheets. Where Management has determined that collectability is reasonably assured, reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenues in the period the applicable costs are incurred.
     Rental revenue from parking operations and month-to-month leases or leases with no scheduled rent increases or other adjustments is recognized on a monthly basis when earned.
     Lease termination fees, which are included in other operating income in the accompanying consolidated statements of operations, are recognized when the related leases are canceled and the Combined Entities has no continuing obligation to provide services to such former tenants.
     Combined Entities recognizes gains on sales of real estate pursuant to the provisions of the Statement of Financial Accounting Standards (SFAS) No. 66, Accounting for Sales of Real Estate (SFAS No. 66). The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, gain recognition is deferred and the continued operations of the property are accounted for by applying the finance, installment or cost recovery method.
     Other operating income on the Combined Entities statements of operations generally includes income incidental to the operations of the Combined Entities and is recognized when earned.
Income Taxes
     The entities combined into the Combined Entities are limited liability companies. Under applicable federal and state income tax rules, the allocated share of net income or loss from the entities is reportable on the income tax returns of the respective partners and members. Accordingly, no income tax provision is included in the accompanying combined financial statements other than the annual taxes and fees imposed on limited liability companies by the State of California. California imposes an annual tax of $.8 per year on limited liability companies doing business in the state. In addition to the annual tax, every limited liability company must also pay a fee based on its total annual income. The minimum fee is $.9 and the maximum fee is $11.8 per annum. Only one of the Combined Entities, the entity holding interests in Sorrento Technology

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
Center, is subject to the California tax and fee. The amounts paid have been included in “General and administrative” expenses.
Cash and Cash Equivalents
     Management considers all short-term cash investments with maturities of three months or less when purchased to be cash equivalents. Restricted cash and short-term investments are excluded from cash and cash equivalents for the purpose of preparing the combined statements of cash flows.
     The Combined Entities maintain cash balances in various banks. At times, the amounts of cash held in financial institutions may exceed the maximum amount insured by the FDIC. Management does not believe it is exposed to any significant credit risk on cash and cash equivalents.
Restricted Cash
     Restricted cash includes escrow accounts held by lenders.
Real Estate Properties
     Depreciation
     Land, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method for financial reporting purposes. Buildings and improvements are depreciated over their estimated useful lives which range from 18 to 46 years. Tenant improvement costs recorded as capital assets are depreciated over the shorter of (i) the tenant’s remaining lease term or (ii) the life of the improvement. Furniture, fixtures and equipment are depreciated over three to seven years.
     Acquisitions
     Under SFAS No. 141, Business Combinations, acquisitions are accounted for utilizing the purchase method and, accordingly, the results of operations of acquired properties are included in our results of operations from the respective dates of acquisition.
     Estimates of future cash flows and other valuation techniques are used to allocate the acquisition cost of acquired properties among land, buildings and improvements, and identifiable intangible assets and liabilities such as amounts related to in-place at-market leases, acquired above- and below-market leases, and acquired above- and below-market ground leases.
     The fair values of real estate assets acquired are determined on an “as-if-vacant” basis. The “as-if-vacant” fair value is allocated to land, and where applicable, buildings, tenant improvements and equipment based on comparable sales and other relevant information obtained in connection with the acquisition of the property.
     Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) Management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases. Capitalized above-market lease amounts are reflected in “Intangible assets, net” in the combined balance sheets and amortized as a decrease to rental revenue over the remaining terms of the respective leases. Capitalized below-market lease amounts are reflected as “Below market lease value” liabilities in the combined balance sheets and are amortized as an increase in rental revenue over the remaining terms of the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance, net of the security deposit, of the related intangible is written off.
     The aggregate value of other acquired intangible assets consists of acquired in-place leases. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place lease (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with any other inducements to secure a tenant lease. The value assigned to acquired in-place leases is amortized over the lives of the related leases.
     Impairment
     As required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), Management assesses the potential for impairment of its long-lived assets, including real estate properties and intangibles, whenever events occur or a change in circumstances indicate that the recorded value might not be fully recoverable. Management determines whether impairment in value has occurred by comparing the estimated future undiscounted cash flows expected from the use and eventual disposition of the asset to its carrying value. If the undiscounted cash flows do not exceed the carrying value, the real estate or intangible carrying value is reduced to fair value and impairment loss is recognized. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Based upon such periodic assessments, no indications of impairment were identified for the years ended December 31, 2007 and 2006.
Repairs, Maintenance and Major Improvements
     The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Various lenders have required the Combined Entities to maintain reserve accounts for the funding of future repairs and capital expenditures, and the balances of these accounts are classified as restricted cash on the balance sheet of the Combined Entities.
Tenant Receivables
     Tenant receivables are recorded and carried at the amount billable per the applicable lease agreement, less any allowance for uncollectible accounts. An allowance for uncollectible accounts is made when collection of the full amounts is no longer considered probable. There are allowances for uncollectible accounts for each period presented which are not significant. Tenant receivables are included in “Accounts receivable, net” on the accompanying combined balance sheets.
Deferred Financing Costs
     Deferred financing costs include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt using a method that approximates the interest method. Deferred financing costs, net of accumulated amortization, were $2,801 and $3,321 at December 31, 2007 and 2006, respectively. Upon repayment of the underlying debt agreement, any amortized costs are written off in the period of repayment. For the year ended December 31, 2006, the Combined Entities expensed $433 of deferred finance costs related to early retirement of debt obligations. The expense is included in “Interest” in the 2006 statement of operations.
Real Estate Joint Ventures
     Combined Entities is the managing member in a joint venture investment and follows the consensus of the FASB Emerging Issues Task Force, or EITF, regarding Issue No. 04-05 (EITF 04-05), Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. The guidance in EITF 04-05 provides a framework for addressing the question of when a general partner should consolidate a limited partnership. The EITF has concluded that the general partner of a limited partnership should consolidate a limited partnership unless (1) the limited partners possess substantive kick-out rights as defined in FIN 46(R), Consolidation of Variable Interest Entities, or (2) the limited partners possess the substantive participating rights similar to the rights described in Issue 96-16, Investor’s Accounting for an Investee When the Investor has a Majority of the Voting Interest but the Minority Stockholders have Certain Approval or Veto Rights. The limited members in Combined Entities’ limited liability company discussed in Note 5, Investments in Real Estate Joint Ventures, possess substantive participating rights and, accordingly, the investments in these joint ventures are accounted for using the equity method of accounting. The joint venture investment was initially recorded at cost in the combined financial statements and, since Combined Entities is

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
the managing member, its share of the profits and losses is recognized under the equity method of accounting in the combined statements of operations and as additions to or reductions of the joint venture investment.
Guarantees
     The Combined Entities records a liability using expected present value measurement techniques for guarantees entered into or modified subsequent to December 31, 2002 in accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). The note payable secured by the City Center property has been guaranteed by several related parties of The Shidler Group. The Combined Entities had no other direct or indirect guarantees of indebtedness as of December 31, 2007, other than customary non-recourse carve-out obligations common in commercial non-recourse financing transactions.
Fair Value of Financial Instruments
     The Combined Entities follow SFAS No. 107, Disclosures about the Fair Value of Financial Instruments which requires the disclosure of the fair value of financial instruments for which it is practicable to estimate the value. Management considers the carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses to approximate fair value due to the short maturity of these instruments. The Combined Entities has estimated the fair value of its mortgage notes payable utilizing present value techniques. At December 31, 2007, the carrying amount and estimated fair value of the mortgage notes payable were $288,717 and $284,059, respectively.
Recent Accounting Pronouncements
     FIN 48
     In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. The effective date of FIN 48 for all non-public entities has been deferred to annual financial statements for fiscal years beginning after December 15, 2007. Since none of the Combined Entities are subject to corporate taxation, Management does not believe the adoption of this standard will have any material impact on the combined financial statements of the Combined Entities.
     SFAS No. 157
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurement on earnings. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and provides expanded disclosure about how fair value measurements were determined. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any circumstances. SFAS No. 157 is effective for financial assets and liabilities on January 1, 2008. The FASB has deferred the implementation of the provisions of SFAS No. 157 relating to certain non-financial assets and liabilities until January 1, 2009. Management does not expect the adoption of SFAS No. 157 to have a material impact on the financial statements.

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
     SFAS No. 141R
     In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS No. 141R”), which replaces SFAS No. 141, Business Combinations. SFAS No. 141R applies to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed and interests transferred as a results of business combinations. Under this pronouncement, acquisition-related costs must be expensed rather than capitalized as part of the basis of the acquired. SFAS No. 141R also expands required disclosure to improve financial statement users’ ability to evaluate the nature and financial effects of business combinations. SFAS No. 141R is effective for all transactions entered into on or after January 1, 2009. Management is currently assessing the potential impact that the adoption of SFAS No. 141R will have on its financial position and results of operations.
     SFAS No. 160
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment to ARB No. 51 (“SFAS No. 160”). SFAS 160 requires a noncontrolling interest in a subsidiary to be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest to be identified in the consolidated financial statements. SFAS No. 160 also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation. SFAS No. 160 is effective on January 1, 2009. Management is currently assessing the potential impact SFAS No. 160 will have on its financial position and results of operations.
3.	Minimum Future Rental Revenues
     The Combined Entities lease space to tenants primarily under non-cancelable, fixed-term operating leases, which generally contain provisions for a base rent plus reimbursement for all taxes (including property tax), insurance, maintenance and other operating costs associated with the leased property.
     Expected future minimum lease payments by tenants under non-cancelable operating leases as of December 31, 2007 were as follows:

AS OF
For the year ending:	DECEMBER 31, 2007

2008	$25,044
2009	$22,405
2010	$19,056
2011	$14,270
2012	$9,590
Thereafter	$19,501
Tenant Concentrations
     For the years ended December 31, 2007 and 2006, no single tenant exceeded 10% of the Combined Entities total rental revenue.
4.	Investments in Real Estate and Acquisitions
Investments in Real Estate
     The Combined Entities had the following investments in real estate at December 31, 2007 and 2006:

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)

	DECEMBER 31,
	2007	2006

Land and Land Improvements	$50,764	$50,795
Building and Building Improvements	145,366	141,707
Tenant Improvements	26,695	24,026
Furniture, Fixtures and Equipment	3,520	2,473

Investments in Real Estate	226,345	219,001
Less: Accumulated Depreciation	(30,642)	(24,847)

Net Investments in Real Estate	$195,703	$194,154

Acquisition of Real Estate
     During the years ended December 31, 2007 and 2006, the Combined Entities did not acquire any new properties.
     Amortization of the acquisition cost allocated to intangible assets and liabilities for the years ended December 31, 2007 and 2006 was as follows:

	YEARS ENDED
	DECEMBER 31,
	2007	2006

Amortization of below market ground lease value (included in depreciation and amortization expense)	$6	$6
Amortization of lease in place value (included in depreciation and amortization expense)	$1,746	$1,818
Amortization of leasing commissions (included in depreciation and amortization expense)	$756	$989
Amortization of legal & marketing costs (included in depreciation and amortization expense)	$205	$339
Amortization of below market tenant lease value (included as an increase to rental revenue)	$(942)	$(892)

     As of December 31, 2007, the Combined Entities weighted average amortization period on intangible assets was 8.71 years, and the weighted average amortization period on intangible liabilities was 4.82 years.

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
          As of December 31, 2007, scheduled amortization of existing intangible assets, excluding leasing commissions and parking license agreement of $5,272, and below market lease value liabilities from real estate acquisitions was as follows:

		BELOW MARKET
	INTANGIBLE	LEASE VALUE
	ASSETS	LIABILITY

2008	1,948	718
2009	1,647	573
2010	1,355	473
2011	940	278
2012	678	238
Thereafter	2,745	1,755

	$9,313	$4,035

5. Investments in Real Estate Joint Ventures
          In December 2005, the Combined Entities acquired for $307, a 7.5% minority interest in an LLC owning the office building known as Seville Plaza located in San Diego, California. The Combined Entities manages the day-to-day operations of Seville Plaza; however, the majority members have significant participating rights and must consent to all significant decisions concerning Seville Plaza. Accordingly, these interests are accounted for using the equity method of accounting.

Balance, December 31, 2005	$309
Equity in net loss — year ended December 31, 2006	(32)

Balance, December 31, 2006	277
Equity in net loss — year ended December 31, 2007	(31)

Balance, December 31, 2007	$246

6. Mortgage Notes Payable

	OUTSTANDING AS OF DECEMBER 31,		INTEREST RATE AT	MATURITY
PROPERTY	2007	2006	DECEMBER 31, 2007	DATE	AMORTIZATION

City Center	$3,941	$4,103	7.5000%	08/15/08	183 months
Davies Pacific Center	95,000	95,000	5.8600%	11/11/16	Interest Only
First Insurance Center	38,000	38,000	5.7350%	01/01/16	Interest Only
First Insurance Center	14,000	14,000	5.3950%	01/06/16	Interest Only
Pacific Business News Building	11,933	12,059	6.9800%	04/06/10	360 months
Pan Am Building	60,000	60,000	6.1700%	08/11/16	Interest Only
City Square	27,500	27,500	5.5772%	09/01/10	Interest Only
City Square (1)	26,543	22,860	LIBOR + 2.35%	09/01/10	Interest Only
Sorrento Technology Center	11,800	11,800	5.7500%	01/11/16	Interest Only

Total	$288,717	$285,322

(1)	30 Day LIBOR is capped at 5% until September 2008.

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
          The lenders’ recourse for notes payable, with the exception of City Center (see Note 2, Guarantees, regarding the guaranty for this loan), is the secured property and, in some instances, cash reserve accounts. The scheduled maturities of mortgages and notes payable as of December 31, 2007 are as follows:

AS OF
DECEMBER 31, 2007

2008	$4,075
2009	146
2010	65,696
2011	—
2012	—
Thereafter	218,800

$288,717

7. Interest Rate Cap Agreement
          On August 18, 2005, the Combined Entities purchased an interest rate cap agreement from a financial institution on $28,500 of the Combined Entities’ debt. The agreement caps interest paid at 5% until September 2008. The difference between the book value and the fair market value of the interest rate cap agreement at December 31, 2007 and 2006, was not significant.
          The Combined Entities’ cost of the interest rate cap is included in deferred charges and is amortized as interest expense over the life of the agreement.

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
8. Commitments and Contingencies
Minimum Future Ground Rents
          The Combined Entities has a ground lease agreement for the City Center property. The following table indicates the future minimum ground lease payments as of December 31, 2007:

CITY
CENTER

For the year ending:
2008	$282
2009	292
2010	302
2011	312
2012	323
Thereafter	8,096

$9,607

          The City Center ground lease expires May 31, 2035. The annual rent is a combination of a base rent amount plus 3% of base rental income. On June 1, 2016 and 2026, the annual rental obligation will reset to an amount equal to 6% of the fair market value of the land. However, the ground rent cannot be less than the rent for the prior period. For the period prior to June 1, 2016, the Combined Entities have only included the base rent component in the minimum future payments. For the period after June 1, 2016, Management estimated the annual minimum future rental payments to be an amount equal to the rent paid for the immediately preceding 12-month period.
Davies Pacific Center Ground Lease Termination
          The Combined Entities acquired the Davies Pacific Center as a fee simple property on December 19, 2003. Concurrent with the purchase, the Combined Entities entered into a sale leaseback arrangement where it sold the land to an unrelated party for $10,000 and entered into a ground lease to December 31, 2063. Combined Entities had an option to acquire the leased fee interest from the ground lessor for $10,000. Concurrent with the closing of a new loan encumbering Davies Pacific Center in October 2006, the Combined Entities exercised its option and acquired the leased fee interest for $10,030, thus terminating the ground lease.
Contingencies
          The Combined Entities are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance, subject to deductibles and other customary limitations on recoveries. Management believes that the ultimate settlement of these actions will not have a material adverse effect on the Combined Entities’ financial position and results of operations or cash flows.
Concentration of Credit Risk
          The Combined Entities operating properties are located in Honolulu, San Diego, and Phoenix. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory, and social factors affecting the markets in which the tenants operate.
          Financial instruments that subject the Combined Entities to credit risk consist primarily of cash, accounts receivable, deferred rents receivable, and interest rate contracts. The Combined Entities maintain their cash and cash equivalents and restricted cash on deposit with high quality financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to the maximum amount; and, to date, the Combined Entities has not experienced any losses on its invested cash. Restricted cash held by lenders is held by those lenders in accounts maintained at major financial institutions. Management performs ongoing credit evaluations of its tenants for potential credit losses.

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
Conditional Asset Retirement Obligations
          The Combined Entities follow FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143 (FIN 47). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, Accounting for Asset Retirement Obligations, represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement is conditional on a future event that may or may not be within a company’s control. Under this standard, a liability for a conditional asset retirement obligation must be recorded if the fair value of the obligation can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. Based on the age of the construction, properties in the Combined Entities portfolio may contain non-friable asbestos. If these properties undergo major renovations or are demolished, certain environmental regulations are in place, which specify the manner in which the asbestos, if present, must be handled and disposed. No major renovation or demolition of any of the Combined Entities properties is contemplated at the present time. As of December 31, 2007, the obligations to remove the asbestos from these properties have indeterminable settlement dates and, therefore, Management is unable to reasonably estimate the fair value of the conditional asset retirement obligation.
          City Center Ground Lease
          The ground lease of City Center contains a surrender clause that provides the lessor with the right to require the lessee, at its own expense, to raze and remove all improvements from the leased premises if the lessee has not complied with certain other provisions of the ground lease. These provisions require the lessee to: (1) only make significant improvements or alterations to the building under the supervision of a licensed architect and/or structural engineer with lessor’s written approval, (2) comply with the Americans with Disabilities Act of 1990, and (3) comply with all federal, state, and local laws regarding the handling and use of hazardous materials. The requirement to remove the improvements is contingent first on the lessee’s failure to comply with the terms of the lease and second upon the cost of compliance with the lease exceeding the estimated value of the improvements.
          The existence of an obligation in this situation is within the control of the City Center ownership entity. The property has been determined to be in substantial compliance with the Americans with Disabilities Act of 1990, all work is supervised by licensed professionals, and Management is not aware of any violations of laws regarding the handling or use of hazardous materials. If the City Center fails to satisfy any of these requirements in the future, the obligation is still subject to the lessor’s decision to require the improvements to be removed. Management believes that it is improbable that there will ever be an obligation to retire the City Center improvements pursuant to this provision.
Purchase Commitments
          The Combined Entities is required by certain leases and loan agreements to complete tenant and building improvements. As of December 31, 2007, this amount is projected to be $4,764.
9. Related Party Transactions
          The Combined Entities paid amounts to affiliated entities for services provided relating to leasing, property management, and property acquisition underwriting, and property financing. The fees paid are summarized in the table below for the indicated periods:

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)

	DECEMBER 31,
	2007	2006

Property Management Fees	$2,199	$1,865
Leasing Commissions	329	275
Property Acquisition Fees	28	31
Property Financing Fees	15	41

Total	$2,571	$2,212

          Leasing commissions are capitalized as deferred leasing costs and included in intangible assets, net in the combined balance sheets. These costs are amortized over the life of the related lease.
          Property management fees are calculated as a percentage of the rental cash receipts collected by the properties (ranging from 2.0% to 4.0%), plus the payroll costs of on-site employees and are included in property operating expenses in the combined statements of operations.
          Property acquisition fees are capitalized and included as investment in real estate in the combined balance sheets.
          Property financing fees are capitalized and included as deferred financing costs in the combined balance sheets. These costs are amortized over the term of the related loan.
          The Combined Entities lease commercial office space to affiliated entities. The annual rents from these leases totaled $401 and $441 for the years ended December 31, 2007 and 2006, respectively.
          Two related parties of The Shidler Group loaned funds to the entity that owns the City Center property. As of December 31, 2007, the outstanding principal was $20,481 and accrued interest was $29,257. This loan is not secured by the property and is included in “Other liabilities” on the combined balance sheets. This obligation is not being transferred to the Operating Partnership as part of the Transactions.
          Receivables of $1,209 owed by related parties to Combined Entities as of December 31, 2005 were fully paid during 2006.
10. Entities Holding Ownership Interests in Property
          The Combined Entities will be contributing all its ownership interests in eight office properties to the Operating Partnership. The Combined Entities ownership interests come from their membership interests in the entities listed in the following table for each of the Contributed Properties. Each of the entities listed in the following table is the direct or indirect owner of the fee simple or leasehold interests in the Contributed Properties.

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)

PROPERTY	LEGAL ENTITY

Davies Pacific Center	DPC Mezzanine, LLC

Pan Am Building	Pan Am Mezzanine I, LLC
Pan Am Mezzanine II, LLC
Pan Am Mezzanine III, LLC
Pan Am Mezzanine IV, LLC

PBN Building	PBN Office, LLC

City Center	City Center, LLC

First Insurance Center	Pacific Office Properties Trust (Ward Avenue), LLC
101 Park Avenue (1100 Ward), LLC

City Square	STIRR N. Central, LLC

Sorrento Technology Center	Pacific Office Properties Trust/Sorrento Tech, LLC

Seville Plaza Joint Venture	Pacific Office Properties/Seville Mezzanine Partners, LLC
11. Change in Reporting Entity
          The financial statements for Combined Entities represents a combination of Combined Entities I and Combined Entities II previously included in a definitive proxy statement for AZL filed with the Securities and Exchange Commission (“SEC”) on December 13, 2007.
          Management has concluded that Waterfront, the entity now receiving the largest equity share in the Operating Partnership, should be designated as the accounting acquirer of the Operating Partnership in the Transactions contemplated by the Master Agreement. The financial statements of the accounting acquirer, Waterfront, are presented separately.

Combined Entities
Notes to Combined Financial Statements
Years ended December 31, 2007 and 2006
(Dollar amounts in thousands)
          The table below reconciles the net loss for Combined Entities I and Combined Entities II to the total net loss reported by the Combined Entities:

YEAR ENDED
DECEMBER 31,
2006

Combined Entities I	$(10,682)
Combined Entities II	(4,010)

Combined Entities	$(14,692)

12. Subsequent Events
          On March 19, 2008, POPT consummated the Transactions contemplated by the Master Agreement. As part of the Transactions, AZL reincorporated to Maryland by merging with and into its wholly-owned subsidiary, Pacific Office Properties Trust, Inc., with POPT as the surviving corporation. As contemplated by the Master Agreement, substantially all of the assets and certain liabilities of AZL and substantially all of the commercial real estate assets and related liabilities of POP Contributor were contributed to the Operating Partnership, in which POPT and POP Contributor became the sole general partner and a limited partner in the Operating Partnership, respectively, with corresponding 18.25% and 81.75% common ownership interests in the Operating Partnership. The commercial real estate assets of POP Contributor contributed to the Operating Partnership consisted of the Contributed Properties, including the Waterfront Property.

Combined Entities
Schedule III
Real Estate and Accumulated Depreciation
December 31, 2007
(in thousands)

					COSTS		GROSS AMOUNTS AT WHICH CARRIED
			INITIAL COSTS		CAPITALIZED	AT DECEMBER 31, 2007							DEPRECIABLE
				BLDG. and	SUBSEQUENT TO		BLDG. and		ACCUMULATED	DATE	DATE		LIFE
PROPERTY NAME	LOCATION	ENCUMBRANCES	LAND	IMP.(A)	ACQUISITION	LAND	IMP.(A)	TOTAL	DEPRECIATION	BUILT(B)	ACQUIRED		(YEARS)

City Center	Hawaii	$3,941	$—	$7,284	$8,194	$—	$ 15,478	$15,478	$6,866	1964	1985		5-39
Pacific Business News Building	Hawaii	11,933	4,044	3,752	5,111	4,069	8,838	12,907	2,838	1964	1996	(C)	5-39
Davies Pacific Center	Hawaii	95,000	15,125	40,812	5,446	15,155	46,228	61,383	8,261	1972	2003		3-34
Pan Am Building	Hawaii	60,000	6,706	23,154	3,717	6,706	26,871	33,577	4,184	1969	2003		4-46
City Square	Arizona	54,043	10,664	22,042	12,559	10,624	34,641	45,265	5,194	1961/'65/'71	2005		2-40
Sorrento Technology Center	California	11,800	4,891	8,184	723	4,891	8,907	13,798	828	1984	2005		5-35
First Insurance Center	Hawaii	52,000	7,189	34,910	1,838	7,189	36,748	43,937	2,471	1983	2005		5-41

Total		$288,717	$48,619	$140,138	$37,588	$48,634	$ 177,711	$226,345	$30,642

(A)	Includes building and improvements, land improvements, furniture, fixtures and equipment.

(B)	Represents the year in which the property was first placed in service.

(C)	50% interest acquired in February 1996, 16.66% interest in January 2001, and remaining 33.34% interest acquired in October 2004.

Combined Entities
Schedule III
Real Estate and Accumulated Depreciation
For the Years Ended December 31, 2007 and 2006
(in thousands)
The following is a reconciliation of real estate and accumulated depreciation:

	2007	2006

Real Estate Properties:
Balance, beginning of year	$219,001	$206,299
Improvements	10,136	13,590
Write off of property	(2,792)	(888)

Balance, end of year	$226,345	$219,001

Accumulated depreciation:
Balance, beginning of year	$24,847	$17,613
Depreciation	8,368	8,009
Write off of property	(2,573)	(775)

Balance, end of year	$30,642	$24,847

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Arizona Land Income Corporation:
We have audited the accompanying balance sheet of Arizona Land Income Corporation as of December 31, 2007 and the related statements of operations, stockholders’ equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arizona Land Income Corporation as of December 31, 2007, and the results of its operations and cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States.
/s/ EPSTEIN, WEBER & CONOVER, PLC
Scottsdale, Arizona
January 30, 2008

ARIZONA LAND INCOME CORPORATION
BALANCE SHEET
DECEMBER 31, 2007

ASSETS:
Cash and cash equivalents	$2,229,538
Investments
Available for sale securities	1,591,033
Land held for sale	55,890

Total investments	1,646,923

TOTAL ASSETS	$3,876,461

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$540,982
Dividends payable	92,551

Total liabilities	633,533

STOCKHOLDERS’ EQUITY:
Class A common stock, $.10 stated value, 10,000,000 shares authorized, 1,851,025 shares issued and outstanding	185,103
Class B common stock, $.10 stated value, 10,000 shares authorized, 100 shares issued and outstanding	10
Additional paid-in capital	21,670,997
Unrealized loss on marketable securities — net	(212,472)
Distributions in excess of earnings	(18,400,710)

Total stockholders’ equity	3,242,928

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,876,461

The accompanying notes are an integral part of these financial statements.

ARIZONA LAND INCOME CORPORATION
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
INCOME:
Interest income on mortgages	$51,367	$349,954
Income on trading securities	149,698	94,754
Income on available for sale securities	35,815	—

Total income	236,880	444,708

EXPENSES:
Property taxes	—	32
Professional services	282,720	120,795
General and administration	104,433	61,627
Director’s fees	33,600	34,800
Reserve for loss	—	105,506

Total expenses	420,753	322,760

INCOME (LOSS) BEFORE GAIN ON SALE OF PROPERTIES AND INCOME TAX EXPENSE	(183,873)	121,948

GAIN ON SALE OF PROPERTIES, net	—	3,567,735

INCOME (LOSS) BEFORE INCOME TAXES	(183,873)	3,689,683
INCOME TAXES	500,167	8,224

NET INCOME (LOSS)	$(684,040)	$3,681,459

NET INCOME (LOSS) PER SHARE:	$(0.37)	$1.99

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:	1,851,125	1,851,125

The accompanying notes are an integral part of these financial statements.

ARIZONA LAND INCOME CORPORATION
STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE
YEARS ENDED DECEMBER 31, 2007 AND 2006

			Additional	Distributions in	Other
			Paid-in	Excess of	Comprehensive
	Common Stock		Capital	Earnings	Income	Total
	Shares	Amount
BALANCE, December 31, 2005	1,851,125	$185,113	$21,670,997	$(18,899,244)	$—	$2,956,866
Dividends declared	—	—	—	(2,406,334)	—	(2,406,334)
Net income	—	—	—	3,681,459	—	3,681,459

BALANCE, December 31, 2006	1,851,125	$185,113	$21,670,997	$(17,624,119)	$—	$4,231,991
Dividends declared	—	—	—	(92,551)	—	(92,551)
Unrealized loss on available for sale securities	—	—	—	—	(212,472)	(212,472)
Net loss	—	—	—	(684,040)	—	(684,040)

BALANCE, December 31, 2007	1,851,125	$185,113	$21,670,997	$(18,400,710)	$(212,472)	$3,242,928

The accompanying notes are an integral part of these financial statements.

ARIZONA LAND INCOME CORPORATION
STATEMENTS OF CASH FLOWS FOR THE
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(684,040)	$3,681,459
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of land	—	(3,567,735)
Reserve for loss on sale of note receivable	—	105,506
Gain on sale of trading securities
Changes in assets and liabilities:
Realized gain on trading securities	(126,263)	(18,817)
(Increase) decrease in accrued interest receivable	67,550	(25,008)
Increase in accounts payable and other liabilities	14,882	5,637
Increase in income taxes payable	500,234	—

Net cash provided by (used for) operating activities	(227,637)	181,042

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of mortgage note receivable	3,411,346	—
Purchase of trading securities	(7,250,530)	(2,499,935)
Proceeds from sale of trading securities	9,176,895	2,049,310
Purchase of available-for-sale securities	(1,803,504)
Collection of note receivable	—	1,783,209
Investment in note receivable	—	(70,337)

Net cash provided by investing activities	3,534,207	1,262,247

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of dividends	(1,851,025)	(740,412)

Net cash used for financing activities	(1,851,025)	(740,412)

INCREASE IN CASH AND CASH EQUIVALENTS	1,455,545	702,877

CASH AND CASH EQUIVALENTS, beginning of year	773,993	71,116

CASH AND CASH EQUIVALENTS, end of year	$2,229,538	$773,993

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Dividends declared in excess of dividends paid	$92,551	$1,665,922

Income taxes paid	$—	$8,224

The accompanying notes are an integral part of these financial statements.

ARIZONA LAND INCOME CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
1. ORGANIZATION AND OPERATIONS
Arizona Land Income Corporation (the “Company”) was incorporated in the State of Arizona on March 10, 1988 as a wholly owned subsidiary of YSP Holdings, Inc. and completed an initial public offering on June 13, 1988. The net proceeds of the initial public offering of $25,808,600 were used to acquire and originate mortgage loans secured by unimproved real property located primarily in the Phoenix, Arizona metropolitan area. Such loans included mortgage loans secured or collateralized by first mortgages, first deeds of trust and real property subject to agreements for sale and subdivision trusts (“First Mortgage Loans”). From its inception until December 31, 1991, the Company purchased interests totaling $34,120,000 in twenty First Mortgage Loans. Since January 1, 1992, the Company has purchased only two First Mortgage Loans, and currently has a policy to not make new loans.
The Company has two classes of common stock, Class A and Class B. The Class A shares are listed for trading on the American Stock Exchange.
As disclosed in the Company’s prospectus used in connection with the Company’s 1988 initial public offering, the Company’s intent at the time of the public offering was to dissolve within approximately eight years after the date of such offering.
For the past several years, we have been liquidating our loan and land holdings and returning capital to our shareholders through regular and special dividends. In the second quarter ended June 30, 2004, we sold our remaining holdings (with the exception of a small .01 acre parcel) of approximately 280 acres related to Loan No. 6.
In January 2005, we engaged Peacock, Hislop, Staley & Given, Inc., a financial advisor (“PHS&G”), to assist in developing and evaluating strategic alternatives available to the Company to enhance shareholder value. Alternatives that were being considered included a change of business plan for the Company, a merger or sale of the Company, a combination of these, or the decision to take no action other than the completion of the liquidation of the Company.
On October 3, 2006, the Company announced that it had entered into a definitive agreement (the “Master Agreement”) whereby it would acquire the West Coast office portfolio of POP Venture, LLC, a Delaware limited liability company affiliated with The Shidler Group, and reincorporate in Maryland under the name Pacific Office Properties Trust, Inc. (“Pacific Office Properties”).
Under the agreement governing the transactions forming Pacific Office Properties, ownership interests in nine Class A office properties located in Honolulu, San Diego and Phoenix with a gross asset value of approximately $563 million will be contributed to an umbrella partnership (“UPREIT”) to be formed by the Company, in exchange for limited partnership interests in the UPREIT and an unsecured promissory note in the principal amount of $12 million. Although the Company’s common stock will remain outstanding after the transaction, the UPREIT will issue common and preferred partnership interests, which will be exchangeable in the future for shares of the Company’s common stock. As part of the formation of Pacific Office Properties, and in addition to the previously announced subscription, Pacific Office Properties will issue 180,000 shares of common stock at a negotiated price of $7.50 per share and grant options to purchase up to 500,000 shares of common stock at a price of $7.50 per share to designees of POP Venture, LLC.
Pacific Office Properties will be externally managed by Pacific Office Management, Inc., an affiliate of The Shidler Group and will own interests in properties comprising approximately 2.4 million square feet of office space.

The Company’s shareholders approved the transactions with Pacific Office Properties and related matters at the Company’s annual meeting which was held on January 14, 2008. See Note 8, Recent Events.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cash and Cash Equivalents: Investments with an original maturity of less than 90 days when purchased are considered cash equivalents. On occasion, the Company may have deposits with financial institutions in excess of governmental insured limits. Deposits in excess of those limits totaled $2,128,587 at December 31, 2007.
Trading Securities: U.S. Treasury Notes and debt securities of other governmental agencies with original maturities of 120 days or more are classified as trading securities upon acquisition and recorded at amortized cost which approximates fair value. Gains and losses are included in income on trading securities in the accompanying statements of operations. Substantially all income from trading securities for the years ended December 31, 2007 and 2006 resulted from interest earned on debt securities.
Available for Sale Securities: Available-for-sale securities consist of equity securities and are carried at fair value based on quoted market prices. Unrealized gains and losses are recorded within accumulated other comprehensive income, a component of stockholders’ equity, and totaled $212,472 at December 31, 2007. The aggregate fair value of available-for-sale securities as of December 31, 2007 was $1,591,033. The cost of securities sold is based on the specific identification method. There were no sales of available-for-sale securities during the year ended December 31, 2007. Available-for-sale securities consisted of the following at December 31, 2007:

	Cost	Fair Value	Unrealized
Common Stocks	$334,768	$326,450	$(8,318)
Preferred Stocks	1,468,737	1,264,583	(204.154)

	$1,803,505	$1,591,033	$(212,472)

Management evaluates available for sale securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Based on management’s evaluation, the decline in value is deemed to be temporary.
Revenue Recognition: Revenue from land sales is recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 66, Accounting for Sales of Real Estate, which requires that there is a valid sales contract, an adequate down payment, a reasonable likelihood that any related receivable will be collected and that all conditions precedent to the closing have been performed.
Interest income from mortgage notes receivable is recognized using the interest method. Accrual of interest income is suspended when a loan is contractually delinquent for ninety days or more. The accrual is resumed when the loan becomes current, and past-due interest income is recognized at that time. In addition, a detailed review of commercial loans will cause earlier suspension of interest accrual if collection is deemed doubtful. The Company sold its mortgage note receivable in February 2007.
Income Taxes and REIT Status: The Company has elected treatment as a real estate investment trust (“REIT”) under Internal Revenue Code (“IRC”) Sections 856-860. A REIT is taxed in the same manner as any corporation except that it may deduct certain qualifying distributions made to shareholders and reduce or eliminate any potential income taxes. This distribution deduction must be at least 90% of the REIT’s taxable income.
In addition, certain expenses or reserves for financial reporting purposes are not allowed as current tax deductions. Similarly, the Company may take certain current deductions for tax purposes that are not current expenses for financial reporting purposes. As a result of these differences, taxable income before deductions for dividends paid totaled $1,326,270 and $1,306,175 in the years ended December 31, 2007 and 2006, respectively. The most significant book/tax difference in the year ended December 31, 2007 is the installment method accounting for the land sale for tax purposes of $559,597, The most significant book/tax difference in the year ended December 31, 2006 is the installment method accounting for the land sale for tax purposes, and the reserve for loss on sale of note receivable. The Company utilized a net operating loss carryforward of $476,640 during the year ended December 31, 2007. There are no remaining net operating losses carryforwards for federal income tax purposes available to offset future taxable income at December 31, 2007.
Income Per Common Share: Income per common share is computed based upon the weighted average number of shares of common stock outstanding during the year. There are no stock options, warrants or other common stock equivalents outstanding at December 31, 2007 and 2006.
Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Impairment of Long-lived Assets: The Company assesses long-lived assets for impairment in accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that the Company assess the value of a long-lived asset whenever there is an indication that its carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value. For purposes of these tests, long-lived assets must be grouped with other assets and liabilities for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. No long-lived assets were impaired during the years ended December 31, 2007 and 2006.
Recently Issued Accounting Pronouncements:
In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140 (“FASB No. 156”). FASB No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. FASB No. 156 is effective for years beginning after September 15, 2006. The Company does not believe FASB No. 156 will have a material effect on the Company’s financial statements.
In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company incurred no material impact of implementing this new pronouncement
In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“FASB No. 157”). FASB No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance on consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.
In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. A registration payment arrangement is defined in FSP EITF 00-19-2 as an arrangement with both of the following characteristics: (1) the arrangement specifies that the issuer will endeavor (a) to file a registration statement for the resale of specified financial instruments and/or for the resale of equity shares that are issuable upon exercise or conversion of specified financial instruments and for that registration statement to be declared effective by the US SEC within a specified grace period, and/or (b) to maintain the effectiveness of the registration statement for a specified period of time (or in perpetuity); and (2) the arrangement requires the issuer to transfer consideration to the counterparty if the registration statement for the resale of the financial instrument or instruments subject to the arrangement is not declared effective or if effectiveness of the registration statement is not maintained. FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. We do not expect the adoption of FSP EITF 00-19-2 to have a material impact on our consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for us on January 1, 2008. We are currently evaluating the impact of adopting SFAS 159 on our financial position, cash flows, and results of operations.
3. CONCENTRATION OF CREDIT RISK
The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of available-for-sale securities that are concentrated in equity securities of commercial real estate entities. The Company’s investment policy limits its overall exposure to concentrations of credit risk.
4. MORTGAGE NOTE RECEIVABLE
In May 2004, the Company received a mortgage note receivable as partial consideration for the Company’s sale of the property associated with Loan No. 6. The Company sold its remaining holdings of approximately 280 acres in Maricopa County, Arizona on May 10, 2004. The transaction was effected through cash and a note receivable due from the buyer. The Company’s proportionate share of the net purchase price was approximately $6,822,000. The carrying value of the property was approximately $2,176,000, resulting in a gain of $4,641,000. The Company received cash of $1,588,000 and a note of $5,229,000. The terms of the note were for interest-only monthly installments commencing in June 2004 through May 2009 when the full principal balance becomes due and payable. The face value of the note was $6,300,000 and carried interest at the floating prime lending rate. The Company recorded its proportionate share of the note as a receivable. The mortgage receivable was collateralized by the underlying property. Initially, because the mortgage note receivable called for interest only payments, those scheduled payments did not meet the level annual payment that would be needed to pay the principal and interest on the unpaid balance over 20 years using a fair interest rate. Therefore, a portion of the gain had been deferred using the installment method of accounting. Of the $4,648,000 gain, $3,567,000 was deferred and $1,081,000 was recognized in the year ended December 31, 2004. On July 1, 2006, the Company received $1,783,208 from the maker of its mortgage note receivable as a payment to release 80 acres of the 280 acres securing the loan. The deferred gain of $3,567,000 was recognized in the year ended December 31, 2006 due to principal payments on the note being paid in advance of the originally scheduled payment dates. The accelerated payments were sufficient to allow full accrual of the gain under SFAS No. 66.
On July 10, 2006, the Company purchased an additional 1.76% interest in its mortgage note receivable for total consideration of approximately $70,500. This purchase increased the Company’s interest in the mortgage note receivable from 86.47% to 88.23%.
In connection with the sale of the property, the broker agreed to defer payment of 50% of the commission due under the broker’s agreement. There was a note payable to the broker with a face value of $252,000. The promissory note payable had terms identical to that of the mortgage note receivable — interest only at the prime rate and due in full in May 2009. Payments on the note payable were only due from proceeds of the payments from the mortgage note receivable. Because such payments were only due from the proceeds of the mortgage note receivable, the balance of the promissory note payable was netted against the gross balance of the note receivable.
In February 2007, the Company sold its interest in the note receivable to a related party for $3,411,346 and the broker note payable was repaid. The sale of the note was a requirement of the pending transaction with The Shidler Group, discussed in Note 1, and was approved by a Special Committee of our Board of Directors. The sales price represented a discount of approximately 3% from the face value of the note receivable. The Company recorded a reserve for loss on sale of $105,506 in December 2006.
5. RELATED PARTY TRANSACTIONS
The Company is a party to the following agreements with affiliates who share common management and directors with the Company:
ALI Advisor Inc. — We are currently advised by ALI Advisor, Inc. (“ALI”) and expect to continue to be so advised until the consummation of the transaction with the Shidler Group, at which time our advisory with ALI agreement will be terminated and we will enter into a new advisory agreement with a new advisor. Per the terms of the advisory agreement, the Company is to pay a quarterly advisory fee of 30% of available cash in any quarter in which the cumulative return to investors is in excess of 12.7%. The Company is also required to pay a quarterly servicing fee for servicing loans of 1/16 of 1% of total assets, as defined. In addition, certain other overhead expenses may be paid. During the years ending December 31, 2007 and 2006, no fees were incurred under the advisory agreement.
Peacock, Hislop, Staley & Given, Inc. — The Company utilizes PHS&G on certain investment transactions involving excess cash. The fees paid for these services have historically been immaterial.
In February 2007, the Company sold its note receivable to PHS&G for $3,411,346 (see Note 4).
Director’s fees totaling $33,600 for the year ended December 31, 2007 and $34,800 for the year ended December 31, 2006 were paid to independent directors for board services.

6. DIVIDENDS
Dividends on the Company’s Class A common stock for years ended December 31, 2007 and 2006, are as follows:

Date Declared	Per Share	Amount
December 21, 2007	$0.05	$92,551
Total 2007	$0.05	$92,551
March 8, 2006	0.10	185,103
June 8, 2006	0.10	185,103
September 13, 2006	0.10	185,103
December 1, 2006	1.00	1,851,025

Total 2006	$1.30	$2,406,334
For the years ended December 31, 2007 and 2006, 100% and 91% of the dividends declared represented distributions of capital gain income. For the year ended December 31, 2007, the Company had undistributed capital gain income of $559,597 and incurred capital gain and state taxes of $464,839 and 35,695, respectively.
Consistent with applicable requirements under state and federal law, each of the Company’s shareholders of record as of December 31, 2007 has been allocated a pro rata portion of the Company’s net capital gain, and each such shareholder will be required to include the allocated amount for purposes of calculating the shareholder’s 2007 taxable income. Each of the Company’s shareholders of record as of December 31, 2007 has also been allocated a refundable federal income tax credit equal to a pro rata portion of the federal corporate income tax paid by the Company.
7. LAND HELD FOR SALE
Land held for sale at December 31, 2007 consisted of the following:

Loan		Company’s	Carrying
Number	Property Description	Participation	Value
17	.01 acres — Southwest corner of I-17 and Deer Valley Road, Phoenix, Arizona	100%	$55,890
8. RECENT EVENTS.
On January 14, 2008, the Company’s shareholders approved the transactions contemplated by the Master Agreement (the “Transactions”). The Transactions include the contribution of all the Company’s assets to the UPREIT, the sale and issuance of the common stock and common and convertible preferred units of the UPREIT, approval of an advisory agreement between Pacific Office Properties, the UPREIT and Pacific Office Management, Inc., reincorporation of the Company in Maryland, the adoption of a new charter and bylaws, and other related matters.
Pacific Office Properties will adopt The Shidler Group’s institutional joint-venture initiatives, which focus on acquiring, owning and operating value-added and core commercial real estate in partnership with institutional co-investors.
The transactions approved by the Company’s shareholders closed during the first quarter of 2008.

Pacific Office Properties Trust, Inc.
     Unaudited Pro Forma Consolidated Financial Statements
          On March 19, 2008, Arizona Land Income Corporation, an Arizona corporation (“AZL”), and POP Venture, LLC, a Delaware limited liability company (“Venture”), consummated the transactions (the “Transactions”) contemplated by that certain Master Formation and Contribution Agreement, dated as of October 3, 2006, as amended (the “Master Agreement”). As part of the Transactions, in order to effect a change in AZL’s state of incorporation, AZL merged with and into its wholly-owned subsidiary (the “Reincorporation”), Pacific Office Properties Trust, Inc., a Maryland corporation (“POPT”), with POPT as the surviving corporation. As contemplated by the Master Agreement, substantially all of the assets and certain liabilities of AZL and substantially all of the commercial real estate assets and related liabilities of Venture were contributed to a newly formed umbrella partnership, Pacific Office Properties, L.P., a Delaware limited partnership (the “Operating Partnership” or “UPREIT”), in which POPT and Venture became the sole general partner and a limited partner in the UPREIT, respectively. The commercial real estate assets of Venture contributed to the UPREIT consisted of eight office properties and a 7.5% joint venture interest in one office property, including rights to manage its day-to-day operations, comprising approximately 2.4 million square feet of rentable area in the Honolulu, San Diego and Phoenix metropolitan areas (the “Contributed Properties”).
          POPT determined that the commercial real estate assets contributed by Venture were not under common control. Therefore, in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations, the entity with the largest equity balance in the UPREIT following the Transactions, Waterfront Partners OP, LLC (“Waterfront”), was designated as the acquiring entity in the business combination for financial accounting purposes.
          The unaudited pro forma condensed consolidated statement of operations of POPT for the twelve months ended December 31, 2007 is derived from the financial statements of AZL, Waterfront and an aggregation for accounting purposes of the combined ownership and operations of seven wholly-owned office properties and a 7.5% minority interest in one office property (the “Combined Entities”). Also included is the pro forma equity of POPT, through the Operating Partnership, in losses of two joint venture acquisitions that occurred during 2008. The first acquisition occurred between April 30, 2008 and June 19, 2008 and is a 32.167% managing ownership interest in the “POP San Diego I Joint Venture,” which is comprised of an aggregation for accounting purposes of the combined ownership and operations of seven commercial office buildings located in San Diego, as described below. The second acquisition occurred on August 14, 2008 and is a 10% managing ownership interest in the “SoCal II Joint Venture,” which is comprised of 15 office and flexible use buildings, totaling over 1,000,000 rentable square feet, situated on seven properties in Los Angeles, Orange and San Diego counties in Southern California. The purchase price for the SoCal II Joint Venture was approximately $4.24 million, payable in the form of a subordinated note issued by the Operating Partnership. The promissory note accrues interest at 7% per annum and has a maturity date of August 31, 2013. The investments in the POP San Diego I Joint Venture and SoCal II Joint Venture are accounted for under the equity method of accounting, as if POPT had acquired the ownership interests on January 1, 2007.
          The unaudited pro forma condensed consolidated statement of operations of POPT for the nine months ended September 30, 2008 is derived from the financial statements of AZL, Waterfront and the Combined Entities for the period from January 1, 2008 through March 19, 2008 and the consolidated results of operations of POPT for the period from March 20, 2008 through September 30, 2008 and the equity of POPT in losses of a 32.167% managing ownership interest in the POP San Diego I Joint Venture and a 10% managing ownership interest in the SoCal II Joint Venture, as if POPT had acquired the ownership interests on January 1, 2008.
          POPT’s unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements of POPT for the twelve months ended December 31, 2007 and the Condensed and Consolidated Financial Statements for POPT for the three and nine months ended September 30, 2008 and 2007 (See index at F-1). The adjustments to POPT’s pro forma condensed consolidated financial statements are based on available information and assumptions that POPT considers reasonable. POPT’s pro forma condensed consolidated financial statements do not purport to (1) represent the results of POPT’s operations that would have actually occurred had the transactions occurred on January 1, 2007 or January 1, 2008, or (2) project POPT’s results of operations for any future period, as applicable.
          The acquisition of a 32.167% managing ownership interest in the POP San Diego I Joint Venture took place in three separate transactions. POPT has determined that the three acquisitions, although individually insignificant, are related and significant in the aggregate. A more detailed description of each of these three acquisitions is as follows:

          On April 30, 2008, following the exercise of an option granted to POPT by Venture and its affiliates as part of the Transactions (the “Option”), POPT consummated the acquisition through the Operating Partnership of a 32.167% managing ownership interest in POP San Diego I Joint Venture, which held a portfolio of three commercial office buildings totaling approximately 54,000 rentable square feet located in San Diego, California. POPT acquired the ownership interest pursuant to the Option and assumed the rights and obligations of Shidler West Investment Partners, L.P., a California limited partnership (“SWIP”), an affiliate of The Shidler Group under a previously executed purchase and sale agreement. The acquisition price for the ownership interest was $2.6 million. POPT’s purchase price was funded by issuing approximately 396,500 common units of the UPREIT (the “Common Units”). The Common Units were valued at $6.5589 per unit. POPT accounted for the issuance of the Common Units in accordance with EITF No. 99-12.
          On May 30, 2008, the POP San Diego I Joint Venture consummated the acquisition of two commercial office buildings totaling approximately 49,000 rentable square feet located in San Diego, California (the “Scripps Ranch Business Park”). Pursuant to the terms of the Option, the POP San Diego I Joint Venture assumed the rights and obligations of SWIP under the purchase and sale agreement. The POP San Diego I Joint Venture acquired the Scripps Ranch Business Park for approximately $2.8 million in cash, including customary closing costs, and the assumption of approximately $5.3 million of existing mortgage indebtedness.
          On June 19, 2008, the POP San Diego I Joint Venture acquired two commercial office buildings totaling approximately 81,000 rentable square feet located in San Diego, California. Pursuant to the terms of the Option, the POP San Diego I Joint Venture assumed the rights and obligations of SWIP, under the respective purchase and sale agreements. The acquisition price for such buildings was approximately $19.15 million including assumption of approximately $12.7 million of mortgage debt and customary closing costs. POPT funded its portion of the purchase price with the Operating Partnership issuing approximately 327,000 Common Units. The Common Units were valued at $6.8107 per unit. POPT accounted for the issuance of Common Units in accordance with EITF No. 99-12. The remaining $4.2 million is primarily comprised of $3.7 million in cash paid by other members of the POP San Diego I Joint Venture.

Pacific Office Properties Trust, Inc.
Pro Forma Condensed Consolidated Statement of Operations
For the twelve months ended December 31, 2007
(in thousands, except share and per share data)
(unaudited)

	ARIZONA							PRO FORMA
	LAND			ACQUISITION OF		OTHER PRO		ACQUISITIONS		CONSOLIDATING
	INCOME		COMBINED	COMBINED		FORMA		OF JOINT		PRO FORMA		PRO FORMA
	CORP.	WATERFRONT	ENTITIES	ENTITIES		ADJUSTMENTS		VENTURES		ADJUSTMENTS		CONSOLIDATED

Revenue:
Rental	$—	$12,505	$26,403	$2,326	(A)	$—		$—		$—		$41,234
Tenant reimbursements	—	4,922	5,525	—		—		—		—		10,447
Parking	—	2,569	14,338	—		—		—		—		16,907
Interest and other	237	164	547	—		—		—		—		948

Total revenue	237	20,160	46,813	2,326		—		—		—		69,536

Operating Expenses:
Rental property operating	—	14,859	25,694	—		—		—		—		40,553
Interest	—	7,227	22,431	(4,717	) (C)	840	(D)	—		297	(H)	26,078
Depreciation and amortization	—	4,272	12,304	4,848	(B)	—		—		—		21,424
Early lease termination costs, net	—	1,538	—	—		—		—		—		1,538
AZL merger transaction costs	132	—	—	—		—		—		(132	) (F)	—
General and administrative	289	390	190	—		—		—		750	(E)	1,619

Total operating expenses	421	28,286	60,619	131		840		—		915		91,212

Income (loss) before equity in net loss of unconsolidated joint ventures, income taxes and minority interests	(184)	(8,126)	(13,806)	2,195		(840)		—		(915)		(21,676)

Equity in net loss of unconsolidated ventures	—	—	(31)	—		—		(1,742	) (G)	—		(1,773)

Income (loss) from continuing operations	(184)	(8,126)	(13,837)	2,195		(840)		(1,742)		(915)		(23,449)
See introduction and notes to the financial statements

Pacific Office Properties Trust, Inc.
Pro Forma Condensed Consolidated Statement of Operations
For the nine months ended September 30, 2008
(in thousands, except share and per share data)
(unaudited)

				ACQUISITION OF		PRO FORMA		CONSOLIDATING PRO
	HISTORICAL	ARIZONA LAND	COMBINED	COMBINED		ACQUISITIONS OF		FORMA		PRO FORMA
	CONSOLIDATED	INCOME CORP.	ENTITIES	ENTITIES		JOINT VENTURES		ADJUSTMENTS		CONSOLIDATED

Revenue:
Rental	$26,401	$3	$6,101	$436	(K)	$—		$—		$32,941
Tenant reimbursements	12,740	—	3,404	—		—		—		16,144
Parking	4,855	—	1,182	—		—		—		6,037
Interest and other	345	18	105	—		—		—		468

Total revenue	44,341	21	10,792	436		—		—		55,590

Operating Expenses:
Rental property operating	26,442	—	5,542	—		—		—		31,984
Interest	17,807	—	4,714	(745	) (M)	—		149	(O)	21,925
Depreciation and amortization	15,503	—	2,629	2,584	(L)	—		—		20,716
General and administrative	15,822	323	86	—		—		162	(J)	16,393
Other	143	—	—	—		—		—		143

Total operating expenses	75,717	323	12,971	1,839		—		311		91,161

Loss before equity in net loss of unconsolidated joint ventures and minority interests	(31,376)	(302)	(2,179)	(1,403)		—		(311)		(35,571)

Equity in net loss of unconsolidated joint ventures	156	—	(18)	—		(292	) (N)	—		(154)

Loss from continuing operations	(31,220)	(302)	(2,197)	(1,403)		(292)		(311)		(35,725)
See introduction and notes to the financial statements

Pacific Office Properties Trust, Inc.
Notes to the Unaudited Pro Forma
Condensed Consolidated Financial Statements
(dollars in thousands)
          AZL, Waterfront and the Combined Entities were part of the Transactions. The amounts reflected for these entities are derived from historical financial information. The adjustments in the pro forma condensed consolidated statements of operations and explanations below are made to reflect the Transactions and the acquisitions of the 10% and 32.167% managing ownership interests in the SoCal II Joint Venture and POP San Diego I Joint Venture, respectively, as if the acquisitions had occurred on January 1, 2007 and 2008. The investment in the POP San Diego I Joint Venture and Socal II Joint Venture are included in POPT’s condensed consolidated balance sheet as of September 30, 2008 filed in POPT’s Quarterly Report on Form 10-Q.
1. Adjustments to the pro forma combined condensed consolidated statement of operations for the twelve months ended December 31, 2007.
     (A) Represents the amortization into rental income of the purchase accounting adjustments related to the Transactions allocated to below-market rent leases.
     (B) Represents the additional depreciation expense and amortization of intangibles as a result of the purchase accounting adjustments related to the Transactions. These amounts were determined based on management’s evaluation of the estimated useful lives of real estate properties and the intangibles. The following useful lives were used to determine the pro forma adjustments. Management considered the length of time a real estate property had been in existence, the maintenance history as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life, in determining the lives.

Building and improvements	18 to 46 years
Tenant improvements	Remaining lease term
Furniture, fixtures, and equipment	3 to 7 years
Lease intangibles	Remaining lease term
     (C) Represents the elimination of interest expense related to the Clifford Center (formerly known as City Center) loan that was not assumed in the Transactions.
     (D) Represents twelve months of interest expense on the $12,000 note payable to Venture relating to the acquisition of the City Square property, which was one of the Combined Entities acquired in the Transactions.
     (E) Represents the base management fee (of $1.5 million), net of certain direct costs up to $750, paid to Pacific Office Management, Inc., the external advisor of the Company and the Operating Partnership.
     (F) Represents the elimination of transaction costs incurred by AZL in connection with the Transactions.
     (G) Management has recorded entries in the accompanying unaudited pro forma condensed consolidated financial statements to reflect its investment in two joint ventures in which POPT, through the Operating Partnership, has managing ownership interests. Revenues and certain expenses of the SoCal II Joint Venture and POP San Diego I Joint Venture are based on the audited consolidated and combined, respectively, statement of revenues and certain expenses for the twelve months ended December 31, 2007 and management’s estimate of depreciation and amortization expense, interest expense and management fees for that same period. POPT’s share of the equity in net loss of the SoCal II Joint Venture and POP San Diego I Joint Venture, through the Operating Partnership, for the twelve months ended December 31, 2007 is as follows:

	SoCal II Joint	POP San Diego I
	Venture	Joint Venture	Total
Revenues in excess of certain expenses	$10,129	$3,007	$13,136

Depreciation and amortization [1]	(10,218)	(2,900)	(13,118)
Interest expense (Note 4)	(8,825)	(2,442)	(11,267)

Management fees [2]	(466)	(165)	(631)

Net loss	(9,380)	(2,500)	(11,880)
Ownership interests percentage	10.0%	32.167%

Equity in net loss	$(938)	$(804)	$(1,742)

1     Have been calculated in accordance with the assumptions described in note 1 (B).
2     Have been calculated in accordance with the operating agreements using 3% and 4% of revenues for SoCal II and POP San Diego I joint ventures, respectively.
     (H) Represents interest expense on $4.24 million subordinated note at 7% per annum issued by the Operating Partnership for the purchase of the SoCal II Joint Venture.
2. Adjustments to the pro forma condensed consolidated statement of operations for the nine months ended September 30, 2008.
     (J) Represents the base management fee (of $1.5 million per annum), net of certain direct costs up to $750 paid to Pacific Office Management, Inc., the external advisor of the Company and the Operating Partnership.
     (K) Represents the amortization into rental income of the purchase accounting adjustments related to the Transactions allocated to below-market rent leases, which are amortized over the life of the respective lease.
     (L) Represents the additional depreciation expense and amortization of intangibles as a result of the purchase accounting adjustments related to the Transactions. These amounts were determined based on management’s evaluation of the estimated useful lives of real estate properties and the intangibles. The following useful lives were used to determine the pro forma adjustments. Management considered the length of time a real estate property had been in existence, the maintenance history as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life, in determining the lives.

Building and improvements	18 to 46 years
Tenant improvements	Remaining lease term
Furniture, fixtures, and equipment	3 to 7 years
Lease intangibles	Remaining lease term
     (M) Represents the elimination of $926 interest expense related to the Clifford Center (formerly known as City Center) loan that was not assumed in the Transactions, partially offset by $181, which represents 79 days of interest expense on the $12,000 note payable to Venture relating to the acquisition of the City Square property, which was one of the Combined Entities acquired in the Transactions.
     (N) Management has recorded entries in the accompanying unaudited pro forma condensed consolidated financial statements to reflect its investment in two joint ventures in which POPT, through the Operating Partnership, has managing ownership interests. Revenues and certain expenses of the SoCal II Joint Venture and POP San Diego I Joint Venture are based on the unaudited consolidated and combined, respectively, statement of revenues and certain expenses and management’s estimates of depreciation and amortization expense, interest expense and management fees for those same periods. POPT’s share of the equity in net loss of the SoCal II Joint Venture and POP San Diego I Joint Venture, through the Operating Partnership, for the nine months ended September 30, 2008 is as follows:

	SoCal II Joint	POP San Diego I
	Venture	Joint Venture	Total
Revenues in excess of certain expenses	$9,226	$2,265	$11,491

Depreciation and amortization [3]	(7,319)	(2,189)	(9,508)
Interest expense (Note 4)	(6,608)	(1,829)	(8,437)

Management fees [4]	(379)	(127)	(506)

Net loss	(5,080)	(1,880)	(6,960)
Ownership interest percentage [5]	10.0%	32.167%

Equity in net income (loss)	357	(574)	(217)
Equity in net income, as reported	131	(56)	75

Pro forma adjustment	$226	$(518)	$(292)

[3]	Have been calculated in accordance with assumptions described in note 2(L).

[4]	Have been calculated in accordance with the operating agreements using 3% and 4% of revenues for SoCal II and POP San Diego joint ventures, respectively.

[5]	Have been calculated using the Hypothetical Liquidation at Book Value method, which results in the pickup of income for SoCal II due to the factoring of unpaid base returns.
     (O) Represents interest expense on $4.24 million subordinated note at 7% per annum issued by the Operating Partnership for the purchase of the SoCal II Joint Venture.

3. Calculation of interest expense for the nine months ended September 30, 2008 and twelve months ended December 31, 2007.

				For the nine	For the twelve
				months ended	months ended
SoCal II Joint Venture	Prinicipal	Interest Rate		September 30, 2008	December 31, 2007

Portfolio loan	$133,500	5.75%		$5,747	$7,676
Carlsbad senior loan	16,500	6.88	% [6]	850	1,135

	$150,000			$6,597	$8,811

Loan fee amortization				11	14

Total interest expense				$6,608	$8,825

[6]	Interest rate is floating, based on 1 month LIBOR at September 30, 2008 + 295 basis points, a fluctuation in the LIBOR rate of plus or minus 12 basis points would result in an increase or decrease in income from continuing operations of $15 and $20 for the nine months ended September 30, 2008 and the twelve months ended December 31, 2007, respectively.

			For the nine	For the twelve
			months ended	months ended
POP San Diego I Joint Venture	Prinicipal	Fixed Rate	September 30, 2008	December 31, 2007

Carlsbad B	$1,929	5.58%	$81	$108
Palomar Heights	10,752	5.58%	449	600
Scripps	5,283	5.44%	215	287
Torrey Carlsbad A&C	10,750	6.25%	503	672
HAR-BUIE Mezz, LLC	4,250	12.00%	382	510

	$32,964		$1,630	$2,177
Loan fee amortization			104	139
Debt premium amortization			95	126

Total interest expense			$1,829	$2,442

Pacific Office Properties Trust, Inc.
Up to $350,000,000 shares of
Senior Common Stock

                , 2009
          You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by Pacific Office Properties Trust, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct of any time subsequent to the date of this prospectus.
          Until                          , 20  , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as soliciting dealers with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31. Other Expenses of Issuance and Distribution
          The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby.

Payable by
Registrant
SEC registration fee	$13,755
FINRA filing fee	*
Accounting fees and expenses	*
Sales and advertising expenses	*
Legal fees and expenses	*
Printing expenses	*
Transfer agent fees and administrative services related to the issuance of shares in the offering	*
Miscellaneous fees and expenses	*

Total	$ *

*   To be provided by amendment
Item 32. Sales to Special Parties
     Not applicable.
Item 33. Recent Sales of Unregistered Securities
          As part of the Transactions, on the Effective Date the Company sold an aggregate of 1,180,000 shares of its Common Stock to designees of POP Venture for an aggregate purchase price of $6,350,000. As part of this sale, 1,000,000 shares of Common Stock were issued to an individual and five entities, including an entity controlled by Jay H. Shidler, at a price of $5.00 per share, or $5,000,000 in the aggregate, and 180,000 shares of Common Stock were issued to a single entity at a price of $7.50 per share, or $1,350,000 in the aggregate. The issuance of the shares of Common Stock was effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and Rule 506 promulgated thereunder, as the offering was made only to qualifying investors and on terms negotiated as an integral part of the Transactions.
          The Company also granted to POP Venture an option to purchase up to 500,000 shares of Common Stock at a price of $7.50 per share, which option is exercisable for three months after the Effective Date. The issuance of the option was effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and Rule 506 promulgated thereunder, as the offering was made to a qualifying investor and on terms negotiated as an integral part of the Transactions. POP Venture did not exercise this option.
          On the Effective Date, the Company also issued to the Advisor, in return for $100, a share of newly-created proportionate voting preferred stock (the “Proportionate Voting Preferred Stock”) entitling the Advisor to vote on all matters for which stockholders of the Company are entitled to vote. The rights of the Proportionate Voting Preferred Stock are set out in Articles Supplementary to the Charter. The number of votes that the Advisor will be entitled to cast in respect of its Proportionate Voting Preferred Stock will initially equal the number of shares of Common Stock of the Company which are issuable upon exchange of UPREIT units that are outstanding on the Effective Date, immediately following the consummation of the Transactions. The Proportionate Voting Preferred Stock represented approximately 94.18% of the Company’s voting power immediately following the consummation of the

Transactions. As units are redeemed at the option of the unitholder, the number of votes attaching to the Advisor’s Proportionate Voting Preferred Stock will be decreased by an equivalent amount. The Advisor will not be entitled to any regular or special dividend payments or other distributions on its Proportionate Voting Preferred Stock. The Advisor has agreed in the Advisory Agreement to cast the votes of the Proportionate Voting Preferred Stock in direct proportion to the votes that are cast by holders of the underlying UPREIT units. The issuance of the share of Proportionate Voting Preferred Stock was effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and Rule 506 promulgated thereunder, as the offering was made to a qualifying investor and on terms negotiated as an integral part of the Transactions.
Item 34. Indemnification of Directors and Officers
          In Maryland, reasonable expenses may be advanced to a director, or to an officer, employee, or agent who is not a director to the same extent that they may be advanced to a director unless limited by the charter. Advances to directors, officers, employees, and agents prior to the final adjudication of a proceeding may be generally authorized in the corporation’s charter or bylaws, by action of the board of directors, or by contract. The director, officer, employee, or agent must give to the corporation a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking providing that if it is ultimately determined that the standard of conduct has not been met, said director, officer, employee, or agent will repay the amount advanced.
          Under Maryland law, unless limited by the charter, indemnification is mandatory if a director or officer has been successful on the merits or otherwise in the defense of any proceeding arising from his service as a director or officer unless such indemnification is not otherwise permitted as described in the following sentence. Indemnification is permitted unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.
          Maryland law also provides that, where indemnification is permissible, it must be authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of care described above. Such determination must be made by (i) the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of one or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate; (ii) special legal counsel selected by the board of directors or a committee of the board by vote as set forth in clause (i) or, if the requisite quorum of the full board cannot be obtained and the committee cannot be established, by a majority vote of the full board of directors in which directors who are parties may participate; or (iii) a vote of the shareholders.
          In addition, Maryland law provides that a corporation may not indemnify a director or advance expenses for a proceeding brought by that director against the corporation, except for a proceeding brought to enforce indemnification, or unless the charter, bylaws, resolution of the board of directors, or an agreement approved by the board of directors expressly provides otherwise.
          Our charter provides that we will indemnify our current and former directors and officers, including the advancement of expenses under procedures permitted or required by applicable law, unless it is established under the MGCL that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) he actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful (but in the event of any amendment to the MGCL permitting provide broader indemnification rights than are currently set forth in our charter, such rights would be provided to the fullest extent required or permitted by the MGCL as so amended). Our charter also provides that we may indemnify, including the advancement of expenses under procedures permitted or required by applicable law, our current and former employees and agents as may be authorized by the board of directors in the specific case and permitted by applicable law or our bylaws. However, we will not indemnify any indemnitee in connection with a proceeding initiated by such indemnitee unless such proceeding was authorized by the board of directors pursuant to a resolution approved by a majority of the directors then in office, or where such proceeding is to enforce rights to indemnification or in a contract approved by the board of directors pursuant to a resolution approved by a majority of directors then in office.
Item 35. Treatment of Proceeds from Stock Being Registered
          Not applicable.
Item 36. Financial Statements and Exhibits
          (a) Financial Statements
               See Index to Financial Statements
          (b) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Company (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 25, 2008, (File No. 000-53143) (the “March 25, 2008 Form 8-K”) and incorporated herein by reference).

3.2	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the March 25, 2008 Form 8-K and incorporated herein by reference).

3.3	Articles Supplementary Classifying and Designating Proportionate Voting Preferred Stock (previously filed as Exhibit 3.3 to the March 25, 2008 Form 8-K and incorporated herein by reference).

4.1	Form of Subscription Agreement*

4.2	Dividend Reinvestment Plan*

4.3	Share Redemption Program*

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP*

8.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP, as to tax matters*

10.1	June 13, 1988 Advisory and Servicing Agreement between ALI Advisor, Inc. and the Company (previously filed as Exhibit 10.1 to the Company’s Annual Report of Form 10-KSB filed March 31, 2005, and incorporated herein by reference).

10.2	Indemnification Agreement dated May 12, 1992 between the Company and Robert Blackwell (previously filed as Exhibit 10.2 to the Company’s Annual Report of Form 10-KSB filed March 31, 2005, and incorporated herein by reference).

Exhibit No.	Description

10.3	Indemnification Agreement dated October 1, 1991 between the Company and Burton Freireich (previously filed as Exhibit 10.3 to the Company’s Annual Report of Form 10-KSB filed March 31, 2005, and incorporated herein by reference).

10.4	Master Formation and Contribution Agreement dated October 3, 2006 between the registrant and POP Venture, LLC (previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the Commission on October 3, 2006, and incorporated herein by reference).

10.5	Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement, dated November 2, 2006, between the Company and POP (previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the Commission on November 6, 2006, and incorporated herein by reference).

10.6	Second Amendment to Master Formation and Contribution Agreement, dated December 7, 2006, between the Company and Pacific Office Contributor (previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the Commission on December 11, 2006, and incorporated herein by reference).

10.7	Third Amendment to Master Formation and Contribution Agreement, dated December 7, 2006, between the Company and Pacific Office Contributor (previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the Commission on March 29, 2007, and incorporated herein by reference).

10.8	Fourth Amendment to Master Formation and Contribution Agreement, dated November 9, 2007, between the Company and Pacific Office Contributor (previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Commission on November 13, 2007, and incorporated herein by reference).

10.9	Master Amendment to Contribution Agreements, dated November 9, 2007, between the Company and Pacific Office Contributor (previously filed as Exhibit 10.2 to the Company’s current report on Form 8-K filed with the Commission on November 13, 2007, and incorporated herein by reference).

10.10	Form of Contribution Agreement, dated November 2, 2006, between the Company and Pacific Office Contributor (previously filed as Exhibit 2.1 to the Company’s current report on Form 8-K filed with the Commission on November 6, 2006, and incorporated herein by reference).

10.11	Purchase and Contribution Agreement and Joint Escrow Instructions dated as of February 27, 2008 between 5 Torrey Hills Venture, LLC and Shidler West Investment Partners, LP (previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (File No. 1-09900) (the “2008 3Q Form 10-Q”) and incorporated herein by reference).

10.12	Purchase and Sale Agreement and Joint Escrow Instructions dated as of February 27, 2008 by and among Buie Carlsbad Building A, LLC, Buie Carlsbad Lot 10, LLC and Shidler West Investment Partners, LP (previously filed as Exhibit 10.2 to the 2008 3Q Form 10-Q and incorporated herein by reference).

10.13	Purchase and Sale Agreement and Joint Escrow Instructions dated as of February 27, 2008 by and among Buie Carlsbad Building B LLC and Shidler West Investment Partners, LP (previously filed as Exhibit 10.3 to the 2008 3Q Form 10-Q and incorporated herein by reference).

Exhibit No.	Description

10.14	Purchase and Sale Agreement and Joint Escrow Instructions dated as of February 27, 2008 between Buie Scripps Ranch Office Building LLC and Shidler West Investment Partners, LP (previously filed as Exhibit 10.4 to the 2008 3Q Form 10-Q and incorporated herein by reference).

10.15	Purchase and Contribution Agreement and Joint Escrow Instructions dated as of February 27, 2008 between Buie Carlsbad LLC and Shidler West Investment Partners, LP (previously filed as Exhibit 10.5 to the 2008 3Q Form 10-Q and incorporated herein by reference).

10.16	Membership Interest Purchase Agreement dated as of April 30, 2008 by and among the Pacific Office Properties, L.P., and STIRR Black Canyon, LLC, and POP/BC Mezzanine, L.L.C. (previously filed as Exhibit 10.6 to the 2008 3Q Form 10-Q and incorporated herein by reference).

10.17	Membership Interest Purchase Agreement dated as of May 23, 2008 by and among the Pacific Office Properties, L.P., STIRR USB Towers, LLC and POP/USB Partners, LLC (previously filed as Exhibit 10.7 to the 2008 3Q Form 10-Q and incorporated herein by reference).

10.18	Membership Interest Purchase Agreement dated as of May 23, 2008 by and among the Pacific Office Properties, L.P., STIRR 2155 Kalakaua, LLC and 2155 Mezzanine, LLC (previously filed as Exhibit 10.8 to the 2008 3Q Form 10-Q and incorporated herein by reference).

10.19	First Amendment to Amended and Restated Agreement of Limited Partnership of Pacific Office Properties, L.P. dated as of April 30, 2008 (previously filed as Exhibit 10.9 to the 2008 3Q Form 10-Q and incorporated herein by reference).

10.20	Second Amendment to Amended and Restated Agreement of Limited Partnership of Pacific Office Properties, L.P. dated as of June 19, 2008 (previously filed as Exhibit 10.10 to the 2008 3Q Form 10-Q and incorporated herein by reference).

10.21	Form of Promissory Note (previously filed as Exhibit 10.11 to the 2008 3Q Form 10-Q and incorporated herein by reference).

10.22	Membership Interest Purchase Agreement dated as of August 14, 2008, by and between STIRR SoCal Portfolio II, LLC and Pacific Office Properties, L.P. (previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed August 20, 2008, (File No. 1-09900) and incorporated herein by reference).

10.23	Credit Agreement dated as of August 25, 2008, by and among Pacific Office Properties, L.P., Keybank National Association, and Keybank Capital Markets (previously filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed August 29, 2008, (File No. 1-09900) and incorporated herein by reference).

21.1	List of subsidiaries of the registrant.*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of McGladrey & Pullen, LLP

23.3	Consent of McGladrey & Pullen, LLP

23.4	Consent of Epstein, Weber & Conover, PLC

23.4	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1).*

24.1	Power of Attorney (contained on the signature pages hereto).

*	To be filed by amendment.
Item 37. Undertakings
          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
          The undersigned Registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Monica, state of California, on the 5th day of February, 2009.

PACIFIC OFFICE PROPERTIES TRUST, INC.

By Name	/s/ Dallas E. Lucas Dallas E. Lucas
Title	Chief Executive Officer and Director
POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dallas E. Lucas and James M. Kasim, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jay H. Shidler Jay H. Shidler	Chairman of the Board	February 5, 2009

/s/ Dallas E. Lucas Dallas E. Lucas	Chief Executive Officer and Director (Principal Executive Officer)	February 5, 2009

/s/ James M. Kasim James M. Kasim	Chief Financial Officer (Principal Financial and Accounting Officer)	February 5, 2009

Name	Title	Date

/s/ Michael W. Brennan Michael W. Brennan	Director	February 5, 2009

/s/ Robert L. Denton Robert L. Denton	Director	February 5, 2009

/s/ Clay W. Hamlin Clay W. Hamlin	Director	February 5, 2009

/s/ Paul M. Higbee Paul M. Higbee	Director	February 5, 2009

/s/ Thomas R. Hislop Thomas R. Hislop	Director	February 5, 2009